Exhibit 10.15

EXECUTION VERSION

ABL CREDIT AGREEMENT

among

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

AFFINIA GROUP INC.,

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

VARIOUS LENDERS

and

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT

Dated as of August 13, 2009

BANC OF AMERICA SECURITIES LLC,

BARCLAYS CAPITAL

WELLS FARGO FOOTHILL, LLC,

J.P. MORGAN SECURITIES INC.,

and

DEUTSCHE BANK SECURITIES INC.,

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS

BARCLAYS CAPITAL

and

WELLS FARGO FOOTHILL, LLC,

as CO-SYNDICATION AGENTS

JPMORGAN CHASE BANK, N.A.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as CO-DOCUMENTATION AGENTS

Page
SECTION 1.	Definitions and Accounting Terms	- 1 -

1.01	Defined Terms	- 1 -
1.02	Accounting Terms	- 58 -
1.03	Uniform Commercial Code and Personal Property Security Act	- 58 -
1.04	Certain Matters of Construction	- 58 -
1.05	Quebec Interpretation	- 59 -

SECTION 2.	Amount and Terms of Credit	- 59 -

2.01	The Commitments	- 59 -
2.02	Minimum Amount of Each Borrowing	- 64 -
2.03	Notice of Borrowing	- 64 -
2.04	Disbursement of Funds	- 65 -
2.05	Notes	- 67 -
2.06	Conversions	- 68 -
2.07	Pro Rata Borrowings	- 69 -
2.08	Interest	- 69 -
2.09	Interest Periods	- 71 -
2.10	Increased Costs, Illegality, etc.	- 72 -
2.11	Compensation	- 74 -
2.12	Change of Lending Office	- 74 -
2.13	Replacement of Lenders	- 75 -
2.14	Increase of Revolving Loan Commitments	- 76 -
2.15	Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest	- 78 -
2.16	Company as Agent for Borrowers	- 79 -

SECTION 3.	Letters of Credit	- 80 -

3.01	Letters of Credit	- 80 -
3.02	Maximum Letter of Credit Outstandings; Final Maturities	- 81 -
3.03	Letter of Credit Requests; Minimum Stated Amount	- 81 -
3.04	Letter of Credit Participations	- 82 -
3.05	Agreement to Repay Letter of Credit Drawings	- 84 -
3.06	Increased Costs	- 85 -
3.07	Cash Collateralization	- 86 -

SECTION 4.	Fees; Reductions of Commitment	- 86 -

4.01	Fees	- 86 -
4.02	Voluntary Termination of Unutilized Commitments	- 87 -
4.03	Mandatory Reduction of Commitments	- 87 -

SECTION 5.	Prepayments; Payments; Taxes	- 87 -

5.01	Voluntary Prepayments	- 87 -
5.02	Mandatory Repayments; Cash Collateralization	- 89 -

-i-

(continued)

Page
5.03	Method and Place of Payment	- 91 -
5.04	Taxes	- 93 -
5.05	Excess Resulting From Exchange Rate Change	- 96 -

SECTION 6.	Conditions Precedent to the Effective Date and to Credit Events on the Effective Date	- 96 -

6.01	Agreement; Notes	- 96 -
6.02	Officer’s Certificate	- 96 -
6.03	Opinions of Counsel	- 97 -
6.04	Company Documents; Proceedings; etc.	- 97 -
6.05	Senior Secured Notes; etc.	- 98 -
6.06	Consummation of the Refinancing	- 98 -
6.07	Adverse Change, Approvals	- 98 -
6.08	Subsidiaries Guaranties	- 99 -
6.09	U.S./Local Law Pledge Agreements	- 99 -
6.10	Intercreditor Agreement	- 99 -
6.11	Security Agreements	- 99 -
6.12	Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	- 101 -
6.13	Financial Statements; Pro Forma Balance Sheet; Projections	- 103 -
6.14	Solvency Certificate; Insurance Certificates	- 103 -
6.15	Fees, etc.	- 103 -
6.16	Initial Borrowing Base Certificate; etc.	- 103 -
6.17	Field Examinations; etc	- 104 -
6.18	Patriot Act and the Proceeds of Crime Act	- 104 -

SECTION 7.	Conditions Precedent to All Credit Events	- 104 -

SECTION 8.	Representations, Warranties and Agreements	- 105 -

8.01	Company Status	- 105 -
8.02	Power and Authority	- 105 -
8.03	No Violation	- 106 -
8.04	Approvals	- 106 -
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	- 106 -
8.06	Litigation	- 108 -
8.07	True and Complete Disclosure	- 108 -
8.08	Margin Regulations	- 108 -
8.09	Tax Returns and Payments	- 108 -
8.10	Compliance with ERISA	- 108 -
8.11	Security Documents	- 111 -
8.12	Properties	- 111 -
8.13	Capitalization	- 111 -
8.14	Subsidiaries	- 111 -
8.15	Compliance with Statutes, etc.	- 112 -

-ii-

(continued)

Page
8.16	Investment Company Act	- 112 -
8.17	Environmental Matters	- 112 -
8.18	Employment and Labor Relations	- 112 -
8.19	Intellectual Property, etc.	- 113 -
8.20	Subordination	- 113 -
8.21	Insurance	- 113 -
8.22	Borrowing Base Calculation	- 113 -
8.23	[Reserved]	- 113 -
8.24	Accounts	- 113 -
8.25	Inventory	- 113 -
8.26	Brokers	- 114 -
8.27	No Defaults	- 114 -
8.28	Trade Relations	- 114 -

SECTION 9.	Affirmative Covenants	- 114 -

9.01	Information Covenants	- 114 -
9.02	Books, Records and Inspections; Collateral Reporting; Annual Meetings	- 118 -
9.03	Maintenance of Property; Insurance	- 120 -
9.04	Existence; Franchises	- 121 -
9.05	Compliance with Statutes, etc.	- 121 -
9.06	[Reserved]	- 121 -
9.07	[Reserved]	- 121 -
9.08	Payment of Taxes	- 121 -
9.09	Use of Proceeds	- 122 -
9.10	New Subsidiaries; Additional Security; Additional Guaranties; Actions with Respect to Non-Credit Party Subsidiaries; Further Assurances	- 122 -
9.11	[Reserved]	- 125 -
9.12	Designated Senior Indebtedness	- 125 -
9.13	Casualty and Condemnation; Eligibility	- 125 -

SECTION 10.	Negative Covenants	- 125 -

10.01	Liens	- 126 -
10.02	Consolidation, Merger, Amalgamation or Sale of Assets, etc.	- 129 -
10.03	Dividends; Restricted Payments	- 132 -
10.04	Indebtedness	- 135 -
10.05	Advances, Investments and Loans	- 137 -
10.06	Transactions with Affiliates	- 140 -
10.07	Consolidated Fixed Charge Coverage Ratio	- 140 -
10.08	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements	- 141 -
10.09	Limitation on Certain Restrictions on Subsidiaries	- 142 -
10.10	Limitation on Issuance and Disposition of Equity Interests	- 142 -

-iii-

(continued)

Page
10.11	Business; etc.	- 143 -
10.12	No Additional Deposit Accounts; etc.	- 143 -
10.13	Tax Consolidation	- 143 -
10.14	Accounting Changes	- 143 -
10.15	Canadian Pension Plans	- 143 -

SECTION 11.	Events of Default	- 144 -

11.01	Payments	- 144 -
11.02	Representations, etc.	- 144 -
11.03	Covenants	- 144 -
11.04	Default Under Other Agreements	- 144 -
11.05	Bankruptcy, etc.	- 145 -
11.06	ERISA; Canadian Pension Plans	- 145 -
11.07	Security Documents	- 146 -
11.08	Guaranties	- 146 -
11.09	Judgments	- 146 -
11.10	Change of Control	- 147 -
11.11	Intercreditor Agreement	- 147 -
11.12	Denial of Liability	- 147 -
11.13	Cessation of Business	- 147 -
11.14	Subordination	- 147 -
11.15	Collateral Loss	- 147 -

SECTION 12.	The Administrative Agent	- 148 -

12.01	Appointment and Authority	- 148 -
12.02	Nature of Duties	- 149 -
12.03	Lack of Reliance on the Administrative Agent	- 151 -
12.04	Certain Rights of the Administrative Agent	- 151 -
12.05	Reliance	- 152 -
12.06	Indemnification	- 152 -
12.07	The Administrative Agent in its Individual Capacities	- 153 -
12.08	Holders	- 153 -
12.09	Resignation by and Removal of the Administrative Agent	- 153 -
12.10	Collateral Matters	- 155 -
12.11	Delivery of Information	- 157 -
12.12	Administrative Agent May File Proofs of Claim	- 157 -
12.13	Action Upon Default	- 158 -
12.14	Ratable Sharing	- 158 -
12.15	Remittance of Payments and Collections	- 158 -

SECTION 13.	Miscellaneous	- 159 -

13.01	Payment of Expenses; Indemnity	- 159 -
13.02	Right of Setoff	- 161 -

-iv-

(continued)

Page
13.03	Notices	- 162 -
13.04	Benefit of Agreement; Assignments; Participations	- 163 -
13.05	No Waiver; Remedies Cumulative	- 165 -
13.06	Payments Pro Rata	- 166 -
13.07	Calculations; Computations	- 166 -
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; OTHER WAIVERS	- 167 -
13.09	Counterparts	- 167 -
13.10	Effectiveness	- 167 -
13.11	Headings Descriptive	- 168 -
13.12	Amendment or Waiver; etc.	- 168 -
13.13	Survival	- 169 -
13.14	Domicile of Loans	- 169 -
13.15	Register	- 169 -
13.16	Confidentiality	- 170 -
13.17	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	- 171 -
13.18	Patriot Act	- 171 -
13.19	Canadian Anti-Money Laundering Legislation	- 171 -
13.20	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	- 172 -
13.21	Judgment Currency	- 173 -
13.22	Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements	- 174 -
13.23	Waivers by Borrowers	- 175 -
13.24	Performance of Credit Parties’ Obligations	- 175 -

SECTION 14.	Nature of Borrower Obligations	- 176-

14.01	Nature of Borrower Obligations	- 176 -
14.02	Independent Obligation	- 176 -
14.03	Authorization	- 176 -
14.04	Reliance	- 177 -
14.05	Contribution; Subrogation	- 177 -
14.06	Waiver	- 177 -
14.07	Limitation on Canadian Borrower Obligations	- 177 -
14.08	Extent of Liability; Contribution	- 178 -

SECTION 15.	Holdings Guaranty	- 179 -

15.01	Guaranty	- 179 -
15.02	Bankruptcy	- 180 -
15.03	Nature of Liability	- 180 -
15.04	Independent Obligation	- 180 -
15.05	Authorization	- 180 -

-v-

(continued)

Page
15.06	Reliance	- 181 -
15.07	Subordination	- 181 -
15.08	Waiver	- 182 -
15.09	Payments	- 183 -
15.10	Maximum Liability	- 184 -

SECTION 16.	Lender Loss Sharing Agreement	- 184 -

16.01	Definitions	- 184 -
16.02	CAM Exchange	- 184 -
16.03	Miscellaneous	- 185 -

-vi-

(continued)

SCHEDULES

SCHEDULE 1.01(a)	—	Commitments
SCHEDULE 1.01(b)	—	Certain Account Debtors/Concentration Limits
SCHEDULE 1.01(c)	—	Customer Programs Provisions
SCHEDULE 1.01(d)	—	Existing Joint Ventures
SCHEDULE 3.01(a)	—	Existing Letters of Credit
SCHEDULE 6.11(a)	—	U.S./Local Law Pledge Agreements
SCHEDULE 6.11(b)	—	Canadian Pledge Agreements
SCHEDULE 6.19	—	List of Closing Documents
SCHEDULE 8.11	—	Security Documents
SCHEDULE 8.12	—	Real Property
SCHEDULE 8.14	—	Subsidiaries
SCHEDULE 8.19	—	Intellectual Property
SCHEDULE 8.21	—	Insurance
SCHEDULE 10.01	—	Existing Liens
SCHEDULE 10.04	—	Permitted Existing Indebtedness
SCHEDULE 10.05	—	Existing Investments
SCHEDULE 10.06	—	Existing Affiliate Transactions
SCHEDULE 10.09	—	Certain Restrictions on Subsidiaries
SCHEDULE 10.12	—	Deposit Accounts
SCHEDULE 13.03	—	Lender Addresses

-vii-

(continued)

EXHIBITS

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Notice of Conversion/Continuation
EXHIBIT B-1	—	Form of U.S. Borrower Revolving Note
EXHIBIT B-2	—	Form of Canadian Borrower Revolving Note
EXHIBIT B-3	—	Form of U.S. Borrower Swingline Note
EXHIBIT C	—	Form of Letter of Credit Request
EXHIBIT D	—	[RESERVED]
EXHIBIT E-1	—	Form of U.S. Subsidiaries Guaranty
EXHIBIT E-2	—	Form of Canadian Subsidiaries Guarantee
EXHIBIT F	—	Form of Intercreditor Agreement
EXHIBIT G-1	—	Form of U.S. Security Agreement
EXHIBIT G-2	—	Form of Canadian Security Agreement
EXHIBIT H	—	Form of Solvency Certificate
EXHIBIT I	—	Form of Compliance Certificate
EXHIBIT J	—	Form of Assignment and Assumption Agreement
EXHIBIT K	—	Form of Intercompany Note
EXHIBIT L	—	Form of Landlord Waiver and Consent Agreement
EXHIBIT M	—	Form of Joinder Agreement
EXHIBIT N	—	Form of Borrowing Base Certificate
EXHIBIT O	—	Form of Consent Letter
EXHIBIT P	—	Form of Perfection Certificate

-viii-

ABL CREDIT AGREEMENT, dated as of August 13, 2009, among Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), each other Wholly-Owned Domestic Subsidiary of Holdings set forth on the signature pages hereto (together with the Company and each other Domestic Subsidiary of Holdings that becomes a U.S. Borrower pursuant to Section 9.10, collectively, the “U.S. Borrowers”), Affinia Canada Holdings Corp., a Canada Corporation (the “Canadian Borrower” and, together with the U.S. Borrowers, the “Borrowers”), each Wholly-Owned Domestic Subsidiary and each Wholly-Owned Canadian Subsidiary that from time to time guarantees any of the Obligations hereunder (together with Holdings, being the “Guarantors” and each a “Guarantor” and the Guarantors, together with the Borrowers being, collectively, the “Credit Parties” and each a “Credit Party”), the Lenders party hereto from time to time, and Bank of America, N.A., (in its individual capacity, “Bank of America”) and in its capacity as agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T  H :

WHEREAS, the proceeds of Loans and the Revolving Loan Commitments hereunder will refinance, either in whole or in part, the borrowings and commitments under the Existing Credit Agreement and the Existing Receivables Securitization Facility;

WHEREAS, this Agreement constitutes the “Credit Agreement” under, and for all purposes of, the Existing Senior Subordinated Notes Indenture and therefore also constitutes “Bank Indebtedness” and “Designated Senior Indebtedness” thereunder; and

WHEREAS, in furtherance of the foregoing and subject to and upon the terms and conditions set forth herein, the Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrowers, the senior secured revolving credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Priority Collateral” shall mean the “Revolving Facility First Lien Collateral” under, and as defined in, the Intercreditor Agreement.

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC and/or the PPSA, as applicable, and any and all supporting obligations in respect thereof.

“Account Debtor” shall mean each Person who is obligated on an Account.

“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or (b) the Equity Interests of any Person not already a Subsidiary of Holdings, which Person shall, as a result of the acquisition of such Equity Interests, become a Subsidiary of the Company (or shall be merged with and into the Company or a Subsidiary of the Company as permitted by Section 10.02) or become a Permitted Joint Venture.

“Additional Mortgage” shall have the meaning provided in Section 9.10(a).

“Additional Mortgaged Property” shall have the meaning provided in Section 9.10(a).

“Additional Security Documents” shall mean all mortgages, pledge agreements, security agreements, hypothecs and other security documents entered into from time to time pursuant to Section 9.10, as each such document may be modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.

“Additional Senior Secured Notes” shall mean any senior secured notes issued by the Company after the Effective Date in accordance with Section 10.04(p) and the Indebtedness represented thereby, provided that (a) such senior secured notes (i) shall be secured on terms on substantially the same terms as the Senior Secured Notes (or on terms more favorable from the Lenders’ and the Credit Parties’ perspective) as shall be any guaranties in respect thereof, and shall at all times be subject to the Intercreditor Agreement (or a similar agreement among the trustee for the holders of such notes, the Collateral Agent and the Credit Parties containing substantially similar provisions and otherwise in form and substance reasonably satisfactory to the Collateral Agent), (ii) shall not provide for guarantors, obligors or security in addition to those which apply to the Senior Secured Notes, (iii) shall not have a maturity date that is earlier than that of the Senior Secured Notes or provide for any amortization, sinking fund, redemption or other scheduled payments (other than (x) regularly scheduled interest payments and (y) asset sale and change of control redemptions on substantially the same (or less restrictive) terms than those which apply to the Senior Secured Notes) prior to the date that is the final maturity date of the Senior Secured Notes and (iv) shall be authorized under the Senior Secured Notes Documents and (b) all other terms (excluding interest rates and redemption premiums) of such senior secured notes shall not be less favorable to the Lenders in any material respect than those existing with respect to the Senior Secured Notes.

“Additional Senior Secured Notes Documents” shall mean all indentures, purchase agreements, notes, guaranties, instruments, agreements and other documents evidencing or governing any Additional Senior Secured Notes or providing for any guarantee or other right in respect thereof.

“Additional Senior Subordinated Notes” shall mean any senior subordinated notes issued by the Company after the Effective Date and the Indebtedness represented thereby, provided that (a) such senior subordinated notes (i) shall be unsecured (as shall be any guaranties in respect thereof), (ii) shall not provide for guarantors, obligors or security in addition to those which apply to the Existing Senior Subordinated Notes, (iii) shall not have a maturity date that is earlier than the date that is 180 days after the final maturity date of the Senior Secured Notes or any Additional Senior Secured Notes or provide for any amortization, sinking fund, redemption or other scheduled payments (other than (x) regularly scheduled interest payments and (y) asset sale and change of control redemptions on substantially the same (or less restrictive) terms than those which apply to the Existing Senior Subordinated Notes) prior to the date that is 180 days after the final maturity date of the Senior Secured Notes or any Additional Senior Secured Notes and (iv) shall be subordinated to the Obligations on terms not less favorable to the Lenders than the terms in respect of the Existing Senior Subordinated Notes (as in effect on the Effective Date) and (b) all other terms (excluding interest rates and redemption premiums) of such senior subordinated notes shall not be less favorable to the Lenders in any material respect than those existing with respect to the Existing Senior Subordinated Notes (as in effect on the Effective Date).

“Additional Senior Subordinated Notes Documents” shall mean all indentures, purchase agreements, notes, guaranties, instruments, agreements and other documents evidencing or governing any Additional Senior Subordinated Notes or providing for any guarantee or other right in respect thereof.

“Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person; provided, however, (x) for purposes of Section 10.06, the term “Affiliate” shall also include any Person that possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person (excluding any Person that would otherwise be deemed an Affiliate of a Credit Party solely due to their ownership by the Sponsor) and (y) that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Affiliated Account Debtor” shall mean, with respect to any Account Debtor, an Affiliate of such Account Debtor which is also an Account Debtor.

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Aggregate Canadian Borrower Exposure” shall mean, at any time, the sum of the U.S. Dollar Equivalent of the aggregate principal amount of all Canadian Borrower Revolving Loans outstanding at such time.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of Holdings or any of its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Holdings), (b) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted

Acquisition and (c) the Fair Market Value of all other consideration paid (or to be paid) in connection with such Permitted Acquisition (other than the Fair Market Value of any common Equity Interests of Holdings or any Equity Interests of Parent).

“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars), (b) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) and (c) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans).

“Aggregate U.S. Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Borrower Revolving Loans outstanding at such time, (b) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans) and (c) the aggregate principal amount of all Swingline Loans outstanding at such time (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible U.S. Accounts, the United States and Canada, (ii) in the case of Eligible U.S. Inventory, the United States, and (iii) in the case of Eligible Canadian Accounts or Eligible Canadian Inventory, Canada.

“Applicable Margin” with respect to any Type of Revolving Loan, the margin set forth below, as determined by the Average Aggregate Availability for the then most recently ended Fiscal Quarter of the Borrowers:

Level	Average Aggregate Availability	US Base Rate Loans and Canadian Prime Rate Loans	LIBOR Loans	Canadian BA Rate Loans
I	<$105,000,000	3.25%	4.25%	4.25%
II	> $105,000,000 but < $210,000,000	3.00%	4.00%	4.00%
III	> $210,000,000	2.75%	3.75%	3.75%

Until no earlier than February 1, 2010, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by the Administrative Agent pursuant to Section 9.02(c) of the Borrowing Base Certificate for the last month of any Fiscal Quarter (i.e., by the 15th day following each of March 31, June 30, September 30 and December 31 of each Fiscal Year), which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, the Borrowing Base Certificate due in the preceding month for the Fiscal Quarter then ended has not been delivered, then, at the option of the Administrative Agent or at the request of the Required Lenders, the margins shall be determined as if Level I were applicable, from such day until the last day of the calendar month following actual receipt of such financial statements and Compliance Certificate.

“Applicable Permitted Investment Amount” shall mean, (i) as used in reference to an Investment for which the Tier I Payment Conditions, but not the Tier II Payment Conditions, are satisfied, the Permitted Investment Amount specified in clause (a) of the definition of Permitted Investment Amount, (ii) as used in reference to an Investment for which the Tier II Payment Conditions are satisfied, the Permitted Investment Amount specified in clause (b) of the definition of Permitted Investment Amount, and (iii) as used in reference to an Investment for which neither the Tier I Payment Conditions or the Tier II Payment Conditions are satisfied, the Permitted Investment Amount specified in clause (c) of the definition of Permitted Investment Amount.

“Applicable Seasonal Percentage” shall mean, with respect to any determination made during the months of April, May, June, July or August, 60%, and with respect to any determination made at any other time, 70%.

“Applicable Unused Line Fee Margin” shall mean with respect to any Fiscal Quarter, (a) 0.75%, if the average aggregate daily outstanding principal amount (on a U.S. Dollar Equivalent basis) of all Revolving Loans (excluding, for clarity sake, any Swingline Loans) and the average aggregate daily Stated Amount of all outstanding Letters of Credit during such Fiscal Quarter is equal to or greater than 50% of the amount of the Total Revolving Loan Commitment, or (b) 1.00%, otherwise.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit J.

“Authorized Officer” shall mean, with respect to (a) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person that has been authorized by the board of directors of the respective Borrower to deliver such notices pursuant to this Agreement and that has appropriate evidence of incumbency and signatures on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (b) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Holdings or the respective Borrower, as applicable, and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the respective Borrower.

“Available Currency” shall mean (i) with respect to U.S. Borrower Revolving Loans and Swingline Loans, U.S. Dollars, and (ii) with respect to Canadian Borrower Revolving Loans, Canadian Dollars.

“Average Aggregate Availability” shall mean, for any period, the daily average Excess Availability during such period.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.00%.

“Base Rate Loan” shall mean any U.S. Borrower Revolving Loan which bears interest at the Base Rate.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Revolving Loan from all the Lenders, or one Type of Swingline Loan from the Swingline Lender, in either case on a given date (or resulting from a conversion or conversions on such date) having in the case of Interest Period Loans the same Interest Period.

“Borrowing Base” shall mean the U.S. Borrowing Base, the Canadian Borrowing Base and/or the Total Borrowing Base, as the context may require.

“Borrowing Base Certificate” shall have the meaning provided in Section 9.02(c)(i).

“Business” shall mean any corporation, unlimited liability corporation, limited liability company, unlimited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of New York or is a day on which banking institutions located in such state are closed; and when used with reference to (i) a LIBOR Loan, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, United Kingdom and (ii) a Canadian Revolving Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada are not open for the transaction of banking business.

“CAM” shall have the meaning provided in Section 16.01(a).

“CAM Exchange” shall have the meaning provided in Section 16.01(b).

“CAM Exchange Date” shall have the meaning provided in Section 16.01(c).

“CAM Percentage” shall have the meaning provided in Section 16.01(d).

“Canadian Accounts Concentration Reserve” shall mean, on any date of determination, the aggregate sum for all Account Debtors (collectively with their Affiliated Account Debtors) in respect of the Eligible Canadian Accounts, of the amount by which (i) the total amount of each Account Debtor’s (collectively with its Affiliated Account Debtors’) Eligible Canadian Accounts exceed (ii) the Canadian Concentration Limit for such Account Debtor and its Affiliated Account Debtors, in each case, on such date of determination.

“Canadian Accounts Formula Amount” shall mean, on any date of determination, the product of (i) 85% and (ii) the difference of the Gross Canadian Formula Amount minus the Canadian Accounts Concentration Reserve on such date of determination.

“Canadian Availability Reserve” means, with respect to the Canadian Borrowing Base, the sum (without duplication) of (a) the Canadian Inventory Reserve; (b) the Canadian Rent Reserve; (c) the Canadian Qualified Secured Hedging Agreement Reserve; (d) the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Canadian Priority Payables Reserve; (f) the Canadian Qualified Secured Cash Management Agreement Reserve, and (g) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time.

“Canadian BA Rate” shall mean, with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Administrative Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points; provided, however, that in no event shall the Canadian BA Rate be less than 1.50%.

“Canadian BA Rate Loan” means a Canadian Borrower Revolving Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

“Canadian Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Canadian Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by the Canadian Borrower.

“Canadian Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Canadian Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower’s U.S. Borrowing Base Usage” shall mean, at any time, the amount by which the U.S. Dollar Equivalent of the Aggregate Canadian Borrower Exposure exceeds the Canadian Borrowing Base at such time.

“Canadian Borrowing Base” shall mean, as of any date of calculation, an amount equal to the lesser of (a) the Canadian Commitment, minus the Canadian Qualified Secured Hedging Agreement Reserve, minus the Canadian Qualified Secured Cash Management Agreement Reserve, minus the Canadian Priority Payables Reserve, minus the Canadian Rent Reserve, minus such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time; and (b) the sum of the U.S. Dollar Equivalent of the Canadian Accounts Formula Amount, plus the U.S. Dollar Equivalent of the Canadian Inventory Formula Amount, minus the Canadian Availability Reserve; provided, however, that if the ratio (expressed as a percentage) of the U.S. Dollar Equivalent of the Canadian Inventory Formula Amount to the Canadian Borrowing Base exceeds the Applicable Seasonal Percentage then in effect, the Canadian Inventory Amount shall be reduced to an amount such that such ratio equals such Applicable Seasonal Percentage. The Administrative Agent shall have the right (but no obligation) to review such computations in consultation with the Company and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.

“Canadian Collection Account” shall mean each Canadian Deposit Account established at a Canadian Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(c).

“Canadian Collection Bank” shall have the meaning provided in Section 5.03(c).

“Canadian Commitment” shall mean, (i) with respect to each Canadian Lender, its Canadian Commitment set forth on Schedule 1.01(a) (as such commitment may be increased or decreased from time to time pursuant to the terms of this Agreement, including by way of Assignment and Assumption Agreement) and (ii) with respect to all of the Canadian Lenders, $20,000,000, as the same may be increased or decreased from time to time in accordance with the terms of this Agreement.

“Canadian Concentration Limit” shall mean, with respect to any Account Debtor and its Affiliated Account Debtors in respect of the Eligible Canadian Accounts, 10% of the Gross Canadian Formula Amount at such time (or, in the case of those Account Debtors

(collectively with their respective Affiliated Account Debtors) listed on Schedule 1.01(b), to the extent exceeding 10%, the respective percentages set forth opposite the names of such Account Debtors on such Schedule 1.01(b)) (such percentages as applied to a particular Account Debtor (and its Affiliated Account Debtors) being subject to reduction by the Administrative Agent, in its Permitted Discretion, if the creditworthiness of such Account Debtor (and its Affiliated Account Debtors) deteriorates or is otherwise unacceptable to the Administrative Agent); provided, however that at the request of the Company, and with the consent of the Supermajority Lenders, names may be added to Schedule 1.01(b) and/or corresponding concentration limits, subject to the provisions above in this definition, may be increased from time to time.

“Canadian Credit Parties” shall mean the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Canadian Deposit Account” shall mean a demand, time, savings, passbook or like account established by a Canadian Credit Party with a bank, savings and loan association, credit union or like organization located in Canada.

“Canadian Dilution Percentage” shall mean, as of any date of determination, as to the Accounts owned by the Canadian Borrower and the Canadian Subsidiary Guarantors, the positive difference, if any of (i) a percentage, based upon the experience of the immediately prior twelve consecutive months, that is the result of dividing the U.S. Dollar amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) of (a) aggregate Dilution with respect to such Persons’ Accounts during such period, by (b) such Persons’ aggregate billings with respect to their Accounts during such period, minus (ii) 5%. If the Canadian Dilution Percentage is less than or equal to zero, such percentage shall be deemed to be zero.

“Canadian Dilution Reserve” shall mean, as of any date of determination, the positive sum, if any, of (x) the product of the Canadian Dilution Percentage and the Value of the Eligible Canadian Accounts, in each case, as of such date, plus (y) the amount, if any, by which the difference between the Canadian Borrower’s and the Canadian Subsidiary Guarantor’s aggregate account receivables general lender reserve minus the aggregate Canadian Borrower’s and the Canadian Subsidiary Guarantors’ Dilutive Items, exceeded the Canadian Portion of $3,000,000 as of such date of determination.

“Canadian Disbursement Account” shall mean each Canadian Deposit Account maintained by a Canadian Credit Party for its general corporate purposes, including for the purpose of paying trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).

“Canadian Dollars” and “Cdn.$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Dominion Account” a special Canadian Deposit Account established by the Canadian Credit Parties at Bank of America or another commercial bank acceptable to the Administrative Agent, over which account the Administrative Agent has exclusive control for withdrawal purposes.

“Canadian Inventory Formula Amount” means, on any date of determination for Eligible Canadian Inventory, the lesser of (i) 65% of the Value of the Eligible Canadian Inventory; and (ii) 85% of the sum of the Net Orderly Liquidation Value of the Eligible Canadian Inventory by category (i.e., work-in-process, raw materials and finished goods).

“Canadian Inventory Reserve” means reserves established by Administrative Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory of the Canadian Borrower or any Canadian Subsidiary Guarantor, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Canadian Lenders” shall mean a Lender that has issued a Canadian Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Commitment) and any other Person that shall acquire a Canadian Commitment (provided that at such time such Person or an Affiliate of such Person has, or is acquiring, a U.S. Commitment pursuant to an Assignment and Assumption Agreement), other than any such Person that ceases to be a Canadian Lender pursuant to an Assignment and Assumption Agreement. Each Canadian Lender shall be a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with Canadian Borrower for purposes of the Income Tax Act (Canada).

“Canadian Pension Plan” shall mean any plan (other than multi-employer pension plans) that is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada) and any other pension plan that is required to be registered under Canadian federal or provincial law that is sponsored, maintained or contributed to by any Canadian Credit Party, or under which any Canadian Credit Party has any liability whatsoever.

“Canadian Pension Plan Event” shall mean (a) either (i) the termination in whole or in part of a Canadian Pension Plan initiated by a Canadian Credit Party or a Subsidiary thereof or (ii) the cessation of participation of any Canadian Credit Party (or any Affiliate or other related party thereto with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan, including a multi-employer pension plan (within the meaning of applicable pension standards legislation), for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (b) the receipt by any Canadian Credit Party or a Subsidiary thereof of a notice from a Governmental Authority (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision revoking the registration of same or appointing a new administrator of such a plan, (c) receipt by any Canadian Credit Party of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring any Canadian Credit Party or any Subsidiary thereof to take or refrain from taking any action in respect of a Canadian Pension Plan, (d) the issuance of either any order (including an order to remit delinquent contributions to the PBGF) or charges which may give rise to the imposition of any fines or penalties to or in respect of any Canadian Pension Plan or the issuance of such fines or penalties, (e) the receipt of any notice from an administrator, a trustee or other funding agent or any other Person that any Canadian Credit Party or any of its Affiliates have failed to remit any contribution to a Canadian Pension Plan or a similar notice from a Governmental Authority relating to a failure to pay any fees or other amounts (including payments in respect of the PBGF), (f) the non-compliance by any Canadian Credit Party with any law applicable to the Canadian Pension Plans, and (g) the existence of a solvency deficiency with respect to any Canadian Pension Plan.

“Canadian Pledge Agreement” shall have the meaning set forth in Section 6.09.

“Canadian Portion” shall mean, on any date of determination, the percentage determined by dividing the Canadian Commitment by the Total Revolving Loan Commitment, in each case, as of such date of determination.

“Canadian Prime Rate” shall mean, for any day, the sum of (i) the highest of (A) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (acting through its Canada branch) as its “Prime Rate”, (B) the sum of 0.50% plus the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, and (C) the sum of 1.00% plus the Canadian BA Rate for a 30 day Interest Period as determined on such day. The “Canadian Prime Rate” is a rate set by Bank of America, N.A. (acting through its Canada branch) based upon various factors including Bank of America, N.A.’s (acting through its Canada branch) costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Prime Rate Loans” shall mean each Canadian Borrower Revolving Loan during the period for which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Priority Payables” shall mean, at any time, with respect to the Canadian Borrowing Base:

(a) the amount past due and owing by the Canadian Borrower and the Canadian Subsidiary Guarantors, or the accrued amount for which the Canadian Borrower and the Canadian Subsidiary Guarantors have an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, (ii) employment insurance, (iii) goods and services taxes, sales taxes, employee income taxes and other Taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) vacation pay, (vi) wages and (vii) other like charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Security Documents; and

(b) the aggregate amount of any other liabilities of the Canadian Borrower and the Canadian Subsidiary Guarantors (i) in respect of which a trust has been or may be imposed on Collateral of the Canadian Borrower or a Canadian Subsidiary Guarantor to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of the Canadian Borrower and the Canadian Subsidiary Guarantors, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothec, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Priority Payables Reserve” shall mean, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Administrative Agent in its Permitted Discretion in such amount as the Administrative Agent may determine in respect of Canadian Priority Payables of the Canadian Borrowers.

“Canadian Qualified Secured Cash Management Agreements” shall mean each Qualified Cash Management Agreement between a Canadian Lender (or an Affiliate thereof) (as determined at the time such Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement without regard as to whether such Person is currently a Canadian Lender or an Affiliate thereof) and a Canadian Credit Party.

“Canadian Qualified Secured Cash Management Agreement Reserve” shall mean a reserve to be established by the Administrative Agent from time to time in respect of the Canadian Qualified Secured Cash Management Agreements, which reserve shall be in an amount equal to the aggregate amount of all reserves agreed upon from time to time by the applicable Canadian Lender and the applicable Canadian Credit Party and notified in writing to the Administrative Agent by such Lender (or such Affiliate thereof) and the applicable Canadian Credit Party to be maintained with respect to such Canadian Qualified Secured Cash Management Agreements in accordance with Section 13.22 The determination as to whether any such reserve shall be established with respect to any such Canadian Qualified Secured Cash Management Agreement shall subject to the agreement between the applicable Canadian Credit Party and the applicable Canadian Lender (or Affiliate thereof) party to such agreement, but absence of any such reserve shall not impact the designation thereof as a Canadian Qualified Secured Cash Management Agreement.

“Canadian Qualified Secured Hedging Agreement” shall mean any Qualified Secured Hedging Agreement between a Canadian Lender (or an Affiliate thereof) (as determined at the time such Interest Rate Protection Agreement or Other Hedging Agreement is designated as a Qualified Secured Hedging Agreement without regard as to whether such Person is currently a Canadian Lender or an Affiliate thereof) in favor of a Canadian Credit Party.

“Canadian Qualified Secured Hedging Agreement Reserve” shall mean a reserve to be established by the Administrative Agent from time to time in respect of the Canadian Qualified Secured Hedging Agreements, which reserve shall be in the amount of the aggregate U.S. Dollar Equivalent marked to market exposure thereunder as calculated by the applicable Canadian Credit Party and the Lender or Affiliate of such Lender party to such Canadian Qualified Secured Hedging Agreement in accordance with GAAP (based on the valuation methodology agreed between the Company and the Lender or Affiliate of such Lender party to such Canadian Qualified Secured Hedging Agreements) at the time such Secured Hedging

Agreement is designated as a Qualified Secured Hedging Agreement in accordance with Section 13.22 and/or as otherwise agreed as among such parties, in each case, to be notified to the Administrative Agent from time to time by written notice from the Lender (or such Affiliate) and the applicable Canadian Credit Party party to such agreement in accordance with Section 13.22. The determination as to whether any such reserve shall be established with respect to any such Canadian Qualified Hedging Agreement shall subject to the agreement between the applicable Canadian Credit Party and the applicable Canadian Lender (or Affiliate thereof) party to such agreement, but absence of any such reserve shall not impact the designation thereof as a Canadian Qualified Secured Hedging Agreement.

“Canadian Rent Reserve” shall mean a reserve established by the Administrative Agent in respect of rent or warehouse payments required to be made by the Canadian Borrower or a Canadian Subsidiary Guarantor for each location at which Inventory of the Canadian Borrower or a Canadian Subsidiary Guarantor is located that is not subject to a Collateral Access Agreement equal to three times the monthly gross rent or warehouse payments for each such location, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Canadian Revolving Commitment Termination Date” shall mean the earlier to occur of (a) the U.S. Revolving Commitment Termination Date and (b) the termination or reduction to zero of the Canadian Commitment for any reason whatsoever, including pursuant to Section 11.

“Canadian Security Agreement” shall have the meaning provided in Section 6.11(b).

“Canadian Subsidiaries Guarantee” shall have the meaning provided in Section 6.08(b).

“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized or resident for the purposes of the Income Tax Act (Canada) in Canada or any province or territory thereof. Unless otherwise qualified, all references to a “Canadian Subsidiary” or to “Canadian Subsidiaries” in this Agreement shall refer to a Canadian Subsidiary or Canadian Subsidiaries of Holdings.

“Canadian Subsidiary Guarantor” shall mean each Canadian Subsidiary of Holdings (other than the Canadian Borrower), whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Canadian Subsidiary is released from all of its obligations under the Canadian Subsidiaries Guarantee in accordance with the terms and provisions thereof.

“Capital Expenditures” shall mean, with respect to any Person, for any period, all expenditures by such Person which should be capitalized in accordance with GAAP, including the principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Collateral” shall mean cash, and any interest or other income earned thereon, that is delivered to Administrative Agent to Cash Collateralize any Obligations.

“Cash Collateralize” shall mean the delivery of cash to Administrative Agent, as security for the payment of Obligations, in an amount equal to, with respect to Letter of Credit Outstandings, 105% of the aggregate Letter of Credit Outstandings. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States (or, with respect to a Canadian Credit Party, Canada) or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States (or, with respect to a Canadian Credit Party, any province or territory of Canada) or any political subdivision of any such state, province or territory or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then equivalent ratings from another nationally recognized service), (c) US Dollar-denominated (and with respect to (1) a Canadian Subsidiary, Canadian Dollar-denominated, and (2) a Foreign Subsidiary, denominated in any freely-convertible currency) time deposits, certificates of deposit and bankers acceptances maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any commercial bank organized under the laws of the United States of America (or, with respect to a Canadian Subsidiary, Canada, or with respect to a Foreign Subsidiary, the laws of any other country recognized by the United States) or any state, province or territory thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 (or the relevant foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then equivalent ratings from another nationally recognized service) and in each case maturing not more than 270 days after the date of acquisition by such Person, and (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

“Cash Management Agreement” shall mean any agreement to provide (i) cash management services, including treasury, depository, overdraft, credit or debt card, electronic funds transfer and other cash management arrangements, (ii) commercial credit card and merchant card services, or (iii) other banking products or services as may be requested by any Credit Party or Subsidiary, other than Letters of Credit.

“Cash Management Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in (or credited to) the respective Deposit Account (other than Excluded Accounts) governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) prior to the consummation of an IPO, the Permitted Holders shall at any time and for any reason fail to own and control, beneficially and of record, at least a majority of Parent’s Voting Equity Interests, (ii) from and after the consummation of an IPO, (x) the Permitted Holders shall at any time and for any reason fail to own and control, beneficially and of record, at least 35% of the Voting Equity Interests of the Parent, or (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the Voting Equity Interests of the Parent; provided that, in the case of this clause (y), the Permitted Holders own directly or indirectly, beneficially or of record, a smaller percentage of such voting interests, (iii) the Board of Directors of Parent shall cease to consist of a majority of Continuing Directors, (iv) the Parent shall cease to directly own 100% of the Equity Interests of Holdings, (v) Holdings shall cease to directly or indirectly own and control 100% of the Equity Interests of the Company, or (vi) notwithstanding the foregoing, a “change of control” or similar event shall occur as provided in any Senior Secured Notes Document, any Additional Senior Secured Notes Documents, any Existing Senior Subordinated Notes Document, any Additional Senior Subordinated Notes Document, the Parent PIK Note or any Preferred Equity of Parent (or the documentation governing the same).

“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC and in the PPSA, as applicable).

“Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests or hypothecations have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collateral Access Agreement” shall mean an agreement setting forth the rights of the Collateral Agent with respect to Collateral located on any leased Real Property or Collateral held, handled or processed by a warehouseman, processor, shipper, customs broker or freight forwarder, repairman, mechanic, consignee or bailee, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Agent” shall mean the Administrative Agent in its capacity as collateral agent for the Secured Parties pursuant to the Security Documents, and shall include any successor to the Collateral Agent as provided in Section 12.09.

“Collection Accounts” shall mean, collectively, the U.S. Collection Accounts and the Canadian Collection Accounts.

“Commingled Inventory” shall mean Inventory of any Borrower or Canadian Subsidiary Guarantor that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Borrower or Canadian Subsidiary Guarantor organized under the same jurisdiction of such Borrower or Canadian Subsidiary Guarantor) at a location owned or leased by a Borrower or a Canadian Subsidiary Guarantor to the extent that such Inventory of such Borrower or Canadian Subsidiary Guarantor is not readily identifiable.

“Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Commitment Increase Effective Date” shall have the meaning provided in Section 2.14(c).

“Company” shall have the meaning provided in the first paragraph of this Agreement.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit I.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) consolidated cash interest expense of Holdings and its Subsidiaries for such period, (ii) consolidated income tax expense of Holdings and its Subsidiaries for such period (including any income tax expense of Parent for such period to the extent Holdings or any of its Subsidiaries has made payment in accordance with the terms hereof to or for the account of Parent in respect thereof), (iii) depreciation and amortization expense of Holdings and its Subsidiaries for such period, (iv) any non-cash charges, losses or expenses of Holdings and its Subsidiaries for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any Permitted Acquisition).

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period, minus the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with insurance proceeds or asset sale proceeds reinvested pursuant to Sections 10.02(b), (d)(1) or (h) (in each of the foregoing cases, only to the extent not constituting Proceeds of ABL Priority Collateral) or Indebtedness (other than Revolving Loans or Swingline Loans)) to (b) the sum of (1) the scheduled principal amount of all amortization payments on all Indebtedness of Holdings and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof) plus (2) consolidated cash interest expense for Holdings and its Subsidiaries for such period plus (3) the amount of all cash payments (including, without duplication, Dividends pursuant to Sections 10.03(a)(iv) or 10.03(a)(vi), made by Holdings and its Subsidiaries in respect of income taxes or income tax liabilities during such period (excluding taxes related to asset sales not in the ordinary course of business) plus (4) without duplication of any amounts included in clause (b)(3) above, the aggregate amount of all cash Dividends paid by Holdings for such period plus (5) to the extent paid directly by Holdings or any of its Subsidiaries and not deducted from the calculation of Consolidated Net Income, the amount of any management fees, banking fees, compensation and other similar amounts paid to the Sponsor during such period.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and its Subsidiaries for such period determined in accordance with GAAP as set forth on the consolidated financial statements of Holdings and its Subsidiaries for such period (after deduction for non-controlling interests other than to the extent of cash Dividends received during such period by Holdings and its Subsidiaries in respect of such interests during such period), excluding extraordinary non-cash gains and losses and, less the amount of any cash payments in such period in respect of non-cash charges expensed in any earlier period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation (without giving effect to any rights to indemnification, contribution or subrogation), unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be the maximum liability in respect thereof (assuming such Person is required to perform thereunder).

“Continuing Directors” shall mean the directors of Parent on the Effective Date and each other director if such director’s nomination for election to the board of directors of Parent is recommended by a majority of the then Continuing Directors or nominated or appointed by the Permitted Holders.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Core Canadian Concentration Account” shall have the meaning provided in Section 5.03(d).

“Core Concentration Accounts” shall mean the Core Canadian Concentration Account and the Core U.S. Concentration Account.

“Core U.S. Concentration Account” shall have the meaning provided in Section 5.03(d).

“Credit Account” shall have the meaning provided in Section 5.03(g).

“Credit Documents” shall mean this Agreement, each Subsidiaries Guaranty, the Fee Letters, each U.S./Local Law Pledge Agreement, each Security Document, the Intercreditor Agreement, each Note, each Joinder Agreement, each Mortgage, each Additional Mortgage, each other Additional Security Document and each other instrument, document or agreement hereafter designated in a writing signed by the Company as being a Credit Document.

“Credit Event” shall mean the making of any Loan or the issuance or, in the case of the Existing Letters of Credit, the deemed issuance of any Letter of Credit hereunder.

“Credit Party” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.

“Customer Drafts” shall have the meaning set forth on Schedule 1.01(c).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.08(e).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Accounts” shall mean U.S. Deposit Accounts and Canadian Deposit Accounts.

“Designated Obligations” shall have the meaning provided in Section 16.01(e).

“Dilution” shall mean bad debt write-downs, discounts, advertising allowances, credits, rebates, returns and other dilutive items.

“Dilutive Items” shall mean with respect to the Canadian Dilution Reserve or the U.S. Dilution Reserve, the sum as it relates to the Canadian Borrowing Base or the U.S. Borrowing Base, as applicable, of the aggregate sum of the amounts attributable to the following specified dilutive items relating to (i) clause (x) of the respective Canadian Dilution Reserve or the U.S. Dilution Reserve, as applicable, (ii) 5% of the Eligible Accounts relating to such Borrowing Base, (iii) rebate payments, (iv) chargebacks, (v) aged credits and (vi) accruals per reconciliation used to calculate such Borrowing Bases as identified in the Report to Bank of America, N.A. Regarding Affinia Group Inc., prepared by FTI Consulting, Inc. and dated June 19, 2009.

“Disbursement Accounts” shall mean, collectively, the U.S. Disbursement Accounts and the Canadian Disbursement Accounts.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution, payment or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired (including in sinking funds or similar accounts for such purpose) directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds (including in sinking funds or similar accounts for such purpose) for any of the foregoing purposes.

“Documentation Agents” shall mean JPMorgan Chase Bank, N.A. and Deutsche Bank Trust Company Americas, in their capacities as Co-Documentation Agents in respect of the credit facilities hereunder, and any successors thereto.

“Documents” shall mean, collectively, (a) the Credit Documents and (b) the Senior Secured Notes Documents.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia. Unless otherwise qualified, all references to a “Domestic Subsidiary” or to “Domestic Subsidiaries” in this Agreement shall refer to a Domestic Subsidiary or Domestic Subsidiaries of Holdings.

“Dominion Period” shall mean any period (i) commencing on the date on which either (x) an Event of Default has occurred and is continuing or (y) the Excess Availability is less than or equal to the Dominion Threshold and (ii) ending on the first date thereafter on which (x) no Event of Default exists and (y) the Excess Availability has been greater than the Dominion Threshold at all times for 60 consecutive days.

“Dominion Threshold” means the greater of (a) 20% of the Total Revolving Loan Commitment and (b) $63,000,000.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Accounts” shall mean those Accounts owned and originated by one of the U.S. Borrowers, the Canadian Borrower or a Canadian Subsidiary Guarantor in the ordinary course of their business, that arise out of their bona fide sale of goods (other than promotional products) or rendition of services substantially in accordance with the provisions of any purchase order, contract or other document relating thereto, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that, subject to Section 13.12(a)(v), such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion. The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Accounts from time to time in its Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits and allowances or accrued and unpaid Taxes (including sales, excise or other taxes) of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time (such net amount being the “Value” of such Eligible Account). All percentage or dollar limitations set forth below shall apply on an aggregate basis as among all Accounts whether owing to the U.S. Borrowers, the Canadian Borrower or the Canadian Guarantors. Eligible Accounts shall not include the following:

(a) Accounts which are not owned by a U.S. Borrower, the Canadian Borrower or a Canadian Subsidiary Guarantor free and clear of all Liens and rights of any other Person, except the First Priority Lien in favor of the Collateral Agent on behalf of the Secured Parties and (so long as the Intercreditor Agreement remains in effect with respect thereto) the junior Lien in favor of the Noteholder Collateral Agent on behalf of the Senior Secured Noteholders;

(b) Accounts which are described on Schedule 1.01(c);

(c) Accounts owed by an Account Debtor (or its Affiliated Account Debtors) where 25% or more of the total amount of all Accounts owed by that Account Debtor (and its Affiliated Account Debtors) are deemed ineligible hereunder;

(d) Accounts with respect to which the Account Debtor is (i) an Affiliate of Holdings, (ii) a Permitted Joint Venture or (iii) an employee, director or agent of Holdings or any Affiliate of Holdings;

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;

(f) Accounts that are not payable in U.S. Dollars or in Canadian Dollars;

(g) Accounts with respect to which the Account Debtor is a non Governmental Authority unless: (i) the Account Debtor either (A) maintains its Chief Executive Office in an Applicable Eligible Jurisdiction, or (B) is organized under the laws of an Applicable Eligible Jurisdiction, or any state, territory, province or subdivision thereof; or (ii) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(h) Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (except in the case of Accounts in which the Account Debtor is the Canadian government or any province, municipality or other political subdivision thereof or of any department, agency, public corporation or other instrumentality thereof (subject to item (j) below) (or any province thereof)) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(i) Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which a U.S. Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727);

(j) Accounts with respect to which the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada (exclusive, however, of Accounts with respect to which the Canadian Borrower or a Canadian Subsidiary Guarantor, as applicable, has complied, to the satisfaction of the Administrative Agent, with the Financial Administration Act (Canada));

(k) Accounts with respect to which the Account Debtor is a creditor of Holdings or any Subsidiary of Holdings or has or has asserted a right of setoff or chargeback, or has disputed its obligation to pay all or any portion of the Account, to the extent (including, without limitation, with respect to rebates, including cash rebates) of such creditor claim so owing by such Account Debtor, right of setoff, chargeback or dispute;

(l) Accounts of any Account Debtors any of whose Accounts or Customer Drafts are included in a Permitted Customer Program;

(m) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, has gone out of business, or as to which any U.S. Borrower, Canadian Borrower or Canadian Subsidiary Guarantor, as applicable, has received notice of an insolvency proceeding or a material impairment of the financial condition of such Account Debtor;

(n) Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document;

(o) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped (or have been shipped other than FOB (seller’s location)) and billed to the Account Debtor or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a U.S. Borrower, the Canadian Borrower or a Canadian Subsidiary Guarantor, as applicable, of the subject contract for goods or services;

(q) Accounts with respect to which any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the goods returned, rejected or repossessed;

(r) Accounts with respect to which the sale to the respective Account Debtor is “cash on delivery”;

(s) Accounts that are evidenced by an Instrument or Chattel Paper, or has been reduced to judgment unless the Collateral Agent has a First Priority security interest in such Instrument or Chattel Paper and originals of such Instrument or Chattel Paper have been delivered to the Collateral Agent (or other agent designated pursuant to the Intercreditor Agreement) and are duly endorsed to the Agent;

(t) Accounts with respect to which the applicable U.S. Borrower, Canadian Borrower or Canadian Subsidiary Guarantor has made any agreement with any Account Debtor (i) for any deduction therefrom, except for (x) volume discounts and discounts or allowances for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and (y) returns, rebates or credits reflected in the calculation of the face value of each such invoice (in each case, only to the extent of such discount, allowance, return, rebate or credit) or (ii) for any adjustment, extension, compromise or settlement thereof, except for adjustments, extensions, compromises and settlements made in the ordinary course of business (and not related to the creditworthiness of the Account Debtor);

(u) Accounts that have not been invoiced or which are not for a sum certain;

(v) Accounts for which credit insurance has been requested and denied;

(w) Accounts that are not payable to a U.S. Borrower, the Canadian Borrower or a Canadian Subsidiary Guarantor;

(x) (A) with respect to Accounts of the U.S. Borrowers, Accounts with respect to which the agreements evidencing such Accounts are not governed by the laws of any state of the United States or the District of Columbia and (B) with respect to Accounts of the Canadian Borrower or a Canadian Subsidiary Guarantor, Accounts with respect to which the agreements evidencing such Accounts are not governed by the laws of Canada, any state of the United States or the District of Columbia, or the laws of such other jurisdictions acceptable to the Administrative Agent in its Permitted Discretion;

(y) Accounts to the extent representing service charges or late fees; or

(z) Accounts that are otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Borrower or a Canadian Subsidiary Guarantor.

“Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Borrower or a Canadian Subsidiary Guarantor.

“Eligible In-Transit Inventory” shall mean the in-transit Inventory owned by one of the U.S. Borrowers, the Canadian Borrower or a Canadian Subsidiary Guarantor which would otherwise constitute Eligible Inventory but for the fact that it is in-transit; provided, that Eligible In-Transit Inventory shall not include any in-transit Inventory of a Borrower or a Canadian Subsidiary Guarantor that:

(a) is subject to a negotiable document, unless such document shows Collateral Agent (or, with the consent of Administrative Agent, the applicable Credit Party) as consignee, and which document is in the possession of Collateral Agent or such other Person as Administrative Agent shall approve;

(b) is not fully insured in accordance with the terms of this Agreement;

(c) has not been identified in the applicable sales contract;

(d) title thereto has not passed to the applicable Borrower or Canadian Subsidiary Guarantor;

(e) is sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against such Inventory, or with respect to whom any Borrower or Canadian Subsidiary Guarantor is in default of any obligations;

(f) is not subject to purchase orders and other sale documentation satisfactory to Administrative Agent;

(g) is shipped by a common carrier that is affiliated with the vendor; or

(h) is not being handled by a customs broker, freight-forwarder or other handler that has delivered a Collateral Access Agreement.

“Eligible Inventory” shall mean all of the Inventory owned by one of the U.S. Borrowers, the Canadian Borrower or a Canadian Subsidiary Guarantor and reflected in the most recent Borrowing Base Certificate delivered by the Company to the Administrative Agent, except any Inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, subject to Section 13.12(a)(v), the Administrative Agent shall have the right, from time to time, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Inventory, in its Permitted Discretion. Eligible Inventory shall not include any Inventory of a Borrower that:

(a) is not owned by a U.S. Borrowers the Canadian Borrower or a Canadian Subsidiary Guarantor free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the applicable Borrower’s or Canadian Subsidiary Guarantor’s performance with respect to that Inventory), except the First Priority Lien in favor of the Collateral Agent on behalf of the Secured Parties, the junior Lien in favor of the Noteholder Collateral Agent on behalf of the Senior Secured Noteholders (so long as the Intercreditor Agreement remains in effect with respect thereto) and Permitted Liens in favor of landlords, bailees and freight carriers and forwarders to the extent permitted in the provisions of this Agreement and the Collateral Access Agreements;

(b) (i) is located with a vendor, a customer of a Credit Party or its Affiliates or outside processor or on a property owned or leased by any of the foregoing, (ii) is not located on premises owned, leased or rented by a Credit Party unless in the case of leased or rented premises, either (x) a Collateral Access Agreement has been delivered to the Administrative Agent or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (iii) is stored with a bailee at a leased location, unless, either (x) a Collateral Access Agreement has been delivered to the Administrative Agent, or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (iv) is stored with a bailee or warehouseman, unless, either (x) a Collateral Access Agreement has been received by the Administrative Agent or (y) a Rent Reserve reasonably satisfactory to the Administrative Agent has been established with respect thereto, or (v) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Collateral Agent or the Noteholder Collateral Agent unless a Collateral Access Agreement has been delivered to the Administrative Agent;

(c) it is not reflected in the details of a current perpetual inventory report;

(d) is in transit, except for (i) up to 5% of the aggregate Value of all Inventory owned by the Borrowers and the Canadian Subsidiary Guarantors that is in transit between locations owned or leased by one or more Borrowers or Canadian Subsidiary Guarantors (provided that the Security Condition with respect to such Inventory is at all times satisfied) and (ii) up to $10,000,000 of Eligible In-Transit Inventory on the water or which is located in an Applicable Eligible Jurisdiction, may, in each case, be deemed Eligible Inventory hereunder to the extent it otherwise satisfies the eligibility criteria hereunder.

(e) is covered by a negotiable document of title or warehouse receipt unless all actions have been taken to create and perfect a First Priority Lien in favor of the Collateral Agent in such document of title or warehouse receipt and the Inventory covered thereby, including, without limitation, the delivery to the Collateral Agent or an agent thereof of such document of title and warehouse receipt with all necessary endorsements;

(f) it is not saleable condition as new Inventory or is excess, obsolete, unsaleable, seconds, defective, damaged or unfit for sale;

(g) consists of goods that are non-conforming, scrap, slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, promotional products, supplies used or consumed in a Borrower’s business or bill and hold goods;

(h) consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower or Canadian Subsidiary Guarantor or to any Affiliate of such Borrower or Canadian Subsidiary Guarantor;

(i) it is held on or delivered on consignment;

(j) it consists of goods that have been returned or rejected by the buyer which are not resaleable as new;

(k) it is subject to a down payment or security deposit;

(l) is not of a type held for sale in the ordinary course of any Borrower’s or Canadian Subsidiary Guarantor’s business;

(m) is not subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Parties;

(n) breaches in any material respect any of the representations, warranties or covenants pertaining to Inventory set forth in the Credit Documents;

(o) does not conform in any material respect to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(p) is Commingled Inventory;

(q) except for Eligible Inventory in transit on the water as described in clause (d)(ii) above, is located outside of an Applicable Eligible Jurisdiction;

(r) is subject to a license agreement, a private label agreement or other similar arrangement with a third party which, in the Administrative Agent’s determination, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the

Administrative Agent or the Collateral Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(s) is not covered by casualty insurance as required by the terms of this Agreement;

(t) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(u) (A) the value of which on the Perpetual Inventory is reduced by any ledger reserve or (B) any capitalized variance to standard cost is maintained with respect thereto, but in each case, only to the extent of such reserve or variance which is in effect with respect thereto;

(v) consists of cores inventory;

(w) is located in a location in which the Value of all Inventory at such location is less than $100,000;

(x) the manufacturing or distribution of which was not in material compliance with applicable law, including the FLSA; or

(y) is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding individuals and Holdings and its Subsidiaries and Affiliates and, in the event of a transfer of Canadian Borrower Revolving Loans, any transferee that would not qualify as a “Canadian Lender” as hereinabove defined.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.

“Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Borrowers.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings under or relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect (including legally binding agreements with any Governmental Authority) and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liability” shall mean liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated, including phantom stock, stock appreciation rights or other similar securities, rights or interests therein) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest, unlimited liability company member interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with Holdings or a Subsidiary of Holdings is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Sections 302 and 4007 of ERISA and/or Section 412 and 4971 of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Plan, (b) failure with respect to any Plan to have satisfied the minimum funding standard for any plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or a determination that any Plan is, or is reasonably expected to be, in at-risk status within the meaning of Section 430 of the Code or Section 303 of ERISA, (c) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA (or Section 302(c) of ERISA for plan years beginning after 2007) of an application for a waiver of the minimum funding standard or an extension of any amortization period with respect to any Plan, (d) the incurrence by Holdings or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, (e) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the incurrence by Holdings or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by Holdings or ERISA Affiliate thereof of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Title IV of ERISA or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or the receipt by Holdings or any ERISA Affiliate of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or (h) the engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Availability” shall mean, as of any date of determination, the remainder of (i) the Total Borrowing Base at such time minus (ii) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean all of the following Deposit Accounts: (w) disbursement accounts established solely for the payment of medical and dental expenses in connection with health insurance programs for employees of Holdings and its Subsidiaries, (x) petty cash accounts established (or otherwise maintained) (i) by any U.S. Credit Party that do not have cash balances at any time exceeding $1,000,000 in the aggregate for all such petty cash accounts of the U.S. Credit Parties, and (ii) by any Canadian Credit Party that do not have cash balances at any time exceeding the U.S. Dollar Equivalent of $500,000 in the aggregate for all such petty cash accounts of the Canadian Credit Parties, (y) payroll tax accounts established at Toronto-Dominion Bank at which no balances in excess of Cdn.$100,000 are maintained other than immediately prior to payroll tax disbursements to be funded therefrom, and (z) any accounts maintained at banks or other financial institutions located outside of the United States or Canada that do not have cash balances, in the aggregate, in excess of €500,000.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on or measured by its gross or net income or receipts, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal offices is located or, in the case of any Lender, in which its applicable lending office is located or as a result of a present or former connection between the Administrative Agent, such Lender or other recipient, as applicable, and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.13 or 13.04(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding pursuant to Section 5.04(a) and (d) any withholding Tax that is attributable to a Foreign Lender’s failure to comply with Section 5.04(d).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of November 30, 2004, among Holdings, the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P. and Credit Suisse First Boston, as co-syndication agents, and Deutsche Bank AG, Cayman Islands Branch and UBS Securities LLC, as co-documentation agents (as in effect on the Effective Date).

“Existing Indebtedness” shall have the meaning provided in Section 10.04(b).

“Existing Joint Venture” shall mean those joint ventures in respect of which the Company or any Subsidiary thereof holds an Equity Interest on the Effective Date, as set forth on Schedule 1.01(d).

“Existing Letters of Credit” shall have the meaning provided in Section 3.01(a)(B).

“Existing Receivables Securitization Facility” shall mean the Receivables Purchase Agreement, dated as of November 30, 2004, among Affinia Receivables LLC, a Delaware limited liability company, Affinia Group Inc., a Delaware corporation, as initial servicer, the financial institutions party thereto, Park Avenue Receivables Company LLC, and JPMorgan Chase Bank, N.A., as agent.

“Existing Senior Subordinated Notes” shall mean the Company’s 9.0% senior subordinated notes due 2014 issued pursuant to the Existing Senior Subordinated Notes Indenture.

“Existing Senior Subordinated Notes Documents” shall mean the Existing Senior Subordinated Notes Indenture, the Existing Senior Subordinated Notes and each other document or agreement relating to the issuance of the Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of November 30, 2004, among the Company, as issuer, Holdings and the U.S. Subsidiary Guarantors party thereto as guarantors and Wilmington Trust Company, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Extraordinary Expenses” shall mean expenses (described in Section 13.01(a)) incurred during the existence of a Default or Event of Default or during the pendency of an Insolvency Proceeding.

“Facility Termination Date” shall mean the earlier of (i) the Final Maturity Date or (ii) the U.S. Revolving Commitment Termination Date.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by Holdings or the Subsidiary of Holdings selling or transferring such asset.

“Federal Funds Rate” shall mean, for any period, (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent.

“Fee Letters” shall mean (i) the amended and restated fee letter agreement dated as of the Effective Date between Administrative Agent and the Borrowers and (ii) that certain fee letter agreement dated as of July 29, 2009 among the Company and the Lead Arranger.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01, including those due and payable under the Fee Letters.

“FEMA” shall mean the Federal Emergency Management Agency.

“Final Maturity Date” shall mean August 13, 2013.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens (excluding Permitted Liens as described in clause (y) of Section 10.01(d)) applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 10.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Fiscal Quarter” shall mean each fiscal quarter of a Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Holdings and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“FLSA” shall mean the Fair Labor Standards Act of 1938.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than in which the applicable Borrower is resident for Tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any plan, trust, insurance contract, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees or other service providers of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, other than a Canadian Pension Plan.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, subject (to the extent provided therein) to Section 13.07(a).

“General Claims” shall mean all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after full payment of the Obligations, resignation or replacement of Administrative Agent, or replacement of any Lender) incurred by or asserted against any indemnitee hereunder in any way relating to (a) any Loans, Letters of Credit, Credit Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any indemnitee hereunder in connection with any Credit Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Credit Documents or applicable law, or (e) failure by any Credit Party to perform or observe any terms of any Credit Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable indemnitee is a party thereto.

“Governmental Authority” shall mean the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Canadian Formula Amount” shall mean, on any date of determination, the Value of the Eligible Canadian Accounts on such date of determination minus the Canadian Dilution Reserve on such date.

“Gross U.S. Formula Amount” shall mean, on any date of determination, the Value of the Eligible U.S. Accounts on such date of determination minus the U.S. Dilution Reserve on such date.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders and each party (other than any Credit Party) in its capacity as a party to a Qualified Secured Hedging Agreement or a Qualified Secured Cash Management Agreement.

“Guaranteed Party” shall mean each Credit Party and each other Subsidiary of Holdings party to any Secured Hedging Agreement or Secured Cash Management Agreement.

“Guarantor” shall mean each of Holdings, each Borrower in its capacity as a Guarantor under a Subsidiaries Guaranty and each Subsidiary Guarantor.

“Guaranty” shall mean and include each of the Holdings Guaranty, the U.S. Subsidiaries Guaranty and the Canadian Subsidiaries Guarantee.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority pursuant to any applicable Environmental Law.

“Hedging Agreement” shall mean any Interest Rate Protection Agreement or Other Hedging Agreement.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Guaranty” shall mean the guaranty by Holdings under Section 15.

“Immaterial Subsidiary” shall mean, solely for the purposes of determining whether a Default or Event of Default has occurred under Section 11.05, any Subsidiary affected by any event or circumstance referred to in such Section to the extent that such Subsidiary did not, as of the last day of the Test Period ending on the last day of the Fiscal Quarter of Holdings most recently ended prior to such date of determination, have assets with a value equal to more than 5% of the consolidated total value of the assets of Holdings and the Subsidiaries or revenue equal to more than 5% of the total revenues of Holdings and the Subsidiaries as of such date, provided that if more than one such Subsidiary is so affected, then only those such Subsidiaries (when combined with any other such Subsidiary) having aggregate assets with a value of not more than 10% of the consolidated total assets of Holdings and the Subsidiaries or aggregate revenues of not more than 10% of the total revenues of Holdings and the Subsidiaries shall be deemed to be Immaterial Subsidiaries excluded from the operation of Section 11.05.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g), (h), (i) or (j) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, (g) all Off-Balance Sheet Liabilities of such Person, (h) all obligations of such Person upon which interest charges are customarily paid, and (i) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables not more than 90 days past due (unless such trade payables are being contested in good faith and proper reserves have been established and maintained), accrued expenses and deferred Tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” shall mean Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Individual Canadian Exposure” of any Canadian Lender shall mean, at any time, the U.S. Dollar Equivalent of the aggregate principal amount of all Canadian Borrower Revolving Loans made by such Lender and then outstanding.

“Individual U.S. Exposure” of any U.S. Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Borrower Revolving Loans made by such Lender and then outstanding, (b) such Lender’s RL Percentage in the aggregate principal amount of all Swingline Loans then outstanding and (c) such Lender’s RL Percentage in the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Bank Parties” shall mean, collectively, the Agents, the Lead Arrangers, the Documentation Agents, the Syndication Agents and the Initial Lenders.

“Initial Lenders” shall mean Bank of America, N.A.; Bank of America, N.A. (acting through its Canada branch); Barclays Bank PLC; Wells Fargo Foothill, LLC; JPMorgan Chase Bank, N.A.; and Deutsche Bank Trust Company Americas.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or under any state, provincial or foreign bankruptcy or insolvency law, general assignments for the benefit of creditors, a general moratorium on payment of debt or proceedings seeking reorganization, arrangement, liquidation, receivership, conservatorship or other similar relief.

“Intellectual Property” shall have the meaning provided in the Security Agreements.

“Intellectual Property Claim” shall mean any written claim or assertion that a Credit Party’s or any Subsidiary of a Credit Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property violates another Person’s Intellectual Property.

“Intercompany Loans” shall have the meaning provided in Section 10.05(h).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit K (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercreditor Agreement” shall have the meaning provided in Section 6.10.

“Interest Determination Date” shall mean, with respect to any Interest Period Loan, the second Business Day prior to the commencement of any Interest Period relating to such Interest Period Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Period Loan” shall mean a LIBOR Loan or a Canadian BA Rate Loan.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internal Management Reports” shall have the meaning provided in Section 8.05(a)(ii).

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC and/or in the PPSA, as applicable.

“Investments” shall have the meaning provided in Section 10.05.

“IPO” means an underwritten public offering of the Parent’s common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933; provided that (i) there are sales pursuant to such registration statement of shares of such common stock for a net aggregate offering price of not less than $250,000,000 and (ii) such common stock is listed on a national securities exchange.

“Issuing Lender” shall mean each of (i) Bank of America (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent and Holdings which agrees to issue Letters of Credit hereunder and (ii) with respect to the Existing Letters of Credit, JPMorgan Chase Bank, N.A. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit M (appropriately completed).

“Judgment Currency” shall have the meaning provided in Section 13.21.

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.21.

“LC Reserve” means the aggregate of all Letter of Credit Outstandings, other than (a) those that are fully Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Lender.

“Lead Arrangers” shall mean Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC; Wells Fargo Foothill, LLC; J.P. Morgan Securities Inc.; and Deutsche Bank Securities Inc., in their capacities as Joint Lead Arrangers and Joint Book Runners in respect of the credit facilities hereunder, and any successors thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean (a) the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing), unless, with respect to Revolving Loans only, pursuant to a good-faith dispute) or to fund its portion of any unreimbursed payment under Section 3.04(d), (b) a Lender having notified in writing the Company and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(a) (unless pursuant to a good-faith dispute) or (c), Section 2.04 or Section 3 or (c) a Lender has become the subject of an Insolvency Proceeding or is Controlled by a Person who has become the subject of an Insolvency Proceeding; provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or parent company thereof by a governmental authority or an instrumentality thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBOR” shall mean, for any Interest Period with respect to a LIBOR Loan for any U.S. Borrower, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage; provided, however, that in no event shall LIBOR be less than 1.50%.

“LIBOR Loan” shall mean a Loan that bears interest based on LIBOR.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), reservation, easement, right-of-way, covenant, restriction or other similar security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC, PPSA or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Revolving Loan and, solely as it relates to the U.S. Borrowers, each Swingline Loan.

“Long-Dated” shall have the meaning set forth on Schedule 1.01(c).

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, assets, business results of operations, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole, (b) the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (c) the ability of the Credit Parties (taken as a whole) to perform their respective payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (d) a material portion of the Collateral.

“Material Leasehold” shall mean any facility or location in which a Credit Party has a Leasehold interest and at which (i) with respect to any single location, the Value of Inventory and Equipment exceeds $500,000, (ii) with respect to any single location, the Value of Inventory and Equipment is less than or equal to $500,000 and, when such Value is aggregated with the Value of Inventory and Equipment at all other locations in which a Credit Party has a Leasehold interest at which the Value of Inventory and Equipment is less than or equal to $500,000 for which no Collateral Access Agreement is in place, exceeds $2,000,000 or (iii) any centralized location where books and records relating to the Accounts are located.

“Maximum Letter of Credit Amount” shall have the meaning provided in Section 3.02(a).

“Maximum Swingline Amount” shall mean $30,000,000.

“Minimum Borrowing Amount” shall mean (a) for Base Rate Loans (other than Swingline Loans) and Canadian Prime Rate Loans, $500,000 and minimum increments of $100,000 in excess thereof and (b) for Interest Period Loans, $1,000,000 and minimum increments of $100,000 in excess thereof.

“Monthly Reporting Period” shall mean the period commencing with the calendar month immediately preceding any calendar month during which Excess Availability falls below the greater of (x) $63,000,000 or (y) 20% of the Total Revolving Loan Commitment (such month during which such Excess Availability was below such amount being the “Subject Month”) and continuing until (and including) the second complete consecutive calendar month occurring after the Subject Month for which Excess Availability was at all times above the foregoing amounts and for which months (including such second consecutive month) the Credit Parties shall have delivered all monthly financial statements and monthly management reports required to be delivered to the Administrative Agent pursuant to Sections 9.01 and 9.02.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, collateral/charge mortgage, debenture, immovable hypothec, deed of trust, deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992 or its equivalent if such form is not available in the relevant jurisdiction).

“Mortgaged Property” shall mean, with respect to any individual Real Property owned by Holdings or the Credit Parties (i) Real Property with a building insured value in excess of $5,000,000, (ii) Real Property with a building insured value equal to or less than $5,000,000 and located within the same county and State as Real Property encumbered (or required to be encumbered) pursuant to the foregoing clause (i), and (iii) other Real Property owned by Holdings or any of the Credit Parties which is or is required to be encumbered by a mortgage or similar security interest pursuant to the Senior Secured Notes Documents or the Additional Senior Secured Notes Documents.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which contributions are, or within the immediately preceding five-year period, have been made (or have been required to have been made) by Holdings or a Subsidiary of Holdings or an ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined separately for raw materials, work-in-process and finished goods Inventory by an unaffiliated valuation company acceptable to the Administrative Agent after performance of an inventory valuation to be done at the Administrative Agent’s request and the Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory on an “as is” basis and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such raw materials, work-in-process and finished goods Inventory.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each U.S. Borrower Revolving Note, the Canadian Borrower Revolving Note and the U.S. Borrower Swingline Note, and “Notes” shall mean all of them collectively.

“Noteholder Collateral Agent” shall mean Wilmington Trust Company, in its capacity as noteholder collateral agent under the Senior Secured Notes Documents, and its successors and assigns in such capacity.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at Bank of America Business Capital, 2600 West Big Beaver Road, Troy, Michigan 48084, Facsimile: 248-822-5809, and (ii) for operational notices, the office of the Administrative Agent located at Bank of America, Credit Services Rep III, 20975 Swenson Drive Suite 200, Waukesha, Wisconsin 53186, Facsimile: 312-453-6426; provided that in the case of all Borrowings of Canadian Borrower Revolving Loans, a copy of such notice also shall be delivered simultaneously to Bank of America, 200 Front Street West, Suite 2700, Toronto, Ontario M5V 3L2; or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 13.21.

“Obligations” shall mean all (a) principal of and premium, if any, on the Loans, (b) Letter of Credit Outstandings and other fees, expenses and other obligations of Credit Parties with respect to Letters of Credit, (c) interest, expenses, fees (including the Fees) and other sums payable by Credit Parties under Credit Documents, (d) obligations of Credit Parties under any indemnity for General Claims, (e) Extraordinary Expenses, (f) all Indebtedness, obligations and liabilities of any kind owing by any Credit Party under any Qualified Secured Cash Management Agreements and/or Qualified Secured Hedging Agreements and (g) other Indebtedness, obligations, liabilities or other amount of any kind owing by Credit Parties pursuant to the Credit Documents, any Qualified Secured Cash Management Agreements or Qualified Secured Hedging Agreements, in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale-leaseback transactions that does not create a liability on the balance sheet of such Person (other than an operating lease), (c) any obligation under a Synthetic Lease, asset securitization or other similar transaction or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Overadvance” shall mean, with respect to the U.S. Borrowers, the amount by which the Aggregate U.S. Borrower Exposure exceeds U.S. Borrowing Base, and with respect to the Canadian Borrowers, the amount by which the U.S. Dollar Equivalent of the Aggregate Canadian Borrower Exposure exceeds the Canadian Borrowing Base at such time.

“Overadvance Loan” shall mean Revolving Loans described in Section 2.01(f).

“Parent” shall mean Affinia Group Holdings Inc., a Delaware corporation.

“Parent PIK Note” shall mean that certain Seller Subordinated Note due November 30, 2019 in the face amount of $74,500,000 made by Affinia Group Holdings Inc. in favor of Dana Corporation.

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Office” shall mean (i) except as provided in clause (ii) below, the office of the Administrative Agent located at Bank of America, Credit Services Rep III, 20975 Swenson Drive Suite 200, Waukesha, Wisconsin 53186, Facsimile: 312-453-6426 and (ii) in the case of all payments with respect to Canadian Borrower Revolving Loans, the office of the Administrative Agent located at Bank of America, 200 Front Street West, Suite 2700, Toronto, Ontario M5V 3L2, or (in either case) such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PBGF” shall mean the Pension Benefits Guarantee Fund of Ontario.

“Perfection Certificate” shall mean a certificate in the form of Exhibit P or any other form approved by the Administrative Agent, as the same may be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a Perfection Certificate supplement in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition of an Acquired Entity or Business by the Company or any Subsidiary of the Company, including by means of acquisition, merger, consolidation, amalgamation or otherwise; provided that:

(i) at the time of such acquisition, either the Tier I Payment Conditions or the Tier II Payment Conditions shall be satisfied both before and after giving effect to such acquisition and the consideration paid or to be paid by the Company or any such Subsidiary consists solely of cash (including proceeds of Loans), any Equity Interests of Parent, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, and the Aggregate Consideration for which shall not exceed the Applicable Permitted Investment Amount as then in effect;

(ii) such Acquired Entity or Business to be acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.11;

(iii) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest);

(iv) all transactions related to such acquisition are consummated in accordance with applicable laws;

(v) Holdings shall have given to the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent in any given case), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition;

(vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(vii) with respect to all assets acquired by any Credit Party in connection therewith, the Security Condition shall have been met, including without limitation, in the case of any Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition, to the extent owned by a Credit Party (or a Person that will become a Credit Party as a result of such Permitted Acquisition), shall be pledged and delivered for the benefit of the Secured Parties pursuant to (and to the extent required by) the applicable Security Documents;

(viii) Holdings will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.10, to the reasonable satisfaction of the Administrative Agent; and

(ix) the consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Holdings and the other Credit Parties that the certifications required to be made pursuant to this definition have been satisfied and are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

“Permitted Customer Program” shall have the meaning set forth on Schedule 1.01(c).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of commercial reasonable business judgment (from the perspective of a secured asset-based lender). The burden of establishing lack of good faith hereunder shall be on the Company. Unless a Default or an Event of Default has occurred and is continuing, the Administrative Agent shall not, in the exercise of its Permitted Discretion, impose additional restrictions (or eliminate any restrictions it has imposed) to the standards of eligibility set forth in the respective definitions of “Eligible Accounts” and “Eligible Inventory”, including reserves with respect to sums that the Borrowers are or will be required to pay (such as sales, excise or similar taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid, unless the Administrative Agent shall have provided the Company at least three Business Days’ prior written notice of any such establishment or increase in reserves or imposition of additional restrictions to such standards of eligibility.

“Permitted Encumbrances” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, which exceptions are acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) the Sponsor and any Affiliate of the Sponsor that is neither an operating company nor a company Controlled by an operating company and (ii) any general partner of any of the foregoing.

“Permitted Investment Amount” shall mean, as it relates to any Investment (i) constituting Intercompany Loans from Credit Parties to non-Credit Parties or from U.S. Credit Parties to Canadian Credit Parties under and pursuant to Section 10.05(h), (ii) constituting capital contributions by Credit Parties to non-Credit Parties or U.S. Credit Parties to Canadian Credit Parties under and pursuant to Section 10.05(i)(v), (iii) constituting Permitted Acquisitions under and pursuant to Section 10.05(l) or (iv) constituting any other Investment under and pursuant to Section 10.05(q) (each, a “Subject Investment”), (a) so long as the Tier I Payment Conditions (but not the Tier II Payment Conditions) are and will be satisfied both before and after giving effect to such Subject Investment, any amount which, when aggregated with all Subject Investments made after the Effective Date pursuant to this clause (a), would not exceed $50,000,000 at any time outstanding (i.e., net of return of capital, but without giving effect to any write-downs or write-offs thereof), (b) so long as the Tier II Payment Conditions are and will be satisfied both before and after giving effect to such Subject Investment, any amount less than the amount at which the Tier II Payment Conditions would cease to be satisfied (and such Subject Investments pursuant to this clause (b) shall not be deemed to reduce the amounts permitted to be invested pursuant to clause (a) immediately above), and (c) if neither the Tier I Payment Conditions nor the Tier II Payment Conditions would be satisfied both before and after the making of any such Subject Investment, $0. If at any time the Tier II Payment Conditions are satisfied prior to the making of any such proposed Subject Investment, but the amount of any such proposed Subject Investment would exceed the Permitted Investment Amount set forth in clause (b) above, but would not exceed the aggregate amount of such Subject Investment permitted to made at such time pursuant to clauses (a) and (b) above, such Subject Investment shall be deemed to be two Subject Investments (the first under clause (b) to the extent of the Permitted Investment Amount in respect thereof and the second under clause (a) to the extent of the Permitted Investment Amount in respect thereof) for purposes of determining its compliance with the Permitted Investment Amount with respect thereto. Reductions in the outstanding amount of any such split Subject Investment (i.e., as a result of return of capital) shall be applied pro rata to that portion of such Subject Investment allocated under the Tier I Payment Condition pursuant to clause (a) above and to that portion of such Subject Investment allocated under the Tier II Payment Condition pursuant to clause (b) above based on the proportion that each such portion originally bore to the total amount of such Subject Investment.

“Permitted Joint Venture” shall mean any joint venture (a) in which the Company or any Subsidiary thereof holds an Equity Interest that represents 50% or less of the ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in such joint venture and (b) that is engaged in a business permitted under Section 10.11(a), including the Existing Joint Ventures.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Quinton Hazell Joint Venture” shall mean, in connection with a Quinton Hazell Disposition, the transfer or disposition of the assets of the Quinton Hazell operations or the Credit Parties’ Equity Interests in the Subsidiaries conducting the Quinton Hazell operations, in each case, to a Non-Wholly-Owned Subsidiary or Permitted Joint Venture in exchange for an Equity Interest in such Non-Wholly-Owned Subsidiary or Permitted Joint Venture; provided that in connection with such transfer, no other or additional assets or cash of Holdings or its Subsidiaries may be contributed or paid to such Non-Wholly-Owned Subsidiary or Permitted Joint Venture for Holding’s or its Subsidiaries’ Equity Interest therein (unless such additional contribution or payment independently satisfies Section 10.05), and with respect to any such Equity Interests or other proceeds of such transfer or disposition received by any Credit Party in any such entity, the Security Condition shall be satisfied immediately upon such receipt.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which Holdings or an ERISA Affiliate is (or if such plan were terminated would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but for greater certainty does not include a Canadian Pension Plan or a Foreign Pension Plan.

“PPSA” shall mean the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Prime Rate” shall mean the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any transaction or Investment hereunder the permissibility of which is dependent on the satisfaction of either the Tier I Payment Conditions or the Tier II Payment Conditions, the elements of such Tier I Payment Conditions or Tier II Payment Conditions which are expressly stated to be calculated on a pro forma basis shall be calculated giving effect to such transaction or Investment as if such transaction or Investment happened on the first day of the test period applicable thereto (i.e., in the case of the calculation of the Consolidated Fixed Charge Coverage Ratio, the first day of the Test Period most recently ended as of the last day of the month preceding such proposed transaction or Investment, in the case of Excess Availability, as of the date of such proposed transaction or Investment, and in the case of Average Aggregate Availability, the first day of the 90 day period immediately preceding the date of such proposed transaction or Investment), including, (i) the incurrence of any Indebtedness or payment of any underwriter, arranger, broker, investment banking, distribution or other similar fees by Holdings or any of its Subsidiaries in connection with any such transaction or Investment and the scheduled amortizations and interest expense relating thereto, (ii) any repayment or redemption of other Indebtedness of Holdings or any of its Subsidiaries in connection with any such transaction or Investment, (iii) the issuance of any Dividend by Holdings or any of its Subsidiaries in connection with any such transaction or Investment and (iv) in making any determination of Consolidated Fixed Charge Coverage Ratio in connection with any Permitted Acquisition, pro forma effect shall be given to such Permitted Acquisition as if same had occurred on the first day of such Test Period taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of such Test Period. In calculating interest expense on Indebtedness incurred under clause (i) of the next preceding sentence, such Indebtedness shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate Indebtedness or (B) the average of three month LIBO rate which would have been applicable thereto during the respective period when the Indebtedness was outstanding, in the case of floating rate Indebtedness, except that (x) interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the relevant Test Period shall be calculated using the actual rates applicable thereto while the same was actually outstanding and (y) the rates of floating rate Indebtedness shall take into account any Interest Rate Protection Agreement applicable to such Indebtedness.

“Proceeds of Crime Act” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Projections” shall mean the projections dated July 16, 2009, and that were prepared by or on behalf of Holdings in connection with this Agreement and delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Qualified Secured Cash Management Agreements” shall mean each Cash Management Agreement entered into by Holdings or one of its Subsidiaries with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement pursuant to Section 13.22.

“Qualified Secured Hedging Agreements” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreement entered into by Holdings or one of its Subsidiaries with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Interest Rate Protection Agreement and/or Other Hedging Agreement is designated as a Qualified Secured Hedging Agreement pursuant to Section 13.22.

“Quinton Hazell Disposition” shall mean the sale, transfer or other disposition (including by way of merger, consolidation, sale of capital stock or sale of assets) of all or substantially all of the Quinton Hazell operations of the Company and its Subsidiaries, including any such sale, transfer or disposition in connection with the creation of a Permitted Joint Venture engaged in such operations, but only to the extent constituting a Permitted Quinton Hazell Joint Venture.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinancing” shall mean the refinancing transactions described in Section 6.06.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Reinvestment Condition” shall mean, (i) with respect to the net cash proceeds from any sale, casualty, condemnation or other taking (whether by eminent domain or otherwise) or other disposition of any assets which do not constitute ABL Priority Collateral, that such net cash proceeds are reinvested in the business of Holdings or a Subsidiary or otherwise applied within 365 days of the earlier of (a) the receipt thereof and (b) the date required to be reinvested or otherwise applied, in accordance with the terms of the Existing Senior Subordinated Notes Indenture, any Additional Senior Subordinated Notes Documents, the Senior Secured Notes or any Additional Senior Secured Notes, in each case, in such a manner that no such amounts shall be required to be used to redeem any Existing Senior Subordinated Notes or Additional Senior Subordinated Notes in accordance with the terms of the Existing Senior Subordinated Notes Documents or any Additional Senior Subordinated Notes Documents, except to the extent such redemption would be permitted by Section 10.03(b) or pursuant to a refinancing of the Existing Senior Subordinated Notes or any Additional Senior Subordinated Notes permitted pursuant to Section 10.04(b) or 10.04(p) of this Agreement, and (ii) with respect to the net cash proceeds from any sale, casualty, condemnation or other taking (whether by eminent domain or otherwise) or other disposition of any ABL Priority Collateral, that such net cash proceeds are used or applied in a manner consistent with the terms and conditions hereof.

“Release” shall mean a release as defined in CERCLA or under any other similar applicable Environmental Law.

“Rent Reserve” means either a Canadian Rent Reserve or a U.S. Rent Reserve.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, their outstanding Individual U.S. Exposures and/or Individual Canadian Exposures, as applicable) represents at least a majority of the sum of the Revolving Loan Commitments (or, after the termination thereof, the outstanding Individual U.S. Exposures and/or Individual Canadian Exposures, as applicable) of all Non-Defaulting Lenders in effect at such time.

“Reserve Percentage” shall mean the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Revolver Facilities” shall have the meaning provided in Section 16.01(f).

“Revolving Loan” shall have the meaning provided in Section 2.01(a), but shall not include Swingline Loans.

“Revolving Loan Commitment” shall mean, for each Lender, the sum of the amounts set forth opposite such Lender’s name in Schedule 1.01(a) directly below the columns entitled “U.S. Commitment” and “Canadian Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b), or (z) increased from time to time pursuant to Section 2.14.

“RL Percentage” shall mean:

(a) when used with respect to the U.S. Lenders with respect to the U.S. Commitment (or the Loans thereunder), the Swingline Loans or the Letters of Credit (or any participations therein), the RL Percentage of any such U.S. Lender shall be equal to a fraction (expressed as a percentage), the numerator of which is the U.S. Commitment of such U.S. Lender and the denominator of which is the U.S. Commitment of all Lenders at such time, provided that if the RL Percentage of any U.S. Lender is to be determined after the U.S. Commitment has been terminated, then the RL Percentages of such U.S. Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to subsequent assignments effected in accordance with the relevant requirements of this Agreement);

(b) when used with respect to the Canadian Lenders with respect to the Canadian Commitment (or the Loans thereunder), the RL Percentage of any such Canadian Lender shall be equal to a fraction (expressed as a percentage), the numerator of which is the Canadian Commitment of each Canadian Lender and the denominator of which is the Canadian Commitments of all Lenders at such time, provided that if the RL Percentage of any Canadian Lender is to be determined after the Canadian Commitment has been terminated, then the RL Percentages of such Canadian Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to subsequent assignments effected in accordance with the relevant requirements of this Agreement); and

(c) when used with respect to the Lenders in aggregate with respect to the Total Revolving Loan Commitment, the RL Percentage of any Lender shall be equal to a fraction (expressed as a percentage), the numerator of which is the aggregate of the Canadian Commitments and U.S. Commitments of such Lender and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if such RL Percentage of any such Lender is to be determined after the Canadian Revolving Commitment Termination Date or the Facility Termination Date, then the RL Percentages of such Canadian Lender shall be determined using the terminated Commitments as in effect immediately prior (and without giving effect) to such termination (but giving effect to subsequent assignments effected in accordance with the relevant requirements of this Agreement).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SEC” shall have the meaning provided in Section 9.01(h).

“Second Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to the Security Documents, that such Lien is First Priority other than with respect to Liens permitted pursuant to clause (y) of Section 10.01(d) on non-ABL Priority Collateral owned by the U.S. Credit Parties created by or pursuant to the Senior Secured Notes Documents and having priority over the Obligations pursuant to the Intercreditor Agreement.

“Secured Parties” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreements” shall mean the U.S. Security Agreement and the Canadian Security Agreement.

“Security Condition” shall mean, with respect to any property owned or acquired by a Credit Party, the condition that immediately, in the case of ABL Priority Collateral, or promptly as required pursuant hereto and to the Security Documents, in the case of other Collateral, upon the effectiveness of such ownership or acquisition, (i) such property shall constitute “Collateral” and shall be subject to a valid and continuing security interest in favor of the Collateral Agent, in each case, to the extent required hereby and by the Security Documents, (ii) to the extent required hereby and by the Security Documents, such property shall be subject to a perfected First Priority Lien (in the case of the ABL Priority Collateral) or perfected Second Priority Lien (in the case of non-ABL Priority Collateral) of the Collateral Agent for the benefit of the Secured Parties, provided, with respect to property received by a Credit Party in exchange or replacement for other Collateral, the priority of the Collateral Agent’s security interest in such replacement or exchange Collateral shall be the same as the priority of the Collateral Agent’s security interest in such Collateral being so exchanged or replaced, (iii) all filings necessary or desirable to perfect the liens and the security interest intended to be granted to the Collateral Agent pursuant to the Security Documents shall have been made and are effective, (iv) in the case of notes, instruments, Chattel Paper or investment property or other similar negotiable property, to the extent required by the Security Documents, such property shall be delivered to the Collateral Agent (or the Noteholder Collateral Agent, as applicable in accordance with the terms of the Intercreditor Agreement), duly endorsed, together with all necessary transfer powers duly executed, and (v) all other steps shall have been taken to the Administrative Agent’s reasonable satisfaction to assure the effectiveness and priority of the Liens as referred to immediately above.

“Security Documents” shall mean and include each of the Security Agreements, each of the U.S./Local Law Pledge Agreements, the Canadian Pledge Agreement, the Intellectual Property Security Agreements (as defined in the Security Agreements), each Mortgage, and, after the execution and delivery thereof, each Additional Mortgage, any Cash Management Control Agreement and each Additional Security Document and any other document or agreement pursuant to which Holdings or any of its Subsidiaries grants or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Parties.

“Senior Secured Noteholders” shall mean the holders of the Senior Secured Notes.

“Senior Secured Notes” shall mean the Company’s 10.75% Senior Secured Notes due 2016, issued pursuant to the Senior Secured Note Indenture, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof. In addition, all references herein to the Senior Secured Notes shall be deemed to mean and include any Additional Senior Secured Notes to the extent issued in accordance with and for the purposes set forth in Section 10.04(p) hereof.

“Senior Secured Notes Asset Sales Proceeds Account” shall mean the “Asset Sales Proceeds Account” as defined in the Intercreditor Agreement.

“Senior Secured Notes Documents” shall mean the Senior Secured Notes, the Senior Secured Notes Indenture, the Senior Secured Notes Security Documents and all other documents executed and delivered with respect to the Senior Secured Notes or Senior Secured Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof. In addition, all references herein to the Senior Secured Notes Documents shall be deemed to mean and include any Additional Senior Secured Notes Documents to the extent entered into in connection with the issuance of the Additional Senior Secured Notes in accordance with the terms of this Agreement.

“Senior Secured Notes Indenture” shall mean the Indenture, dated as of August 13, 2009, among Holdings, the Company, the U.S. Subsidiary Guarantors and Wilmington Trust Company, as trustee, as in effect on the Effective Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Priority Collateral” shall mean the “Noteholder First Lien Collateral” under, and as defined in, the Intercreditor Agreement.

“Senior Secured Notes Security Documents” shall mean the “Security Documents” as defined in the Senior Secured Notes Indenture.

“Settlement Date” shall have the meaning provided in Section 2.04(b)(i).

“Sponsor” shall mean The Cypress Group L.L.C.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subordinated Debt” shall mean the Existing Senior Subordinated Notes, any Additional Senior Subordinated Notes and any other Indebtedness incurred by an Obligor that is expressly subordinate and junior in right of payment to full payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination), in each case, satisfactory to the Administrative Agent.

“Subsidiaries Guaranties” shall mean the U.S. Subsidiaries Guaranty and the Canadian Subsidiaries Guarantee, and “Subsidiaries Guaranty” shall mean any one of them.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” shall mean the U.S. Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Supermajority Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, their outstanding Individual U.S. Exposures and/or Individual Canadian Exposures, as

applicable) represents at least 80% of the sum of the Revolving Loan Commitments (or, after the termination thereof, the outstanding Individual U.S. Exposures and/or Individual Canadian Exposures, as applicable) of all Non-Defaulting Lenders in effect at such time.

“Swingline Expiry Date” shall mean the earlier of (a) that date which is five Business Days prior to the Final Maturity Date and (b) the Facility Termination Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Syndication Agents” shall mean Barclays Capital and Wells Fargo Foothill, LLC, in their capacities as Co-Syndication Agents in respect of the credit facilities hereunder, and any successors thereto.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio for any purpose, each period of twelve consecutive calendar months of Holdings then last ended, in each case taken as one accounting period and, for any other purpose, each period of four consecutive Fiscal Quarters of Holdings then last ended, in each case, taken as one accounting period.

“Tier I Payment Conditions” shall mean that each of the following conditions are satisfied both at the time of each action or proposed action and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Excess Availability (on the date of such action or proposed action) and Average Aggregate Availability (for the 90-day period ending on the date of such action or proposed action, or such shorter period of time that shall have elapsed from and after the Effective Date until the date of such action or proposed action (but not less than 30 days)), in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period, shall exceed the greater of (x) $78,750,000 and (y) 25% of the Total Revolving Loan Commitment as then in effect, (iii) Holdings shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the Test Period ending as of the last day of the immediately preceding calendar month calculated, other than with respect to prepayments of Indebtedness pursuant to Section 10.03(b), on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Test Period, (iv) in the case of Permitted Acquisitions, Dividends and other distributions, Investments or other payments, such Permitted Acquisitions, Dividends and other distributions, Investments or other payments would be permitted under the Senior Secured Notes Documents, the Existing Senior

Subordinated Notes Documents and any Additional Senior Subordinated Notes Documents, and (v) not less than ten (10) days prior to such action or proposed action, Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying as to compliance with preceding clauses (i) through (iv) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii), which certificate shall be recertified to the Administrative Agent by an Authorized Officer of Holdings on and as of the date of the proposed transaction.

“Tier II Payment Conditions” shall mean that each of the following conditions are satisfied both at the time of each action or proposed action and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Excess Availability (on the date of such action or proposed action) and Average Aggregate Availability (for the 90-day period ending on the date of such action or proposed action, or such shorter period of time that shall have elapsed from and after the Effective Date until the date of such action or proposed action (but not less than 30 days)), in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period, shall exceed the greater of (x) $110,250,000 and (y) 35% of the Total Revolving Loan Commitment as then in effect, (iii) Holdings shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the Test Period ending as of the last day of the immediately preceding calendar month calculated, other than with respect to prepayments of Indebtedness pursuant to Section 10.03(b), on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Test Period, (iv) in the case of Permitted Acquisitions, Dividends and other distributions, Investments or other payments, such Permitted Acquisitions, Dividends and other distributions, Investments or other payments would be permitted under the Senior Secured Notes Documents, the Existing Senior Subordinated Notes Documents and any Additional Senior Subordinated Notes Documents, and (v) not less than ten (10) days prior to such action or proposed action, Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying as to compliance with preceding clauses (i) through (iv) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii), which certificate shall be recertified to the Administrative Agent by an Authorized Officer of Holdings on and as of the date of the proposed transaction.

“Total Borrowing Base” shall mean, as of any date of determination, the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of all Revolving Loan Commitments of the Lenders at such time.

“Total Unutilized Canadian Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (a) the Canadian Commitment in effect at such time less (b) the Aggregate Canadian Borrower Exposure at such time.

“Total Unutilized U.S. Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (a) the U.S. Commitment in effect at such time less (b) the Aggregate U.S. Borrower Exposure at such time.

“Transaction” shall mean, collectively, (a) the consummation of the Refinancing, (b) the execution, delivery and performance by each Credit Party of the Senior Secured Notes Documents to which it is a party, the issuance of the Senior Secured Notes and the use of proceeds thereof, (c) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Effective Date and the use of proceeds thereof and (d) the payment of all fees and expenses in connection with the foregoing.

“Trigger Period” means, with respect to Section 10.07 the period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than the greater of (i) 15% of the Total Revolving Loan Commitments at such time and (ii) $47,250,000 (the “Threshold Amount”) at any time; and (b) continuing thereafter until no Event of Default has existed and Excess Availability has been greater than the Threshold Amount at all times for 60 consecutive days.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBOR Loan, a Canadian Prime Rate Loan or a Canadian BA Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the excess of the Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the fair market value of that Plan’s assets, determined as of the beginning of the most recent plan year in accordance with the assumptions used for funding the Plan pursuant to Sections 412 and 430 of the Code for the plan year.

“Unfunded Pension Liability” shall mean, at a point in time at which an actuarial valuation is effective, the excess of a Canadian Pension Plan’s benefit liabilities, over the current value of that Canadian Pension Plan’s assets, determined in accordance with the assumptions used for funding the Canadian Pension Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the Pension Benefits Act (Ontario).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“U.S. Account Concentration Reserve” shall mean, on any date of determination, the aggregate sum for all Account Debtors (collectively with their Affiliated Account Debtors) in respect of the Eligible U.S. Accounts, of the amount by which (i) the total amount of each Account Debtor’s (collectively with its Affiliated Account Debtors’) Eligible U.S. Accounts exceeds (ii) the U.S. Concentration Limit for such Account Debtor and its Affiliated Account Debtors, in each case, on such date of determination.

“U.S. Accounts Formula Amount” means on any date of determination, the product of (i) 85% and (ii) the difference of the Gross U.S. Formula Amount minus the U.S. Account Concentration Reserve on such date of determination.

“U.S. Availability Reserve” means, with respect to the U.S. Borrowing Base, the sum (without duplication) of (a) the U.S. Inventory Reserve; (b) the U.S. Rent Reserve; (c) the LC Reserve; (d) the U.S. Qualified Secured Hedging Agreement Reserve; (e) the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Canadian Borrower’s U.S. Borrowing Base Usage; (g) the U.S. Qualified Secured Cash Management Agreement Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time.

“U.S. Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any U.S. Borrower, including as guarantors of the Canadian Borrower Obligations under the U.S. Subsidiaries Guaranty.

“U.S. Borrower Revolving Loans” shall have the meaning set forth in Section 2.01(a).

“U.S. Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower Swingline Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“U.S. Borrowing Base” shall mean, as of any date of calculation, an amount equal to the lesser of (a) the aggregate amount of U.S. Commitment, minus the LC Reserve, minus the U.S. Qualified Secured Hedging Agreement Reserve, minus the U.S. Qualified Secured Cash Management Agreement Reserve, minus the Canadian Borrower’s U.S. Borrowing Base Usage, minus the U.S. Rent Reserve, minus such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time; and (b) the sum of the U.S. Accounts Formula Amount, plus the U.S. Inventory Formula Amount, minus the U.S. Availability Reserve; provided, however, that if the ratio (expressed as a percentage) of the U.S. Inventory Formula Amount to the U.S. Borrowing Base exceeds the Applicable Seasonal Percentage then in effect, the U.S. Inventory Formula Amount shall be reduced to an amount such that such ratio equals such Applicable Seasonal Percentage. The Administrative Agent shall have the right (but no obligation) to review such computations in consultation with the Company and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.

“U.S. Collection Account” shall mean each U.S. Deposit Account established at a U.S. Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“U.S. Collection Bank” shall have the meaning provided in Section 5.03(b).

“U.S. Commitment” shall mean (i) with respect to each U.S. Lender, its U.S. Commitment set forth on Schedule 1.01(a) (as such commitment may be increased or decreased from time to time pursuant to the terms of this Agreement, including by way of Assignment and Assumption Agreement) and (ii) with respect to all of the U.S. Lenders, $295,000,000, as the same may be increased or decreased from time to time pursuant to the terms of this Agreement.

“U.S. Concentration Limit” shall mean, with respect to any Account Debtor and its Affiliated Account Debtors in respect of the Eligible U.S. Accounts, 10% of the Gross U.S. Formula Amount at such time (or, in the case of those Account Debtors (collectively with their respective Affiliated Account Debtors) listed on Schedule 1.01(b), to the extent exceeding 10%, the respective percentages set forth opposite the names of such Account Debtors on such Schedule 1.01(b)) (such percentages as applied to a particular Account Debtor (and its Affiliated Account Debtors) being subject to reduction by the Administrative Agent, in its Permitted Discretion, if the creditworthiness of such Account Debtor (and its Affiliated Account Debtors) deteriorates or is otherwise unacceptable to the Administrative Agent); provided, however that at the request of the Company, and with the consent of the Supermajority Lenders, names may be added to Schedule 1.01(b) and/or corresponding concentration limits, subject to the provisions above in this definition, may be increased from time to time.

“U.S. Credit Parties” shall mean Holdings, the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“U.S. Deposit Account” shall mean a demand, time, savings, passbook or like account established by a U.S. Credit Party with a bank, savings and loan association, credit union or like organization located in the United States or a state thereof or the District of Columbia.

“U.S. Dilution Percentage” shall mean, as of any date of determination, as to the Accounts owned by the U.S. Borrowers, the positive difference, if any, of (i) a percentage, based upon the experience of the immediately prior twelve consecutive months, that is the result of dividing the U.S. Dollar amount of (a) aggregate Dilution with respect to such Persons’ Accounts during such period, by (b) such Persons’ aggregate billings with respect to their Accounts during such period, minus (ii) 5%. If the U.S. Dilution Percentage is less than or equal to zero, such percentage shall be deemed to be zero.

“U.S. Dilution Reserve” shall mean, as of any date of determination, the positive sum, if any, of (x) the product of the U.S. Dilution Percentage and the Value of the Eligible U.S. Accounts, in each case, as of such date, plus (y) the amount, if any, by which the difference between the U.S. Borrower’s aggregate account receivables general lender reserve minus the aggregate U.S. Borrower’s Dilutive Items, exceeded the U.S. Portion of $3,000,000 as of such date of determination.

“U.S. Disbursement Account” shall mean each U.S. Deposit Account maintained by a U.S. Credit Party for its general corporate purposes, including for the purpose of paying trade payables and other operating expenses (other than a disbursement account that is an Excluded Account).

“U.S. Dominion Account” a special U.S. Deposit Account established by the U.S. Credit Parties at Bank of America or another commercial bank acceptable to the Administrative Agent, over which account the Administrative Agent has exclusive control for withdrawal purposes.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date; provided that for purposes of (x) determining compliance with Sections 5.02(a) and 7.01 and (y) calculating Fees pursuant to Section 4.01 (except Fees which are expressly required to be paid in a currency other than U.S. Dollars pursuant to Section 4.01), the U.S. Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other customary basis as is reasonably satisfactory to the Administrative Agent) on the last Business Day of each calendar month, provided, however, that at any time during a calendar month, if the Aggregate Canadian Borrower Exposure (for the purposes of the determination thereof, using the U.S. Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Canadian Commitment, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the U.S. Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the last Business Day of such calendar month or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the U.S. Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than U.S. Dollars on any date in the manner described above in this definition.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Inventory Formula Amount” means, on any date of determination for Eligible U.S. Inventory, the lesser of (i) 65% of the Value of the Eligible U.S. Inventory; and (ii) 85% of the sum of the Net Orderly Liquidation Values of the Eligible U.S. Inventory by category (i.e., work-in-process, raw materials and finished goods).

“U.S. Inventory Reserve” means reserves established by Administrative Agent in its commercially reasonable credit judgment to reflect factors that may negatively impact the Value of Inventory of the U.S. Borrowers, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“U.S./Local Law Pledge Agreement” shall have the meaning provided in Section 6.09.

“U.S. Lenders” shall mean Bank of America, N.A. and each other Lender that has issued a U.S. Commitment.

“U.S. Portion” shall mean, on any date of determination, the percentage determined by dividing the U.S. Commitment by the Total Revolving Loan Commitment, in each case, as of such date of determination.

“U.S. Qualified Secured Cash Management Agreements” shall mean each Qualified Cash Management Agreement between a U.S. Lender (or an Affiliate thereof) (as determined at the time such Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement without regard as to whether such Person is currently a U.S. Lender or an Affiliate thereof) and a U.S. Credit Party.

“U.S. Qualified Secured Cash Management Agreement Reserve” shall mean a reserve to be established by the Administrative Agent from time to time in respect of the U.S. Qualified Secured Cash Management Agreements, which reserve shall be in an amount equal to the aggregate amount of all reserves agreed upon from time to time by the applicable U.S. Lender and the applicable U.S. Credit Party party to such agreement and notified in writing to the Administrative Agent by such Lender (or such Affiliate thereof) and the applicable U.S. Credit Party to be maintained with respect to such U.S. Qualified Secured Cash Management Agreements in accordance with Section 13.22. The determination as to whether any such reserve shall be established with respect to any such U.S. Qualified Secured Cash Management Agreement shall subject to the agreement between the applicable U.S. Credit Party and the applicable U.S. Lender (or Affiliate thereof) party to such agreement, but absence of any such reserve shall not impact the designation thereof as a U.S. Qualified Secured Cash Management Agreement.

“U.S. Qualified Secured Hedging Agreement” shall mean any Qualified Secured Hedging Agreement between a U.S. Lender (or an Affiliate thereof) (as determined at the time such Interest Rate Protection Agreement or Other Hedging Agreement is designated as a Qualified Secured Hedging Agreement without regard as to whether such Person is currently a Canadian Lender or an Affiliate thereof) in favor of a U.S. Credit Party.

“U.S. Qualified Secured Hedging Agreement Reserve” shall mean a reserve to be established by the Administrative Agent from time to time in respect of the U.S. Qualified Secured Hedging Agreements, which reserve shall be in the amount of the aggregate U.S. Dollar Equivalent marked to market exposure thereunder as calculated by the applicable U.S. Credit Party and the Lender or Affiliate of such Lender party to such U.S. Qualified Secured Hedging Agreement in accordance with GAAP (based on the valuation methodology agreed between the applicable U.S. Credit Party and the Lender or Affiliate of such Lender party to such U.S. Qualified Secured Hedging Agreements) at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement in accordance with Section 13.22 and/or as otherwise agreed as among such parties, in each case, to be notified to the Administrative Agent from time to time by written notice from the U.S. Lender (or such Affiliate) and the applicable U.S. Credit Party party to such agreement in accordance with Section 13.22. The determination as to whether any such reserve shall be established with respect to any such U.S. Qualified Secured Hedging Agreement shall subject to the agreement between the applicable U.S. Credit Party and the applicable U.S. Lender (or Affiliate thereof) party to such agreement, but absence of any such reserve shall not impact the designation thereof as a U.S. Qualified Secured Hedging Agreement.

“U.S. Rent Reserve” shall mean a reserve established by the Administrative Agent in respect of rent payments made by a U.S. Borrower for each location at which Inventory of a U.S. Borrower is located that is not subject to a Collateral Access Agreement equal to three times the monthly gross rent or warehouse payments for each such location, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“U.S. Revolving Commitment Termination Date” shall mean the earlier of (a) the Final Maturity Date and (b) the termination or reduction to zero of the U.S. Commitment for any reason, including pursuant to Section 11.

“U.S. Security Agreement” shall have the meaning provided in Section 6.11(a).

“U.S. Subsidiaries Guaranty” shall have the meaning provided in Section 6.08(a).

“U.S. Subsidiary Guarantor” shall mean each Domestic Subsidiary of Holdings (other than (i) Affinia Receivables LLC and (ii) any Wholly-Owned Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary and which is disregarded for U.S. federal income tax purposes), whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Value” shall mean, (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any reserves established by Obligors and any portion of cost attributable to intercompany profit among the Credit Parties; and (b) for an Account, shall have the meaning set forth in the preamble of the definition of “Eligible Accounts”.

“Voting Equity Interests” of any Person shall mean the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person and, in the case of the Parent, shall include its 9 1/2% Class A Convertible Participatory Preferred Stock while any such preferred stock is entitled to vote with the common stock of the Parent.

“Wholly-Owned Canadian Subsidiary” shall mean, as to any Person, any Canadian Subsidiary of such Person that is a Wholly-Owned Subsidiary. Unless otherwise qualified, all references to a “Wholly-Owned Canadian Subsidiary” or to “Wholly-Owned Canadian Subsidiaries” in this Agreement shall refer to a Wholly-Owned Canadian Subsidiary or Wholly-Owned Canadian Subsidiaries of Holdings.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary. Unless otherwise qualified, all references to a “Wholly-Owned Domestic Subsidiary” or to “Wholly-Owned Domestic Subsidiaries” in this Agreement shall refer to a Wholly-Owned Domestic Subsidiary or Wholly-Owned Domestic Subsidiaries of Holdings.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is a Wholly-Owned Subsidiary. Unless otherwise qualified, all references to a “Wholly-Owned Foreign Subsidiary” or to “Wholly-Owned Foreign Subsidiaries” in this Agreement shall refer to a Wholly-Owned Foreign Subsidiary or Wholly-Owned Foreign Subsidiaries of Holdings.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law). Unless otherwise qualified, all references to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” in this Agreement shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Holdings.

1.02 Accounting Terms. Under the Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Holdings delivered to the Administrative Agent before the Effective Date and using the same inventory valuation method as used in such financial statements, except for any change required or, if agreed to by the Administrative Agent, permitted by GAAP if Holdings’ certified public accountants concur in such change, the change is disclosed to the Administrative Agent, and Section 10.07 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.03 Uniform Commercial Code and Personal Property Security Act. Unless otherwise defined herein or in the other Documents, terms used herein which are defined in the UCC as in effect in the State of New York from time to time or in the PPSA are used herein as therein defined.

1.04 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any section mean, unless the context otherwise requires, a section of this Agreement; (c) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (d) any Person include successors and assigns; (e) references to the Credit Documents (or to any agreement which constitutes a Credit Document) shall be deemed to be a reference to such agreements as amended, restated, supplemented or otherwise modified from time to time; or (f) time of day mean time of day at Agent’s notice address under Section 13.03. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP). The Credit Parties shall have the burden of establishing any alleged negligence, misconduct or bad faith by Agents, the Issuing Lender or any Lender under any Documents. No provision of any Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of the Company’s / a Borrower’s / a Credit Party’s knowledge” or words of similar import are used in any Credit Documents, it means actual knowledge of an Authorized Officer.

1.05 Quebec Interpretation. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than Chattel Paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatory”.

SECTION 2. Amount and Terms of Credit

2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 6 and Section 7), (x) each U.S. Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the U.S. Revolving Commitment Termination Date, revolving loans to the U.S. Borrowers (on a joint and several basis) (each, a “U.S. Borrower Revolving Loan” and, collectively, the “U.S. Borrower Revolving Loans”), and (y) each Canadian Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Canadian Revolving Commitment Termination Date, revolving loans to the Canadian Borrower (each, a “Canadian Borrower Revolving Loan” and, collectively, the “Canadian Borrower Revolving Loans” and, together with the U.S. Borrower Revolving Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i) shall be made and maintained in U.S. Dollars, in the case of U.S. Borrower Revolving Loans, and in Canadian Dollars, in the case of Canadian Borrower Revolving Loans;

(ii) except as hereafter provided, shall, at the option of the U.S. Borrowers or the Canadian Borrowers, be incurred and maintained as, and/or converted into, one or more Borrowings of (x) in the case of U.S. Borrower Revolving Loans, Base Rate Loans or LIBOR Loans, and (y) in the case of Canadian Borrower Revolving Loans, Canadian Prime Rate Loans or Canadian BA Rate Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans made as part of the same Borrowing shall at all times consist of Revolving Loans of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof; and

(iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (w) the Individual U.S. Exposure of such U.S. Lender to exceed the amount of its U.S. Commitment at such time, (x) the Individual Canadian Exposure of such Canadian Lender to exceed the amount of its Canadian Commitment at such time, (y) the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base or (z) the Aggregate Canadian Borrower Exposure to exceed the U.S. Dollar Equivalent of the Canadian Borrowing Base at such time.

(b) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 6 and Section 7), the Swingline Lender agrees to make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date a revolving loan or revolving loans to the U.S. Borrowers (on a joint and several basis) (each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans:

(i) shall be made and maintained in U.S. Dollars;

(ii) shall be made and maintained as Base Rate Loans;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any U.S. Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual U.S. Exposure of such U.S. Lender to exceed the amount of its U.S. Commitment at such time, or (y) the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base; and

(v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

Notwithstanding anything to the contrary contained in this Section 2.01(b), (I) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless the Swingline Lender has entered into arrangements satisfactory to it and the U.S. Borrowers eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (II) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c) The Swingline Lender (x) may, in its sole discretion, on any Business Day, and (y) shall, on the last Business Day of each week, give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of U.S. Borrower Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of U.S. Borrower Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”), shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each U.S. Lender hereby irrevocably agrees to make U.S. Borrower Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the U.S. Borrowing Base or the U.S. Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any U.S. Borrower), then each U.S. Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to U.S. Borrower Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(d) Notwithstanding anything to the contrary in Section 2.01(a) or (b), Section 7.03 or elsewhere in this Agreement, the Administrative Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against any Borrowing Base (which reserves shall reduce such then existing Borrowing Base in an amount equal to such reserves).

(e) In the event that the Borrowers are unable to comply with the conditions precedent to the making of Revolving Loans set forth in Section 7 (including, without limitation, the respective Borrowing Base limitations set forth in Section 7.03), the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the U.S. Lenders, to make U.S. Borrower Revolving Loans to the U.S. Borrowers (on a joint and several basis) or, for the account of the Canadian Lenders, to make Canadian Borrower Revolving Loans to the Canadian Borrower, in either case, solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Credit Parties pursuant to the terms of this Agreement, including, without limitation, expenses and Fees, which U.S. Borrower Revolving Loans and Canadian Borrower Revolving Loans may only be made as Base Rate Loans, in the case of such Loans to any U.S. Borrower, and Canadian Prime Rate Loans, in the case of such Loans made to the Canadian Borrower, respectively (each, an “Agent Advance”), for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (x) the twentieth Business Day after such date, (y) the date the respective Borrowers are again able to comply with the respective Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtains an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances; provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to (x) the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (y) the Canadian Borrower at such time, would exceed 5% of the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), or (II) when added to the Aggregate Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed (a) in the case of such Agent Advances to the Canadian Borrower, the Canadian Commitment at such time or (b) in the case of such Agent Advances to the U.S. Borrowers, the U.S. Commitment at such time, or (III) the making of such Agent Advance would cause the aggregate amount of Agent Advances and Overadvance Loans outstanding at any time to exceed the U.S. Dollar Equivalent of $15,000,000. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrowers shall have no right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.04(b).

(f) In the event that the Borrowers are unable to request a Revolving Loan because an Overadvance would result therefrom, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the U.S. Lenders, to nevertheless make U.S. Borrower Revolving Loans to the U.S. Borrowers (on a joint and several basis) or, for the account of the Canadian Lenders, to make Canadian Borrower Revolving Loans to the Canadian Borrower (each an “Overadvance Loan”), which Overadvance Loan or any such Overadvance shall be repayable by the U.S. Borrowers or the Canadian Borrower, as applicable, on demand by the Administrative Agent, but all such Overadvance Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. Unless its authority has been revoked in writing by the Required Lenders, the Administrative Agent may require the applicable U.S. Lenders or Canadian Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance Loan with respect to the U.S. Borrowers, in the first instance, or the Canadian Borrowers, in the second instance, may exist for at least five consecutive days thereafter before any further Overadvance Loan to any of the U.S. Borrowers, in the first instance, or the Canadian Borrowers, in the second instance, is required), and (ii) the Overadvance Loan is not known by the Administrative Agent to exceed $10,000,000, in the case of the U.S. Borrowers or $2,000,000 in the case of the Canadian Borrowers, or, in any event, an aggregate amount of $10,000,000 in the case of all Borrowers; and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased to an amount more than $10,000,000 in the case of the U.S. Borrowers and $2,000,000 in the case of the Canadian Borrower, in each instance, and (ii) does not continue for more than 30 consecutive days. In no event shall any Overadvance Loan be required that would cause (x) the Aggregate U.S. Borrower Exposure to exceed the U.S. Commitment, minus the LC Reserve, minus the U.S. Qualified Secured Hedging Agreement Reserve, minus the U.S. Qualified Secured Cash Management Agreement Reserve, minus the Canadian Borrower’s U.S. Borrowing Base Usage, minus the U.S. Rent Reserve, minus such additional commitment reserves as may then be in effect, (y) the Aggregate Canadian Borrower Exposure to exceed the Canadian Commitment, minus the Canadian Qualified Secured Hedging Agreement Reserve, minus the Canadian Qualified Secured Cash Management Agreement Reserve, minus the Canadian Priority Payables Reserve, minus the Canadian Rent Reserve, minus such additional commitment reserves as may then be in effect, or (z) the aggregate amount of Agent Advances and Overadvance Loans outstanding at any time to exceed the U.S. Dollar Equivalent of $15,000,000. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or applicable Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Credit Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable thereto; provided that there is no minimum borrowing amount for Swingline Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of Interest Period Loans (or such greater number of Borrowings of Interest Period Loans as may be agreed to from time to time by the Administrative Agent).

2.03 Notice of Borrowing.

(a) Whenever a Borrower desires to borrow (i) Interest Period Loans hereunder, the Company, on behalf of such Borrower, shall give the Administrative Agent at the Notice Office by no later than 11:00 A.M. (New York City time) at least three Business Days’ prior to the requested date of borrowing for such Interest Period Loan or (ii) Base Rate Loans (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing) or Canadian Prime Rate Loans (including Agent Advances) hereunder, the Company on behalf of such Borrower shall give the Administrative Agent at the Notice Office by no later than 11:00 A.M. (New York City time) at least one Business Day prior to the requested date of borrowing for such Base Rate Loan or Canadian Prime Rate Loan; provided that any such notice given later than 11:00 a.m. (New York City time) on any date shall be deemed to have been given on the immediately succeeding Business Day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing as aforesaid, substantially in the form of Exhibit A-1, signed by an Authorized Officer of the Company to specify: (i) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing (stated in the Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), (iv) in the case of U.S. Borrower Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans, (v) in the case of LIBOR Loans, the initial Interest Period to be applicable thereto (which shall comply with the requirements of Section 2.09, and (vi) in the case of Canadian Borrower Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing shall consist of Canadian Prime Rate Loans or Canadian BA Rate Loans and, if Canadian BA Rate Loans, the initial Interest Period to be applicable thereto. Except in the case of Agent Advances, the Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever a U.S. Borrower desires to incur Swingline Loans hereunder, the Company, for and on behalf of such Borrower, shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with each U.S. Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds.

(a) No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(c)), each U.S. Lender or Canadian Lender, as applicable, will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars (in the case of U.S. Borrower Revolving Loans and Swingline Loans) or in Canadian Dollars (in the case of Canadian Borrower Revolving Loans), as the case may be, and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the relevant Borrower or Borrowers at the Payment Office the aggregate of the amounts so made available by such Lenders (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant U.S. Borrowers (jointly and severally) or Canadian Borrower, as applicable, and the relevant Borrower or Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant U.S. Borrowers (jointly and severally) or Canadian Borrower, as applicable, as the case may be but without duplication, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Canadian Borrower Revolving Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

(b) Agent Advances and Overadvance Loans made pursuant to Section 2.01(e) or Section 2.01(f) shall be subject to periodic settlement as follows:

(i) The amount of each U.S. Lender’s or Canadian Lender’s RL Percentage of U.S. Borrower Revolving Loans or Canadian Borrower Revolving Loans, respectively, shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of such outstanding Revolving Loans as of 5:00 P.M. (New York time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”). Such Lenders shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to such Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of U.S. Lender’s or Canadian Lender’s RL Percentage of U.S. Borrower Revolving Loans or Canadian Borrower Revolving Loans, respectively, made by each such Lender shall be equal to such Lender’s RL Percentage of the aggregate amount of such Revolving Loans outstanding as of such Settlement Date. If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 Noon (New York time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 3:00 P.M. (New York time) on the day such notice was received; and if such notice is received by a Lender after 12:00 Noon (New York time) on any Business Day, such Lender shall make such transfers no later than 1:00 P.M. (New York time) on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent, and without regard as to whether the conditions set forth in Section 7 shall then be satisfied. Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective RL Percentage of all such outstanding Revolving Loans on such date.

(ii) To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Loans by any Credit Party prior to such settlement, the Administrative Agent may apply such amounts repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.04(b).

(iii) Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Administrative Agent to each Lender and the Administrative Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the U.S. Borrowers or the Canadian Borrower, as the case may be, in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.04(b).

2.05 Notes.

(a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Borrower Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Revolving Note” and, collectively, the “U.S. Borrower Revolving Notes”), (ii) in the case of Canadian Borrower Revolving Loans, by a promissory note duly executed and delivered by the Canadian Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Canadian Borrower Revolving Note”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “U.S. Borrower Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any applicable Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower or Borrowers shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions.

(a) Each U.S. Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of U.S. Borrower Revolving Loans made pursuant to one or more Borrowings of one or more Types of U.S. Borrower Revolving Loans into a Borrowing of another Type of U.S. Borrower Revolving Loan; provided that, (i) except as otherwise provided in Section 2.10(b) or upon payment of any costs required to be paid pursuant to Section 2.11, LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the LIBOR Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) following notice by the Administrative Agent or the Required Lenders to the Company during the continuation of any Default or Event of Default (although no such notice shall be required following any Default or Event of Default under Section 11.05), Base Rate Loans may not be converted into LIBOR Loans, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Interest Period Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective U.S. Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-2, appropriately completed to specify the U.S. Borrower Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such U.S. Borrower Revolving Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its U.S. Borrower Revolving Loans.

(b) The Canadian Borrower shall have the option to convert on any Business Day occurring on or after the Effective Date, all or a portion at least equal to the Minimum Borrowing Amount of the outstanding principal amount of Canadian Borrower Revolving Loans made pursuant to one or more Borrowings of one or more Types of Canadian Borrower Revolving Loans into a Borrowing of another Type of Canadian Borrower Revolving Loans; provided that (i) unless accompanied by payment of any costs required to be paid pursuant to Section 2.11, Canadian BA Rate Loans may be converted into Canadian Prime Rate Loans only on the last day of an Interest Period applicable to the Canadian BA Rate Loans being converted and no such partial conversion of Canadian BA Rate Loans shall reduce the outstanding principal amount of such Canadian BA Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Canadian Prime Rate Loans may not be converted into Canadian BA Rate Loans if a Default or an Event of Default is in existence on the date of such conversion and (iii) Borrowings of Canadian BA Rate Loans resulting from this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion shall be effected by the Canadian Borrower by giving the Administrative Agent at the Notice Office, prior to 11:00 A.M. (New York City time), at least three Business Days prior to the date of the proposed conversion, a Notice of Conversion/Continuation specifying the Canadian Borrower Revolving Loans to be so converted into Canadian BA Rate Loans, the Borrowing or Borrowings pursuant to which such Canadian Borrower Revolving Loans were made and the term of the proposed Borrowing of Canadian BA Rate Loans. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Canadian Borrower Revolving Loans maintained as Canadian Prime Rate Loans.

2.07 Pro Rata Borrowings. All Borrowings of Revolving Loans (including U.S. Borrower Revolving Loans and Canadian Borrower Revolving Loans) under this Agreement shall be incurred from the U.S. Lenders or the Canadian Lenders, respectively, pro rata on the basis of their U.S. Commitments or Canadian Commitments, provided that all Mandatory Borrowings shall be incurred from such Lenders pro rata on the basis of their respective RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the repayment in full thereof and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin as in effect from time to time with respect to Base Rate Loans plus the Base Rate, each as in effect from time to time.

(b) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the repayment in full thereof and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect with respect to LIBOR Loans from time to time during such Interest Period plus LIBOR for such Interest Period.

(c) The Canadian Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan (including with respect to any Canadian BA Rate Loan converted into a Canadian Prime Rate Loan) from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective Canadian BA Rate Loan into a Canadian Prime Rate Loan) until the earlier of (i) the repayment in full thereof and (ii) the conversion of such Canadian Prime Rate Loan to a Canadian BA Rate Loan pursuant to Section 2.06, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin as in effect from time to time with respect to the Canadian Prime Rate plus the Canadian Prime Rate, each as in effect from time to time.

(d) The Canadian Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian BA Rate Loan from the date of Borrowing thereof until the earlier of (i) the repayment in full thereof and (ii) the conversion of such Canadian BA Rate Loan to a Canadian Prime Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period for Canadian BA Rate Loans plus the Canadian BA Rate for such Interest Period.

(e) If so elected by the Required Lenders following the occurrence and during the continuance of an Event of Default, all Loans and other Obligations will bear interest at a rate 200 basis points in excess of the otherwise applicable rate of interest (the “Default Rate”) for so long as such Event of Default remains outstanding; provided that upon the occurrence and during the continuance of an Event of Default under Section 11.01 or Section 11.05, the Default Rate shall be implemented automatically without any action or vote of the Administrative Agent or the Lenders. Each Credit Party acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders.

(f) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the first day of each Fiscal Quarter (commencing October 1, 2009), (ii) in respect of each Canadian Prime Rate Loan, quarterly in arrears on the first day of each Fiscal Quarter (commencing October 1, 2009), (iii) in respect of each Interest Period Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iv) in respect of each Loan, (x) on the date of any repayment or prepayment thereof (on the amount prepaid or repaid) (except that repayments and prepayments of Base Rate Loans or Canadian Prime Rate Loans shall not be required to be accompanied by a payment of accrued, and theretofore unpaid, interest thereon, unless either all outstanding Loans of such Type are being repaid or prepaid or the U.S. Commitment (in the case of Base Rate Loans) or the Canadian Commitment (in the case of Canadian Prime Rate Loans) has terminated or will be terminated concurrently with such repayment or prepayment), (y) on the Facility Termination Date (in the case of all Loans) or the Canadian Revolving Commitment Termination Date (in the case of Canadian Borrower Revolving Loans) and (z) after the Facility Termination Date (in the case of all Loans) or the Canadian Revolving Commitment Termination Date (in the case of Canadian Borrower Revolving Loans), on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(g) Upon each Interest Determination Date, the Administrative Agent shall determine LIBOR or the Canadian BA Rate, as applicable, for each Interest Period applicable to the respective Interest Period Loans and shall promptly notify the respective Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(h) Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (“maximum rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged or received by the Administrative Agent or a the Lender exceeds the maximum rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.09 Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Interest Period Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Interest Period Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Interest Period Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided that (in each case):

(a) all Interest Period Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Interest Period Loan shall commence on the date of Borrowing of such Interest Period Loan (including, in the case of U.S. Borrower Revolving Loans, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Interest Period Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a Interest Period Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a Interest Period Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Interest Period Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) if the Administrative Agent so determines or if the Required Lenders so notify the Administrative Agent, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Final Maturity Date.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Interest Period Loans, the applicable Borrower or Borrowers have failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Interest Period Loans as provided above, such Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans or such Canadian BA Rate Loans into Canadian Prime Rate Loans, in each case, effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that, with respect to clauses (i) and (iv) below, Administrative Agent shall have determined, or, with respect to clauses (ii) and (iii) below, any Lender shall have determined:

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR or Canadian BA Rate, as applicable; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Interest Period Loan because of (A) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request (other than with respect to any Tax, which shall be governed solely by Section 5.04), such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR and/or (B) other circumstances arising since the Effective Date affecting such Lender, the interbank eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Interest Period Loan has been made unlawful by any law or governmental rule, regulation or order applicable to such Lender adopted or changed after the Effective Date which materially and adversely affects the applicable eurodollar market; or

(iv) at any time that there is no market for Bankers’ Acceptances by reason of circumstances affecting the Canadian money market generally or the relevant Available Currency (other than U.S. Dollars) is not available in sufficient amounts, in either case as determined in good faith by the Administrative Agent, acting reasonably;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) and (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrowers and, except in the case of clauses (i) and (iv) above, to the Administrative Agent, of such determination (which notice the Administrative Agent shall promptly transmit to each of the other affected Lenders). Thereafter (w) in the case of clause (i) above, in the event that LIBOR Loans are so affected, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the U.S. Borrowers and the U.S. Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (x) in the case of clause (ii) above, the U.S. Borrowers (jointly and severally) or the Canadian Borrower, as applicable, agree to pay to such affected Lender, upon such affected Lender’s written request therefor, such additional amounts as shall be required to compensate such affected Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective affected Borrowers by such affected Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective affected Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Canadian BA Rate Loans (exclusive of any such Canadian BA Rate Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the Canadian Borrower and the Canadian Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Canadian Borrower with respect to such Canadian BA Rate Loans which have not been incurred shall be deemed rescinded by the Canadian Borrower.

(b) At any time that any Interest Period Loan is affected by the circumstances described in Section 2.10(a)(iii), the affected Lender may cause any affected Borrower to, whereupon such affected Borrower shall, either (i) if the affected Interest Period Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(iii) or (ii) if the affected Interest Period Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a LIBOR Loan, require the affected Borrower(s) to convert such LIBOR Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 2.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such LIBOR Loan or such earlier day as shall be required by applicable law) and (B) in the case of any Canadian BA Rate Loan, repay all outstanding Borrowings which include such affected Canadian BA Rate Loans in full in accordance with the applicable requirements of Section 5.01.

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, has or will have the effect of increasing the amount of capital required to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s U.S. Commitment or Canadian Commitment hereunder or its obligations hereunder, then the respective U.S. Borrowers (jointly and severally) or the Canadian Borrower agree to pay to such U.S. Lender or Canadian Lender, respectively, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the applicable Borrower or Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the applicable Borrower’s or Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the affected Borrower or Borrowers shall not be required to compensate a Lender pursuant to Section 2.10(a)(ii) or 2.10(c) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation. The U.S. Borrowers (jointly and severally) agree to compensate each U.S. Lender, and the Canadian Borrower agrees to compensate each Canadian Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Interest Period Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Interest Period Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Interest Period Loans occurs on a date which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto; (c) without limiting clause (b) above, if any prepayment of any of its Interest Period Loans is not made on any date specified in a notice of prepayment given by the respective Borrowers; or (d) as a consequence of (i) any other default by the respective Borrowers to repay Interest Period Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender may at any time or from time to time designate or change, by written notice to the Administrative Agent to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to U.S. Borrower Revolving Loans, Swingline Loans and Letter of Credit Outstandings and Canadian Borrower Revolving Loans); provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. (a) (i) If any Lender becomes a Defaulting Lender, (ii) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in the Administrative Agent, the Issuing Lender or any Lender charging to any Borrower increased costs thereunder or (iii) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which would require the unanimous approval of the Lenders and which has been approved by the Required Lenders, the Company shall have the right, in accordance with Section 13.04(b), the Company shall have the right, in accordance with Section 13.04(b), so long as no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender with respect to all, but not less than all, of its Revolving Loan Commitments hereunder (the “Replaced Lender”) with one or more other Eligible Transferees (none of which may then be subject to the conditions giving rise to a right to seek compensation under any of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 or shall constitute a Defaulting Lender at the time of such replacement and, if replaced pursuant to the immediately preceding clause (iii), such Eligible Transferee consents to such proposed change) (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers or if otherwise agreed, the Replacement Lender) pursuant to which the Replacement Lender shall acquire the entire Revolving Loan Commitment and all outstanding Revolving Loans of, and all participations in Letters of Credit and Swingline Loans, as applicable, by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (ii) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of

Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was theretofore funded by (and not reimbursed to) such Replaced Lender and (iii) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was theretofore funded by (and not reimbursed to) such Replaced Lender to the Swingline Lender; and

(ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, and 13.01), which shall survive as to such Replaced Lender and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14 Increase of Revolving Loan Commitments.

(a) Subject to the terms and conditions hereof, at any time and from time to time after the Effective Date and up to 20 days prior to the Final Maturity Date, provided that no Default or Event of Default exists, the U.S. Borrowers or the Canadian Borrower, as applicable, may request one or more increases in the U.S. Commitment or the Canadian Commitment, respectively (each such commitment increase, a “Commitment Increase”), by notifying the Administrative Agent (and Administrative Agent shall notify each Lender) of the amount of the proposed Commitment Increase. Notwithstanding anything in this Agreement, no Commitment Increase shall require the approval of any Lender other than any Lender (if any) providing all or part of the Commitment Increase; no Lender shall be required to provide all or part of any Commitment Increase unless it agrees to do so in its sole discretion; no Commitment Increase shall (as determined separately for each of the U.S. Commitment and the Canadian Commitment) be in an amount less than $25,000,000; and the aggregate amount of all Commitment Increases pursuant to this Section 2.14 shall not exceed $160,000,000. On the date of any Commitment Increase, the Company shall certify to Administrative Agent in writing that the aggregate amount of Commitment Increases is permitted under the Senior Secured Notes Indenture and the Existing Senior Subordinated Notes Indenture.

(b) Any Commitment Increase shall be requested by the U.S. Borrowers or the Canadian Borrower, as applicable, to the U.S. Lenders or the Canadian Lenders, respectively, in accordance with their RL Percentages in respect of the U.S. Commitment or the Canadian Commitment, as applicable, on the date that the Commitment Increase is requested. The U.S. Lenders or the Canadian Lenders, as applicable, shall have 20 Business Days to respond to any request for a Commitment Increase (by notice to the affected Borrowers and Administrative Agent) and may elect to accept all, a portion or none of their respective RL Percentages of the proposed Commitment Increase. Any applicable Lender that fails to respond to a request for a Commitment Increase by the end of such 20 Business Day period will be deemed to have declined the request for its share of the requested Commitment Increase. If any portion of a requested Commitment Increase is not provided by an applicable Lender, then the applicable Borrowers may offer any such portion to the other applicable Lenders and/or request that one or more Eligible Transferees provide such Commitment Increase. In any such case, each Person providing a portion of the requested Commitment Increase shall execute and deliver to the Administrative Agent and the applicable Borrower(s) all such documentation as may be reasonably required by Administrative Agent to evidence such Commitment Increase.

(c) If any requested Commitment Increase is agreed to in accordance with this Section 2.14, Administrative Agent and the applicable Borrower or Borrowers shall determine the effective date of such Commitment Increase (the “Commitment Increase Effective Date”). Administrative Agent, with the consent and approval of the applicable Borrower or Borrowers, shall promptly confirm in writing to the participating Lenders and/or Eligible Transferees the final allocation of such Commitment Increase and the Commitment Increase Effective Date. On the Commitment Increase Effective Date: (i) Schedule 1.01(a) shall be amended to reflect the reallocated U.S. Commitments or Canadian Commitments, as applicable; (ii) upon execution of a supplement in form and substance reasonably satisfactory to Administrative Agent, each Person added as a new U.S. Lender pursuant to a Commitment Increase (a “New U.S. Lender”) shall become a U.S. Lender hereunder and under the other Credit Documents with a U.S. Commitment as set forth on amended Schedule 1.01(a) and each Person added as a new Canadian Lender pursuant to a Commitment Increase (a “New Canadian Lender”) shall become a Canadian Lender hereunder and under the other Credit Documents with a Canadian Commitment as set forth on amended Schedule 1.01(a); (iii) the U.S. Commitment of each existing U.S. Lender that increases its Commitment pursuant to a Commitment Increase (an “Increasing U.S. Lender”) shall be increased as reflected on such amended Schedule 1.01(a) and the Canadian Commitment of each existing Canadian Lender that increases its Commitment pursuant to a Commitment Increase (an “Increasing Canadian Lender”) shall be increased as reflected on such amended Schedule 1.01(a); and (iv) on the Commitment Increase Effective Date the applicable Lenders will settle with the Administrative Agent in accordance with the provisions hereof such that, after giving effect to such settlement, each U.S. Lender (including each New U.S. Lender) will hold a portion of the U.S. Borrower Revolving Loans and participations in Letters of Credit and Swingline Loans, in each case, equal to its respective RL Percentage and each Canadian Lender (including each New Canadian Lender) will hold a portion of the Canadian Borrower Revolving Loans equal to its respective RL Percentage. If, on the date of such Commitment Increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Commitment Increase), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. Any New U.S. Lender or New Canadian Lender shall be required to have a Commitment of not less than $5,000,000. The increase of the U.S. Commitment or Canadian Commitment in accordance with this Section 2.14 shall not require any further consent under Section 13.12 hereof, and Administrative Agent, Borrowers and Lenders shall execute any amendments to give effect to the terms of this Section 2.14 if deemed necessary by Administrative Agent.

(d) As a condition precedent to the effectiveness of any such Commitment Increase, the Company shall deliver to Administrative Agent a certificate signed by an two Authorized Officers of the Company upon execution of a supplement in form and substance reasonably satisfactory to Agent, dated as of the Commitment Increase Effective Date, certifying that as of the Commitment Increase Effective Date (i) no Default or Event of Default exists, (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Commitment Increase Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (iii) such Commitment Increase does not violate the terms of the Existing Senior Subordinated Notes Indenture. Borrowers agree to execute and deliver to Agent new Notes evidencing such Commitment Increase at Administrative Agent’s or any Lender’s request.

2.15 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrower in respect of the Canadian Borrower Obligations pursuant to this Agreement and the other Credit Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Borrower on the Canadian Borrower Revolving Loans to any Canadian Lender under this Agreement or any other Credit Document exceed the effective annual rate of interest on the “credit advances” (as defined in that section) under this Agreement or such other Credit Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Credit Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the Lenders and the Canadian Borrower and the amount of such payment or collection shall be refunded by the Administrative Agent and the Canadian Lenders to the Canadian Borrower. For the purposes of this Agreement and each other Credit Document to which the Canadian Borrowers is a party, the effective annual rate of interest payable by the Canadian Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the for the account of the Canadian Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(b) For the purposes of the Interest Act (Canada) and with respect to Canadian Borrower only:

(i) whenever any interest or fee payable by the Canadian Borrower is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and

(ii) all calculations of interest payable by the Canadian Borrower under this Agreement or any other Credit Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.16 Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, and the Company hereby accepts such appointment. Each Borrower hereby irrevocably appoints and authorizes the Company (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as the Company deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents. It is understood that the handling of the Credit Account and the Collateral of the U.S. Borrowers, in the first case, and the Canadian Borrower and the Canadian Subsidiary Guarantors, in the second case, in a combined fashion, as more fully set forth herein, is done solely as an accommodation to such Credit Parties in order to utilize the collective borrowing powers of such Credit Parties in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Credit Party as a result hereof. Each Credit Party expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion as described above since the successful operation of each Credit Party is dependent on the continued successful performance of the consolidated group. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Credit Party hereby jointly and severally agrees to indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Administrative Agent or any Lender by any Credit Party or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Credit Account and Collateral of the Borrowers as provided in this Section 2.16 or (b) the Administrative Agent’s and the Lenders’ relying on any instructions of the Company.

SECTION 3. Letters of Credit

3.01 Letters of Credit.

(a) (A) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), the Company, for and on behalf of any U.S. Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Final Maturity Date, for the joint and several account of the U.S. Borrowers an irrevocable standby letter of credit or an irrevocable trade letter of credit, in each case in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (although without limiting the joint and several nature of the U.S. Borrowers’ obligations in respect of the Letters of Credit, any particular Letter of Credit may name only one or more U.S. Borrower as the account party therein).

(B) Schedule 3.01(a) contains a description of letters of credit that were issued pursuant to the Existing Credit Agreement and which remain outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued hereunder on the Effective Date and shall be deemed to be Letters of Credit outstanding in accordance with the terms hereof.

(b) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the joint and several account of the U.S. Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such

Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it and for which such Issuing Lender is not otherwise entitled to reimbursement or indemnification hereunder and has not received a satisfactory assurance that it will be paid; or

(ii) such Issuing Lender shall have received from such U.S. Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02 Maximum Letter of Credit Outstandings; Final Maturities.

Notwithstanding anything to the contrary contained in this Agreement, (a) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (but excluding any Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $40,000,000 (the “Maximum Letter of Credit Amount”), (b) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate U.S. Borrower Exposure exceeds (or would after giving effect to such issuance exceed) the U.S. Borrowing Base at such time, (c) the issuance of any Letter of Credit shall be subject to the conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 6 and Section 7), (d) each Letter of Credit shall be denominated in Dollars and (e) each Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Final Maturity Date) and (ii) five Business Days prior to the Final Maturity Date.

3.03 Letter of Credit Requests; Minimum Stated Amount.

(a) Whenever the Company, for and on behalf of any U.S. Borrower, desires that a Letter of Credit be issued for the joint and several account of the U.S. Borrowers, the Company shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be substantially in the form of Exhibit C, (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Company to the U.S. Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Company, any U.S. Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the respective U.S. Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Company and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Company to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by Cash Collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each U.S. Lender, and each such U.S. Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the U.S. Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the U.S. Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other U.S. Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to be genuine and correct and to have been signed, sent or made by a proper Person and substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any U.S. Borrower, any other Credit Party, any U.S. Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, willful misconduct or bad faith on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Issuing Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(c) The U.S. Credit Parties assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Administrative Agent, Issuing Lender or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any related documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any related documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any related documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or the related documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Credit Party (or an Affiliate thereof); errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of the Issuing Lender, the Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of the Issuing Lender under the Credit Documents shall be cumulative. The Issuing Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Credit Parties are discharged with proceeds of any Letter of Credit.

(d) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the U.S. Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in U.S. Dollars in immediately available funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in U.S. Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to U.S. Borrower Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(e) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(f) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(g) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) Each U.S. Borrower hereby jointly and severally agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in U.S. Dollars in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by a U.S. Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by any U.S. Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the U.S. Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00

Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by a U.S. Borrower at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for U.S. Borrower Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by any U.S. Borrower of notice of such payment or disbursement or following the occurrence and during the continuance of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the U.S. Borrowers) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for U.S. Borrower Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the U.S. Borrowers prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the U.S. Borrowers’ obligations hereunder.

(b) The joint and several obligations of the U.S. Borrowers under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any U.S. Borrower, any other Subsidiary of any U.S. Borrower or Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no U.S. Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting gross negligence, willful misconduct or bad faith on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. (a) If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except with respect to any Tax, which shall be governed solely by Section 5.04), then, upon the delivery of the certificate referred to below to the Company by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the U.S. Borrowers jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the U.S. Borrowers.

(b) Failure or delay on the part of any Issuing Lender or Participant to demand compensation pursuant to this Section 3.06 shall not constitute a waiver of such Issuing Lender’s or Participant’s right to demand such compensation; provided that the Borrowers shall not be required to compensate an Issuing Lender or Participant pursuant to this Section 3.06 for any increased costs or reductions incurred more than 180 days prior to the date that such Issuing Lender or such Participant notifies the Company of the event giving rise to such increased costs or reductions and of such Issuing Lender’s or Participant’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.07 Cash Collateralization. If any Letter of Credit Outstanding, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that the Aggregate U.S. Borrower Exposure exceeds the U.S. Borrowing Base, (c) after the Facility Termination Date, or (d) within 30 days prior to the Final Maturity Date, then the U.S. Borrowers shall, at the Issuing Lender’s or Administrative Agent’s request, Cash Collateralize the Stated Amount of all outstanding Letters of Credit and pay to Issuing Lender the amount of all other Letter of Credit Outstandings. If the Borrowers fail to provide any Cash Collateral as required hereunder, the Lenders may (and shall upon direction of the Administrative Agent) advance, as U.S. Revolving Loans, the amount of the Cash Collateral required (whether or not the Facility Termination Date shall have occurred or the conditions in Section 7 are not are satisfied, including any of the conditions set forth in Section 7.03).

SECTION 4. Fees; Reductions of Commitment

4.01 Fees. (a) U.S. Borrowers jointly and severally agree to pay to Administrative Agent, for the benefit of U.S. Lenders (other than any Defaulting Lender for the period during which a Lender Default is in effect with respect to such Lender) in accordance with their respective RL Percentages (as determined pursuant to clause (a) of the definition thereof), a fee equal to the Applicable Unused Line Fee Margin times the average daily amount by which the aggregate U.S. Commitment of all U.S. Lenders exceed the sum of the principal balance of U.S. Borrower Revolving Loans and Stated Amount of Letters of Credit outstanding during any Fiscal Quarter. Canadian Borrower agrees to pay to Administrative Agent, for the benefit of Canadian Lenders (other than any Defaulting Lender for the period during which a Lender Default is in effect with respect to such Lender) in accordance with their respective RL Percentages (as determined pursuant to clause (b) of the definition thereof), a fee equal to the Applicable Unused Line Fee Margin times the average daily amount by which the aggregate Canadian Commitments of all Canadian Lenders exceed the principal balance of Canadian Borrower Revolving Loans outstanding during such period. Such fee shall be due and payable quarterly in arrears, on the first day of each Fiscal Quarter (commencing October 1, 2009), on the Facility Termination Date, and on the Canadian Revolving Commitment Termination Date (in the case of such fees payable to the Canadian Lenders).

(b) Borrowers shall pay (i) to Administrative Agent, for the benefit of the U.S. Lenders in accordance with their respective RL Percentages (as determined pursuant to clause (a) of the definition thereof), a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Letters of Credit outstanding during each month, which fee shall be payable monthly in arrears, on the first day of each month commencing on September 1, 2009; (ii) to Administrative Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit outstanding during each month, which fee shall be payable monthly in arrears, on the first day of each month commencing on September 1, 2009; and (iii) to Issuing Lender, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred (collectively, the “Letter of Credit Fee”). During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(c) The Borrowers shall also pay the fees described in the Fee Letters in accordance with the terms thereof.

4.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least 15 days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized U.S. Revolving Loan Commitment or the Total Unutilized Canadian Revolving Loan Commitment in whole, or reduce each in part, pursuant to this Section 4.02, in minimum amounts of $5,000,000 plus $1,000,000 increments in excess thereof; provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each affected U.S. Lender or Canadian Lender, as the case may be, in accordance with their respective RL Percentages of the U.S. Commitment or the Canadian Commitment being so reduced.

4.03 Mandatory Reduction of Commitments. (a) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the Facility Termination Date.

SECTION 5. Prepayments; Payments; Taxes

5.01 Voluntary Prepayments.

(a) Each U.S. Borrower shall have the right to prepay any Loans made to the U.S. Borrowers, and the Canadian Borrower shall have the right to prepay the Loans made to the

Canadian Borrower, in each case, without premium or penalty (but subject to payment of amounts set forth in Section 2.11, if applicable, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Company shall give the Administrative Agent prior to 11:00 a.m. (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of the applicable U.S. Borrower’s intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) or the Canadian Borrower’s intent to prepay Canadian Prime Rate Loans, as applicable and (B) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of any Borrower’s intent to prepay Interest Period Loans, which notice (in each case) shall specify which Revolving Loans or, in the case of Loans being prepaid by a U.S. Borrower only, Swingline Loans, shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Interest Period Loans, the specific Borrowing or Borrowings pursuant to which such Interest Period Loans were made, and which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Revolving Loans by any Borrower pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 and in integrals of $100,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent) and (y) each partial prepayment of Swingline Loans by any U.S. Borrower pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 and integrals of $100,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided, that if any partial prepayment of Interest Period Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Interest Period Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Interest Period Loans (and the same shall automatically be converted into a Borrowing of Base Rate Loans, in the case of LIBOR Loans, or Canadian Prime Rate Loans, in the case of Canadian BA Rate Loans) and any election of an Interest Period with respect thereto shall have no force or effect; (iii) in the case of partial prepayments of any Borrowing of Canadian BA Rate Loans, Canadian Borrower shall use reasonable efforts to allocate such prepayments in a manner so that Borrowings do not remain outstanding in amounts less than the Minimum Borrowing Amount applicable thereto (and, to the extent such Borrowings would remain outstanding in amounts which are less than the Minimum Borrowing Amount applicable thereto, Canadian Borrower shall repay any Borrowings which are less than the Minimum Borrowing Amount applicable thereto at the end of the then current Interest Period); and (iv) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided, that at such Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender. Any prepayment of Loans under the respective commitments shall be applied first to Base Rate Loans and then to Interest Period Loans outstanding thereunder.

(b) [Reserved].

(c) Notwithstanding anything contained herein to the contrary, to the extent that no Event of Default then exists, then, subject to Section 5.02, all voluntary payments and all proceeds of Collateral to be applied to the Obligations shall be collected and applied by the

Administrative Agent in accordance with the instructions of the Credit Parties. After the occurrence and during the continuation of an Event of Default, all payments and all proceeds of Collateral to be applied to the Obligations shall be applied, subject to the provisions of the Intercreditor Agreement, in accordance with Section 17 of the U.S. Security Agreement (with respect to payments on and Collateral securing the Obligations of the U.S. Credit Parties) and Section 10.12 of the Canadian Security Agreement (with respect to payments on and Collateral securing the Obligations of the Canadian Credit Parties).

5.02 Mandatory Repayments; Cash Collateralization

(a) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ALL OBLIGATIONS SHALL BE IMMEDIATELY DUE AND PAYABLE ON THE FACILITY TERMINATION DATE.

(b) Unless required to be paid sooner hereunder, all outstanding U.S. Borrower Revolving Loans and all Swingline Loans shall be due and payable by the U.S. Borrowers, and all outstanding Canadian Borrower Revolving Loans shall be due and payable by the Canadian Borrower, in each case, on the Final Maturity Date. In addition, (i) on any day on which any one or more of the following conditions shall exist, unless the Administrative Agent otherwise agrees in accordance with Section 2.01(e) or Section 2.01(f), the U.S. Borrowers (in the case of clauses (1), (3) and (4) below) and the Canadian Borrower (in the case of clause (2) below) shall repay the Loans and/or Cash Collateralize outstanding Letters of Credit pursuant to clause (ii) below in such amount as may be required to cause such conditions to cease to exist on such day:

(1) the Aggregate U.S. Borrower Exposure exceeds 100% of the U.S. Borrowing Base at such time;

(2) the Aggregate Canadian Borrower Exposure at such time exceeds the Canadian Borrowing Base at such time;

(3) the aggregate outstanding principal amount of Swingline Loans exceeds the Maximum Swingline Amount; and/or

(4) the aggregate Letter of Credit Outstandings exceeds the Maximum Letter of Credit Amount.

(ii) In connection with any repayment and/or Cash Collateralization required pursuant to Section 5.02(b)(i) on any day, the Borrowers shall prepay the Obligations and/or Cash Collateralize Letters of Credit and other Obligations in the following order until the conditions set forth in clause (i) above no longer continue to exist:

(1) in the case of a repayment and/or Cash Collateralization required pursuant to Section 5.02(b)(i)(1), the U.S. Borrowers shall on such day prepay the principal of outstanding Swingline Loans, then U.S. Borrower Revolving Loans and if such condition has not then been fully remedied, Cash Collateralize Letters of Credit, in each case, in such amount as may be required to cause the conditions set forth giving rise to such mandatory repayment or Cash Collateralization requirement to cease to exist on such day,

(2) in the case of a repayment required pursuant to Section 5.02(b)(i)(2), the Canadian Borrowers shall on such day prepay the principal of outstanding Canadian Borrower Revolving Loans, in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(3) in the case of a repayment required pursuant to Section 5.02(b)(i)(3), the U.S. Borrowers shall on such day prepay the principal of outstanding Swingline Loans in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and

(4) in the case of a Cash Collateralization required pursuant to Section 5.02(b)(i)(4), the U.S. Borrowers shall on such day Cash Collateralize the outstanding Letters of Credit in such amount as may be required to cause the conditions giving rise to such mandatory Cash Collateralization requirement to cease to exist on such day.

(iii) If, after giving effect to the prepayment of the applicable outstanding Loans and/or Cash Collateralization of the Letters of Credit, as applicable, any of the conditions set forth in Section 5.02(b)(i) continues to exist, the U.S. Borrowers (if such condition relates to the U.S. Borrower Obligations), or the Canadian Borrowers (if such condition relates to the Canadian Borrower Obligations) shall on such day Cash Collateralize such amount of outstanding Obligations of the U.S. Borrowers or the Canadian Borrower, as applicable, as shall be required so that the conditions giving rise to such mandatory repayment requirement cease to exist on such day.

(c) In addition to the foregoing, the ledger balance in the main U.S. Dominion Account and in the main Canadian Dominion Account, in each case, as of the end of a Business Day shall be applied to the Obligations (but not to Cash Collateralize Letters of Credit and Qualified Secured Hedging Agreements unless an Event of Default is continuing) owing by the U.S. Credit Parties and the Canadian Credit Parties, respectively, at the beginning of the next Business Day during any Dominion Period. If, as a result of such application, a credit balance exists in favor of either the U.S. Credit Parties or the Canadian Credit Parties, the balance shall not accrue interest and shall be made available to the Company, for the benefit of the U.S. Borrowers, or the Canadian Borrower, as applicable, as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds pursuant to this Section 5.02(c) during a Dominion Period, and agrees that the Administrative Agent, subject to Section 5.01(c), shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as the Administrative Agent deems advisable; provided that absent the existence of a Default or an Event of Default, the Administrative Agent will not apply any payments or proceeds of Collateral (i) to the repayments of any LIBOR Loan if US Base Rate Loans are outstanding or (ii) to the repayment of any BA Rate Loan if Canadian Prime Rate Loans are outstanding.

(d) In addition to any other mandatory repayments pursuant to this Section 5.02 and notwithstanding anything herein to the contrary, all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date.

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, each Swingline Loan will be repaid (for the avoidance of doubt, such repayment may be made with proceeds from U.S. Borrower Revolving Loans) no later than the seventh day following the incurrence thereof; provided that, if the seventh day is not a Business Day, such repayment shall be made on the next succeeding Business Day.

5.03 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement and under (i) any U.S. Borrower Revolving Note and the U.S. Swingline Note and with respect to any increased costs, indemnities or other amounts owing by the U.S. Borrowers shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in U.S. Dollars in immediately available funds at the Payment Office, and (ii) the Canadian Borrower Revolving Note and with respect to any increased costs, indemnities or other amounts owing by the Canadian Borrower shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Canadian Dollars in immediately available funds at the Payment Office. Any payments after such times above shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) Holdings and each U.S. Credit Party shall, along with the Collateral Agent and certain financial institutions selected by the Company and reasonably acceptable to the Administrative Agent (each, a “U.S. Collection Bank”), enter into on the Effective Date (and on or prior to the date any such new account is opened at any U.S. Collection Bank) and thereafter maintain, separate Cash Management Control Agreements in form and substance reasonably satisfactory to the Administrative Agent. Each U.S. Credit Party shall instruct all Account Debtors of such U.S. Credit Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited in the applicable U.S. Collection Account. All amounts received by any U.S. Credit Party and any U.S. Collection Bank in respect of any Account, in addition to all other cash received constituting payments in respect of Collateral, shall upon receipt be deposited into a U.S. Collection Account or directly into the Core U.S. Concentration Account. Each U.S. Credit Party shall, along with the Collateral Agent and each of the U.S. Collection Banks, the Core U.S. Concentration Account Bank, the U.S. Dominion Account bank and those banks in which any other Deposit Accounts (other than Excluded Accounts) are maintained, enter into on or prior to the Effective Date (or the date thereafter upon which any such accounts are opened) separate Cash Management Control Agreements, in each case, to be in form and substance reasonably satisfactory to the Administrative Agent.

(c) Each Canadian Credit Party shall, along with the Collateral Agent and certain financial institutions selected by the Company and reasonably acceptable to the Administrative Agent (each, a “Canadian Collection Bank”), enter into on or prior to the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain, separate Cash Management Control Agreements in form and substance reasonably satisfactory to the Administrative Agent. Each Canadian Credit Party shall instruct all Account Debtors of such Canadian Credit Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Canadian Collection Bank with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Canadian Collection Bank and deposited in the applicable Canadian Collection Account. All amounts received by any Canadian Credit Party and any Canadian Collection Bank in respect of any Account, in addition to all other cash received constituting payments in respect of Collateral, shall upon receipt be deposited into a Canadian Collection Account or directly into the Core Canadian Concentration Account. Each Canadian Credit Party shall, along with the Collateral Agent and each of the Canadian Collection Banks, the Core Canadian Concentration Account Bank, the Canadian Dominion Account bank and those banks in which any other Canadian Deposit Accounts (other than Excluded Accounts) are maintained, enter into on or prior to the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) separate Cash Management Control Agreements, in each case, to be in form and substance reasonably satisfactory to the Administrative Agent.

(d) All amounts held in all of the U.S. Collection Accounts, U.S. Disbursement Accounts and other Deposit Accounts (other than Excluded Accounts) with respect to each U.S. Credit Party shall be wired by the close of business on each Business Day into an account with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (the “Core U.S. Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All amounts held in all of the Canadian Collection Accounts, Canadian Disbursement Accounts and other Deposit Accounts (other than Excluded Accounts) with respect to each Canadian Credit Party shall be wired by the close of business on each Business Day into an account with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (the “Core Canadian Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All of the Collection Accounts and other Deposit Accounts (other than Excluded Accounts) shall be “zero” balance accounts. So long as no Dominion Period then exists, the U.S. Credit Parties shall be permitted to transfer cash from the Core U.S. Concentration Accounts to other accounts of the U.S. Credit Parties to be used for working capital and general corporate purposes and the Canadian Credit Parties shall be permitted to transfer cash from the Core Canadian Concentration Account to the other accounts of the Canadian Credit Parties, in each case, all subject to the requirements of this Section 5.03(d) and pursuant to procedures and arrangements to be determined by the Administrative Agent.

(e) (i) The Cash Management Control Agreement relating to the Core U.S. Concentration Account shall provide that during any Dominion Period, all collected amounts held in the Core U.S. Concentration Account from and after the date requested by the Administrative Agent, shall be sent by ACH or wire transfer no less frequently than once per Business Day to the U.S. Dominion Account for application to the Obligations in accordance with Section 5.02(c). Each U.S. Credit Party agrees that it will not cause any proceeds of the Core U.S. Concentration Account to be otherwise redirected.

(f) The Cash Management Control Agreement relating to the Core Canadian Concentration Account shall provide that during any Dominion Period, all collected amounts held in the Core Canadian Concentration Account from and after the date requested by the Administrative Agent, shall be sent by ACH or wire transfer no less frequently than once per Business Day to the Canadian Dominion Account for application to the Obligations in accordance with Section 5.02(c). Each U.S. Credit Party agrees that it will not cause any proceeds of the Core Canadian Concentration Account to be otherwise redirected.

(g) Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.02 and this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Credit Parties’ contracts or obligations relating to the Accounts. Notwithstanding the foregoing, any failure of the Administrative Agent to record anything in the Credit Account, or any error in doing so, shall not limit or otherwise effect the obligations of the Borrowers and the other Credit Parties to pay any amount owing by them hereunder and under the other Credit Documents. Entries made in the Credit Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Credit Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within 60 days after receipt or inspection that specific information is subject to dispute.

5.04 Taxes. (a) Any and all payments by any Credit Party hereunder or under any other Credit Document shall be made free and clear of, and without deduction or withholding for, any and all Indemnified Taxes or Other Taxes. If, however, a Credit Party is required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.04), each of the Administrative Agent and each Lender receives an amount equal to the sum it would have received had such deductions not been made, (ii) the Credit Party shall make such deductions, and (iii) the Credit Party shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The applicable Borrower shall indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority)). Payment under this Section 5.04(c) shall be made within 15 days of the date the Administrative Agent or Lender makes written demand therefor, which demand shall include a certificate setting out the calculation as to the amount of Indemnified Taxes or Other Taxes for which indemnification is being sought. Such certificate as to the amount of the payment or liability shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Borrower. Nothing in this Section 5.04(d) shall require a Lender to disclose any confidential information (including, without limitation, its Tax returns or its calculations).

(ii) Without limiting the generality of the foregoing, with respect to Loans to the U.S. Borrowers, any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Foreign Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Foreign Lender was already a Lender hereunder immediately prior to such assignment or transfer and already provided the required documentation under this Section 5.04(d), which documentation remains valid), on the date of such assignment or transfer to such Foreign Lender, two accurate and complete original signed copies of whichever of the following is applicable:

(1) Internal Revenue Service Form W-8ECI,

(2) Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party, or

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest, both (x) Internal Revenue Service Form W-BEN and (y) a certificate to the effect that such Foreign Lender is not (A) a “bank” described in Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or

(4) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction (if any) required to be made.

In addition, each Lender shall deliver to each of the Borrowers and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Administrative Agent. Notwithstanding the foregoing, no Lender shall have any obligation under this Section 5.04(d) to deliver any forms or documentation that it is not legally entitled to deliver (including without limitation, as a result of any change in treaty, law or regulation).

(e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f) If the Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, withholding therefor, or otherwise, including penalties and interest, and including

Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all reasonable costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 5.04(g) shall survive the payment of the Obligations and termination of this Agreement.

5.05 Excess Resulting From Exchange Rate Change. If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the U.S. Dollar, the Aggregate Canadian Borrower Exposure exceeds the limit of the Canadian Borrowing Base of the Canadian Borrower or any other limitations hereunder based on U.S. Dollars, the Canadian Borrower shall (x) if such excess is in an aggregate amount that is greater than or equal to $2,000,000, within two (2) Business Days of notice from the Administrative Agent, (y) if such excess is an aggregate amount that is less than $2,000,000 and such excess continues to exist in an aggregate amount less than $2,000,000 for at least five (5) Business Days, within two (2) Business Days of notice from the Administrative Agent or (z) if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Canadian Borrower Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Administrative Agent deposits as continuing collateral security for the Obligations of the Canadian Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the sole discretion of the Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

SECTION 6. Conditions Precedent to the Effective Date and to Credit Events on the Effective Date. The occurrence of the Effective Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit or assume the Existing Letters of Credit, on the Effective Date, are subject at the time of the Effective Date and to the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.01 Agreement; Notes. On or prior to the Effective Date, (a) this Agreement shall have been executed and delivered as provided in Section 13.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate U.S. Borrower Revolving Notes and/or Canadian Borrower Revolving Notes executed by the appropriate Borrowers and if requested by the Swingline Lender, the appropriate U.S. Borrower Swingline Note executed by the U.S. Borrowers, in each case, in the amount, maturity and as otherwise provided herein.

6.02 Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, dated the Effective Date and signed on behalf of Holdings by the chairman of the board, the chief executive officer, the president or any vice president of Holdings, certifying on behalf of Holdings that all of the conditions in Sections 6.05 through 6.07, inclusive, 6.16(b), 7.01 and 7.03 have been satisfied on such date. In addition, on the Effective Date, the Administrative Agent shall have received a certificate in respect of the

Existing Senior Subordinated Notes Indenture to be in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, dated the Effective Date and signed on behalf of the Company by two Authorized Officers of the Company, certifying on behalf of the Company that the incurrence of Indebtedness under this Agreement (in the amount of the Total Revolving Loan Commitment) does not violate the terms of the Existing Senior Subordinated Notes Indenture.

6.03 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (a) from Simpson Thacher & Bartlett LLP, counsel to the Credit Parties, an opinion (or, as it relates to the Delaware UCC, advice) addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, (b) from McCarthy Tétrault LLP / S.E.N.C.R.L., s.r.l., special Canadian counsel to the Canadian Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, and (c) without duplication, from such local counsel, reasonably acceptable to the Administrative Agent and the Initial Lenders, in (i) England and Wales and The Netherlands, (ii) each jurisdiction where any Mortgaged Property is located, and (iii) in each province of Canada where a Canadian Credit Party maintains assets and the Collateral Agent has perfected its Lien thereon, in each case, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders.

6.04 Company Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate from each U.S. Credit Party and Canadian Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president, the secretary or any vice president of such Credit Party, and attested to by any vice president (other than a vice president that signed such certificate) or any assistant secretary of such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party, the unanimous shareholders’ agreement applicable to such Credit Party, if any, and the resolutions of such Credit Party authorizing its execution, delivery and performance of the Credit Documents to which it is a party, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent and the Initial Lenders.

(b) On the Effective Date, all customary Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Initial Lenders, and the Administrative Agent shall have received all documents, including records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where customary to be certified by proper Business or Governmental Authorities.

6.05 Senior Secured Notes; etc. (a) On or prior to the Effective Date, the Company shall have received cash proceeds of at least $217,237,750 (calculated before underwriting discounts and commissions) from the issuance by it of a like principal amount of Senior Secured Notes and such Senior Secured Notes shall have been issued in accordance with the terms and conditions of the Senior Secured Notes Documents.

(b) On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of all Senior Secured Notes Documents, in each case certified as such by an Authorized Officer of Holdings, and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Agents.

6.06 Consummation of the Refinancing

(a) On or prior to the Effective Date, all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement and the Existing Receivables Securitization Facility shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement and the Existing Receivables Securitization Facility shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated or incorporated herein as Existing Letters of Credit, all existing Accounts owned by Affinia Receivables LLC which were purchased under the Existing Receivables Securitization Facility shall have been reconveyed to the Credit Parties, and the Administrative Agent shall have received such pay-off letters or other evidence that the Refinancing and reconveyance has occurred as the Administrative Agent may have reasonably requested.

(b) On or prior to the Effective Date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement and the Existing Receivables Securitization Facility shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Agents.

6.07 Adverse Change, Approvals.

(a) Since December 31, 2008, no event or condition has occurred and exists which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect. On the Effective Date, there shall not exist any suit, action, investigation, proceeding, judgment, order, injunction or other restraint issued or filed pending or threatened which (x) could reasonably be expected to have a Material Adverse Effect or (y) could reasonably be expected to materially and adversely affect the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

6.08 Subsidiaries Guaranties

(a) On the Effective Date, each U.S. Borrower and each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered the U.S. Subsidiaries Guaranty substantially in the form of Exhibit E-1 (as amended, modified and/or supplemented from time to time, the “U.S. Subsidiaries Guaranty”), and the U.S. Subsidiaries Guaranty shall be in full force and effect.

(b) On the Effective Date, each Canadian Subsidiary Guarantor shall have duly authorized, executed and delivered the Canadian Subsidiaries Guarantee substantially in the form of Exhibit E-2 (as amended, modified and/or supplemented from time to time, the “Canadian Subsidiaries Guarantee”), and the Canadian Subsidiaries Guarantee shall be in full force and effect.

6.09 U.S./Local Law Pledge Agreements. On the Effective Date, (a) each U.S. Credit Party that owns any Equity Interests in any Foreign Subsidiary listed on Schedule 6.11(a) shall have duly authorized, executed and delivered a Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders (as amended, modified, restated and/or supplemented from time to time, and together with any other local law pledge agreements required to be executed by a U.S. Credit Party pursuant to the terms of this Agreement, the “U.S./Local Law Pledge Agreements”), and (b) each Canadian Credit Party that owns any Equity Interests in any Subsidiary listed on Schedule 6.11(b) shall have duly authorized, executed and delivered a Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders (as amended, modified, restated and/or supplemented from time to time, and together with any other local law pledge agreements required to be executed by a Canadian Credit Party pursuant to the terms of this Agreement, the “Canadian Pledge Agreements”), in each case, meeting the requirements of this Agreement and of the Security Documents.

6.10 Intercreditor Agreement. On the Effective Date, each U.S. Credit Party, the Collateral Agent (for and on behalf of the Secured Parties) and the Noteholder Collateral Agent (for and on behalf of the Senior Secured Noteholders) shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

6.11 Security Agreements

(a) On the Effective Date, each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement substantially in the form of Exhibit G-1 (as amended, modified, restated and/or supplemented from time to time, the “U.S. Security Agreement”), together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any U.S. Credit Party or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Effective Date, together with copies of such other financing statements that name any U.S. Credit Party or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) all Securities and Instruments (in each case, as defined in the respective U.S. Security Agreement) then owned by such U.S. Credit Party and evidenced by certificates or notes (x) endorsed in blank in the case of promissory notes constituting such Instruments, and (y) together with executed and undated endorsements for transfer in the case of certificated Securities, in each case, delivered to the applicable collateral agent pursuant to the Intercreditor Agreement;

(iv) a Perfection Certificate (appropriately completed), along with completed Schedules thereto, duly executed by an Authorized Officer of Holdings, each Borrower and each Subsidiary Guarantor;

(v) evidence of the completion of all other recordings and filings of, or with respect to, the U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the U.S. Security Agreement; and

(vi) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the U.S. Security Agreement have been taken, and the U.S. Security Agreement shall be in full force and effect.

(b) On the Effective Date, each Canadian Credit Party shall have duly authorized, executed and delivered one or more security agreements and deeds of hypothec (as required by the Administrative Agent) substantially in the form of Exhibit G-2 (as amended, modified, restated and/or supplemented from time to time, each, a “Canadian Security Agreement”), together with:

(i) proper financing statements (PPSA Form 1-C or such other financing statements, recordations or similar notices as shall be required by local law), registered under the PPSA in Ontario and each other jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable to perfect the security interests purported to be created by each Canadian Security Agreement;

(ii) PPSA inquiry response certificates certified by the Registrar of Personal Property Security (Ontario) or any other equivalent certificate or search report in any other province or territory, listing all effective financing statements that name any Canadian Credit Party or any of its Subsidiaries, or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with evidence of the release or discharge (by a PPSA Form 2-C or such other termination statements as shall be required by local law) of all Liens other than Permitted Liens and acknowledgments and confirmations from secured creditors of such Canadian Credit Party as reasonably requested by the Collateral Agent;

(iii) all Securities and Instruments (in each case, as defined in the respective Canadian Security Agreement) then owned by such Canadian Credit Party and evidenced by certificates or notes (x) endorsed in blank in the case of promissory notes constituting such Instruments, and (y) together with executed and undated endorsements for transfer in the case of certificated Securities;

(iv) evidence of the completion of all other recordings and filings of, or with respect to, each Canadian Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable to perfect the security interests intended to be created by each Canadian Security Agreement; and

(v) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by each Canadian Security Agreement have been taken, and each Canadian Security Agreement shall be in full force and effect.

6.12 Mortgage; Title Insurance; Survey; Landlord Waivers; etc. (a) On the Effective Date, the Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, which Mortgages and UCC fixture filings shall cover such of the Real Property (located in the United States or any State thereof or the District of Columbia) owned by any U.S. Credit Party, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy (or an unconditional binding commitment of the title insurance company to issue such Mortgage Policy) relating to each Mortgage of a Mortgaged Property issued by a title insurer reasonably satisfactory to the Administrative Agent, in an insured amount reasonably satisfactory to the Administrative Agent and the Initial Lenders and insuring the Administrative Agent and the Initial Lenders that the Mortgage on each such Mortgaged Property is a valid and enforceable Second Priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted

Encumbrances and Permitted Liens under Sections 10.01(a), (b), (c), (d), (e), (g), (h), (j), (k) and (n) with each such Mortgage Policy (w) to be in form and substance reasonably satisfactory to the Agents, (x) to include, to the extent available in the applicable jurisdiction at ordinary rates, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Administrative Agent in its discretion may reasonably request), (y) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (z) to provide for affirmative insurance and such reinsurance as the Administrative Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the U.S. Borrowers of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv) a recent survey of each Mortgaged Property (and all improvements thereon) (w) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (x) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent and the Initial Lenders) to the Collateral Agent in its capacity as such and the title company, (y) complying with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, and (z) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 6.12(ii); provided, however, that to the extent the survey required hereunder with regard to the Real Property located at 725 McKinley, Litchfield, Illinois is not delivered on the Effective Date, such survey will be delivered within forty-five (45) days thereafter;

(v) fully executed Collateral Access Agreements in respect of any Material Leaseholds of any U.S. Credit Party but only to the extent the Credit Parties are able to obtain the same using commercially reasonably efforts, it being understood that the delivery of the Collateral Access Agreements shall be not a condition precedent to the Credit Events;

(vi) to the extent reasonably requested by the Administrative Agent, copies of all leases in which Holdings or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; and

(vii) flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent and the Initial Lenders, certified to the Collateral Agent in its capacity as such and identifying whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

6.13 Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Effective Date, the Agents shall have received true and correct copies of the historical financial statements referred to in Section 8.05(a) and the Projections, which historical financial statements, and Projections shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders.

6.14 Solvency Certificate; Insurance Certificates. On the Effective Date, the Administrative Agent shall have received:

(a) a solvency certificate from the chief financial officer of Holdings or the Company in the form of Exhibit H, together with a consolidated pro forma balance sheet of the Credit Parties giving effect to the Transaction ; and

(b) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Agents and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable.

6.15 Fees, etc. On the Effective Date, the Borrowers shall have paid to the Administrative Agent and each Lender all fees and reasonable and documented out of pocket expenses (subject to Section 13.01(a)), including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then invoiced, with such invoices provided to the Company at least one Business Day prior to the Effective Date, and all fees under the Fee Letters payable on such date.

6.16 Initial Borrowing Base Certificate; etc. (a) On the Effective Date, the Administrative Agent shall have received the initial Borrowing Base Certificates meeting the requirements of Section 9.02(c)(i).

(b) On the Effective Date, after giving effect to the Transaction (and the Credit Events hereunder), the Excess Availability shall equal or exceed $90,000,000 (after giving effect to all Credit Events to occur on such date (as the amount of any such Credit Event will be deemed increased by the amount of any previously unpaid portion of the customary monthly payables disbursement scheduled to be made on or about August 6, 2009 and, if the Effective date has not occurred prior to August 20, 2009, on or about September 6, 2009)) and the Company shall have delivered an officer’s certificate from its chief financial officer demonstrating in reasonable detail such Excess Availability.

6.17 Field Examinations; etc. On or prior to the Effective Date, the Company shall have provided to the Administrative Agent (i) a reasonably satisfactory appraisal of the Inventory of the Borrowers from Hilco Appraisal Services, LLC, and (ii) a collateral examination of the Accounts and Inventory of the Borrowers from FTI Consulting, Inc., it being understood that the appraisal dated July 15, 2009 and the collateral examination received on June 19, 2009 are reasonably satisfactory.

6.18 Patriot Act and the Proceeds of Crime Act. On or prior to the Effective Date, the Lenders shall have received from the Credit Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act.

SECTION 7. Conditions Precedent to All Credit Events. The occurrence of the Effective Date and the obligation of each Lender to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued or, in the case of the Existing Letters of Credit, deemed issued, on the Effective Date), are subject, at the time of the Effective Date and at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties. On the Effective Date and at the time of each such Credit Event and also after giving effect thereto (a) no Default or Event of Default shall then exist or would result therefrom and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Effective Date and the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

(b) Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(c) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03. Borrowing Base and Indenture Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof) that:

(i) the Aggregate U.S. Borrower Exposure would not exceed the U.S. Borrowing Base at such time;

(ii) the Aggregate Canadian Borrower Exposure would not exceed the Canadian Borrowing Base at such time;

(iii) the Aggregate Exposure at such time would not exceed the Total Borrowing Base at such time;

(iv) with respect to any Swingline Loan, the aggregate outstanding principal amount of all Swingline Loans after giving effect thereto would not exceed the Maximum Swingline Amount; and

(v) with respect to any requested issuance of any Letter of Credit, the Letter of Credit Outstandings after giving effect thereto shall not exceed the Maximum Letter of Credit Amount.

The occurrence of the Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to the occurrence of the Effective Date and to Credit Events on the Effective Date) and in this Section 7 (with respect to the occurrence of the Effective Date and to Credit Events on or after the Effective Date) and applicable to such Credit Event are satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Agents and the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, Holdings and each of the Credit Parties make the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01 Company Status. Each of Holdings and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the applicable terms and provisions of each of the Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes such Credit Party’s legal, valid and binding obligation enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will violate any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings or any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (c) will result in the creation or imposition of (or the obligation to create or impose) any Lien on any asset of Holdings or any of its Subsidiaries, except Liens created under the Credit Documents and the Senior Secured Notes Documents, or (d) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement, memorandum or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, and (b) filings which are necessary to perfect the security interests created under the Security Documents and the Senior Secured Notes Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party (i) to authorize the execution, delivery and performance of any Credit Document or (ii) in connection with the legality, validity, binding effect or enforceability of any such Credit Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

(a) (i) The consolidated balance sheet and statements of income, cash flow and shareholders’ equity of Holdings and its Subsidiaries for the Fiscal Years ending December 31, 2007 and December 31, 2008, and for the Fiscal Quarter ended March 31, 2009 have been delivered to the Administrative Agent prior to the Effective Date. All such financial statements present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the date of said financial statements and the consolidated results of their operations for the respective periods covered thereby. All such financial statements have been and will be prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements and reports, to normal year-end audit adjustments and the absence of footnotes.

(ii) The monthly internally prepared financial reports to management consisting of an unaudited balance sheet and related statements of income, a summary list of Capital Expenditures, in each case, as reported separately for the Company and all

U.S. Subsidiaries, on the one hand, and for all non-U.S. Subsidiaries, on the other hand, and a calculation of Consolidated EBITDA (each, an “Internal Management Report”) for April 2009, May 2009 and June 2009 have been delivered to the Administrative Agent prior to the Effective Date, in each case, certified by an Authorized Officer of Holdings as being prepared on a consistent basis with its accounting and bookkeeping practices.

(iii) The pro forma balance sheet of Holdings and its Subsidiaries as of the last day of Holdings’ Fiscal Quarter ended June 30, 2009 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Agents and the Lenders prior to the Effective Date, has been prepared in good faith, based on assumptions believed by Holdings to be reasonable on the date thereof and at the time when furnished.

(b) On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans and the Senior Secured Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of Holdings and its Subsidiaries (taken as a whole) will exceed their respective debts, (ii) each of Holdings and its Subsidiaries (taken as a whole) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature, and (iii) each of Holdings and its Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct its or their respective businesses.

(c) Except as disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement and under the Senior Secured Note Documents, there were as of the Effective Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole. As of the Effective Date, neither Holdings nor the Borrowers know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) The Projections delivered to the Agents and the Lenders prior to the Effective Date have been prepared in good faith and are based on assumptions believed by Holdings to be reasonable on the date thereof and at the time when furnished (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond Holdings’ control, and no assurance can be given that such Projections will be realized).

(e) There has not been any event, development, change or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect since December 31, 2008.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or any of the Credit Parties, threatened against or affecting Holdings or any Subsidiary thereof that could reasonably be expected, individually or in the aggregate, to (a) adversely affect in any material respect the ability of the Credit Parties to consummate the Transaction or (b) result in a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or any of its Subsidiaries in writing to any Agent or any Lender (including, without limitation, all information contained in and statements made in the Documents) for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is (when taken as a whole), and all other such factual information hereafter furnished by or on behalf of Holdings or any of its Subsidiaries in writing to any Agent or any Lender will be (when taken as a whole), true and accurate in all material respects on the date as of which such information is dated or certified and does not omit to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

8.08 Margin Regulations. No part of any Credit Event (or the proceeds thereof) will be used purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X. Neither Holdings nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

8.09 Tax Returns and Payments. The Parent, Holdings, the Borrowers and their Subsidiaries have filed all federal, state and provincial income Tax returns, and all other material Tax returns and reports required to be filed and have paid all material Taxes and assessments levied or imposed upon them or their properties, income or assets or otherwise due and payable, except any Taxes and assessments (i) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) which could not be reasonably expected to have a Material Adverse Effect, but in either case in respect of which no Lien has been filed of record. There is no proposed Tax assessment against Holdings, the Borrowers or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

8.10 Compliance with ERISA

(a) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) Each Plan has been operated and administered in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, and complies in form with all such applicable laws and applicable collective bargaining agreements.

(ii) Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and, to the knowledge of the Credit Parties, nothing has occurred which would change such determination.

(iii) Each U.S. Credit Party and ERISA Affiliate has made on a timely basis all required contributions to each Plan as required by law or the terms of the Plan.

(iv) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(v) No Plan has any Unfunded Current Liability.

(vi) No U.S. Credit Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(vii) No U.S. Credit Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201, 4204 or 4243 of ERISA with respect to a Multiemployer Plan.

(viii) No U.S. Credit Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(ix) There are no pending or, to the knowledge of any U.S. Credit Party, threatened claims, actions or lawsuits, or action, investigation or audit by any Governmental Authority, with respect to any Plan.

(x) There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(b) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) Each Foreign Pension Plan has been operated and administered in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, complies in form with all applicable laws, statutes, rules, regulations and orders and applicable collective bargaining agreements, and has been, where required, registered with and maintained in good standing with applicable regulatory authorities.

(ii) There are no pending, or, to the knowledge of Holdings or any of its Subsidiaries, threatened, claims, actions or lawsuits, or actions, investigations or audit by any Governmental Authority, with respect to any Foreign Pension Plan.

(iii) Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

(iv) The present Fair Market Value of the assets of each funded Foreign Pension Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, determined as of the end of Holdings’ most recently ended Fiscal Year on the basis of actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions.

(v) All employer and employee contributions and premium payments required by law or by the terms of each Foreign Pension Plan have been timely made, or, if applicable, accrued, in accordance with normal accounting practices.

(c) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) All Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status, and no Canadian Pension Plan Event has occurred.

(ii) Holdings and each of its Subsidiaries have complied with and performed all of their obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(iii) All employer and employee payments, contributions or premiums required to be made or paid by Holdings or any of its Subsidiaries to any Canadian Pension Plan have been made or paid in a timely fashion in accordance with the terms of such plans, any funding agreement and applicable laws.

(iv) All employee contributions to all Canadian Pension Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by and fully paid into such plans in a timely manner.

(v) There are no Taxes, penalties or interest owing in respect of any Canadian Pension Plans.

(vi) The solvency liabilities of each Canadian Pension Plan (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) does not exceed the market value of the assets held in connection with such plan.

(vii) No Lien has arisen, choate or inchoate, in respect of a Canadian Credit Party or its property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(d) No Canadian Credit Party contributes to any multi-employer pension plan.

8.11 Security Documents. The provisions of each of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest and hypothec, as applicable, in all right, title and interest of the Credit Parties in all of the Collateral, and the Collateral Agent, for the benefit of the Secured Parties, has (or, with respect to Collateral described on Schedule 8.11, will have within the time periods set forth on such Schedule) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(d) are subject to the terms of the Intercreditor Agreement).

8.12 Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries in the United States or Canada as of the Effective Date, and the nature of the interest therein, is set forth in Schedule 8.12. Each of Holdings and each of its Subsidiaries has good and marketable title to all of its Real Property (and to all buildings, fixtures and improvements located thereon) and material personal property owned by it, free and clear of all Liens, other than Permitted Liens. Each of Holdings and each of its Subsidiaries has a valid leasehold interest in the material Real Property and personal property leased by it free and clear of all Liens other than Permitted Liens.

8.13 Capitalization. On the Effective Date, the authorized capital stock of Holdings consists solely of 1,000 shares of common stock, $.01 par value per share, all of which shares are issued and outstanding. All outstanding Equity Interests of Holdings (i) are owned by Parent, (ii) have been duly and validly issued, (iii) are fully paid and non-assessable and (iv) have been issued free of preemptive rights. Holdings does not have outstanding any Equity Interests or other securities convertible into or exchangeable for its Equity Interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights.

8.14 Subsidiaries. On the Effective Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 sets forth, as of the Effective Date, each Subsidiary’s name, jurisdiction of organization, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests thereof, lists all agreements binding on the holders of the Equity Interests thereof and also identifies the direct owner thereof and whether or not such Subsidiaries are Credit Parties. All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights. On the Effective Date, except as disclosed on Schedule 8.14, 100% of the Equity Interests of each Credit Party (other than Holdings) are owned directly or indirectly by Holdings free and clear of any Liens other than Permitted Liens.

8.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Holdings nor any Subsidiary thereof (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) has any past or present operations or properties subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, (v) has any contingent liability with respect to any Release, environmental pollution or hazardous material on any Real Property now or previously owned, leased or operated by it or (vi) knows of any basis to expect any Environmental Liability.

8.18 Employment and Labor Relations. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) there is no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, threatened against any of them, before the National Labor Relations Board or other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Credit Party, threatened against any of them, (b) there is no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, threatened against Holdings or any of its Subsidiaries, (c) there is no question concerning union representation with respect to the employees of Holdings or any of its Subsidiaries, (d) to the knowledge of Holdings or any Credit Party, there are no threatened or pending organizing activities, (e) there are no equal employment opportunity charges or other claims of employment discrimination pending or, to the knowledge of Holdings or any Credit Party, threatened against Holdings or any of its Subsidiaries, and (f) there are no wage (including pay equity) and hour department investigation pending or threatened. No Canadian employee of Holdings or any of its Subsidiaries has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance.

8.19 Intellectual Property, etc. Each of Holdings and each of its Subsidiaries organized in the United States or Canada owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business, and the use thereof by Holdings and/or such Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim which has had or could reasonably be expected to have a Material Adverse Effect. All registered or applied for material Intellectual Property of Holdings and each of its Subsidiaries organized in the United States or Canada is shown on Schedule 8.19 or in any update to the Perfection Certificate.

8.20 Subordination. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Existing Senior Subordinated Notes Documents (and to the extent any Additional Senior Subordinated Notes are issued, the comparable terms under the Additional Senior Subordinated Notes Documents).

8.21 Insurance. Schedule 8.21 sets forth a listing of all insurance maintained by Holdings and its Subsidiaries organized in the United States or Canada as of the Effective Date, with the amounts insured (and any deductibles) set forth therein. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. Holdings and its Subsidiaries believe that the insurance maintained by or on behalf of them is adequate.

8.22 Borrowing Base Calculation. The calculation by the Company of each Borrowing Base and the valuation thereunder is complete and accurate.

8.23 [Reserved].

8.24 Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Credit Parties with respect thereto. Holdings and each Credit Party hereby warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that such Account is an Eligible Account.

8.25 Inventory. Administrative Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by the Credit Parties with respect thereto. Holdings and each of the Credit Parties hereby warrant, with respect to any Inventory at the time it is shown as being Eligible Inventory in a Borrowing Base Certificate, that such Inventory is Eligible Inventory.

8.26 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Documents.

8.27 No Defaults. No event or circumstance has occurred and exists that constitutes a Default or Event of Default.

8.28 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Holdings or any Subsidiary thereof and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to result in a Material Adverse Effect.

SECTION 9. Affirmative Covenants. Each of Holding and each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. Holdings will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of Holdings (or such earlier or later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Company gives the Administrative Agent notice of any such extension), (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, and setting forth comparative figures for all such financial information for the corresponding quarterly and Fiscal Year to date accounting period in the prior Fiscal Year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the foregoing financial statements shall be certified by an Authorized Officer of Holdings that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes. In addition, within 30 days after the close of the last Fiscal Quarter of each Fiscal Year, Internal Management Reports for each of the calendar months ended during such quarter, in each case, certified by an Authorized Officer of Holdings as being prepared on a consistent basis with its accounting and bookkeeping practices.

(b) Annual Financial Statements. Within 90 days after the close of each Fiscal Year of Holdings (or such earlier or later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Company gives the Administrative Agent notice of any such extension), (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year audited and certified (without qualification) by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing and accompanied by a letter of such accounting firm stating (with limitations required by accounting rules or guidelines) that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(c) Monthly Financial Statements. Within 15 days after the commencement of, and within 30 days after the end of each calendar month during, a Monthly Reporting Period, Internal Management Reports for such accounting period as of the end of and for each calendar month ending immediately prior to the month in which the Monthly Reporting Period commenced, and each calendar month of Holdings ending thereafter during the Monthly Reporting Period, in each case, certified by an Authorized Officer of Holdings as being prepared on a consistent basis with its accounting and bookkeeping practices.

(d) Management Letters. A copy of any final “management letter” and other material reports received by Holdings or any of its Subsidiaries from its certified public accountants in connection with its financial statements and, if applicable, management’s response thereto.

(e) Projections and Budgets. No later than the sixty (60) days after the end of each Fiscal Year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, cash flow statement and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each Fiscal Quarter of the next Fiscal Year and for each of the next two succeeding Fiscal Years (on an annual basis) prepared in detail setting forth, in reasonable detail, the principal assumptions upon which such budget is based.

(f) Officer’s Certificates. At the time of the delivery of the financial statements or reports provided for in Sections 9.01(a), (b) and (c), and as and when required pursuant to the last sentence of Section 10.07, a compliance certificate from an Authorized Officer of Holdings in the form of Exhibit I certifying on behalf of Holdings, to the extent set forth in such certificate, that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to determine the Consolidated Fixed Charge Coverage Ratio, to the extent set forth in such certificate, and the outstanding Investments, Aggregate Consideration in respect of Permitted Acquisitions, and aggregate Indebtedness redemptions, in each case, subject to (and calculated separately for) the Tier I Payment Conditions and the Tier II Payment Conditions, if any, at the end of such Fiscal Quarter, Fiscal Year or month, as the case may be and, in the case of the financial statements or reports provided for in Section 9.01(a), Average Aggregate Availability for such Fiscal Quarter then ended.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five (5) Business Days after any officer of Holdings or any Borrower obtains knowledge thereof, notice of:

(i) the filing or commencement or threat or commencement of any proceeding or investigation against Holdings or any of its Subsidiaries or threatened labor dispute, strike or walkout, or the expiration of any material labor contract which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii) the actual termination of all or substantially all of the business relationship by any of Holdings’ and its Subsidiaries’ top five (5) customers;

(iii) the occurrence of any Default or Event of Default;

(iv) any judgment in an amount exceeding $10,000,000;

(v) the assertion of any Intellectual Property Claim, if an adverse resolution has had or could reasonably be expected to have a Material Adverse Effect; or

(vi) any violation or asserted violation of any applicable law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution has had or could reasonably be expected to have a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or (ii) deliver to its public shareholders (if any) or to the holders (or any trustee, agent or other representative therefor) of any Senior Secured Notes, any Existing Senior Subordinated Notes or any Additional Senior Subordinated Notes pursuant to the terms of the documentation governing the same.

(i) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to result in a liability, individually or in the aggregate, in excess of $10,000,000:

(i) any Release;

(ii) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(iii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (A) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iv) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any applicable Environmental Law; and

(v) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any applicable Environmental Law or any governmental or other administrative agency; and Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(j) Notice of Trigger Period, etc. Promptly, and in any event within two (2) Business Days after any officer of Holdings or any Borrower obtains knowledge thereof, notice of the commencement of a Dominion Period, a Trigger Period or a Monthly Reporting Period.

(k) Material Real Property. Promptly upon, and in any event within ten Business Days after, Holdings or any other Credit Party acquires any Material Leasehold or any fee owned (or the equivalent) Real Property with a building insured value of $5,000,000 or more or upon which a Mortgage is required to be granted under the Senior Secured Notes Documents to secure the obligations thereunder.

(l) Perfection Certificate Supplement. Concurrently with any delivery of financial statements under Section 9.01(a) and (b), a certificate of an Authorized Officer of Holdings setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in any such information (other than any information that, by the terms of the Perfection Certificate, is required to be disclosed only as of the Effective Date) since the date of the Perfection Certificate or the latest Perfection Certificate Supplement.

(m) Patriot Act Information/Proceeds of Crime Act. Promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act.

(n) ERISA/Canadian/Foreign Pension Plans. Promptly after any officer of Holdings or any Subsidiary obtains knowledge thereof, notice of: (i) the occurrence of any ERISA Event or Canadian Pension Plan Event or any fact or circumstance that could reasonably be expected to give rise to an ERISA Event or Canadian Pension Plan Event that, in either case, alone or together with any other ERISA Events or Canadian Pension Plan Events that have occurred, could reasonably be expected to result in liability of Holdings and its Subsidiaries in an aggregate amount exceeding $10,000,000, (ii) the filing by Holdings or any Subsidiary or any ERISA Affiliate of a Schedule B (or such other schedule as contains actuarial information under other applicable law) to IRS Form 5500 or other actuarial reports required by pension legislation in respect of a Plan with Unfunded Current Liabilities or Unfunded Pension Liability, as applicable, in which case such notice shall include a copy of such actuarial report or Form 5500 (including the Schedule B), (iii) (x) an increase by more than $10,000,000 in Unfunded Current Liabilities or on Unfunded Pension Liability, as applicable, (taking into account only Plans with positive Unfunded Current Liabilities or Unfunded Pension Liability, as applicable,) from the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, or (y) the existence of potential withdrawal liability of $10,000,000 under Section 4201 of ERISA or other applicable pension legislation, if Holdings, any Subsidiary thereof and their ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans, and (iv) any similar event or occurrence under any Foreign Pension Plan.

(o) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

9.02 Books, Records and Inspections; Collateral Reporting; Annual Meetings

(a) Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit employees and designated representatives of the Administrative Agent and any Lender, in each case, at the Credit Parties’ expense at reasonable times and (except during the continuance of an Event of Default) upon reasonable notice, to conduct appraisals of Inventory and field exams, in each case, up to two (2) times in any twelve month period or up to three (3) times in any such twelve month period where Excess Availability has fallen below the greater of (x) 20% of the Revolving Loan Commitments as in effect from time to time and (y) $63,000,000, in each case, for a period of five (5) consecutive days and, in any event, more frequently as the Administrative Agent reasonably deems appropriate during the existence of an Event of Default (it being acknowledged that a single field exam, appraisal or inspection may entail visits to multiple locations of books, records and assets of the Credit Parties). In connection with any such appraisal or field exam, such employees and designated representatives of the Administrative Agent and/or the Lenders shall be permitted (i) to visit and inspect, in consultation with officers of Holdings or such Subsidiary (other than during an Event of Default, in which case, no such consultation shall be required) any properties of Holdings or such Subsidiary, (ii) to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that an officer of Holdings and its Subsidiaries may attend such discussions with such accountants) and (iii) to verify Eligible Accounts and/or Eligible Inventory (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract). Neither the Administrative Agent nor any Lender shall have any duty to any of Holdings or any of its Subsidiaries to make any inspection, nor to share any results of any inspection, appraisal or report with any of Holdings or any of its Subsidiaries. Each of Holdings and its Subsidiaries acknowledge that all inspections, appraisals and reports are prepared by the Administrative Agent and the Lenders for their purposes, and neither Holdings nor any of its Subsidiaries shall be entitled to rely upon them.

(b) Expenses. In addition to the obligations set forth in Section 13.01(a), Holdings will, and will cause its Subsidiaries to, reimburse Administrative Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Administrative Agent in connection with (i) examinations of any such Person’s books and records or any other financial or Collateral matters as the Administrative Agent reasonably deems appropriate, (ii) appraisals of Inventory and (iii) field exams, in each case, as described in Section 9.02(a) above. Without limiting the foregoing and/or the Administrative Agent’s right to use third parties for such purposes, Holdings shall, and shall cause its Subsidiaries to pay Administrative Agent’s then standard charges for each day that an employee of Administrative Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Administrative Agent’s internal appraisal group.

(c) Collateral Reporting Requirements.

(i) Other than as set forth in clause (B) below, not later than 5:00 P.M. (New York time) on or before the 15th day of each month commencing September 2009 (or at least weekly (or more frequently as the Administrative Agent may require) during a Monthly Reporting Period or during the continuance of an Event of Default), the Credit Parties shall deliver or cause to be delivered to the Administrative Agent a borrowing base certificate setting forth the U.S. Borrowing Base and the Canadian Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit N (each, a “Borrowing Base Certificate”), which shall be (A) except as set forth in clause (B) below, prepared as of the last Business Day of the preceding month (or, if any such Borrower Base Certificate is delivered more frequently than monthly, such shorter preceding period as shall be required by the Administrative Agent), and (B) (1) in the case of the initial Borrowing Base Certificate delivered on the Effective Date hereunder, a preliminary Borrowing Base Certificate prepared for the month ended July 31, 2009, to be replaced by (2) an updated, final Borrowing Base Certificate prepared as of July 31, 2009 and delivered to the Administrative Agent no later than August 20, 2009. Each such Borrowing Base Certificate shall include or be accompanied by a summary of all general ledger accounts for rebates, discounts and accruals and such other supporting information as may be reasonably requested from time to time by the Administrative Agent.

(ii) Not later than 5:00 P.M. (New York time) on or before the 15 th day after the Effective Date (for July 2009), and on or before the 15th day of each month thereafter, commencing September 15, 2009 (or more frequently as the

Administrative Agent may request during a Monthly Reporting Period or during the continuance of an Event of Default), the Credit Parties shall deliver or cause to be delivered to the Administrative Agent (1) a summary aged trial balance by customer (including aging categories of Accounts which are 30, 60 and 90 days past due) and a summary aged trial balance by payment terms, (2) upon the request of the Administrative Agent, a detailed listing and a detailed summary of the Borrowers’ accounts payable indicating which accounts payable are more than thirty (30) days past due, (3) a summary inventory listing, or, upon the request of the Administrative Agent, a detailed inventory listing, (4) a reconciliation of Accounts and inventory to the general ledger and to the Borrowing Base Certificate delivered pursuant to clause (a)(i) of this Section 9.02 and (5) a listing of the top five Account Debtors by concentration, together with the aged balances of the Accounts of such Account Debtors.

(d) Annual Meetings. At the request of the Administrative Agent, Holdings will within 120 days after the close of each Fiscal Year of Holdings, hold a meeting (which may be by conference call or teleconference), at a time and place selected by the Administrative Agent and reasonably acceptable to Holdings, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current Fiscal Year of Holdings and its Subsidiaries.

9.03 Maintenance of Property; Insurance.

(a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property material to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies, insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries (including policies for product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation, and business interruption insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries and reasonably acceptable to the Administrative Agent, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

(b) If at any time the area in which any of the Mortgaged Property or Additional Mortgaged Properties (or in each case, any portion thereof) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), Holdings will, and will cause each Credit Party to, obtain flood insurance in such total amount as the Collateral Agent may from time to time require in order to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) All policies or certificates with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries in each case, other than workers compensation, crime, larceny, embezzlement, D&O and E&O and other similar liability policies) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as a loss payee and/or an additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ notice by the respective insurer or by the Company (or 10 days’ notice in the case of cancellation for non-payment) prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties, (iv) shall state that, in the case of property insurance, the interest of the Collateral Agent with respect to such insurance shall not be impaired or invalidated by any act or neglect by the insured or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy, and (v) shall be delivered to the Collateral Agent.

(d) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04 Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and the rights, franchises, licenses, permits, approvals, qualifications, authorizations, copyrights, trademarks, trade names and patents material to the conduct of its business; provided, however, that nothing in this Section 9.04 shall prevent (a) sales of assets, mergers, amalgamations and other transactions by Holdings or any of its Subsidiaries in accordance with Section 10.02 or (b) any of the Subsidiaries of Holdings from causing or permitting the expiration, abandonment, impairment or invalidation of any rights, licenses, permits, approvals, qualifications, authorizations, copyrights, trademarks, tradenames or patents, or from failing to renew, allowing to lapse, abandoning, impairing or permitting to expire any applications or registrations for any of such item, if, in such Subsidiary’s reasonable good faith judgment, such item is no longer material to the conduct of its business.

9.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 [Reserved].

9.07 [Reserved].

9.08 Payment of Taxes. The Parent, Holdings and the Borrowers will, and will cause each of their Subsidiaries to, pay all federal, state and provincial income Taxes and all other material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and no Lien securing such obligation has been filed of record.

9.09 Use of Proceeds. All proceeds of the Loans will be used to refinance the Existing Indebtedness, for the working capital and general corporate purposes of the Company and its Subsidiaries, including, without limitation, Permitted Acquisitions.

9.10 New Subsidiaries; Additional Security; Additional Guaranties; Actions with Respect to Non-Credit Party Subsidiaries; Further Assurances. (a) Holdings and each Credit Party will, and will cause each of its Subsidiaries which are U.S. Subsidiary Guarantors to, grant to the Collateral Agent (or such other trustee, sub-agent or other third party as may be required under local law) security interests and mortgages (each, an “Additional Mortgage”) in such fee-owned (or the equivalent) Real Property with a building insured value in excess of $5,000,000 or upon which a Mortgage is required to be granted under the Senior Secured Notes Documents to secure the obligations thereunder which, in either case, is acquired by such Person in the United States after the Effective Date which is not covered by the original Mortgages (each such Real Property, an “Additional Mortgaged Property”) (it being understood and agreed that, (i) in any event, any Real Property pursuant to which Holdings or any of its Subsidiaries grants a security interest pursuant to the requirements of the Senior Secured Notes Documents shall constitute an Additional Mortgaged Property hereunder regardless of the value thereof and (ii) the Credit Parties shall not be required to grant Mortgages on the Real Property of any Canadian Credit Party). All such Additional Mortgages shall be granted pursuant to documentation substantially in the form of a relevant existing Mortgage or Mortgages delivered to the Administrative Agent on the Effective Date or in such other form as is reasonably satisfactory to the Administrative Agent and shall be accompanied by such other documents and instruments as accompanied the Mortgages delivered on the Effective Date, including surveys, title insurance policies, FEMA flood plain certifications, proof of flood insurance (where applicable) and opinions of local counsel, in each case related to such property and in form and substance reasonably satisfactory to the Administrative Agent, and shall constitute in the case of any Mortgage or Mortgages with respect to a Real Property located in the United States or a state thereof or the District of Columbia a valid and enforceable Second Priority mortgage lien on the respective Real Property, free and clear of all defects and encumbrances except Permitted Encumbrances and other Permitted Liens identified in Section 10.01(a), (b), (c), (d), (e), (g), (h), (j), (k) and (n), in favor of the Collateral Agent (or such other trustee, sub-agent or other third party as may be required or desired under the local law) to secure the Obligations. The Additional Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to create, maintain, effect, perfect, preserve and protect the Liens in favor of the Collateral Agent (or such other trustee, sub-agent or other third-party as may be required or desired under local law) required to be granted pursuant to the Additional Mortgages and all Taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) (A) At any time any Wholly-Owned Domestic Subsidiary of Holdings is created, established or acquired, including pursuant to a Permitted Acquisition (other than a Wholly-Owned Domestic Subsidiary which is a subsidiary of a Foreign Subsidiary and which is disregarded for U.S. Federal income tax purposes) such Wholly-Owned Domestic Subsidiary (x) shall be required to execute and deliver to the Administrative Agent (i) a Joinder Agreement and (ii) counterparts of the U.S. Subsidiaries Guaranty, the Intercreditor Agreement and such Security Documents as would have been entered into by the respective Domestic Subsidiary if same had been a U.S. Credit Party on the Effective Date and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 6 if such Wholly-Owned Domestic Subsidiary had been a U.S. Credit Party on the Effective Date and (B) to the extent requested by the Administrative Agent, shall become a U.S. Borrower or a U.S. Subsidiary Guarantor pursuant to its Joinder Agreement.

(B) At any time any Wholly-Owned Canadian Subsidiary of Holdings is created, established or acquired, such Canadian Subsidiary (x) shall be required to execute and deliver to the Administrative Agent (i) a Joinder Agreement and (ii) counterparts of the Canadian Subsidiaries Guarantee (or if requested by the Administrative Agent upon the advice of local counsel, a new Canadian Subsidiaries Guarantee) and such Security Documents as would have been entered into by the respective Canadian Subsidiary if same had been a Canadian Credit Party on the Effective Date), and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 6 if such Canadian Subsidiary had been a Canadian Credit Party on the Effective Date and (y) to the extent requested by the Administrative Agent, shall become a Canadian Subsidiary Guarantor pursuant to its Joinder Agreement.

(c) In addition to the requirements contained in the respective Security Documents, Holdings and each Credit Party agrees to pledge and deliver, or cause the applicable Subsidiary Guarantor to pledge and deliver (to the applicable collateral agent pursuant to the Intercreditor Agreement), the Equity Interests owned by any Credit Party of each new Subsidiary or Joint Venture created, established or acquired after the Effective Date for the benefit of the Secured Parties pursuant to (but only to the extent required by) the applicable Security Document (including, in the case of a Foreign Subsidiary or Joint Venture owned by a U.S. Credit Party, a U.S./Local Law Pledge Agreement to the extent requested by the Administrative Agent) upon the acquisition of such Equity Interests by any Credit Party, provided (x) that, in the case of any Foreign Subsidiary that is a corporation (or treated as such for U.S. tax purposes) which is owned by a U.S. Credit Party, not more than 65% of the total outstanding voting Equity Interests of such Person shall be required to be pledged in support of such U.S. Credit Party’s obligations and (y) no Canadian Credit Party shall be required to pledge the Equity Interests of any non-Canadian Subsidiary or non-Domestic Subsidiary in support of such Canadian Credit Party’s obligations under the Security Documents, (2) no Credit Party shall be required to pledge Equity Interests of any Joint Venture or any non-Wholly-owned Subsidiary if such pledge would be prohibited by contract, applicable law or regulation or the organizational documents of any such Joint Venture or non-Wholly-Owned Subsidiary and (3) no Foreign Subsidiary shall be required to pledge the Equity Interest of any Domestic Subsidiary thereof which is a disregarded entity for U.S. federal income tax purposes.

(d) Following any request by the Administrative Agent or the Required Lenders, Holdings or any of its Subsidiaries which are Credit Parties, shall, to the maximum extent permitted by applicable law (but subject to the proviso in preceding clause (c), to the extent applicable and so long as the Administrative Agent has not otherwise determined that the cost of obtaining a security interest or perfection thereof in the relevant assets is excessive in relation to the benefit to the Lenders of the security afforded thereby), grant and/or perfect security interests in such of their assets and property of the types covered by the Security Documents as may be reasonably requested by the Administrative Agent, in which perfected security interests do not already exist pursuant to the Security Documents theretofore executed and delivered and, in connection therewith, Holdings shall, or shall cause the relevant other Credit Parties to, execute and deliver counterparts of (and thereby become parties to) the applicable Security Documents and/or Additional Security Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that, in any event, any property or assets of Holdings or any of its Subsidiaries that are subject to a security interest under any of Senior Secured Notes Security Document shall be subject to a security interest in favor of the Collateral Agent under a Security Document), and to promptly take all other steps necessary to ensure that the Security Condition is satisfied with respect to such assets and property in accordance with clause (e) below. Notwithstanding the foregoing, it is hereby acknowledged that no Foreign Subsidiary and no Domestic Subsidiary which is a subsidiary of a Foreign Subsidiary and which is a disregarded entity for U.S. federal income tax purposes shall be required to grant any security interest in support of a U.S. Credit Party’s Obligations.

(e) The Credit Parties shall (or shall cause their respective Subsidiaries to) (i) at their own expense, (x) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the satisfaction of the Security Condition and the creation, perfection, maintenance, preservation and protection of the Liens on its assets intended to be created pursuant to the relevant Security Documents with the priority intended to be created thereby and (y) take all other actions reasonably requested by the Collateral Agent (including, without limitation, the furnishing of legal opinions) in connection with the granting of the security interests required pursuant to this Section 9.10 and (ii) pay in full all Taxes, fees and other charges payable in connection with the granting of the security interests required pursuant to this Section 9.10.

(f) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, Holdings and the Borrowers will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Holdings agrees that each action required by clauses (a) through (f) of this Section 9.10 shall be completed as soon as possible, but in no event later than sixty (60) days (in the case of clauses(a) and (f))), ten (10) days in the cases of clauses (b)(A), (c) (as its relates to Domestic or Canadian Subsidiaries), (d) and (e), or thirty (30) days in the case of clauses (b)(B) or (c) as it relates to Foreign Subsidiaries, in each case, after such action is required to be taken or is requested to be taken by the Administrative Agent (or such greater number of days as the Administrative Agent shall agree in its sole discretion in any given case); provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.10.

(h) Within 90 days following the Effective Date, Affinia Receivables LLC shall be merged, consolidated or liquidated into a Credit Party. At all times after the Effective Date but prior to the merger, consolidation, liquidation into a Credit Party of each of Iroquois Tool Systems, Inc., Krizman International, Inc., and Affinia Receivables LLC, no such Subsidiary shall carry on any business operations, incur or maintain any Indebtedness or maintain any material assets. In no event shall any such Subsidiary become a Borrower hereunder.

(i) In the event that any Subsidiary of Holdings that was excluded on the Effective Date or thereafter from becoming a U.S. Subsidiary Guarantor, a U.S. Borrower or a Canadian Subsidiary Guarantor, as the case may be, by virtue of the respective definitions thereof or any prohibition thereon subsequently ceases to be restricted by such prohibition from entering into the relevant Credit Documents or subsequently becomes a Wholly-Owned Subsidiary, such Subsidiary shall comply with the provisions of Sections 9.10(a), (b) and (c) as if it had been a Credit Party on the Effective Date.

9.11 [Reserved].

9.12 Designated Senior Indebtedness. The Company hereby designates the Obligations to be “Designated Senior Indebtedness” under the Existing Senior Subordinated Notes Indenture. After execution and delivery thereof, if any, the Company will designate all Obligations to be “Designated Senior Indebtedness” or the comparable term under the Additional Senior Subordinated Notes.

9.13 Casualty and Condemnation; Eligibility. Without limiting Section 5.02, Holdings will, and will cause each of its Subsidiaries to, (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Reinvestment Condition is satisfied to the extent applicable thereto. The Borrowers also agree promptly to, and to cause its Subsidiaries promptly to, notify the Administrative Agent if any material portion of any previously Eligible Accounts or Eligible Inventory ceases to be eligible for lending purposes.

SECTION 10. Negative Covenants. Each of Holdings and each Credit Party hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full.

10.01 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP so long as no Lien of record has been filed;

(b) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary and (ii) the amounts secured by which are not yet due or are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) Liens in existence on the Effective Date which, together with the property subject thereto, is described in Schedule 10.01, but only to the respective date, if any, set forth in such Schedule 10.01 for the removal, replacement and termination of any such Liens, together with renewals, replacements and extensions of such Liens to the extent permitted by and set forth on such Schedule 10.01; provided that, in all cases, (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries and (iii) if the Lien being so renewed, replaced or extended was subordinated to the Obligations, such renewed, replaced or extended Lien will be subordinated to the Obligations on the same terms (or, from the perspective of the Lenders, better terms) as such Lien being so renewed, replaced or extended;

(d) (x) Liens created by or pursuant to this Agreement and the Security Documents in favor of the Collateral Agent and (y) Liens on Collateral owned by the U.S. Credit Parties and created by or pursuant to the Senior Secured Notes Security Documents or any permitted refinancing thereof (provided that such Liens pursuant to this clause (d) shall at all times be subject to the terms of the Intercreditor Agreement or, in the case of a refinancing, an intercreditor agreement substantially in the form of the Intercreditor Agreement or otherwise reasonably acceptable to the Collateral Agent);

(e) (i) non-exclusive licenses or sublicenses, licenses and sublicenses that provide for territorial exclusivity, or any leases or subleases, in each case granted by the Company or any of its Subsidiaries to other Persons in the furtherance of the Company’s or any such Subsidiary’s business which, in any such case, do not materially interfere with the conduct of the business of the Company or any such Subsidiary, adversely affect the Collateral Agent’s Lien on such Collateral (if any) or materially impair the value of such property and (ii) any interest or title of a lessor, sublessor or licensor under any such lease or license agreement not prohibited by this Agreement to which the Company or any of its Subsidiaries is a party;

(f) Liens upon assets of the Company or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Company or any Subsidiary of the Company;

(g) Liens placed upon fixed or capital assets acquired after the Effective Date and placed at the time of the acquisition, construction or improvement thereof by the Company or such Subsidiary or within 120 days thereafter to secure Indebtedness incurred to pay all or a portion of the cost of acquisition, construction or improvement thereof or extensions, renewals or replacements of any such Indebtedness for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 10.04(d), (ii) in all events, the Lien encumbering the fixed or capital assets so acquired, constructed or improved does not encumber any other asset of Holdings, the Company or any Subsidiary, and (iii) the Indebtedness secured by such Liens does not exceed the cost of acquiring, constructing or improving such fixed or capital assets (as such amount shall be amortized in accordance with its terms);

(h) easements, rights-of-way, restrictions, encroachments, any reservations, limitations, provisos and conditions expressed in any original grant from the Canadian Crown and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(i) Liens arising from precautionary UCC financing statement filings or like personal property security financing statements regarding operating leases entered into in the ordinary course of business;

(j) Liens arising out of the existence of judgments or awards not constituting an Event of Default and in respect of which (i) Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and (ii) such Liens are at all times junior to the Collateral Agent’ Liens; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $10,000,000 at any time outstanding;

(k) statutory and common law landlords’ liens under leases to which the Company or any of its Subsidiaries is a party;

(l) Liens in the form of deposits or pledges incurred in connection with workers compensation, unemployment insurance and other types of social security (excluding Liens under ERISA) or in connection with surety bonds, bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature, which in any case, are not overdue (unless being contested in good faith by appropriate proceedings) and which do not involve any Indebtedness and for which appropriate reserves are maintained on Holding’s and the Subsidiaries’ books and records in accordance with GAAP;

(m) Permitted Encumbrances;

(n) Liens existing on property or assets prior to the acquisition thereof by Holdings or any Subsidiary, or on property or assets of a Subsidiary of the Company in existence at the time such Subsidiary is acquired; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries;

(o) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(p) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets while in transit, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(r) Liens granted by a Subsidiary of the Company that is not a Credit Party in favor of a Credit Party in respect of Indebtedness owed by such Subsidiary to such Credit Party;

(s) Liens securing obligations in respect of trade-related letters of credit or trade-related bankers acceptances issued in the ordinary course of business of the Company and its Subsidiaries, in each case only covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bankers acceptances and the proceeds and products thereof;

(t) Liens on securities held by the Company or any Subsidiary of the Company representing an interest in a joint venture to which the Company or such Subsidiary is a party to the extent that (A) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture or restrictions on transfer of such joint venture and (B) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture or restrictions on transfer of such joint venture;

(u) Liens securing Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) of the Company that are not Credit Parties as permitted by Section 10.04(o), which Liens relate only to the property or assets of such Foreign Subsidiaries (and not of any Credit Party or any U.S. or Canadian Subsidiary of such Credit Party);

(v) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by any statutory provision to terminate any of the foregoing or to require annual or other payments as a condition to the continuance thereof;

(w) Liens granted to a public utility or any Governmental Authority on any Real Property when required by such utility or authority in connection with operations in the ordinary course so long as any such Lien does not materially impair either the use of such Real Property by the affected Credit Party or the value of such Real Property; and

(x) Liens on assets (other than ABL Priority Collateral) of the Company or its Subsidiaries not otherwise permitted hereunder securing Indebtedness of not more than $10,000,000 at any time outstanding.

In connection with the granting of Liens of the type described in clauses (c), (f), (g) and (n) of this Section 10.01 by Holdings of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens), in either case solely with respect to the item or items of equipment or other assets subject to such Liens.

10.02 Consolidation, Merger, Amalgamation or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets or enter into any sale-leaseback transactions, except that (subject to Sections 10.10(b) and 10.11(b)):

(a) (i) each of Company and its Subsidiaries may sell Inventory in the ordinary course of business, including intercompany sales of Inventory consistent with past practices and (ii) in connection with any plant closing or plant move by the Company or a Subsidiary, the Company or such Subsidiary, as applicable, may sell up to $5,000,000 of Inventory located at the plant subject to such closure or move in a transaction outside of the ordinary course of business so long as (i) such Inventory is sold for Fair Market Value for cash payable at the closing of such sale, (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (iii) if such Inventory consists of ABL Priority Collateral, (x) the Company shall have provided a certificate to the Administrative Agent no less than five (5) Business Days prior to such proposed sale certifying the calculation of the Borrowing Base after giving effect to such sale of Inventory, (y) if such sale would give rise to any mandatory prepayment hereunder (including pursuant to Section 5.02(b) hereunder), provision for immediate payment thereof shall have been provided for to the reasonable satisfaction of the Administrative Agent; and (z) the Security Condition shall have been satisfied with regard to the proceeds of such proposed sale;

(b) each of the Company and its Subsidiaries may sell, transfer, liquidate or otherwise dispose of surplus, obsolete, uneconomic or worn-out equipment or other property (including Intellectual Property, whether now owned or hereafter acquired) in the ordinary course of business, provided that the Reinvestment Condition shall be satisfied with respect to any net cash proceeds received by a Credit Party from any such sale, transfer, liquidation or other disposal;

(c) Investments (including Permitted Acquisitions) may be made pursuant to a merger, amalgamation or consolidation to the extent such Investments are expressly permitted by, and subject to the limitations of, Section 10.05 and, to the extent any new Subsidiary or joint venture is formed or acquired, the provisions of Section 9.10 are complied with to the extent applicable thereto;

(d) (1) each of the Company and its Subsidiaries may sell assets (other than ABL Priority Collateral), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Company or such Subsidiary consists of at least 75% cash paid at the time of the closing of such sale, (iv) the Reinvestment Condition shall be satisfied with respect to the net cash proceeds therefrom and (v) the Security Condition shall be satisfied with respect to any property or proceeds of such sale or transfer received by a Credit Party, and (2) subject to the satisfaction of the Security Condition with respect to the proceeds thereof received by a Credit Party, each of the Company and its Subsidiaries may sell the assets described on Schedule 1.01(c);

(e) each of the Company and its Subsidiaries may grant non-exclusive licenses and sublicenses, grant licenses and sublicenses that provide for territorial exclusivity and grant leases or subleases to other Persons in the furtherance of the Company’s or such Subsidiary’s business, in each case, to the extent not materially interfering with the conduct of the business of the Company or any of its Subsidiaries, and so long as no such grant otherwise adversely affects the Collateral Agent’s Lien (if any) on, or materially impairs the value of, the asset or property subject thereto;

(f) (1) transfers of assets (i) among the U.S. Credit Parties, (ii) among the Canadian Credit Parties or by any Canadian Credit Party to a U.S. Credit Party, (iii) by any Subsidiary of the Company to any U.S. Credit Party and (iv) by any Foreign Subsidiary of the Company to any Canadian Credit Party; provided, in each case, (A) no Default or Event of Default then exists or would exist immediately after giving effect to the respective transfer and (B) the Security Condition shall have been satisfied with respect to any assets so transferred to a Credit Party; (2) transfers of assets by any Foreign Subsidiary of the Company (other than a Canadian Credit Party) to any other Foreign Subsidiary of the Company (other than a Canadian Credit Party), and (3) transfers of assets (other than (without limiting the other provisions of this Section 10.02) ABL Priority Collateral) from Credit Parties to non-Credit Parties or from U.S. Credit Parties to Canadian Credit Parties, in each case, to the extent expressly permitted as an Investment pursuant to and subject to the limitations of Section 10.05;

(g) (i) any Domestic Subsidiary of the Company may be merged, consolidated or liquidated with or into the Company, another U.S. Credit Party or a Canadian Credit Party (so long as the Company or the U.S. Credit Party, as applicable, is the surviving Person of any such merger, consolidation or liquidation, and if a U.S. Borrower is a party to any such transaction, a U.S. Borrower shall be the surviving Person thereof), (ii) any Canadian Subsidiary may be amalgamated, consolidated or liquidated with or into any other Canadian Subsidiary, and (iii) any Foreign Subsidiary of the Company (other than a Canadian Subsidiary) may be merged, amalgamated, consolidated or liquidated with or into any other Subsidiary of the Company; provided that, if a party to any transaction described in clauses (ii) or (iii) above is a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary will be the survivor of such merger, amalgamation, consolidation or liquidation, and if a party to any such transaction is a Credit Party or Borrower, a Credit Party or a Borrower, respectively, will be the survivor of such merger, amalgamation, consolidation or liquidation; and provided, further, that any such merger, amalgamation, consolidation or liquidation shall only be permitted pursuant to this Section 10.02(g), so long as (A) both immediately prior to and immediately after giving effect to such transactions, no Default or Event of Default then exists or would exist immediately after giving effect thereto, (B) the Security Condition shall have been satisfied with respect to the assets (and Equity Interests) owned by a Credit Party after giving effect to any such transaction and (C) if such merger, amalgamation, consolidation or liquidation would give rise to any mandatory prepayment hereunder (including pursuant to Section 5.02(b) hereunder), provision for immediate payment thereof shall have been provided for to the reasonable satisfaction of the Administrative Agent;

(h) sales, transfers and other dispositions of assets (other than ABL Priority Collateral) to the extent such assets are exchanged substantially simultaneously for similar replacement assets shall be permitted so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the Fair Market Value of the assets received in any such sale, transfer or other disposition is equal to or greater than the Fair Market Value of the assets exchanged therefor and (iii) the Security Condition shall have been satisfied with respect to the assets received by any Credit Party in such exchange;

(i) dispositions resulting from any casualty or other insured damage to, or any taking by any Governmental Authority under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary thereof to the extent not constituting an Event of Default hereunder, provided that, the Reinvestment Condition shall be satisfied with respect the net proceeds from any such event;

(j) the Quinton Hazell Disposition so long as (A) no Default or Event of Default then exists or would result therefrom, (B) the Reinvestment Condition be satisfied with respect to the proceeds of such disposition and (C) the Security Condition shall have been satisfied with respect to the proceeds of any such Disposition (including in the case of a Permitted Quinton Hazell Joint Venture, the Equity Interests received in such joint venture), to the extent received by a Credit Party;

(k) each of the Company and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case at Fair Market Value.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale or transfer of any Collateral, or any Collateral is sold or transferred as permitted by this Section 10.02 (other than to Holdings or to another Credit Party), and, in connection therewith, the Lien of the Noteholder Collateral Agent under the Senior Secured Notes is also released (as certified to by an Authorized Officer of Holdings), then, in accordance with and subject to the provisions of Security Documents, the Liens created by the Security Documents thereon shall be released and such Collateral (but not the proceeds thereof, all of which will be subject to the Collateral Agent’s Lien to the same extent as the property so sold) shall be sold or transferred free and clear of the Liens created by the Security Documents and the Collateral Agent shall promptly take all actions requested in writing to effect the release of its Lien on such Collateral; it being acknowledged and agreed that notwithstanding anything contained herein or in any other Credit Document to the contrary, the sale or transfer of Equity Interests in a Credit Party will not be deemed a sale or transfer of the ABL Priority Collateral, if any, owned by such Credit Party and the Collateral Agent’s Lien will continue therein unless and until released in accordance with the terms of this Agreement and the other Security Documents.

10.03 Dividends; Restricted Payments.

(a) Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(i) Any Subsidiary of Holdings may pay Dividends in the form of its non-preferred, non-redeemable common voting Equity Interests to its shareholders, members or partners generally, so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends received at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividend);

(ii) any Subsidiary of the Company may pay Dividends to the Company or to any Wholly-Owned Subsidiary of the Company; provided that (x) a Credit Party may not pay any such Dividend to a Person which is not a Credit Party and no U.S. Credit Party may pay such Dividends to a Canadian Credit Party and (y) any Non-Wholly-Owned Subsidiary of the Company may only pay Dividends so long as (1) no Default or Event of Default then exists or would result therefrom and (2) the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividend);

(iii) the Company may pay Dividends to Holdings (which may, in turn, pay cash dividends to Parent in an amount equal to the Dividend received from the Company) to permit Parent to make (and Parent shall promptly make) payments pursuant to and in accordance with stock option plans and other benefit plans for management and employees of Parent, Holdings and the Subsidiaries that have been approved by the board of directors of Parent, provided that (x) the aggregate amount of all Dividends paid by the Company and Holdings to Parent in respect of all such payments shall not exceed $1,000,000 in any Fiscal Year of Holdings, which amount, if not used in any Fiscal Year, may be carried forward to the next Fiscal Year of Holdings (but not to any subsequent Fiscal Year); and (y) at the time of any such Dividend or payment pursuant to this Section 10.03(a)(iii), no Default or Event of Default shall then exist or result therefrom;

(iv) the Company may pay cash Dividends to Holdings (which may, in turn, pay cash dividends to Parent in an amount equal to the cash Dividend received from the Company) at such times and in such amounts, as shall be necessary to permit Parent and Holdings to discharge their corporate overhead (including franchise taxes and directors fees) and other permitted liabilities, provided that (x) the aggregate amount of all Dividends paid by the Company and Holdings to Parent in respect of all such payments shall not exceed $3,000,000 in any Fiscal Year of Holdings, (y) at the time of any such Dividend or payment pursuant to this Section 10.03(a)(iv), no Default or Event of Default shall then exist or result therefrom, and (z) the Dividends are used for such purpose;

(v) the Company may pay cash Dividends to Holdings (which may, in turn, pay cash dividends to Parent in an amount equal to the cash Dividend received from the Company) at such times and in the amount of and as shall be necessary to pay any income taxes that are due and payable by Parent and Holdings as part of a consolidated group that includes the Company (as and for so long as the Company is a member of such consolidated tax group), to the extent that such taxes relate to the operations of the Company and its Subsidiaries (and, in any event, do not exceed the actual amount of taxes due and payable by Parent or Holdings, as the case may be) and the Dividends are used for such purpose;

(vi) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, Holdings and the Company may make Dividends to the extent necessary to permit Parent to make (and the Parent shall promptly make) any payments described under Section 10.03(c)(i) and, if and to the extent the Tier I Payment Conditions would be satisfied both before and immediately after to giving effect thereto, under Section 10.03(c)(ii); it being agreed that any amounts payable pursuant to this Section 10.03(a)(vi) shall be reduced on a dollar for dollar basis by the amount of any such payments made to the Sponsor by the Company or Holdings directly pursuant to Section 10.03(c); and

(vii) the Company may pay Dividends to Holdings (which may, in turn, pay Dividends to Parent in an amount equal to the Dividends received from the Company) so long as the Tier I Payment Conditions are satisfied both immediately before and after giving effect to the payment of such dividends.

(b) Holdings will not, and will not permit any of its Subsidiaries to make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) including as a result of any change of control or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance or capital contribution (including, in each case without limitation, by way of depositing with any agent or trustee with respect thereto money or securities before due for the purpose of paying when due) (i) with respect to any Subordinated Debt, except for scheduled principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Indebtedness (it being agreed that this provision shall not be deemed to authorize mandatory prepayments or redemptions of such Subordinated Indebtedness, including as a result of the failure to satisfy the Reinvestment Condition); or (ii) with respect to any other Indebtedness of the Credit Parties (other than the Obligations and other than to the extent such Indebtedness is repaid in connection with the sale of an asset securing such Indebtedness if such sale is permitted hereunder) prior to its due date under the agreements evidencing such Indebtedness; it being agreed that (x) so long as the Tier I Payment Conditions (but not the Tier II Payment Conditions) would be satisfied (both immediately before and after giving effect to any such payment), Holdings and the Subsidiaries may make any prepayment or redemption of any such Subordinated Debt or other Indebtedness not otherwise permitted hereunder in an amount up to $35,000,000 in any Fiscal Year up to a maximum amount of $75,000,000 during the term of this Agreement and (y) so long as the Tier II Payment Conditions shall be satisfied both immediately before and after giving effect to any such proposed payment, Holdings and the Subsidiaries would be permitted to pay or prepay any Subordinated Debt or other Indebtedness in any amount less than the amount at which the Tier II Payment Conditions would cease to be satisfied (and such payments would not operate to reduce the limits set forth in the immediately preceding clause (x)).

(c) Holdings will not, and will not permit any of its Subsidiaries to make any payments (whether voluntary or mandatory) to the Sponsor, including payments of management fees, investment banking fees, commissions, licensing fees and similar fees payable to the Sponsor; provided that so long as no Default or Event of Default then exists or would result therefrom, Holdings and the Subsidiaries may pay the following amounts to the Sponsor:

(i) management fees to the Sponsor or its Affiliates in an aggregate amount not to exceed $3,000,000 in any Fiscal Year; provided that all or any portion of such fees payable but not paid in any Fiscal Year may be carried forward to the following Fiscal Year (but not to any subsequent Fiscal Year thereafter); it being agreed that any amounts payable pursuant to this Section 10.03(c)(i) shall be reduced on a dollar for dollar basis by the amount of any such payments made to the Parent to the Sponsor during such period via Dividend pursuant to Section 10.03(a)(vi); and

(ii) so long as the Tier I Payment Condition is satisfied with respect thereto (both immediately before and after giving effect to any such payment), payments by the Company or any of its Subsidiaries to the Sponsor or any of its Affiliates in respect of any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, in each case in connection with acquisitions or divestitures by Holdings or the Subsidiaries, which payments are approved in good faith by a majority of the members of the board of directors of Parent and Holdings disinterested with respect to such payments and do not exceed (i) in connection with any one transaction or series of related transactions, the greater of (A) $3,000,000 and (B) 1.25% of the total value of the assets acquired or divested in such transaction or series of related transactions and (ii) in the aggregate during the term of this Agreement, the greater of (A) $6,000,000 and (B) 1.25% of the total value of the assets acquired or divested in all such transactions and series of related transactions consummated during the term of this Agreement; it being agreed that any amounts payable pursuant to this Section 10.03(c)(ii) shall be reduced on a dollar for dollar basis by the amount of any such payments made to the Parent to the Sponsor in respect of such amounts described in this Section 10.03(c)(ii) during such period via Dividend pursuant to Section 10.03(a)(vi).

10.04 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Effective Date, as set forth on Schedule 10.04, and which is to remain outstanding after giving effect to the Transaction and the Refinancing, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt (all such Indebtedness, the “Existing Indebtedness”), and, to the extent and on the conditions set forth on such Schedule, any extension, renewal or refinancing thereof; provided that in any event, any such extension, renewal or refinancing of such Indebtedness (w) shall not add guarantors, obligors or security from that which applied to the Indebtedness being extended, renewed or refinanced, (x) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or refinanced (plus accrued interest and premium thereon), (y) shall not have an earlier maturity date or a decreased weighted average life to maturity than the Indebtedness being extended, renewed or refinance, and (z) other than in the case of the refinancing of the Existing Senior Subordinated Notes or Additional Senior Subordinated Notes with the proceeds of senior unsecured Indebtedness otherwise meeting the requirements set forth in the immediately preceding clauses (x) and (y) or with the proceeds of Additional Senior Secured Notes pursuant to Section 10.04(p), to the extent such Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such extended, renewed or refinanced Indebtedness shall be subordinated to the Obligations on the same terms (or, from the perspective of the Lenders, better terms) as the Indebtedness so being extended, renewed or refinanced;

(c) Indebtedness (i) of the Company under Interest Rate Protection Agreements entered into in the ordinary course of business with respect to other Indebtedness permitted under this Section 10.04 and (ii) of the Company and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Company and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Company’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of the Company and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(f) and Section 10.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (d) exceed $25,000,000 at any time outstanding;

(e) unsecured Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05;

(f) Indebtedness consisting of unsecured guaranties by (i) the Credit Parties of any other Credit Party’s Indebtedness or obligations; provided that the Canadian Credit Parties shall not enter into any such guaranty of any U.S. Credit Party’s Indebtedness or other obligations unless it concurrently enters into a guaranty of the Obligations of the U.S. Credit Parties for the benefit of the U.S. Lenders and the Security Condition securing such guaranty in favor of the Collateral Agent for the benefit of the U.S. Lenders is satisfied with respect to such Canadian Credit Parties’ assets that are required to be secured hereunder or by the terms of the Security Documents, (ii) Subsidiaries which are not Credit Parties of Indebtedness and other obligations of other non-Credit Parties and (iii) Credit Parties of Indebtedness and other obligations of non-Credit Parties (including any guarantees of Subsidiaries pursuant to Section 10.04(q), if any); provided, that in each case, such Indebtedness being so guaranteed is permitted to be incurred pursuant to this Agreement; and provided, further, that the maximum amount of Indebtedness permitted to be guaranteed by all Credit Parties pursuant to clause (iii) may not exceed $100,000,000, in aggregate, at any time outstanding;

(g) Indebtedness of a Subsidiary of the Company acquired pursuant to any Permitted Acquisition permitted under Section 10.05; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition and (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this sub clause (ii);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four (4) Business Days of the incurrence thereof;

(i) Indebtedness of the Company and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(j) [Reserved];

(k) unsecured Indebtedness of the Company or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale are not for borrowed money, and are not guaranteed by any other Person except as permitted by Section 10.04(f);

(l) cash management obligations and other similar Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts and entered into in the ordinary course of business;

(m) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business so long as such amounts are not for Indebtedness;

(n) [Reserved];

(o) Indebtedness of any Foreign Subsidiary of the Company (other than a Canadian Subsidiary) that is not a Credit Party; provided that (i) no Default or Event of Default then exists or would result from the incurrence of such Indebtedness, (ii) such Indebtedness is not guaranteed by any of the Credit Parties and (iii) the aggregate amount of Indebtedness permitted by this clause (o) shall not exceed $50,000,000 at any time outstanding, as such amount may be increased to the extent the amount of Indebtedness permitted by Section 10.04(q) is reduced by the same amount;

(p) Additional Senior Secured Notes, provided that the net cash proceeds thereof are used to contemporaneously redeem outstanding Existing Senior Subordinated Notes of the Company in the same (or substantially the same) dollar amount; and

(q) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 (less the amount of Indebtedness of non-Credit Parties that are not Subsidiaries which are guaranteed by any Credit Party pursuant to Section 10.04(f)(iii)) at any time outstanding, as such amount may be reduced to the extent that the amount of Indebtedness permitted by Section 10.04(o) is increased and utilized.

10.05 Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution (in cash or property) to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or otherwise acquire all or all or substantially all of the assets of any Person or all or substantially all of the assets constituting a business, division or product line of any Person or otherwise acquire any assets outside of the ordinary course of business (each of the foregoing an “Investment” and, collectively, “Investments”), except that (subject to Sections 10.10(b) and 10.11(b)),the following shall be permitted:

(a) the Company and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Company or such Subsidiary;

(b) the Company and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(c) Holdings and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 10.05; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(d) the Company and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) the Company and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(f) the Company and its Subsidiaries may make advances to their respective officers and employees in the ordinary course of business for travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as expenses for accounting purposes in accordance with GAAP;

(g) the Company and its Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(c), provided that notwithstanding the foregoing, none of Holdings or any of its Subsidiaries shall be permitted to enter into Interest Rate Protection Agreements or Other Hedging Agreements for speculative purposes;

(h) the Company and its Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”); provided that (A) no Default or Event of Default exists or would result from the making of such Intercompany Loan, and (B) in the case of an Intercompany Loan made by a Credit Party, such Intercompany Loan shall be evidenced by an Intercompany Note that is subordinate to the Obligations and which is pledged to the Collateral Agent and with respect to which the Security Condition is otherwise satisfied; provided that (x) the Credit Parties may not at any time make any Intercompany Loans to non-Credit Parties and (y) the U.S. Credit Parties may not at any time make any Intercompany Loans to any Canadian Credit Party, unless, in each case, either the Tier I Payment Conditions or the Tier II Payment Conditions shall be satisfied both before and after giving effect to such Intercompany Loan and the amount of such Intercompany Loan would not exceed the Applicable Permitted Investment Amount as in effect at such time;

(i) (i) Holdings may make capital contributions to the Company, (ii) U.S. Credit Parties may make capital contributions to their respective Subsidiaries that also are U.S.

Credit Parties, (iii) Canadian Credit Parties may make capital contributions to their respective Subsidiaries that also are Canadian Credit Parties, (iv) Foreign Subsidiaries of the Company (other than Canadian Subsidiaries) may make capital contributions to other Foreign Subsidiaries (that are not Canadian Subsidiaries) and Permitted Joint Ventures, and (v) Credit Parties may make capital contributions to non-Credit Parties and the U.S. Credit Parties may make capital contributions to the Canadian Credit Parties; provided that (x) the Credit Parties may not at any time make any capital contribution to non-Credit Parties and (y) the U.S. Credit Parties may not at any time make any capital contribution to Canadian Credit Parties, unless, in each case, either the Tier I Payment Conditions or the Tier II Payment Conditions shall be satisfied both before and after giving effect to such capital contribution and the amount of such capital contribution would not exceed the Applicable Permitted Investment Amount as in effect at such time; and provided, further, that if any such capital contribution would give rise to any mandatory prepayment hereunder pursuant to Section 5.02(b), provision for the immediate payment thereof shall have been provided for to the reasonable satisfaction of the Administrative Agent;

(j) Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(k) Contingent Obligations permitted by Section 10.04;

(l) Permitted Acquisitions; provided that the Credit Parties may not at any time make any Permitted Acquisition unless either the Tier I Payment Conditions or the Tier II Payment Conditions shall be satisfied both before and after giving effect to such Permitted Acquisition and the Aggregate Consideration for such Permitted Acquisition would not exceed the Applicable Permitted Investment Amount as in effect at such time;

(m) the Company and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 10.02(d) and (m);

(n) Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries in connection with and subject to the limitations of a Permitted Acquisition so long as such investments were not made in connection with, or in contemplation or anticipation of, such Person becoming a Subsidiary or of such merger; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(o) the Quinton Hazell Disposition, to the extent permitted pursuant to Section 10.02(j) and constituting an Investment hereunder;

(p) so long as no Default or Event of Default then exists or would result therefrom, the Company and its Subsidiaries may make Investments (other than Permitted Acquisitions) not otherwise permitted under this Section 10.05 in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided, that if any such Investment would give rise to any mandatory prepayment hereunder pursuant to Section 5.02(b), provision for the immediate payment thereof shall have been provided for to the reasonable satisfaction of the Administrative Agent; and

(q) so long as the Tier I Payment Conditions or Tier II Payment Conditions are satisfied with respect thereto both immediately before and after giving effect thereto, the Company and its Subsidiaries may make other Investments not otherwise permitted under this Section 10.05; in an amount not in excess of the Applicable Permitted Investment Amount as in effect at such time; provided that the Credit Parties may not acquire any Acquired Entity or Business pursuant to this Section 10.05(q) unless such acquisition is a Permitted Acquisition.

10.06 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than on terms and conditions that are substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 10.03;

(b) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(c) Subsidiaries of the Company may pay management fees, licensing fees and similar fees to the Company and to other Credit Parties and, so long as no Default or Event of Default then exists or would result therefrom and such payments do not exceed $1,000,000 in the aggregate per year, the Company and the Credit Parties may pay management fees, licensing fees and similar fees to other Subsidiaries, in each case, in the ordinary course of business;

(d) transactions between or among the Credit Parties to the extent otherwise permitted hereunder and not involving any other Affiliate of Holdings;

(e) payments by Holdings or any of its Subsidiaries to the Sponsor to the extent permitted pursuant to Section 10.03(c); and

(f) the payment of a consolidated customary and reasonable fee to directors of the Parent, Holdings, the Company or any Subsidiary of the Company who are not employees of the Parent, Holdings, the Company or any Subsidiary of the Company, and reasonable and customary compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, its directors, officers or employees of Holdings, the Company or its Subsidiaries in the ordinary course of business, in each case, for services actually rendered.

10.07 Consolidated Fixed Charge Coverage Ratio. Upon the occurrence of a Trigger Period, Holdings shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the Test Period ended on the last day of the then most recent month ended prior to the occurrence of such Trigger Period and for which financial statements have been delivered pursuant to Section 9.01(a), (b) or (c), to be less than 1.10:1.00, (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any subsequent month ended prior to the occurrence of the Trigger Period upon delivery of the financial statements therefor pursuant to Section 9.01(a), (b) or (c), to be less than 1.10:1.00 or (iii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any month ending during such Trigger Period to be less than 1.10:1.00. Within three (3) Business Days after the beginning of a Trigger Period, Holdings shall provide to the Administrative Agent a compliance certificate calculating the Consolidated Fixed Charge Coverage Ratio for the Test Period ended immediately prior to the beginning of such Trigger Period based on the most recent financial statements delivered pursuant to Section 9.01(a), (b) and (c). Notwithstanding the foregoing (and regardless as to whether a Trigger Period has occurred and is continuing), within fifteen (15) days of the end of each calendar month, Holdings shall deliver a Compliance Certificate with respect to the Test Period ended on such last day of such calendar month setting forth the calculation (in reasonable detail) of the Consolidated Fixed Charge Coverage Ratio for such Test Period.

10.08 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements. Holdings will not, and will not permit any of its Subsidiaries to:

(a) amend, modify, change or waive any term or provision of any Senior Secured Note Document in a manner which is adverse to the interests of the Lenders in any material respect or in a manner which is prohibited by the terms of the Intercreditor Agreement;

(b) amend, modify, change or waive in any manner (x) any subordination provision of any Existing Senior Subordinated Note Document or Additional Senior Subordinated Note Document or (y) any other provision of any Existing Senior Subordinated Note Document or Additional Senior Subordinated Note Document in a manner which is adverse to the interests of the Lenders in any material respect;

(c) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, memorandum of association, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, as in effect on the Effective Date unless such amendment, modification, change or other action contemplated by this clause (d) would not be adverse to the interests of the Agents and/or Lenders in any respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document;

(d) deposit any funds or credit any amounts into the Senior Secured Notes Asset Sales Proceeds Account other than proceeds of Senior Secured Notes Security Collateral; or

(e) designate any Indebtedness as “Designated Senior Indebtedness” for purposes of the Existing Senior Subordinated Notes Indenture and the Additional Senior Subordinated Notes Documents other than the Obligations and the Indebtedness in respect of the Senior Secured Notes.

10.09 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make or repay loans or advances to the Company or any of its Subsidiaries, (c) transfer any of its properties or assets to the Company or any of its Subsidiaries or (d) grant Liens on its assets (including Equity Interests) to the Collateral Agent, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Senior Secured Notes Documents, (iv) the Existing Senior Subordinated Notes Documents or any Additional Senior Subordinated Note Documents, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Sections 10.01(c), (f), (g), (n) and (x), (ix) restrictions in any agreement or instrument governing the terms of Indebtedness permitted under Section 10.04(g), but only to the extent such restrictions are imposed only on the Person who becomes a Subsidiary concurrently with the incurrence of such Indebtedness, (x) restrictions in any instrument or agreement governing any Indebtedness incurred by a Subsidiary that is not a Credit Party pursuant to Sections 10.04(o) and (q), but only to the extent such restrictions or conditions are imposed only on such Subsidiary and its Subsidiaries, (xi) restrictions existing on the date hereof identified on Schedule 10.09 (but shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction), (xii) customary restrictions and conditions contained in agreements and other documents (including organizational documents) governing any Permitted Joint Venture and Non-Wholly Owned Subsidiaries and (xiii) clause (d) of the foregoing shall not apply to (1) Permitted Joint Ventures or Non-Wholly Owned Subsidiaries (or the Credit Parties’ Equity Interests therein), (2) customary restrictions and conditions imposed by any agreement governing purchase money Indebtedness, Capitalized Lease Obligations or Indebtedness of a Foreign Subsidiary (other than a Canadian Credit Party) permitted by this Agreement, provided that, in the case of purchase money Indebtedness and Capitalized Lease Obligations, such restrictions or conditions apply only to the property or assets securing such Indebtedness and (3) customary provisions in leases restricting the assignment thereof.

10.10 Limitation on Issuance and Disposition of Equity Interests. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue any preferential or redeemable Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.

(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Company shall not cease to own and control, directly or indirectly, 100% of the Equity Interests of each other Credit Party (other than in connection with a merger, consolidation, amalgamation or liquidation of any such Credit Party permitted pursuant to Section 10.02(g)).

10.11 Business; etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly to any material extent in any business other than the businesses engaged in by Holdings and its Subsidiaries as of the Effective Date and reasonable extensions thereof and businesses ancillary, incidental or complimentary thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement or any other Credit Document to the contrary, Holdings will not (1) directly own the Equity Interest of any Person, other than the Company, which is or would pursuant to the terms of this Agreement be required to become a Credit Party or (2) subject to the proviso below, engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the Equity Interests of the Company and (ii) those liabilities which it is responsible for under the Credit Documents, the Senior Secured Notes Documents, the Existing Senior Subordinated Notes Documents and any Additional Senior Subordinated Notes Documents to which it is a party, provided that Holdings may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

10.12 No Additional Deposit Accounts; etc. Holdings will not, and will not permit any other Credit Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part A of Schedule 10.12, (b) the Collection Accounts set forth on Part B of Schedule 10.12, (c) the Disbursement Accounts set forth on Part C of Schedule 10.12 and (d) the Excluded Accounts set forth on Part D of Schedule 10.12; provided that the Company or any other Credit Party may open a new Core Concentration Account, Collection Account, Disbursement Account or Excluded Account not set forth in such Schedule 10.12, so long as prior to opening any such account (i) the Administrative Agent has consented in writing to such opening (which consent shall not be unreasonably withheld or delayed), (ii) the Company has delivered an updated Schedule 10.12 to the Administrative Agent listing such new account and (iii) the financial institution with which such account (other than an Excluded Account) is opened, together with the Company or the other Credit Party which has opened such account and the Collateral Agent have executed and delivered to the Collateral Agent a Cash Management Control Agreement reasonably acceptable to the Collateral Agent.

10.13 Tax Consolidation. Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person other than the Parent, Holdings or any of their Subsidiaries.

10.14 Accounting Changes. Holdings will not, and will not permit any of its Subsidiaries to, make any material change in accounting treatment or reporting practices, except as required or, if agreed to by the Administrative Agent, permitted by GAAP if Holdings’ certified public accountants concur in such change, or change its Fiscal Year.

10.15 Canadian Pension Plans. No Canadian Credit Party will become obligated to contribute to any multi-employer pension plan.

SECTION 11. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

11.01 Payments. Any Borrower shall (a) default in the payment when due (whether at stated maturity, on demand, upon acceleration or otherwise) of any principal of any Loan, any Note, any Unpaid Drawing or any Fees, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note, any Unpaid Drawing or any Fees or of any other amounts owing hereunder (and not covered by clause (a) immediately above) or under any other Credit Document; or

11.02 Representations, etc. Any representation or warranty made or deemed made by or on behalf of any Credit Party herein or in any other Credit Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made, except to the extent such representation or warranty relates expressly to an earlier date (in which case such representation or warranty shall prove to have been incorrect in any material respect as of such earlier date); or

11.03 Covenants. Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(a), (b), (c), (e), (f), (g)(ii), (g)(iii), (j) and (l); Sections 9.02 (a) and (c); Section 9.04 (but only with respect to preserving a Credit Party’s existence); Section 9.09; Section 9.10; or Section 10, (b) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.03, and such default (in the case of this clause (b)) shall constitute unremedied for a period of 15 days after an Authorized Officer of Holdings or any of its Subsidiaries has knowledge or receives notice thereof from the Administrative Agent, whichever is sooner, or (c) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than any default set forth in Sections 11.01 and 11.02) and such default (in the case of this clause (c)) shall continue unremedied for a period of 30 days after an Authorized Officer of Holdings or any of its Subsidiaries has knowledge thereof or receives notice thereof from the Administrative Agent, whichever is sooner; or

11.04 Default Under Other Agreements (a) Holdings or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be (A) declared to be (or shall become) due and payable, or (B) required to be prepaid other than by a regularly scheduled required prepayment, in either case prior to the stated maturity thereof; provided that preceding clause (b) shall not apply to secured purchase money Indebtedness or Capitalized Lease Obligations that become due as a result of the voluntary sale or transfer of the property or assets (to the extent permitted under this Agreement) securing such Indebtedness so long as such amounts are paid in full in accordance with the terms of such Indebtedness; and provided further that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least $17,500,000; or

11.05 Bankruptcy, etc. (a) Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary Insolvency Proceeding; (b) an involuntary Insolvency Proceeding is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), and the petition is not controverted within 15 days, or is not dismissed within 30 days after the filing thereof; (c) a custodian (as defined in the U.S. Bankruptcy Code, Title 11 of the United States Code (the “Bankruptcy Code”)) or other similar official under any bankruptcy laws (foreign or otherwise) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, bankruptcy, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) (including, without limitation, with respect to any Canadian Credit Party, under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada)) or there is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 30 days after the filing thereof; (d) Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; (e) any order of relief or other order approving any insolvency or bankruptcy case (including the entry of an order of relief against it or for the appointment of a receiver, receiver-manager, interim receiver, trustee, monitor, custodian or similar official for it or for any substantial part of its property) is entered; (f) Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; (g) any Business action is taken by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing or otherwise commencing any liquidation, dissolution or winding up of its affairs not otherwise permitted herein or Holdings or any Subsidiary (other than any Immaterial Subsidiary) agrees to commence any of the foregoing proceedings or actions; or (h) Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) is not generally able to pay its debts as they become due or is not Solvent; or

11.06 ERISA; Canadian Pension Plans

(a) ERISA. The occurrence of any of the following: (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard is sought or is granted under Section 412 of the Code or Section 302 or 303 of ERISA, a Reportable Event shall have occurred; a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection .62, .63, .64, .65, .66, ..67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan shall have had or is reasonably likely to have a trustee appointed under Section 4042 of ERISA to administer such Plan, any Plan or Multiemployer Plan is or shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made; Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 4007, 4062, 4063, 4064 or 4069 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a Multiemployer Plan under Section 515, 4201, 4204 or 4212 of ERISA or Section 432 of the Code, a “default,” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Multiemployer Plan; (ii) there shall result from any such event or events a liability or a material risk of incurring a liability; and (iii) such liability, either individually or in the aggregate, has exceeded, or could reasonably be expected to exceed, $17,500,000.

(b) Canadian Pension Plans. The occurrence of any of the following: (i) a Canadian Pension Plan Event shall occur which, in Administrative Agent’s determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, (ii) any Canadian Pension Plan shall be terminated, (iii) a trustee for any Canadian Pension Plan shall be requested or appointed, (iv) a Canadian Credit Party or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan, (v) there shall result from any such event or events a liability or a material risk of incurring a liability; and (vi) such liability, either individually or in the aggregate, has exceeded, or could reasonably be expected to exceed, the U.S. Dollar Equivalent of $17,500,000.

11.07 Security Documents. Any of the Security Documents shall cease to be or are asserted by any Credit Party not to be in full force and effect, or shall cease to continue or are asserted by any Credit Party not to continue the effectiveness of the Security Condition or shall cease to give or are asserted by any Credit Party not to give the Collateral Agent for the benefit of the Secured Parties the Liens purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than immaterial portions thereof), in favor of the Collateral Agent, with the priority required by the Security Documents and the Intercreditor Agreement; or

11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall or shall assert any right to deny, disaffirm or revoke such Guarantor’s obligations under its Guaranty; or

11.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving individually or cumulatively a liability in excess of $17,500,000 (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days; or

11.10 Change of Control. A Change of Control shall occur; or

11.11 Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any parties thereto shall deny or disaffirm their respective obligations thereunder or any parties thereto shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof; or

11.12 Denial of Liability. Any Credit Document shall for any reason fail to be or be asserted by any Credit Party or any other Person not to be a legal, valid and binding obligation of any of the Credit Parties; or

11.13 Cessation of Business. (a) Any Credit Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of the business of the Credit Parties, taken as a whole; (b) any Credit Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to the business of the Credit Parties, taken as a whole; (c) there is a cessation of any material part of the business of the Credit Parties, taken as a whole for a material period of time; or.

11.14 Subordination. The Existing Senior Subordinated Notes or any guarantees thereof, any Additional Senior Subordinated Notes or any guarantees thereof or the Parent PIK Note, shall cease, for any reason, to be validly subordinated to the respective Obligations of the U.S. Credit Parties as provided in the Existing Senior Subordinated Notes Documents or the Additional Senior Subordinated Notes Documents, or the terms of the Parent PIK Note, as applicable, or any U.S. Credit Party or the holders of at least 25% in aggregate principal amount of the Existing Senior Subordinated Notes, the Additional Senior Subordinated Notes or the Parent PIK Note, as applicable, shall so assert; or

11.15 Collateral Loss. A loss, theft, damage or destruction occurs with respect to any ABL Priority Collateral if the amount not covered by insurance exceeds $5,000,000 during a Dominion Period, or $15,000,000 at any other time.

If an Event of Default described in Section 11.05 occurs with respect to any Credit Party or its Subsidiary, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, the Facility Termination Date shall be deemed to have occurred and the Total Revolving Loan Commitment (and all commitments of the Lenders thereunder) shall terminate, without any action by the Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, the Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(i) declare the Facility Termination Date to have occurred and all Obligations to be immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Credit Parties to the fullest extent permitted by law;

(ii) terminate, reduce or condition any commitment (i.e., the U.S. Commitment, the Canadian Commitment or the obligations of any of the Lenders thereunder), or make any adjustment to the Borrowing Base and Reserves;

(iii) require the Credit Parties to Cash Collateralize Letter of Credit Obligations and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as U.S. Borrower Revolving Loans (whether or not the conditions in Section 7 are satisfied or would be violated as a result thereof); and

(iv) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or the PPSA.

SECTION 12. The Administrative Agent.

12.01 Appointment and Authority.

(a) The Lenders (including the Issuing Lender) hereby irrevocably designate and appoint Bank of America as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Bank of America in its capacity as Collateral Agent pursuant hereto and to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender (including the Issuing Lender) hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto, including the entry into all Credit Documents to which the Administrative Agent is intended to be a party and to accept all Security Document for the Administrative Agent’s benefit and for the pro rata benefit of the Lenders. The Administrative Agent may perform any of its respective duties hereunder by or through their officers, directors, agents, employees or affiliates. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Lender) and no Credit Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Credit Documents; (ii) execute and deliver as Administrative Agent each Credit Document, including any intercreditor or subordination agreement, and accept delivery of each Credit Document from any Credit Party or other Person; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Credit Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Credit Documents, applicable law or otherwise. Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Permitted Discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b) Without limiting the generality of paragraph (a) above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code, between each Lender, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Credit Party, each such Lender and the Administrative Agent acknowledge and agree with the Administrative Agent that each such Lender and the Administrative Agent are hereby conferred the legal status of solidary creditors of each Credit Party in respect of all Obligations, present and future, owed by each such Credit Party to the Administrative Agent and each such Lender hereunder and under the other Credit Documents (collectively, the “Solidary Claim”). Each Credit Party which is not a signatory of this Agreement but is or may become a signatory to any other Credit Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Credit Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code, each such Credit Party is irrevocably bound towards the Administrative Agent and each Lender in respect of the entire Solidary Claim of the Administrative Agent and such Lender. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Lender shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Lender and the right to give full acquittance for same. The parties further agree and acknowledge that the Administrative Agent’s Liens on the Collateral under the Security Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents and nothing in this Agreement or in any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The conferral upon Administrative Agent of any right shall not imply a duty on Administrative Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties In respect of any Lender or the holder of any Note, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates (collectively, the “Agent Indemnitees”) shall be liable for any action taken or omitted by it or them hereunder or any other Credit Document or in connection herewith or therewith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.12 and 11.02) or (ii) unless caused by its or their own gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the event that any of the Secured Parties shall be obligated, pursuant to the terms of the Intercreditor Agreement, to make any payment to or to reimburse the Noteholder Collateral Agent or the trustee under the Senior Secured Notes Indenture for any liability, cost, expense, loss or damages, including reasonable legal fees and expenses, that are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Collateral Agent, the Collateral Agent shall reimburse such Secured Party for the payment of such liability, cost, expense, loss or damages. In addition, any such Secured Party shall be entitled to reimbursement from all other Secured Parties hereunder pro rata in proportion to the relationship that their outstanding Obligations bore to the total outstanding Obligations on the Facility Termination Date regardless of whether any such reimbursement is required to be made or made by the Collateral Agent.

(c) Administrative Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Credit Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Credit Party or Lender of any obligations under the Credit Documents. Administrative Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Credit Documents or Credit Party. No Administrative Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Credit Documents; the execution, validity, genuineness, effectiveness or enforceability of any Credit Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party or Account Debtor. No Administrative Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Credit Party of any terms of the Credit Documents, or the satisfaction of any conditions precedent contained in any Credit Documents.

(d) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arrangers, the Documentation Agents and the Syndication Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers, the Documentation Agents and the Syndication Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arrangers, the Documentation Agents and the Syndication Agents shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent or any other Lender, each Lender (including the Issuing Lender) and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and issuance of the Letters of Credit and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender (including the Issuing Lender) or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender (including the Issuing Lender) or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. The rights and remedies conferred upon Administrative Agent under the Credit Documents may be exercised without the necessity of joinder of any other party, unless required by applicable law. Administrative Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Credit Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.06 against all claims that could be incurred by Administrative Agent in connection with any act. Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 13.12, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Administrative Agent be required to take any action that, in its opinion, is contrary to applicable law or any Credit Documents or could subject any Administrative Agent Indemnitee to personal liability.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic message, Internet or intranet website posting or other distribution or document or telephone message signed, sent or otherwise made by any Person that the Administrative Agent believed to be the proper Person and upon any statement made to it orally or by telephone and believed by it to be made by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Credit Parties (but without limiting the indemnification obligations of the Credit Parties under any other Credit Document), the Lenders (including the Issuing Lender) will reimburse and indemnify the Administrative Agent (and any Agent Indemnitee) in proportion to their respective RL Percentage (as calculated pursuant to clause (c) of the definition thereof) (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Agent Indemnitees) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In Administrative Agent’s discretion, it may reserve for any such claims made against an Administrative Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by each Lender to the extent of its RL Percentage.

12.07 The Administrative Agent in its Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by and Removal of the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Company. In addition, if the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed as Administrative Agent upon the request of the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent or any such removal of the Administrative Agent, the Required Lenders shall, in consultation with the Company unless a Default or Event of Default has occurred and is continuing, appoint a successor Administrative Agent hereunder and under the other Credit Documents who shall be a commercial bank or trust company that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to the Borrowers.

(c) In the case of the resignation of the Administrative Agent, if a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if a Default or Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) In the case of the resignation of the Administrative Agent, if no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.

(e) Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Credit Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Credit Parties and such successor.

(f) Upon a resignation or removal of the Administrative Agent pursuant to this Section 12.09, the provisions of this Article (including the indemnification provisions herein) shall continue in effect for the benefit of such retiring Administrative Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(g) Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the resigning or removed Issuing Lender or Swingline Lender shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation or removal (iii) the retiring or removed Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, in such capacities with respect to any new Letters of Credit or Swingline Loans and (iv) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

(h) Any successor to Bank of America by merger or acquisition of stock or this Loan shall continue to be Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(i) It is the intent of the parties that there shall be no violation of any applicable law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Credit Documents due to any applicable law, Administrative Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent (it being understood that no additional agency fee shall be charged to the Borrowers as a result of any such appointment). If Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Administrative Agent under the Credit Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Administrative Agent. Lenders shall execute and deliver such documents as Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by applicable law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

12.10 Collateral Matters. (a) Each Lender (including the Issuing Lender and each Lender is its capacity as the provider of a Secured Hedging Agreement or Secured Cash Management Agreement) authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender (including the Issuing Lender and each Lender is its capacity as the provider of a Secured Hedging Agreement or Secured Cash Management Agreement) hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders (including the Issuing Lender and each Lender is its capacity as the provider of a Secured Hedging Agreement or Secured Cash Management Agreement), without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders (including the Issuing Lender and each Lender is its capacity as the provider of a Secured Hedging Agreement or Secured Cash Management Agreement) hereby authorize the Collateral Agent, at its option and in its discretion, to (i) release any Lien granted to or held by the Collateral Agent upon any Collateral (A) upon termination of the Total Revolving Loan Commitment (and all Letters of Credit) and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (B) that is the subject of a sale or other disposition which the Company certifies in writing to the Administrative Agent is in compliance with Section 10.02 or a Lien which the Company certifies in writing to the Administrative Agent is a Permitted Lien entitled to priority over the Collateral Agent’s Lien (and the Administrative Agent may rely conclusively on any such certificate without further inquiry), (C) that does not constitute a material portion of the

Collateral, (D) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (E) as otherwise may be expressly provided in the relevant Security Documents or in the Intercreditor Agreement, (ii) release any Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01(g).

(c) Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty. In each case as specified in this Section, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations, in each case in accordance with the terms of the Credit Documents and this Section 12.10.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10, in any of the Security Documents or in the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e) Administrative Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

(f) Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Administrative Agent with respect to any Credit Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the Credit Parties’ books and records as well as upon representations of the Credit Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing a Report to such Lender.

(g) The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents, trustees or third parties appointed by the Collateral Agent. The Collateral Agent (and any such sub-agent, trustee or third party) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory and indemnification provisions of this Section 12 and Section 13.01 shall apply to any such sub-agent, trustee or third party and to their respective Affiliates to the same extent that such provisions apply to the Collateral Agent.

12.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Credit, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 4.01 and 13.01 allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

12.13 Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Credit Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Credit Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any enforcement action, accelerate Obligations under any Credit Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Credit Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.14 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a pro rata basis or in accordance with Section 17 of the U.S. Security Agreement or Section 10.12 of the Canadian Security Agreement, as applicable, such Lender shall forthwith purchase from Administrative Agent, Issuing Lender and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a pro rata basis or in accordance with Section 17 of the U.S. Security Agreement or Section 10.12 of the Canadian Security Agreement, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Deposit Account without the prior consent of Administrative Agent.

12.15 Remittance of Payments and Collections.

(a) Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 12:00 p.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 12:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such Lender under the Credit Documents.

(b) Failure to Pay. If any Lender fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Administrative Agent pursuant to Section 2.13.

(c) Recovery of Payments. If Administrative Agent pays any amount to a Lender in the expectation that a related payment will be received by Administrative Agent from an Credit Party and such related payment is not received, then Administrative Agent may recover such amount from each Lender that received it. If Administrative Agent determines at any time that an amount received under any Credit Document must be returned to an Credit Party or paid to any other Person pursuant to applicable law or otherwise, then, notwithstanding any other term of any Credit Document, Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Administrative Agent to any Obligations are later required to be returned by Administrative Agent pursuant to applicable law, each Lender shall pay to Administrative Agent, on demand, such Lender’s pro rata share of the amounts required to be returned.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses; Indemnity.

(a) The Borrowers hereby jointly and severally agree to: (a) pay (i) all present and future reasonable and documented out of pocket expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent or Banc of America Securities LLC in connection with this Agreement, any other Credit Document or otherwise in their respective capacities as the Administrative Agent or a Lead Arranger under this Agreement or the Collateral Agent under any Security Document, whether incurred heretofore or hereafter, which expenses shall include, without limitation, reasonable fees and expenses of counsel (which shall only be of a single counsel and of any special or local counsel reasonably deemed necessary or appropriate by the Administrative Agent, provided that, with respect to special and/or local counsel, the Credit Parties shall only be required to reimburse the Administrative Agent, the Collateral Agent and Banc of America Securities LLC for the reasonable fees and expenses of a single special counsel of each specialty and a single local counsel (i.e., a maximum of two firms) in each relevant jurisdiction) including costs and expenses (x) of due diligence including the initial and any subsequent field examinations and/or inventory appraisals required pursuant to Sections 6.17 and 9.02(a) performed by third parties and (y) of negotiation, preparation and execution of all

Credit Documents, (ii) all reasonable and documented out of pocket costs and expenses of the Initial Bank Parties in connection with the syndication of the Revolving Loan Commitments, (iii) the Administrative Agent’s standard charges for field examinations, including a per diem field examiner charge and reasonable out of pocket expenses, and (iv) after the occurrence of an Event of Default, the reasonable and documented out of pocket costs and expenses of each of the Administrative Agent, the Collateral Agent, the Issuing Lenders and Lenders in connection with the collection of the Obligations or the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any investigation, preparation, negotiation and documentation of any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for each of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders); and (b) pay and hold the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future Other Taxes and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such Other Taxes. In addition, the Borrowers jointly and severally agree to reimburse the Administrative Agent and Holdings for all reasonable third party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.

(b) The Credit Parties hereby jointly and severally agree to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document, any use made or proposed to be made with the proceeds of the Loans or the exercise of any rights or remedies provided herein or in the other Credit Documents (in all cases except as expressly otherwise provided herein, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party) including any of the foregoing relating to the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property (including, but not limited to, Hazardous Materials stored in or incorporated into any structures) at any time owned, leased or operated by Holdings, any of its Subsidiaries, or any of its predecessors with respect to which Holdings and its Subsidiaries are subject to successor liability (“Predecessors”), the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings, any of its Subsidiaries or any of its Predecessors at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings, any of its Subsidiaries or any of its Predecessors with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries, any of it Predecessors, or any Real Property at any time owned, leased or operated by Holdings, any of its Predecessors, or any of its Subsidiaries, except, in each case, to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which this indemnity applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Credit Party, any of its Subsidiaries, equity holders or creditors, a third party or an Indemnified Party and whether or not an Indemnified Party is otherwise a party thereto. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Credit Party or any of their Affiliates, equity holders or creditors arising out of or in connection with, or related to any aspect of, the Transaction or any Credit Document, except to the extent of direct damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. It is further agreed that the Indemnified Parties (i) shall only have liability to the Credit Parties (as opposed to any other Person) and, in each case, shall be liable solely in respect of its own obligations or actions under or in connection with the Credit Documents on a several, and not joint, basis with any other Indemnified Party and (ii) shall not be liable for any special, indirect, consequential or punitive damages. Notwithstanding any other provision hereof or of any other Credit Document, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

13.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender now or hereafter existing under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The rights of the Administrative Agent, each Issuing Lender and each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, each Issuing Lender and each Lender may have.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR COLLATERAL ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Company and the Administrative Agent. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if given by national next-day courier service, the next Business Day after deposit with such courier, postage pre-paid, for next-day delivery, addressed to the applicable address. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Sections 2.03, 2.06, 3.03, 4.02 or 5.01 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Sections 9.01 and 9.02, administrative matters, distribution of Credit Documents for execution, and matters permitted under Sections 2.03 and 2.06. Administrative Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Credit Documents.

Administrative Agent and Lenders (including the Issuing Lender) may rely upon any notices purportedly given by or on behalf of any Credit Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Credit Party shall indemnify and hold harmless each of the Administrative Agent, each Lender (including the Issuing Lender) and each of their officers, directors, employees, affiliates, agents and attorneys from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Credit Party.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that, except to the extent expressly permitted hereby pursuant to a transaction expressly permitted by Section 10.02, no Credit Party may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no participant shall have direct rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, except to the extent expressly permitted hereby pursuant to a transaction expressly permitted by Section 10.02, or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned or is managed or administered by such Lender or its parent company, directly or indirectly, or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned or is managed or administered by such other Lender or its parent company, directly or indirectly (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans and is managed or advised by the Lender or by an Affiliate of such Lender or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (u) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (v) upon the surrender of the relevant Notes (or, if lost, an affidavit of loss thereof together with a customary lost note indemnification agreement in favor of the Credit Parties) by the assigning Lender new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (w) the consent of the Administrative Agent and, so long as no Default under Section 11.01 or 11.05 or any Event of Default then exists, the Company, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (x) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (unless waived by the Administrative Agent in its sole and absolute discretion), (y) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15 and (z) any assignments of all or a portion of a Canadian Lender’s Canadian Commitment or other rights and obligations under this Agreement shall be made to a Canadian Lender. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, other documentation) described in Section 5.04(d). In addition, at the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, file any certificate or document or to furnish to the relevant non-U.S. Borrower and the Administrative Agent, such certificate or document that may be necessary to establish any available exemption from, or reduction of, any Taxes, as described in Section 5.04(d). To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs or a gross-up under Section 2.10, 3.06 or 5.04 in excess of those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs or gross-up (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Company), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, and 13.01), which shall survive as to such assigning Lender.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Company or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received

(b) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 13.06(a) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) Other than information contained in Internal Management Reports and other financial information delivered hereunder not expressly required to be prepared in accordance with GAAP by the terms of this Agreement, the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders) and except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) All computations of interest (except for interest determined based on the Canadian Prime Rate or the Canadian BA Rate, which shall be made on the basis of a year of 365 days), and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees, the last day shall be included) occurring in the period for which such interest, or Fees are payable. Each determination by the Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 4 or pursuant to the Fee Letters are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by the applicable Borrowers under Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 2.11, Section 3.06 or Section 5.04 submitted to the Company by the Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; OTHER WAIVERS. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE COUNTY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY CREDIT DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH CREDIT PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.03. Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Credit Party in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. Any Credit Document may be executed in counterparts, each of which, when so executed and delivered, shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page hereto or to any amendment or waiver of any provision of this Agreement by telecopy or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) Holdings, the Credit Parties, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 6 are met to the satisfaction of the Administrative Agent and the Required Lenders. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Borrower or any other Credit Party from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6). The Administrative Agent will give Holdings, the Company, the other Credit Parties and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a) No modification of any Credit Document, including any extension or amendment of a Credit Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders and each Credit Party party to such Credit Document; provided, however, that:

(i) without the prior written consent of Administrative Agent, no modification shall be effective with respect to any provision in a Credit Document that relates to any rights, duties or discretion of the Administrative Agent;

(ii) without the prior written consent of the Collateral Agent, no modification shall be effective with respect to any provision in a Credit Document that relates to any rights, duties or discretion of the Collateral Agent;

(iii) without the prior written consent of Issuing Lender, no modification shall be effective with respect to any Letter of Credit, Obligations in respect of any Letter of Credit or Section 3 that relates to any rights, duties or discretion of the Issuing Lender;

(iv) without the prior written consent of each affected Lender, no modification shall be effective that would (1) increase the Revolving Loan Commitment of such Lender; (2) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender or (3) extend the Final Maturity Date;

(v) without the prior written consent of all Lenders (except a Defaulting Lender), no modification shall be effective that would (1) alter Sections 1 (except to add Collateral) or 17 of the U.S. Security Agreement or Sections 2.1 (except to add Collateral) or 10.12 of the Canadian Security Agreement or this Section 13.12; (2) amend the definitions of RL Percentage, Required Lenders or Supermajority Lenders, modify the allocations pursuant to Section 12.14 or Section 13.06 to be other than on a pro rata basis as set forth therein; (3) increase the advance rates used in calculation of the U.S. Inventory Formula Amount, the Canadian Inventory Formula Amount, the U.S. Accounts Formula Amount or Canadian Accounts Formula Amount; (4) release all or substantially all of the Collateral except as currently contemplated by the Credit Documents; or (5) release any Credit Party from liability for any Obligations other than pursuant to a consolidation, merger, amalgamation or liquidation of such Credit Party otherwise permitted pursuant to Section 10.02(g); and

(vi) without the prior written consent of the Supermajority Lenders, no modification shall be effective that would amend or expand any of the following definitions, the effect of which would be to increase the amounts available for borrowing hereunder: Applicable Seasonal Percentage, Borrowing Base, Canadian Accounts Formula Amount, Canadian Inventory Formula Amount, Eligible Accounts, Eligible Inventory, Eligible Canadian Accounts, Eligible Canadian Inventory, Eligible U.S. Accounts, Eligible U.S. Inventory, U.S. Accounts Formula Amount or U.S. Inventory Formula Amount (including, in each case, the defined terms used therein).

(b) [Reserved].

(c) The agreement of the Credit Parties shall not be necessary to the effectiveness of any modification of a Credit Document that deals solely with the rights and duties of Lenders, Administrative Agent and/or Issuing Lender as among themselves, but the Administrative Agent shall use commercially reasonable efforts to notify the Credit Parties of each such modification (but shall have no liability for failure to do so). Only the consent of the parties to the Fee Letters or any Secured Cash Management Agreement or Secured Hedging Agreement shall be required for any modification of such agreement, and any non-Lender that is party to a Secured Cash Management Agreement or Secured Hedging Agreement shall have no right to participate in any manner in modification of any other Credit Document. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

(d) No Credit Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Credit Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis to all Lenders providing their consent.

13.13 Survival. All indemnities and obligations to pay expenses and costs set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 9.02(b), 12.06, 13.01 and 13.24 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be jointly and severally obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrowers hereby designate the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) (or deliver an affidavit of loss thereof and customary loss note indemnification agreement in favor of the Credit Parties) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any non-public information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual assignee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b) The Credit Parties hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes (including, without limitation, Intercompany Notes) executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States, Canada, the United Kingdom and The Netherlands to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes (including, without limitation, Intercompany Notes) issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes (including, without limitation, Intercompany Notes) issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Company or any other Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Effective Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. The Credit Parties hereby agree that, following any reasonable request by the Administrative Agent or the Required Lenders to do so, each Credit Party will, and will cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.17, all such actions shall be taken in accordance with the provisions of this Section 13.17 and Section 9.10 and within the time periods set forth therein.

13.18 Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies Holdings, the Borrowers and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrowers and the other Credit Parties in accordance with the Patriot Act.

13.19 Canadian Anti-Money Laundering Legislation.

(a) Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Lender or any Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Credit Party or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.

13.20 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SENIOR SECURED NOTES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) REFERENCE IS MADE TO THE LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF AUGUST 13, 2009, AMONG BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING FACILITY SECURED PARTIES REFERRED TO THEREIN; WILMINGTON TRUST COMPANY, AS TRUSTEE AND AS NOTEHOLDER COLLATERAL AGENT; AFFINIA GROUP INC.; AFFINIA GROUP INTERMEDIATE HOLDINGS INC.; AND THE OTHER SUBSIDIARIES OF AFFINIA GROUP INC. FROM TIME TO TIME PARTY THERETO (THE “INTERCREDITOR AGREEMENT”). EACH LENDER HEREUNDER (i) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (ii) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (iii) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS

UNDER THE CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORMS OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT IS ALSO ACTING IN AN ADMINISTRATIVE AND COLLATERAL AGENCY CAPACITY UNDER, AND AS DEFINED IN THE SENIOR SECURED NOTES DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

13.21 Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.22 Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements. At any time prior to or after any Credit Party shall enter into any Hedging Agreement or any Cash Management Agreement, the applicable Credit Party and the Lender (or Affiliate thereof) party thereto shall, if it wishes that the respective Hedging Agreement or Cash Management Agreement be treated as an Obligation with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the respective Security Documents, notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that (x) such Hedging Agreement is to be a “Qualified Secured Hedging Agreement” or (y) such Cash Management Agreement is to be a “Qualified Secured Cash Management Agreement”. Until such time as the applicable Credit Party and Lender (or Affiliate thereof) delivers (and the Administrative Agent acknowledges) such notice as described above, such Hedging Agreement or Cash Management Agreement shall not constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 13.22 are made for the benefit of the Lenders and their affiliates which become parties to Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreements, and agree that any amendments or modifications to the provisions of this Section 13.22 shall not be effective with respect to any Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be, entered into prior to the date of respective amendment or modification of this Section 13.22 (without the written consent of the relevant parties thereto). Notwithstanding any such designation of a Secured Hedging Agreement as a Qualified Secured Hedging Agreement or a Secured Cash Management Agreement as a Qualified Secured Cash Management Agreement, no provider or holder of any such Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Documents, including without limitation, as to any matter relating to the Collateral or the release of Collateral or guarantors. The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Credit Parties under any such Qualified Secured Hedging Agreement and/or Qualified Secured Cash Management Agreement or the amount of Qualified Secured Hedging Agreement Reserve or of any Qualified Secured Hedging Agreement Reserve and/or Qualified Secured Cash Management Agreement Reserve, and shall be entitled in all cases to rely on the applicable Lender (or Affiliate thereof) and the applicable Credit Party party to such agreement for the calculation thereof. Such Lender (or Affiliate thereof) and the applicable Credit Party party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless other agreed to by the Administrative Agent).

13.23 Waivers by Borrowers. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, to the fullest extent permitted by applicable law, each Credit Party waives (a) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, Chattel Paper and guaranties at any time held by the Agents on which a Credit Party may in any way be liable, and hereby ratifies anything the Agents may do in this regard; (b) subject to the terms of the Security Documents, notice prior to taking possession or control of any Collateral; (c) any bond or security that might be required by a court prior to allowing the Agents to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim, suit or cause or action against any Agent, the Issuing Lender, any Lender or their respective affiliates, officers, directors, employees, agents, advisors and other representatives arising out of or in connection with, or related to any aspect of, this Agreement, the other Credit Documents, the Transaction or the other transactions contemplated hereunder or thereunder (including the extensions of credit hereunder and any enforcement actions hereunder or thereunder) (i) on any theory of liability, for special, indirect, consequential, exemplary or punitive damages or any liability (whether direct or indirect, in contract or tort, or otherwise) or (ii) any losses, costs, damages, indemnities or other compensation, except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence, willful misconduct or bad faith and (g) notice of acceptance hereof. Each Credit Party acknowledges that the foregoing waivers are a material inducement to the Agents and Lenders entering into this Agreement and that Agents and the Lenders are relying upon the foregoing in their dealings with the Credit Parties. Each Credit Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.

13.24 Performance of Credit Parties’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at the Credit Parties’ expense, pay any amount or do any act required of a Credit Party under any Credit Documents or otherwise lawfully requested by Agent to (a) enforce any Credit Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of the Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. The Administrative Agent shall use commercially reasonable efforts to give the Credit Parties notice prior to taking any of the actions described in the preceding sentence provided no Event of Default is then in existence. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to the Administrative Agent by the Credit Parties, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by the Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Credit Documents.

SECTION 14. Nature of Borrower Obligations.

14.01 Nature of Borrower Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:

(a) all U.S. Borrowers Obligations to repay principal of, interest on, and all other amounts with respect to, all U.S. Borrower Revolving Loans, Swingline Loans, Letters of Credit and all other U.S. Borrower Obligations pursuant to this Agreement and each other Credit Document (including, without limitation, all fees, indemnities, Taxes and other U.S. Borrower Obligations in connection therewith or in connection with the related Revolving Loan Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to U.S. Borrower Obligations as described above, all such U.S. Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Holdings Guaranty and the U.S. Subsidiaries Guaranty and shall therefore constitute the joint and several obligations of all of the U.S. Credit Parties; and

(b) all Canadian Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all Canadian Borrower Revolving Loans and all other Canadian Borrower Obligations pursuant to this Agreement and each other Credit Document (including, without limitation, all fees, indemnities, Taxes and other Canadian Borrower Obligations in connection therewith or in connection with the related Revolving Loan Commitments) shall constitute the obligations of the Canadian Borrower. In addition to the direct obligations of the Canadian Borrower with respect to Canadian Borrower Obligations as described above, all such Canadian Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Holdings Guaranty, the Canadian Subsidiaries Guarantee and the U.S. Subsidiaries Guaranty and shall therefore constitute the joint and several obligations of all of the Credit Parties.

14.02 Independent Obligation. The obligations of each Credit Party with respect to its respective Obligations are independent of the obligations of each other Credit Party or any Guarantor under its Guaranty of such Obligations, and a separate action or actions may be brought and prosecuted against each Credit Party, whether or not any other Credit Party or any Guarantor is joined in any such action or actions. Each Credit Party waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Credit Party or other circumstance which operates to toll any statute of limitations as to any Credit Party shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Credit Party.

14.03 Authorization. Each of the Credit Parties authorizes the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) exercise or refrain from exercising any rights against any other Credit Party or any Guarantor or others or otherwise act or refrain from acting;

(b) release or substitute any other Credit Party, endorsers, Guarantors or other obligors;

(c) settle or compromise any of the Obligations of any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(d) apply any sums paid by any other Credit Party or any other Person, howsoever realized to any liability or liabilities of such other Credit Party or other Person regardless of what liability or liabilities of such other Credit Party or other Person remain unpaid; and/or

(e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Credit Party or any other Person.

14.04 Reliance. It is not necessary for the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of any Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Credit Parties hereunder.

14.05 Contribution; Subrogation. No Credit Party shall have any rights of contribution or subrogation with respect to any other Credit Party as a result of payments made by it hereunder, in each case unless and until (i) the Total Revolving Loan Commitment, and in the case of a U.S. Borrower, all Letters of Credit have been terminated and (ii) all of the Obligations have been paid in full in cash.

14.06 Waiver. Each Credit Party waives any right to require the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders to (i) proceed against any other Credit Party or any other party, (ii) proceed against or exhaust any security held from any Credit Party or any other party or (iii) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s, any Issuing Lender’s or Lenders’ power whatsoever. Each Credit Party waives any defense based on or arising out of suretyship or any impairment of security held from any Credit Party or any other party or on or arising out of any defense of any other Credit Party or any other party other than payment in full in cash of the its Obligations, including, without limitation, any defense based on or arising out of the disability of any other Credit Party or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Credit Party, in each case other than as a result of the payment in full in cash of the Obligations.

14.07 Limitation on Canadian Borrower Obligations. (a) Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision, but in all cases subject to Section 14.07(b)), in no event shall the Canadian Borrower, any other Canadian Credit Party or any Canadian Credit Party’s Wholly-Owned Domestic Subsidiary that is disregarded for U.S. federal income tax purposes guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any U.S. Borrower Obligation under this Agreement or under any of the other Credit Documents. All provisions contained in any

Credit Document shall be interpreted consistently with this Section 14.07 to the extent possible, and where such other provisions conflict with the provisions of this Section 14.07, the provisions of this Section 14.07 shall govern.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), to the extent the Equity Interests of any Credit Party which is disregarded for U.S. federal income tax purposes are transferred to a Person which is a Foreign Subsidiary of the Company, such Credit Party shall not be released from its obligations under any Credit Document unless such transfer was permitted pursuant to this Agreement and substantially simultaneously with such release, such Credit Party is also released from its obligations under any guarantee of the Senior Secured Notes and any Liens on such Credit Party’s assets securing the Senior Secured Notes are released.

14.08 Extent of Liability; Contribution.

(a) Extent of Joint and Several Liability of U.S. Credit Parties. Notwithstanding anything herein or in any other Credit Document to the contrary, each U.S. Credit Party’s joint and several liability for the Obligations of the other U.S. Credit Parties and the Canadian Credit Parties shall be limited to the greater of (i) all amounts for which such U.S. Credit Party is primarily liable, as described below and (ii) such U.S. Credit Party’s Allocable Amount (as defined in Section 14.08(b)).

(b) Allocable Amount. If any U.S. Credit Party makes a payment of any Obligations (other than amounts for which such U.S. Credit Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Credit Parties, exceeds the amount that such U.S. Credit Party would otherwise have paid if each Credit Party had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Credit Party’s Allocable Amount bore to the total Allocable Amounts of all Credit Parties, then such U.S. Credit Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Credit Party shall be the maximum amount that could then be recovered from such Credit Party without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Direct Liability. Nothing contained in this Section 14.08 shall limit the liability of any Credit Party to pay Loans and other extensions of Credit made directly or indirectly to that Credit Party (including Loans and other extensions of credit advanced to any other Credit Party and then re-loaned or otherwise transferred to, or for the benefit of, such Credit Party), Letter of Credit Outstandings relating to Letters of Credit issued to support such Credit Party’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Credit Party shall be primarily liable for all purposes hereunder. The Administrative Agent shall have the right, at any time in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Credit Party and to restrict the disbursement and use of such Loans and Letters of Credit to such Credit Party.

(d) Joint Enterprise. Each U.S. Credit Party has requested that the Administrative Agent, the Lenders and the Issuing Lender make this credit facility available to the Credit Parties on a combined basis, in order to finance the Credit Parties’ business most efficiently and economically. The Credit Parties’ business is a mutual and collective enterprise, and the U.S. Credit Parties believe that consolidation of their credit facility will enhance the borrowing power of each Credit Party and ease the administration of their relationship with the Administrative Agent, the Lenders and the Issuing Lender, all to the mutual advantage of the U.S. Credit Parties. The U.S. Credit Parties acknowledge and agree that the Administrative Agent’s, the Lenders’ and the Issuing Lenders’ willingness to extend credit to the Credit Parties and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the U.S. Credit Parties at their request.

(e) Subordination. Each Credit Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Credit Party, howsoever arising, to full and final payment in full, in cash, of all Obligations following the occurrence of the Facility Termination Date.

SECTION 15. Holdings Guaranty.

15.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements, Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements, Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations to the Guaranteed Creditors. If any or all of the Obligations to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers and any other Guaranteed Party), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of any Guaranteed Party, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

15.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

15.03 Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 15.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Obligations or of any security therefor.

15.04 Independent Obligation. The guaranty of Holdings hereunder is a guaranty of payment and not of collection and cannot be revoked by Holdings. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to any Guaranteed Party shall operate to toll the statute of limitations as to Holdings.

15.05 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Qualified Secured Hedging Agreement or any Qualified Secured Cash Management Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Qualified Secured Hedging Agreement or any Qualified Secured Cash Management Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

15.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.07 Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to Holdings is hereby subordinated to the Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of any Guaranteed Party to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of any Guaranteed Party to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.

15.08 Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Guaranteed Party or any other party or any security.

(b) Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Holdings assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c) Until such time as the Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Guaranteed Party or any other guarantor of the Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d) Holdings hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against any Guaranteed Party or any other guarantor of the Obligations. In accordance with Section 2856 of the California Code of Civil Procedure, Holdings hereby waives until such time as the Obligations have been paid in full in cash:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

(ii) all rights and defenses that Holdings may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by any Borrower or any other Credit Party, and (B) if the Guaranteed Creditors foreclose on any Real Property collateral pledged by any Borrower or any other Credit Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from Holdings even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right Holdings may have to collect from any Guaranteed Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii) all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against any Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e) Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

15.09 Payments. All payments made by Holdings pursuant to this Section 15 shall be made in the respective Available Currency in which the applicable Obligations are then due and payable and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

15.10 Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Obligations which would be permissible under applicable law.

SECTION 16. Lender Loss Sharing Agreement.

16.01 Definitions. As used in this Section 16, the following terms shall have the following meanings:

(a) CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 16.02.

(b) CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 16.02.

(c) CAM Exchange Date: the first date after the Effective Date on which there shall occur (i) any event described in Section 11.05 with respect to any Borrower, or (ii) an acceleration of Loans and termination of the Revolving Loan Commitment pursuant to Section 11.

(d) CAM Percentage: as to each Lender, such Lender’s RL Percentage (as determined in accordance with clause (c) of the definition thereof) of the Total Revolving Loan Commitment immediately prior to the CAM Exchange Date and the termination of the Revolving Loan Commitment.

(e) Designated Obligations: all Obligations of the Borrowers with respect to (i) principal and interest under the Loans, (ii) Unpaid Drawings under Letters of Credit and interest thereon, and (iii) fees under Sections 4.01(a) and (b)(i).

(f) Revolver Facilities: the facility established under the U.S. Commitments and the Canadian Commitments, and “Revolver Facility” means any one of such Revolver Facilities.

16.02 CAM Exchange.

(a) On the CAM Exchange Date:

(i) the U.S. Commitments and the Canadian Commitments shall have terminated in accordance with Section 11,

(ii) each U.S. Lender shall fund its participation in any outstanding Swingline Loans and Agent Advances in accordance with Sections 2.01(b) and (e), and each Canadian Lender shall fund its participation in any outstanding Agent Advances or Overadvance Loans in accordance with Sections 2.01(e) and Section 2.01(f), respectively,

(iii) each U.S. Lender shall fund its participation in any Unpaid Drawings made under the applicable Letters of Credit pursuant to Section 3.04, and

(iv) the Lenders shall purchase, at the U.S. Dollar Equivalent of par, interests in the Designated Obligations under each Revolver Facility (and shall make payments in U.S. Dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse Issuing Lender for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Commitments and the Canadian Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(b) Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.04 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(c) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(d) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by Issuing Lender that is not reimbursed by U.S. Borrowers, then each Lender shall promptly reimburse Issuing Lender for its CAM Percentage of such unreimbursed payment.

16.03 Miscellaneous. Notwithstanding any other provision of this Section 16, the Administrative Agent and each Lender agree that if the Administrative Agent or a Lender is required under applicable law to withhold or deduct any Taxes or other amounts from payments made by it hereunder or as a result hereof to the Administrative Agent or any Lender, such Person shall be entitled to withhold or deduct such amounts and pay over such Taxes or other amounts to the applicable Governmental Authority imposing such Tax without any obligation to indemnify the Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to the Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Administrative Agent or such Lender subject to such withholding as against Borrowers and the other Credit Parties to the extent (if any) provided in this Agreement and the other Credit Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 16, having been paid to the Administrative Agent or such Lender with respect to which such withholding or deduction was made.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:	HOLDINGS:

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

	BY	SIGNING ABOVE,
HOLDINGS ACKNOWLEDGES AND AFFIRMS THAT IT RECEIVED WRITTEN NOTIFICATION BEFORE THE TRANSACTION DESCRIBED HEREIN THAT A WAIVER OF APPRAISAL RIGHTS WAS REQUIRED IN ACCORDANCE WITH THE PROVISIONS OF THE CODE OF LAWS OF SOUTH CAROLINA ANNOTATED, SECTION 29-3-680.

[Signature Page to Credit Agreement]

U.S. BORROWERS:

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AFFINIA GROUP INC., as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

AFFINIA INTERNATIONAL HOLDINGS CORP.,
1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AFFINIA CANADA GP CORP., as a U.S. Borrower

	By:	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AFFINIA PRODUCTS CORP LLC, as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

[Signature Page to Credit Agreement]

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AUTOMOTIVE BRAKE COMPANY INC., as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	BRAKE PARTS INC., as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	WIX FILTRATION CORP LLC, as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	WIX FILTRATION MEDIA SPECIALISTS, INC., as a U.S. Borrower

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

[Signature Page to Credit Agreement]

U.S. SUBSIDIARY GUARANTORS:

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	IROQUOIS TOOL SYSTEMS, INC., as a U.S. Subsidiary Guarantor

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	KRIZMAN INTERNATIONAL, INC., as a U.S. Subsidiary Guarantor

	By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Treasurer

[Signature Page to Credit Agreement]

CANADIAN BORROWER:

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AFFINIA CANADA HOLDINGS CORP., as the Canadian Borrower

	By:	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Treasurer

CANADIAN SUBSIDIARY GUARANTORS:

1101 Technology Drive Ann Arbor, MI 48108 Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403	AFFINIA CANADA ULC, as a Canadian Subsidiary Guarantor

	By:	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Treasurer

1101 Technology Drive Ann Arbor, MI 48108	AFFINIA CANADA L.P., as a Canadian Subsidiary Guarantor
Attention: General Counsel Phone: (734) 827-5400 Fax: (734) 827-5403		By:	Affinia Canada GP Corp., its General Partner

	By:	/s/ Thomas H. Madden
Name: Thomas H. Madden Title: Treasurer

BANK OF AMERICA, N.A., Individually and as Administrative Agent and Collateral Agent

By:	/s/ Philip Debush
Name: Philip Debush
Title: Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch)

By:	/s/ Medina Sales De Andrade
Name: Medina Sales De Andrade
Title: Vice President

JPMORGAN CHASE BANK, N.A., individually and as a Co-Documentation Agent

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

BARCLAYS BANK PLC

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as a Co-Documentation Agent

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

DEUTSCHE BANK AG, CANADA BRANCH

By:	/s/ Rod O’Hara
Name: Rod O’Hara
Title: Director

By:	/s/ Marcellus Leung
Name: Marcellus Leung
Title: Assistant Vice President

WELLS FARGO FOOTHILL, LLC, individually and as a Co-Syndication Agent

By:	/s/ Sanat Amladi
Name: Sanat Amladi
Title: Vice President

WELLS FARGO FOOTHILL CANADA ULC

By:	/s/ Sanat Amladi
Name: Sanat Amladi
Title: Vice President

SCHEDULE 1.01 (a)

Commitments

Lender	U.S. Commitment	Canadian Commitment
Bank of America, N.A.	$74,920,635	$0
Bank of America, N.A. (acting through its Canada branch)	$0	$5,079,365
Barclays Bank PLC	$70,238,095	$4,761,905
Wells Fargo Foothill, LLC	$56,190,476	$0
Wells Fargo Foothill Canada ULC	$0	$3,809,524
Deutsche Bank Trust Company Americas	$46,825,397	$0
Deutsche Bank AG, Canada Branch	$0	$3,174,603
JPMorgan Chase Bank, N.A.	$46,825,397	$3,174,603

TOTAL:	$295,000,000	$20,000,000

Schedule 1.01(b)

CERTAIN ACCOUNT DEBTORS/CONCENTRATION LIMITS

Account Debtors	U.S Concentration Limit	Canadian Concentration Limit

Genuine Parts	30%	30%

Genuine Parts Company (U.S.)

UAP Inc. (Canada)

Motion Industries, Inc. (US & Canada)

General Parts	15%	15%

General Parts, Inc. (U.S.)

Carquest Canada Ltd. (Canada)

O’Reilly/CSK	15%	15%

O’Reilly Automotive, Inc. (U.S.)

Ozark Automotive Distributors, Inc. (subsidiary of O’Reilly Automotive, Inc.) (U.S.)

CSK Auto Corporation (subsidiary of O’Reilly Automotive, Inc.) (U.S.)

Uni-Select	10%	30%

Uni-Select, Inc. (Canada)

Uni-Select USA, Inc. (U.S.)

Schedule 1.01(c)

CUSTOMER PROGRAMS PROVISIONS

For purposes of Section 1.01 of the Credit Agreement:

“Customer Drafts” shall mean the negotiable drafts issued by an Account Debtor in connection with a Permitted Customer Program.

“Long-Dated” shall mean, with respect to Customer Drafts or Accounts of any Account Debtor, that such Customer Drafts or Accounts are not required to be paid prior to the * day after the issuance or invoice date thereof.

“Permitted Customer Program” shall mean a program established between the Company or any of its Subsidiaries and a financial institution, whose cash management procedures with respect to such program shall be acceptable to the Administrative Agent in its reasonable discretion, and pursuant to which the Company or a Subsidiary thereof either negotiates Long-Dated Customer Drafts or sells Long-Dated Accounts of such Account Debtor, which Customer Drafts or Accounts are sold for cash (subject only to a fair market purchase discount) on a non-recourse basis directly by the originator (and not through a limited or special purpose of subsidiary of Holdings) to such financial institution and such sales are not required to be included as Indebtedness or an Off-Balance Sheet Liability on the financial statements of Holdings and its Subsidiaries in accordance with GAAP.

In addition to the exclusions from “Eligible Accounts” listed in the definition thereof in Section 1.01 of the Credit Agreement, Eligible Accounts shall not include the following:

Accounts which either (x) are 60 days or more past due, (y) have payment terms in excess of * days after the original invoice date; provided that up to $* of Accounts having payment terms of between * and * days, may be deemed eligible hereunder to the extent such Accounts would otherwise constitute Eligible Accounts hereunder, or (z) have been or should have been written off the originating Credit Party’s books in accordance with such Credit Party’s accounting policies (in calculating delinquent portions of Accounts under this clause (b), credit balances more than 60 days past due will be excluded).

The following assets may be sold pursuant to Section 10.02(d)(2) of the Credit Agreement:

Long-Dated Customer Drafts and Long-Dated Accounts, for Fair Market Value payable 100% in cash at closing, pursuant to a Permitted Customer Program, provided that if any such sale would include the Customer Drafts and/or Accounts of any Account Debtor any of whose Accounts were at such time included as Eligible Accounts and such sale would give rise to any mandatory prepayment hereunder as a result of the deemed ineligibility thereof (including pursuant to Section 5.02(b) hereunder), provision for immediate payment thereof shall have been provided for to the reasonable satisfaction of the Administrative Agent.

Each of the foregoing provisions shall be deemed incorporated by reference to and an operative provision of the Sections of the Credit Agreement referred to above.

*	The material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

Schedule 1.01(d)

EXISTING JOINT VENTURES

Affinia Acquisition LLC
Affinia MAT Brake Company LLC
QH Talbros Limited
Farloc Argentina S.A.I.C.
Joint Tooling Company Limited

Schedule 3.01(a)

EXISTING LETTERS OF CREDIT1

Beneficiary	Current Amount	Expiry
Hartford Fire Insurance Company	$2,700,000.00	30-Nov-09
Davisa Desarrollos Inmobiliarios	$8,217,988.42	31-May-10
Old Republic Insurance Company	$5,954,260.00	31-Aug-09
Old Republic Insurance Company of Canada	$50,000.00	30-Sep-10
Carolina Power & Light Company (Progress Energy)	$244,000.00	31-Aug-10
RLI Insurance Company	$1,100,000.00	1-Mar-10

[1]	All Existing Letters of Credit issued by JPMorgan Chase Bank, N.A. to Affinia Group Inc.

Schedule 6.11(a)

U.S./LOCAL LAW PLEDGE AGREEMENTS

Affinia Netherlands Holdings B.V.

Quinton Hazell Automotive Limited

Schedule 6.11(b)

CANADIAN PLEDGE AGREEMENTS

Affinia Canada ULC

Affinia Southern Holdings LLC

Affinia Canada Finance LLC

Schedule 6.19

LIST OF CLOSING DOCUMENTS

None.

Schedule 8.11

SECURITY DOCUMENTS

None.

Schedule 8.12

REAL PROPERTY

Name	Street	City	Postal Code	Country	State	Owned or Leased

Affinia Canada ULC	1035 Industrial Rd SS 2	Ayr	NOB 1E0	CAN	Ontario	L

Affinia Canada ULC	521 McGeachie Dr	Milton	L9T 3L5	CAN	Ontario	L

Affinia Canada ULC	6601A Goreway Dr	Mississauga	L4V 1V6	CAN	Ontario	L

Affinia Canada ULC	55 Taggart Street	Guelph	NIL 1M6	CAN	Ontario	O

Affinia Group Inc.	1101 Technology Drive	Ann Arbor	48108-8924	USA	Michigan	L

Affinia Group Inc.	1141 & 1241 East 12th Street	Mishawaka	46544-5703	USA	Indiana	L

Affinia Group Inc.	9910 Dupont Circle Drive East Suite 270	Fort Wayne	46825-1616	USA	Indiana	L

Affinia Products Corp LLC	5500 South Hattie Avenue	Oklahoma City	73129-7326	USA	Oklahoma	O

Affinia Products Corp LLC	1101-1103 SE 59th St.	Oklahoma City	73129	USA	Oklahoma	L

Affinia Products Corp LLC	10505 NW 112th Ave Suite 22	Miami	33178	USA	Florida	L

Brake Parts Inc.	4400 Prime Parkway	McHenry	60050-7003	USA	Illinois	O

Brake Parts Inc.	1600 Industrial Drive	McHenry	60050-3850	USA	Illinois	O

Brake Parts Inc.	1100 Corporate Drive	McHenry	60050-7006	USA	Illinois	L

Brake Parts Inc.	1380 Corporate Drive	McHenry	60050-7044	USA	Illinois	O

Affinia Group Inc.	1301 Ridgeview Dr.	McHenry	60050	USA	Illinois	L

Brake Parts Inc.	1510 Frontenac Road	Naperville	60563-1755	USA	Illinois	L

Brake Parts Inc.	725 McKinley Avenue	Litchfield	62056-2701	USA	Illinois	O

Brake Parts Inc.	101 Industrial Park Dr.	Stanford	40484-8804	USA	Kentucky	O

Brake Parts Inc.	106 Industrial Park Road	Stanford	40484	USA	Kentucky	L

Brake Parts Inc.	1225 Enterprise Drive	Winchester	40391-9668	USA	Kentucky	L

Brake Parts Inc.	711 South 3rd Street	Chowchilla	93610-3502	USA	California	O

Brake Parts Inc.	4000 Finch Road	Modesto	95357-4141	USA	California	L

Name	Street	City	Postal Code	Country	State	Owned or Leased

Brake Parts Inc.	5108-5122 South Cockrell Hill Road	Dallas	75236-2030	USA	Texas	L

Brake Parts Inc.	1999 State Road 22 54	Waupaca	54981-7905	USA	Wisconsin	L

Brake Parts Inc.	111 Lake Drive	Newark	19702	USA	Delaware	L

Wix Filtration Corp LLC	1 Wix Way	Gastonia	28054-6142	USA	North Carolina	O

Wix Filtration Corp LLC	1551 Mount Olive Church Road	Gastonia	28052	USA	North Carolina	L

Wix Filtration Corp LLC	2900 Northwest Boulevard	Gastonia	28052-1162	USA	North Carolina	L2

Wix Filtration Corp LLC	1525 South Marietta Street	Gastonia	28054-5429	USA	North Carolina	O

Wix Filtration Corp LLC	1301 East Ozark Ave	Gastonia	28054-3267	USA	North Carolina	O

Wix Filtration Corp LLC	1202 East Ozark Ave	Gastonia	28054-6142	USA	North Carolina	O

Wix Filtration Corp LLC	1916 York Rd. Hgwy 321	Gastonia	28054-6142	USA	North Carolina	L

Wix Filtration Corp LLC	1422 Wix Road	Dillon	29536-7939	USA	South Carolina	O

[2]	The northwest corner of this property is owned and this corner is a Mortgaged Property (the rest of the property is leased.

Schedule 8.14

SUBSIDIARIES3

Entity Name	Domestic Jurisdiction	Authorized Capital Stock or Other Equity Interests	Outstanding Capital Stock or Other Equity Interests	Record Owners/Credit Party	Agreements Binding on the holders of the Equity Interests specified herein

Affinia Argentina S.A.	Argentina	35,625,300 Ordinary AR$ 1	35,625,300 Ordinary AR$ 1	Brake Parts Inc. 97%/Y Krizman International, Inc. 3%/Y	None.

Affinia Automotiva Ltda.	Brazil	144,128,155 quotas R$1.00 each	144,128,155 quotas R$ 1.00 each	Affinia Canada Holdings Corp. 99.9%/Y Affinia Southern Holdings LLC 0.1%/N	None.

Affinia Automotive (Ireland) Limited	Ireland	10,000 shares, 1.27 Euro each	4,000 shares, 1.27 Euro each	Quinton Hazell Automotive Limited 100%/N	None.

Affinia Canada Finance LLC	Delaware	1 membership Interest	1 membership Interest	Affinia Canada Holdings Corp. 100%/Y	None.

Affinia Canada GP Corp.	Delaware	1,000 common, par value $0.01 per share	1,000 common, par value $0.01 per share	Affinia Group Inc. 100%/Y	None.

Affinia Canada Holdings Corp.	Canada	Unlimited common shares $1 Canadian dollar per share	57,719,000 common	Affinia International Holdings Corp. 100%/Y	None.

Affinia Canada LP.	Alberta	Unlimited	98,215 limited partnership units for Canadian equivalent of US$110,055,000 1,785 general partnership units for Canadian equivalent of US$2,000,000	Affinia International Holdings Corp. 98.215%/Y Affinia Canada GP Corp 1.785%/Y	None.

Affinia Canada ULC	Canada	Unlimited common	57,719,000 common	Affinia Canada Holdings Corp. 100%/Y	None.

Affinia Cayman Corp.	Cayman Islands	50,000 Ordinary $1.00 per share	100	Affinia International Holdings Corp. 100%/Y	None.

Affinia Distribucion Mexico, S.A. de C.V.	Mexico	Series A Minimum Fixed - 20,000 shares Series B Variable all Meican Peso $1.00 each	Series A Minimum Fixed - 20,000 shares Series B - 17,501,644 shares all Mexican Peso $1.00 each	Grupo Affinia Mexico S.A. de C.V. 99.9%/N Affinia Southern Holdings LLC 0.1%/N	None.

Affinia Group Inc.	Delaware	1,000 common $0.01 per share	1,000 common $0.01 per share	Affinia Group Intermediate Holdings Inc. 100%/Y	None.

Affinia Holding S.A.S.	France	Unlimited, 100 Euro each	145,076 common, 100 Euro each	Brake Parts Inc. 100%/Y	None.

Affinia International Holdings Corp.	Delaware	1,000 common $0.01 per share	1,000 common $0.01 per share	Affinia Group Inc. 100%/Y	None.

Affinia MAT Brake Company, LLC	Delaware	Unlimited Units	100,000 A Units 100,000 B Units	Affinia Group Inc. 50%/Y MAT Holdings Inc. 50%/N	LLC Agreement of Affinia MAT Brake Company, LLC, dated as of 28 March, 2007, by and among MAT Holdings Inc. and Affinia Group Inc.

Affinia MAT Braking Private Limited	India	3,000,000 shares (at 100 rupees)	2,846,595 shares	Affinia MAT Brake Company, LLC 100%/N	None.

[3]	All shares of all Affinia entities given above are held, directly or indirectly, by Affinia Group Intermediate Holdings Inc. (“Holdings”).

Entity Name	Domestic Jurisdiction	Authorized Capital Stock or Other Equity Interests	Outstanding Capital Stock or Other Equity Interests	Record Owners/Credit Party	Agreements Binding on the holders of the Equity Interests specified herein

Affinia Netherlands Holdings B.V.	Netherlands	92,000 Ordinary shares, 1 Euro each	92,000 Ordinary Shares, 1 Euro each	Brake Parts Inc. 100%/Y	None.

Affinia Products Corp LLC	Delaware	1 membership interest	1 membership interest	Affinia Group Inc. 100%/Y	None.

Affinia Receivables LLC	Delaware	1 membership interest	1 membership interest	Affinia Group Inc. 100%/Y	None.

Affinia Servicos Administrativos, S.A. de C.V.	Mexico	Class I Minimum Fixed - 50,000 shares Class II Variable all Mexican Peso $1.00 each	Class I Minimum Fixed - 50,000 shares Class II Variable - 5,000,000 shares each Mexican Peso $1.00 each	Grupo Affinia Mexico S.A. de C.V. 99.9%/N Affinia Southern Holdings LLC 0.1%/N	None.

Affinia Southern Holdings LLC	Delaware	1 membership interest	1 membership interest	Affinia Canada ULC 100%/Y	None.

Affinia Venezuela, C A.	Venezuela	Class A: 7,105,999.0000 CommonClass B: 5,185,310.0000 CommonClass C: 6,338,807.0000 CommonClass D: 576,746.0000 CommonBotivar Fuerte 1.00	Class A: 7,105,999.0000 CommonClass B: 5,185,310.0000 CommonClass C: 6,338,807.0000 CommonClass D: 576,746.0000 CommonBolivar Fuerte 1.00	Affinia International Holdings Corp 100%/Y	None.

Arvis Ltda	Uruguay	1,001 partnership interests Uruguayan Peso $100.00 each	1,001 partnership interests Uruguayan Peso $100.00 each	Affinia International Holdings Corp. 99.9%/Y Affinia Products Corp LLC 0.1%/Y	None.

Auto Electricos de Mexico, S.A. de C.V.	Mexico	Class I Minimum Fixed - 60,000 shares Class II Variable all Mexican Peso $1.00 each	Class I Minimum Fixed - 60,000 shares Class II Variable - 13,407,260 shares all Mexican Peso $1.00 each	Grupo Affinia Mexico S.A. de C.V. 99.9%/N Affinia Southern Holdings LLC 0.1%/N	None.

Automotive Brake Company Inc	Delaware	1,000 common $1.00 per share; 53 Class B common $1.00 per share	1,000 common $1.00 per share, 53 Class B common $ 1.00 per share	Affinia Group Inc. 100%/Y	None.

Brake Parts Inc.	Delaware	1,000 common $1.00 per share	1,000 common $ 1.00 per share	Automotive Brake Company Inc. 100%/Y	None.

Fanacif S A	Uruguay	110,000,000,000 bearer shares Uruguayan peso $0.001 each	108,916,270,830 bearer shares Uruguayan peso $0 001 each	Affinia International Holdings Corp. 100%/Y	None.

Farloc Argentina S.A.I.C. y F.	Argentina	400,000 Ordinary AR$ 1 each	400,000 Ordinary AR $ 1 each	Affinia Argentina S.A. 76.1%/N Federal-Mogul Ignition Corp. 23.9%/N	None.

Frenos Lusac, S de R.L de C.V.	Mexico	Class I Minimum Fixed - 16,000 shares Class II Variable all Mexican Peso $1.00 each	Class I Minimum Fixed - 16,000 shares Class II Variable - 38,867,977 shares all Mexican Peso $1.00 each	Grupo Affinia Mexico S.A. de C.V. 99.9%/N Affinia Southern Holdings LLC 0.1%/N	None.

Grupo Affinia Mexico, S.A. de C.V.	Mexico	Series A Minimum Fixed - 20,000 shares Series B Variable all Meican Peso $1.00 each	Series A Minimum Fixed - 20,000 shares Series B Variable - 494,902,741 shares all Meican Peso $1.00 each	Affinia Canada ULC 99.9%/Y Affinia Southern Holdings LLC 0.1%/N	None.

Iroquois Tool Systems, Inc.	Pennsylvania	5,000 common shares par value $10.00; 270 Class B common shares par value $10.00	5,000 common shares par value $10.00; 270 Class B common shares par value $10.00	Affinia Group Inc. 100%/Y	None.

ITAPSA, S.A. de C.V.	Mexico	Class I Minimum Fixed - 37,000 shares Class II Variable all Mexican Peso $1.00 each	Class I Minimum Fixed - 37,000 shares Class II Variable - 35,973,801 shares all Mexican Peso $1 00 each	Grupo Affinia Mexico S.A. de C.V. 71.9%/N Frenos Lusac, S. de R.L. de C.V. 28%/N Affinia Southern Holdings LLC 0.1%/N	None.

Joint Tooling Company Limited	England & Wales	In Liquidation			None.

Krizman International, Inc.	Delaware	1,000 common par value $1.00	1,000 common par value $1.00	Affinia Group Inc. 100%/Y	None.

Lusac-Comfhia de Mexico, S.A. de C.V.	Mexico	Series A Minimum Fixed - 10,000 shares Series B Variable all Meican Peso $1.00 each	Series A Minimum Fixed - 10,000 shares Series B Variable - 28,429,697 shares all Meican Peso $1.00 each	Grupo Affinia Mexico, S.A. de C.V. 91.38%/N Frenos Lusac s. de R.L. de C.V. 8.61%/N Affinia Southern Holdings, LLC .01%/N	None.

Pellegrino Distribuidora de Autopecas Ltda	Brazil	47,561,675 quotas R1.00 each	47,561,675 quotas R1.00 each	Affinia Canada ULC 99.9%/Y Affinia Southern Holdings LLC 0.1%/N	None.

Quinton Hazell (Deutschland) GmbH	Germany	Ordinary Shares - not certificated 1 capital EUR 255,650.00 1 capital EUR 350.00	Ordinary Shares - not certificated 1 capital EUR 255,650.00 1 capital EUR 350.00	Brake Parts Inc. 100%/Y	None.

Quinton Hazell Automotive Limited	England & Wales	10,000,000 Ordinary Shares £1.00 per share	1,694,920 Ordinary Shares £1.00 per share	Brake Parts Inc. 100%/Y	None.

Quinton Hazell Belgium NV	Belgium	337,466 Ordinary shares, 1 Euro each	337,466 Ordinary shares, 1 Euro each	Quinton Hazell France 99.9%/N Brake Parts Inc. 0.1%/Y	None.

Quinton Hazell Espana, S.A.	Spain	4,460,000 shares, 3.01 Euro each	4,460,000 shares, 3.01 Euro each	Quinton Hazell Automotive Limited 99.9%/N Brake Parts Inc. 0.1%/Y	None.

Quinton Hazell France	France	1,026,079 common shares, no par value	1,026,079 common shares, no par value	Affinia Holding SAS 100%/N	None.

Quinton Hazell Italia Spa	Italy	2,200,000 Ordinary shares 1 Euro par value	2,200,000 Ordinary shares 1 Euro par value	Brake Parts Inc. 95%/Y Quinton Hazell Automotive Limited 5%/N	None.

Quinton Hazell Limited	Ireland	2,000 Ordinary shares, 1.27 Euro each	2,000 Ordinary shares, 1.27 Euro each	Affinia Automotive (Ireland) Limited 100%/N	None.

Quinton Hazell Luxembourg Sarl	Luxembourg	In Liquidation

Quinton Hazell Nederland B.V.	Netherlands	4,000,000 Ordinary shares, 1 NLG each	1,900,000 Ordinary shares, 1 NLG each	Quinton Hazell Automotive Limited 100%/N	None.

Quinton Hazell Polska sp. z o.o.	Poland	7,440 common shares, 100 PLN each	7,440 common shares, 100 PLN each	Quinton Hazell Automotive Limited 100%/N	None.

Supra Group Limited	England & Wales	16,263,834 Ordinary shares of £0.10 each	16,263,834 shares of £0.10 each	Affinia Netherlands Holdings B.V. 100%N	None.

W.F. Distribucion, S.A. de C.V.	Mexico	Class I Minimum Fixed - 10,000 shares Class II Variable all Mexican Peso $1.00 each	Class I Minimum Fixed - 10,000 shares Class II Variable - 700,000 shares all Mexican Peso $1.00 each	Grupo Affinia Mexico S.A. de C.V. 79.9%/N Affinia Southern Holdings Inc. 20.1%/N	None.

Wix Filtration Corp LLC	Delaware	1 membership interest	1 membership interest	Affinia Group Inc. 100%/Y	None.

Wix Filtration Media Specialists, Inc.	Delaware	1,000 common par value $1.00	1,000 common par value $1 00	Wix Filtration Corp LLC 100%/Y	None.

Wix Filtration Products	England & Wales	3,628,650 Ordinary shares of £1.00 each	3,628,650 Ordinary shares of £1.00 each	Affinia Netherlands Holdings	None.

Europe Limited				B.V. 100%/N

Wix Filtron sp. z o.o.	Poland	28,200 common, 5000 PLN each	28,200 common, 5000 PLN each	Affinia Netherlands Holdings BV 100%/N	None.

Wix-Filtron Ltd.	Ukraine	5,621,200 partnership interests USD $1.00 each	5,621,200 partnership interests USD $1.00 each	Affinia Netherlands Holdings BV 98%/N Wix-Filtron Sp.Zo.o. 2%/N	None.

Schedule 8.19

INTELLECTUAL PROPERTY

[See attached]

Affinia Group Inc. - Active U.S. Patents & Patent Applications

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-118340	Zero Radial Play Idler Arm Bracket Bearing	12/141,590	6/18/2008			12/7/2024	UNITED STATES

215407-105969	Latch and Knob Combination	29/019,644	3/8/1994	D361,984	9/5/1995	9/5/2009	UNITED STATES
215407-105985	Bearing For a Ball and Socket Joint	07/453,601	12/20/1989	5,011,320	4/30/1991	12/20/2009	UNITED STATES
215407-105986	Ball and Socket Joint Assembly	07/749,640	8/16/1991	5,116,159	5/26/1992	8/16/2011	UNITED STATES
215407-105991	Flexible Non-Metallic Bearing Liner for Telescopic Steering Column	07/708,549	5/31/1991	5,383,811	1/24/1995	1/24/2012	UNITED STATES

215407-105992	Annular Lubricant Seal Assembly	07/939,132	9/2/1992	5,398,942	3/21/1995	9/2/2012	UNITED STATES
215407-105996	Dust Boot Retainer Ring	08/260,947	6/16/1994	5,466,084	11/14/1995	6/16/2014	UNITED STATES
215407-105998	Compression Pre-Loaded Ball and Socket Joint Assembly	08/277,714	7/20/1994	5,496,125	3/5/1996	7/20/2014	UNITED STATES

215407-105999	Annular Lubricant Seal Assembly With Spring Member	08/407,811	3/21/1995	5,522,600	6/4/1996	6/4/2013	UNITED STATES

215407-106002	Ball and Socket Joint Assembly	08/363,569	12/22/1994	5,564,853	10/15/1996	10/15/2013	UNITED STATES
215407-106004	Non-Oscillating Socket Joint	08/277,711	7/20/1994	5,607,249	3/4/1997	7/20/2014	UNITED STATES
215407-106005	Constant Radial Load Ring for Dust Boot of a Socket Joint Assembly	08/638,269	4/26/1996	5,649,779	7/22/1997	4/26/2016	UNITED STATES
215407-106007	Prepackaged Ball Joint	08/460,445	6/2/1995	5,672,024	9/30/1997	6/2/2015	UNITED STATES
215407-106010	Ball and Socket Joint Assembly With Self-Centering Retainer Ring	08/551,086	10/31/1995	5,704,727	1/6/1998	10/31/2015	UNITED STATES

215407-106011	Prevailing-Torque Adjusting Sleeve	08/533,629	9/25/1995	5,713,686	2/3/1998	9/25/2015	UNITED STATES
215407-106015	Polywedge Bearing For Use With Ball and Socket	08/847,238	5/1/1997	5,772,337	6/30/1998	5/1/2017	UNITED STATES

215407-106026	Polymeric Based Composite Bearing	08/579,036	12/19/1995	5,866,647	2/2/1999	4/15/2014	UNITED STATES
215407-106029	Ball Joint With Polymer Housing	08/893,100	7/15/1997	5,885,022	3/23/1999	7/15/2017	UNITED STATES
215407-106032	Dry Wedge Ball and Socket Joint	08/886,768	7/2/1997	5,904,436	5/18/1999	7/2/2017	UNITED STATES
215407-106037	Split Taper Bushing	09/041,651	3/13/1998	5,961,219	10/5/1999	3/13/2018	UNITED STATES
215407-106040	Radial Ring Bearing Set for Ball and Socket Joints	09/188,841	11/9/1998	6,019,541	2/1/2000	11/9/2018	UNITED STATES

215407-106598	Low Torque Ball and Socket Joint Assembly	09/052,186	3/31/1998	6,042,293	3/28/2000	3/31/2018	UNITED STATES

215407-106042	Composite Stud	09/095,542	6/10/1998	6,059,480	5/9/2000	6/10/2018	UNITED STATES
215407-106045	Booted Seal for a Ball and Socket Joint	09/053,976	4/2/1998	6,102,604	8/15/2000	4/2/2018	UNITED STATES

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106758	Independent Wear Indicator Assembly for Vehicular Steering Knuckles Ball & Socket Joints and Other Similar Devices	09/067,368	4/27/1998	6,152,637	11/28/2000	4/27/2018	UNITED STATES

215407-106051	Bearing Set for a Ball Joint Assembly	09/041,906	3/13/1998	6,164,861	12/26/2000	3/13/2018	UNITED STATES
215407-106058	Gage Assembly and Method	09/473,260	12/27/1999	6,269,545	8/7/2001	12/27/2019	UNITED STATES
215407-106339	Gage Assembly and Method	09/470,349	12/22/1999	6,298,570	10/9/2001	12/22/2019	UNITED STATES
215407-106069	Anchor Post Non-Articulating Idler Socket Joint	09/579,647	5/26/2000	6,371,682	4/16/2002	5/26/2020	UNITED STATES

215407-106070	Brake Wear Sensor	09/774,958	1/31/2001	6,384,721	5/7/2002	1/31/2021	UNITED STATES
215407-106075	Electronically Controlled Axle Assembly	09/771,683	1/30/2001	6,461,267	10/8/2002	1/30/2021	UNITED STATES
215407-106077	Bearing Socket Liner for Ball Joint	09/887,851	6/22/2001	6,505,990	1/14/2003	6/22/2021	UNITED STATES
215407-106078	Sleeved Dust Cover	09/469,801	12/22/1999	6,536,779	3/25/2003	12/22/2019	UNITED STATES
215407-106079	Threaded Conversion Kit for Replacement Ball Joints	09/828,063	4/5/2001	6,550,120	4/22/2003	4/5/2021	UNITED STATES

215407-106084	High Articulation Dust Boot fort Ball Joint	09/874,951	6/5/2001	6,644,671	11/11/2003	7/31/2021	UNITED STATES

215407-106245	Zero Radial Play Idler Arm Bracket Bearing	11/006,269	12/7/2004	7,390,126	6/24/2008	7/22/2025	UNITED STATES

Brake Parts Inc. - Active U.S. Patents & Patent Applications

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-107395	Mechanically Actuated Brake With Automatic Adjustment	0/7572,195	8/23/1990	5,085,296	2/4/1992	8/23/2010	UNITED STATES

215407-107394	Parking Brake Lever Cable Retainer	07/782,858	10/25/1991	5,142,935	9/1/1992	10/25/2011	UNITED STATES
215407-107396	Hand-Held Bleeder Stroke Tool	08/145,783	10/29/1993	5,381,662	1/17/1995	10/29/2013	UNITED STATES
215407-107398	Control Assembly for Providing Redundant Control Outputs for Operating a Parking Brake System	08/861,401	5/21/1997	5,897,173	4/27/1999	5/21/2017	UNITED STATES

215407-106765	Disk Brake Rotor With Visual Wear Indicator	09/791,570	2/26/2001	6,457,566	10/1/2002	2/26/2021	UNITED STATES

Wix Filtration Corp LLC - Active U.S. Patents & Patent Applications

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-125458	Fluid Filter Element	12/435,102	5/4/2009				UNITED STATES
215407-106249	Fluid Filter Element	11/181,796	7/15/2005			7/15/2025	UNITED STATES
215407-106352	End Cap and Gasket Assemblies for Filter Elements	11/483,453	7/10/2006			12/16/2022	UNITED STATES

215407-107347	Cross-Flow Filter Media and Filter Assembly	11/564,007	11/28/2006			11/28/2026	UNITED STATES

215407-108106	Ion Exchange and Particulate Filter Assembly	11/626,021	1/23/2007			1/23/2027	UNITED STATES

215407-108463	Filter Container, Assembly and Method for Manufacturing the Same	11/626,586	1/24/2007			1/24/2027	UNITED STATES
215407-108673	Filter Element	11/735,092	4/13/2007			4/13/2027	UNITED STATES
215407-114147	Fluid Filter Element	12/013,540	1/14/2008			7/14/2024	UNITED STATES
215407-117646	Filter Element	12/139,800	6/16/2008			4/13/2027	UNITED STATES
215407-110363	Filter	12/192,651	8/15/2008			8/15/2028	UNITED STATES
215407-119918	Filter Container, Assembly and Method for Manufacturing the Same	12/337,695	12/18/2008			1/24/2027	UNITED STATES
215407-121754	Filter Structure	12/416,717	4/1/2009			4/1/2029	UNITED STATES
215407-124894	Fluid Filter Element	12/416,758	4/1/2009			4/25/2025	UNITED STATES
215407-119244	Filter Media and System and Method of Manufacturing the Same	12/480,494	6/8/2009			6/8/2029	UNITED STATES

215407-125772	Filter	12/484,826	6/15/2009			1/24/2027	UNITED STATES
215407-105987	Modular Valve Assembly for Oil Filer	07/800,193	11/27/1991	5,250,176	10/5/1993	11/27/2011	UNITED STATES
215407-105988	One-Piece Anti-Drainback and Relief Valve	07/938,430	8/31/1992	5,284,579	2/8/1994	8/31/2012	UNITED STATES

215407-105989	Seal For Spin-On Filter Having Circumferential Retaining Groove	07/927,117	8/7/1992	5,301,958	4/12/1994	8/7/2012	UNITED STATES

215407-105990	Staggered Short Pleat Air Filter	08/056,117	4/30/1993	5,320,657	6/14/1994	4/30/2013	UNITED STATES
215407-105993	Anti-Drainback/Pressure-Relieved Filter Cartridges for Lubricating Oil	08/201,505	2/24/1994	5,405,527	4/11/1995	2/24/2014	UNITED STATES
215407-105994	Air Filters Including Filters Configured for Both Radial and Axial Sealing	08/174,295	12/28/1993	5,415,677	5/16/1995	12/28/2013	UNITED STATES
215407-105997	Radially Sealed Air Filters	08/380,316	1/30/1995	5,487,767	1/30/1996	9/30/2013	UNITED STATES
215407-106000	Check Valve With Internal Longitudinally Displaceable Sleeve Valve	08/401,187	3/9/1995	5,533,707	7/9/1996	3/9/2015	UNITED STATES
215407-106001	Air Filter Assemblies and a Frustoconical Air Filter Element For Use With the Assemblies	08/366,318	12/30/1994	5,549,722	8/27/1996	12/30/2014	UNITED STATES

215407-106599	Self-Venting Valve Arrangement	08/455,678	6/1/1995	5,606,989	3/4/1997	6/1/2015	UNITED STATES

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106006	Molding Process for Forming a Sealing Gasket on Filter Media	08/564,012	11/29/1995	5,660,771	8/26/1997	11/29/2015	UNITED STATES

215407-106008	Spin-On Filter With Transparent Container Portion	08/597,109	2/6/1996	5,690,814	11/25/1997	2/6/2016	UNITED STATES

215407-106009	Anti-Drain Back/Pressure Relieved Filter Cartridges	08/556,595	11/13/1995	5,690,816	11/25/1997	11/13/2015	UNITED STATES

215407-106012	Filter Assembly Including a Magnetized Component	08/580,704	12/29/1995	5,716,517	2/10/1998	12/29/2015	UNITED STATES

215407-106013	Air Filter Element and Air Filter Assembly Employing the Filter Element	08/497,078	6/30/1995	5,720,788	2/24/1998	6/30/2015	UNITED STATES
215407-106014	Inside to Outside Flow Filters	08/681,989	7/30/1996	5,733,443	3/31/1998	7/30/2016	UNITED STATES
215407-106016	Fuel/Water Separator Filter Without Flow Diverters and Method of Making Same	08/542,406	10/12/1996	5,783,078	7/21/1998	10/12/2016	UNITED STATES

215407-106017	Filter Configuration	08/615,164	3/12/1996	5,795,361	8/18/1998	3/12/2016	UNITED STATES
215407-106018	Rebuildable Spin-On Filters	08/582,641	1/4/1996	5,817,232	10/6/1998	7/12/2014	UNITED STATES
215407-106019	Method and Apparatus for Accelerated Decomposition of Petroleum and Petro-Chemical Based Compounds Within Filter Media	08/742,849	11/1/1996	5,817,504	10/6/1998	11/1/2016	UNITED STATES

215407-106059	Flow Inverter for Filters	08/685,948	7/22/1996	5,830,349	11/3/1998	7/22/2016	UNITED STATES
215407-106021	Anti-Drain Back/Pressure Relieved Filter Cartridges	08/653,715	5/23/1996	5,833,843	11/10/1998	11/13/2015	UNITED STATES

215407-106022	Shielded Printer	08/919,234	8/28/1997	5,842,411	12/1/1998	8/28/2017	UNITED STATES
215407406023	Interlocking Dual Filter	08/906,906	8/6/1997	5,853,445	12/29/1998	8/6/2017	UNITED STATES
215407-106024	Composition, Method and Apparatus for Safe Disposal of Oil Contaminated Filter	08/992,510	12/17/1997	5,854,012	12/29/1998	12/17/2017	UNITED STATES
215407-106025	Filter Element for Oil Pans and Filter Element/Oil Pan Combination	09/072,497	5/5/1998	5,863,424	1/26/1999	5/5/2018	UNITED STATES

215407-106027	Dual Media Air Filter With Electrostatic Charge	08/766,475	12/12/1996	5,871,567	2/16/1999	12/12/2016	UNITED STATES

215407-106028	Low Restriction, High Performance Air Filter	08/721,454	9/27/1996	5,873,920	2/23/1999	9/27/2016	UNITED STATES

215407-106031	Filter Media Configuration	08/943,694	10/3/1997	5,897,776	4/27/1999	10/3/2017	UNITED STATES
215407-106033	Inline Cartridge Filter	08/799,098	2/11/1997	5,925,243	7/20/1999	2/11/2017	UNITED STATES
215407-106034	Molding Apparatus	08/916,785	8/25/1997	5,935,481	8/10/1999	8/25/2017	UNITED STATES
215407-106035	Radial Air Filter	09/102,647	6/23/1998	5,954,847	9/21/1999	6/23/2018	UNITED STATES

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106036	Composition Method and Apparatus for Safe Disposal of Oil Contaminated Filter Media	08/992,511	12/17/1997	5,958,759	9/28/1999	12/17/2017	UNITED STATES

215407-106038	Combined Inlet Outlet Air Filter Element	09/008,844	1/20/1998	5,968,215	10/19/1999	1/20/2018	UNITED STATES
215407-106039	Filter Having an Integral Gasket	09/001,275	12/31/1997	6,013,179	1/11/2000	12/31/2017	UNITED STATES
215407-106041	Anti-Drian Back/Pressure Relieved Filter Cartridges	09/040,422	3/18/1998	6,027,640	2/22/2000	3/18/2018	UNITED STATES

215407-106043	Fuel Filter with Internal Pressure Regulator	09/022,015	2/11/1998	6,086,752	7/11/2000	2/11/2018	UNITED STATES

215407-106044	Oil Filter Cartridge With Temperature Sensitive Bypass Valve	08/741,968	10/31/1996	6,096,199	8/1/2000	11/13/2015	UNITED STATES

215407-106046	Air Filter Configuration with Preformed Metal Coil surrounding a Pleated Air Filter Element	09/028,002	2/23/1998	6,102,978	8/15/2000	2/23/2018	UNITED STATES
215407-106047	Composition, Method and Apparatus for Safe Disposal of Oil Contaminated Filter Media	08/992,693	12/17/1997	6,121,039	9/19/2000	12/17/2017	UNITED STATES

215407-106048	Sump Arrangement with Baffling	09/378,710	8/23/1999	6,143,169	11/7/2000	8/23/2019	UNITED STATES
215407-106049	End Plate for Spin-On Filters	09/302,303	4/30/1999	6,158,592	12/12/2000	4/30/2019	UNITED STATES
215407-106050	Air Filter Elements with Foam Pre-Cleaners	09/217,195	12/22/1998	6,159,258	12/12/2000	12/22/2018	UNITED STATES

215407-106052	Arrangement for Filtering Liquid Used in a Device Having a Sump Pan	09/474,063	12/29/1999	6,183,632	2/6/2001	12/29/2019	UNITED STATES
215407-106053	Filter Arrangement for Liquids	09/480,476	1/11/2000	6,187,185	2/13/2001	1/11/2020	UNITED STATES
215407-106054	Filter with Integral Lift Tab	09/369,272	8/6/1999	6,200,465	3/13/2001	8/6/2019	UNITED STATES
215407-106055	Oil Sump Arrangemtn with Integral Filter and Heat Exchanger	09/369,276	8/6/1999	6,217,758	4/17/2001	8/6/2019	UNITED STATES

215407-106056	Fluid Filter with Baffle	09/353,627	7/15/1999	6,258,143	7/10/2001	7/15/2019	UNITED STATES
215407-106057	Cooling System Filter	09/376,336	8/18/1999	6,267,881	7/31/2001	8/18/2019	UNITED STATES
215407-106582	Flow Inverter for Filters	09/030,086	2/25/1998	6,270,660	8/7/2001	7/22/2016	UNITED STATES
215407-106060	Methods of Forming Bodies of Expandable Foaming Material	09/260,725	3/2/1999	6,270,704	8/7/2001	3/2/2019	UNITED STATES

215407-106061	Filter Cartridges with Clean Side Anti-Drainback Valve	09/244,517	2/4/1999	6,284,130	9/4/2001	2/4/2019	UNITED STATES

215407-106062	Oil Sump with Integral Filter	09/588,302	6/7/2000	6,290,843	9/18/2001	6/7/2020	UNITED STATES
215407-106063	Sump Covering Filter with Bypass Valve	09/474,064	12/29/1999	6,294,083	9/25/2001	12/29/2019	UNITED STATES

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106064	Fuel Filter with Internal Pressure Regulator	09/498,715	2/7/2000	6,306,292	10/23/2001	2/7/2020	UNITED STATES

215407-106065	Composition, Method and Apparatus for Safe Disposal of Oil Contaminated Filter Media	09/305,455	5/6/1999	6,316,249	11/13/2001	5/6/2019	UNITED STATES

215407-106762	Shift Pleat Air Filter	08/391,668	2/21/1995	6,336,946	1/8/2002	1/8/2019	UNITED STATES
215407-106067	Gasket Arrangement	09/474,062	12/29/1999	6,343,796	2/5/2002	12/29/2019	UNITED STATES
215407-106068	Dual Filter with Flow Mixer	09/474,061	12/29/1999	6,350,379	2/26/2002	12/29/2019	UNITED STATES
215407-106071	Spin-On Filter Assembilies	09/722,052	11/27/2000	6,387,259	5/14/2002	11/27/2020	UNITED STATES
215407-106072	Wrench for Fuel Filter Housing Covers	09/881,014	6/15/2001	6,401,575	6/11/2002	6/15/2021	UNITED STATES
215407-106073	Ergonomically Configured Can for Filter Cartridges and Wrench for Use Therewith	09/745,437	12/26/2000	6,423,222	7/23/2002	12/26/2020	UNITED STATES

215407-106074	Liquid Filter with Certrifugal Separator	09/398,459	9/17/1999	6,423,225	7/23/2002	9/17/2019	UNITED STATES
215407-106076	Filter Container Having a Mounting Plate Formed of Sintered Material	09/777,883	2/7/2001	6,468,425	10/22/2002	2/7/2021	UNITED STATES
215407-106080	Internally Sourced Engine Air Intake Filtration Arrangement	09/722,051	11/27/2000	6,565,620	5/20/2003	11/27/2020	UNITED STATES

215407-106081	One-Piece Self-Venting Drain Valve	10/134,693	4/30/2002	6,565,746	5/20/2003	4/30/2022	UNITED STATES
215407-106082	Sealing Gasket Arrangement for Spin-On Filter Cartridges	09/891,525	6/27/2001	6,588,602	7/8/2003	6/27/2021	UNITED STATES

215407-106083	Filter Element for Oil Pans and Filter Element/Oil Pan Combination	08/902,625	7/29/1997	6,616,836	9/9/2003	7/29/2017	UNITED STATES

215407-106085	Cartridge Filter with Integrated Threading Having Anti-Rotation Feature	09/917,721	7/31/2001	6,679,990	1/20/2004	2/4/2022	UNITED STATES
215407-106086	Seals for Air Filters	09/996,808	11/30/2001	6,712,870	3/30/2004	1/10/2022	UNITED STATES
215407-106087	Standpipe Element Support for Liquis Filter	10/114,069	4/3/2002	6,726,030	4/27/2004	4/4/2022	UNITED STATES

215407-106088	Dual Filter with Flow Mixer and Centrifugal Separator	10/035,439	1/4/2002	6,761,822	7/13/2004	1/4/2022	UNITED STATES

215407-106089	Panel Air-Filter with Gasket of Non-Woven Felt	10/207,908	7/31/2002	6,780,217	8/24/2004	7/31/2022	UNITED STATES

215407-106090	Combination Valve Support and Sealing Element for Filter Cartridges	09/901,632	7/11/2001	6,793,808	9/21/2004	7/13/2021	UNITED STATES
215407-106764	Low Waste Liquid Filter	09/962,358	9/26/2001	6,800,194	10/5/2004	9/26/2021	UNITED STATES
215407-106091	Pleated Filter Media with Embossed Spacers and Cross Flow	10/135,374	5/1/2002	6,824,581	11/30/2004	6/19/2022	UNITED STATES

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106092	Filter Element for Oil Pans and Filter Element/Oil Pan Combination	10/612,993	7/7/2003	6,827,848	12/7/2004	7/7/2023	UNITED STATES

215407-106093	Molding Apparatus for Minimizing Flash on Sealing Filter Gasket	10/274,269	10/21/2002	6,830,443	12/14/2004	1/16/2023	UNITED STATES

215407-106094	Spacer and Filter Assembly Utilizing the Spacer	10/160,069	6/4/2002	6,843,377	1/18/2005	11/18/2022	UNITED STATES

215407-106095	Filter Container Having a Mounting Plate Formed of Sintered Metal	10/273,257	10/18/2002	6,893,560	5/17/2005	2/7/2021	UNITED STATES
215407-106096	Low Waste Liquid Filter	10/331,985	12/31/2002	6,911,141	6/28/2005	9/26/2021	UNITED STATES
215407-106105	Three Valve Filter Element Support for Filter Cartridge	09/965,805	10/1/2001	6,936,162	8/30/2005	6/10/2022	UNITED STATES

215407-106106	Filter	10/624,494	7/23/2003	6,969,458	11/29/2005	10/2/2023	UNITED STATES
215407-106107	Self-Venting Valve End Cap and Method	10/438,867	5/16/2003	6,972,092	12/6/2005	1/26/2024	UNITED STATES

215407-106108	Combination Filter Element Support and Anti-Prefill Valve	09/965,806	10/1/2001	6,974,539	12/13/2005	9/2/2022	UNITED STATES

215407-106109	Clear Plastic Injection Molded Fuel/Water Separator	10/157,932	5/31/2002	6,994,787	2/7/2006	12/5/2022	UNITED STATES

215407-106110	Fluid Filter Assembly with a Fin Array	10/638,442	8/12/2003	7,001,440	2/21/2006	12/4/2023	UNITED STATES
215407-106111	Pre-Molded Air Filter End Cap and Method of Manufacturing an Air Filter	10/437,242	5/14/2003	7,041,158	5/9/2006	3/11/2024	UNITED STATES
215407-106333	Air-Filtration System for Vehicle Operator	10/973,428	10/27/2004	7,083,514	8/1/2006	10/27/2024	UNITED STATES

215407-106282	Pleated Filter Media With Embossed Spacers and Cross Flow	10/998,581	11/30/2004	7,122,068	10/17/2006	5/1/2022	UNITED STATES

215407-106243	Liquid Filter With Directional Fluid Insert	10/721,258	11/26/2003	7,232,035	6/19/2007	8/26/2024	UNITED STATES
215407-106240	Self Locking Bowl Retainer for a Filter Can	10/265,904	10/8/2002	7,232,522	6/19/2007	4/13/2025	UNITED STATES

215407-106337	Filter Elements Having Injection Molded Thermoplastic Seals and Methods of Making Same	10/404,109	4/2/2003	7,300,486	11/27/2007	9/5/2024	UNITED STATES

215407-106331	High-Pressure Spin-On Filter Assembly	10/934,466	9/7/2004	7,303,673	12/4/2007	9/15/2025	UNITED STATES
215407-106246	Fluid Filter Element	10/890,367	7/14/2004	7,335,300	2/26/2008	6/15/2025	UNITED STATES
215407-106338	Filter Elements Having Injection Molded Thermoplastic Seals and Methods of Making Same	10/762,240	1/23/2004	7,341,613	3/11/2008	3/4/2024	UNITED STATES

215407-106242	Fluid Filter and Cap Member	10/445,054	5/27/2003	7,410,575	8/12/2008	2/3/2024	UNITED STATES
215407-108916	Liquid Filter With Directional Fluid Insert	11/712,323	2/28/2007	7,413,090	8/19/2008	11/26/2023	UNITED STATES

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106248	Pleated Filter Element with Offset Emboss Pattern	11/152,240	6/15/2005	7,425,227	9/16/2008	3/26/2026	UNITED STATES

215407-107559	Pressure Relief Valve for Filter Assembly	11/545,186	10/10/2006	7,435,341	10/14/2008	5/27/2023	UNITED STATES
215407-106247	Fluid Filter Element	11/113,051	4/25/2005	7,531,090	5/12/2009	6/7/2027	UNITED STATES
215407-106332	Fluid Filter Element	11/046,861	2/1/2005	7,543,711	6/9/2009	7/27/2026	UNITED STATES
215407-105970	Oil Dispenser Cap Shaped as an Oil Filter	29/102,805	4/1/1999	D422,914	4/18/2000	4/18/2014	UNITED STATES

215407-107159	Filter Element	29/265,352	8/30/2006	D574,923	8/12/2008	8/12/2022	UNITED STATES
215407-106334	One-Piece Self-Venting Drain Valve	10/803,197	3/18/2004	RE40,051	5/20/2003	4/30/2022	UNITED STATES

Affinia Group, Inc. - Active U.S. Trademarks & Trademark Applications

HMSC Ref.	Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date	Country	Status
215407-114873	BRAKE-PRO SYSTEMS	77/327,175	11/12/2007			UNITED STATES	PENDING
215407-115275	FREeCAT	77/348,079	12/10/2007			UNITED STATES	PENDING
215407-102368	AFFINIA	78/478,374	9 /3 /2004			UNITED STATES	PENDING
215407-95412	VERA	73,387,459	9/22/1982	1,288,661	8/7/1984	UNITED STATES	REGISTERED
215407-95565	MCQUAY-NORRIS	73/822,193	8/28/1989	1,681,113	3/31/1992	UNITED STATES	REGISTERED
215407-95460	ELECTRICAT	75/659,407	3/12/1999	2,324,235	2/29/2000	UNITED STATES	REGISTERED
215407-95430	PROFESSIONAL GRADE CHASSIS	75/848,508	11/15/1999	2,489,600	9/11/2001	UNITED STATES	REGISTERED
215407-104623	ADVANCED TECHNOLOGY	78/867,831	4 /24/2006	3,270,579	7/24/2007	UNITED STATES	REGISTERED
215407-104621	PROFESSIONAL GRADE	78/867,879	4 /24/2006	3,289,238	9/4/2007	UNITED STATES	REGISTERED
215407-104622	SERVICE GRADE	78/867,828	4 /24/2006	3,299,936	9/25/2007	UNITED STATES	REGISTERED
215407-102369	QOA	78/754,401	11/15/2005	3,309,125	10/9/2007	UNITED STATES	REGISTERED

Brake Parts Inc. - Active U.S. Trademarks & Trademark Applications

HMSC Ref.	Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date	Country	Status
	RAYBESTOS	77/325696	7/28/2008			UNITED STATES	PENDING
215407-95476	ALLSAFE	73,827,975	9/27/1989	1,625,614	12/4/1990	UNITED STATES	REGISTERED
215407-95475	AIMCO	74/144,244	3/4/1991	1,670,175	12/31/1991	UNITED STATES	REGISTERED
215407-95477	BRUTESTOP	74/702,497	6/12/1995	1,984,124	7/2/1996	UNITED STATES	REGISTERED
215407-95488	QS	75/836,481	11/1/1999	2,401,955	11/7/2000	UNITED STATES	REGISTERED
215407-95489	QUIET STOP	75,849,010	11/15/1999	2,472,983	7/31/2001	UNITED STATES	REGISTERED
215407-95490	THE BEST IN BRAKES	75,546,682	9/2/1998	2,562,738	4/23/2002	UNITED STATES	REGISTERED
215407-95495	VSM	78/184,226	11/12/2002	2,855,178	6/15/2004	UNITED STATES	REGISTERED
215407-95429	NS NOISE SOLUTION	78/279,104	7/25/2003	2,916,177	1/4/2005	UNITED STATES	REGISTERED
215407-96090	FRICTION READY	78/398,430	4 /8/2004	3,017,490	11/22/2005	UNITED STATES	REGISTERED
215407-95487	PRECISION ENGINEERED	76/454,746	10/2/2002	3,185,171	12/19/2006	UNITED STATES	REGISTERED
215407-114452	RAYBESTOS WINGED DESIGN	71/494,360	1/5/1946	422,723	8/6/1946	UNITED STATES	REGISTERED
215407-95493	UNITED	72,089,425	1/21/1960	711,461	2/21/1961	UNITED STATES	REGISTERED
215407-95494	UNITED	72/097,640	5/23/1960	715,262	5/16/1961	UNITED STATES	REGISTERED

Wix Filtration Corp LLC- Active U.S. Trademarks & Trademark Applications

HMSC Ref.	Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date	Country	Status
215407-112442	ENVIROSHIELD	77/221,325	7/3/2007			UNITED STATES	ALLOWED
215407-112767	RIDE HEALTHIER	77/240,387	7/27/2007			UNITED STATES	ALLOWED
215407-113561	SMOG DOG	77/275,433	9/10/2007			UNITED STATES	PENDING
215407-113560	SMOG DOG DESIGN (Character)	77/275,442	9/10/2007			UNITED STATES	ALLOWED
215407-113563	ALLER JEN	77/275,446	9/10/2007			UNITED STATES	PENDING
215407-113564	ODOR RUSS DESIGN (Character)	77/275,454	9/10/2007			UNITED STATES	ALLOWED
215407-113565	ODOR RUSS	77/275,461	9/10/2007			UNITED STATES	ALLOWED
215407-113566	NASTIES	77/275,467	9/10/2007			UNITED STATES	ALLOWED
215407-113568	TOX’N DESIGN (Character)	77/275,472	9/10/2007			UNITED STATES	ALLOWED
215407-113569	TOX’N	77/275,474	9/10/2007			UNITED STATES	PENDING
215407-113562	ALLER JEN DESIGN (Character)	77/275,484	9/10/2007			UNITED STATES	ALLOWED
	WIX FILTERS GLOBAL COVERAGE	77/772,487	7/1/2009			UNITED STATES	PENDING
215407-95910	PRO-TEC	74/151,967	3/27/1991	1,671,066	1/7/1992	UNITED STATES	REGISTERED
215407-95915	SPORT TRUCK PERFORMANCE	75/788,150	8/30/1999	2,351,054	5/16/2000	UNITED STATES	REGISTERED
215407-95908	PROCALC	75/522,327	7/20/1998	2,365,191	7/4/2000	UNITED STATES	REGISTERED
215407-96006	XD	78/022,489	8/23/2000	2,641,038	10/22/2002	UNITED STATES	REGISTERED
215407-95913	SPIN-FLOW	78/022,501	8/23/2000	2,720,027	5/27/2003	UNITED STATES	REGISTERED
215407-95903	FILTER CHARACTER DESIGN (MAX)	75/594,833	11/23/1998	2,753,349	8/19/2003	UNITED STATES	REGISTERED
215407-95902	AQUACHEK	76/164,886	11/14/2000	2,782,387	11/11/2003	UNITED STATES	REGISTERED
215407-95907	POWERTRAP & DESIGN	76/272,310	6/18/2001	2,845,453	5/25/2004	UNITED STATES	REGISTERED
215407-95912	SETTING A NEW STANDARD FOR COMPRESSED AIR MOISTURE CONTROL	78/170,498	10/3/2002	2,911,647	12/14/2004	UNITED STATES	REGISTERED
215407-95978	WIX CONNECT	76/464,949	11/1/2002	2,993,608	9/13/2005	UNITED STATES	REGISTERED
215407-96226	TAKE IT FOR A SPIN	78/413,873	5/6/2004	3,015,155	11/15/2005	UNITED STATES	REGISTERED
215407-95979	XE	78/264,392	6/19/2003	3,048,529	1/24/2006	UNITED STATES	REGISTERED
215407-95911	QUICKVENT	78/149,646	8/1/2002	3,059,386	2/14/2006	UNITED STATES	REGISTERED
215407-99858	WIX	78/684,282	8/3/2005	3,135,472	8/29/2006	UNITED STATES	REGISTERED
215407-99348	POWER SOLUTION & DESIGN	78/680,421	7/28/2005	3,191,886	1/2/2007	UNITED STATES	REGISTERED
215407-99347	POWER SOLUTION	78/680,425	7/28/2005	3,191,887	1/2/2007	UNITED STATES	REGISTERED
215407-99346	POWERTRAP	78/680,429	7/28/2005	3,195,985	1/9/2007	UNITED STATES	REGISTERED
215407-99997	WIX. WHERE IT COUNTS	78/685,293	8/4/2005	3,262,689	7/10/2007	UNITED STATES	REGISTERED
215407-96004	WIX COOL	77/224,509	7/9/2007	3,388,654	2/26/2008	UNITED STATES	REGISTERED
215407-95995	WIX (STYLIZED)	71/624,255	1/29/1952	578,479	8/11/1953	UNITED STATES	REGISTERED
215407-95414	AIR REFINER BRAND & DESIGN	72/181,289	11/15/1963	799,304	11/23/1965	UNITED STATES	REGISTERED

Affinia Group Inc. - Active U.S. Copyrights & Copyright Applications

HMSC Reference #	Title	Registration No.	Status	Exp. Date
215407-124475	1990 & Prior Chassis Parts Catalog Domestic, Import, Passenger Cars, Light-Duty Trucks & SUVS RC09-VIN		Pending
215407-115124	2007 Chassis Parts-Coil Springs 45A-110-07-GMP		Pending
215407-116502	2008 Carquest Filter Interchange & Technical Information Catalog		Pending
215407-115988	2008 Carquest Heavy Duty Filter Catalog		Pending
215407-116138	2008 Carquest Light Duty Filter Catalog		Pending
215407-116139	2008 Carquest Red Filters Interchange Product Numberic Guide		Pending
215407-115395	2008 Chassis Parts- Alignment Products Catalog 45A120-08		Pending
215407-115394	2008 Chassis Parts- Alignment Products Catalog 45A-120-08-GMP		Pending
215407-119479	2008 NAPA Chassis Applications Catalogue 1991-2008 Coverage NC08-LM-C		Pending
215407-116156	2008 NAPA Filters Applications Catalog Automotive & Light Truck		Pending
215407-115906	2008 NAPA Filters Interchange & Product Numeric Reference Guide		Pending
215407-123879	2008 NAPA Strut Mounts Catalog NCSM08		Pending
215407-123878	2008 NAPA Strut Mounts Catalogue NCSM08C		Pending
215407-118176	2008 Protec Filters Application Guide		Pending
215407-115777	2008 Wix Filters Application Catalog		Pending
215407-115947	2008 Wix Filters Application Catalog Heavy Duty Trucks, Buses and Off-Highway Vehicles		Pending
215407-116153	2008 Wix Filters Application Catalog Passenger Cars, Trucks and Vans 99400		Pending
215407-116501	2008 Wix Interchange & Product Numeric Catalog 99600C		Pending
215407-123885	2009 Carquest Filter Interchange and Technical Information Catalog		Pending
215407-123886	2009 Carquest Light Duty Filter Catalog		Pending
215407-124652	2009 Carquest Light Duty Filters Catalog 14000C		Pending
215407-124295	2009 Carquest Red Filters Interchange - Product Numeric Guide		Pending
215407-125317	2009 Heavy Duty Chassis Parts Catalogue CH-MHD-09C		Pending
215407-126443	2009 Master Reference Guide MRG-09		Pending
215407-126890	2009 NAPA Chassis Applications Catalog 1991-2009 Coverage NC09-LM		Pending
215407-126891	2009 NAPA Chassis Applications Catalogue 1991-2009 Coverage NC09-LM-C		Pending
215407-123940	2009 NAPA Coil Spring Catalog NCS09		Pending
215407-123990	2009 NAPA Coil Spring Catalogue NCS09C		Pending
215407-123881	2009 NAPA Filters Applications Catalog Automotive and Light Truck Domestic and International		Pending
215407-125890	2009 NAPA Filters Applications Catlogue Automotive and Light Truck 9795C		Pending
215407-125655	2009 NAPA Filters Interchange & Product Numeric Catalogue Reference Guide 9797C		Pending
215407-124296	2009 NAPA Heavy Duty Chassis Parts Catalog CH-MHD-09		Pending
215407-126034	2009 Parts Master Oil, Air, Cabin, Fuel, Breather & Transmission Filters PTM2009		Pending
215407-125400	2009 Professional Grade Hub Assemblies Catalog BPC-HA2		Pending
215407-126694	2009 ProTec Filters Application Guide Catalog #99200		Pending
215407-124175	2009 ProTec Master Pack Oil Filters Application Guide		Pending

HMSC Reference #	Title	Registration No.	Status	Exp. Date
215407-124443	2009 Wix Filters Application Catalog Passenger Cars, Trucks and Vans 99400C (Catalogue D’Application 2009)		Pending
215407-123882	2009 Wix Filters Application Catalog Passenger Cars, Trucks and Vans Catalog 99400		Pending
215407-115221	ACDELCO 2008 Durastop Brake Parts Catalog 14A-100-08 GMP		Pending
215407-115252	ACDelco 2008 Durastop Brake Parts Competitive Cross Reference Catalog 14A-138-08		Pending
215407-115251	ACDelco 2008 DuraStop Brake Parts Wholesale Buyers Guide 14A-139-08-GMP		Pending
215407-115126	NAPA Chassis Strut Mounts NCSM07		Pending
215407-114659	NAPA Coil Springs Catalog NCS07		Pending
215407-109354	NAPA Filters 2007 Applications Catalog Heavy Duty		Pending
215407-114772	Raybestos How to Get More Cash Out of Your Business		Pending
215407-115899	Raybestos Hub Assemblies Domestic & Import Applications BPC-HA1		Pending
215407-115633	Raybestos Medium Duty Truck BPC-MD2		Pending
215407-123883	Raybestos Model Years 1932-1974 BPC-VIN-09		Pending
215407-122933	Raybestos Model Years 1975-1990 BPC-EM-09		Pending
215407-123884	Wix 2009 Interchange & Products Numeric Catalog Technical Services Bulletins Catalog 99600		Pending
215407-96232	Copyright-Teclit Co. Bulletin No. 2	A731,585	Registered	11/18/2039
215407-96229	New And Remanufactured Clutches For Passenger Cars & Light Trucks, Including Popular 13	TX 2-752-351	Registered	4/1/2052
215407-96231	Copyright-Import Idle/Shut-Off Solenoids (Emission Controls)	TX 594-756	Registered	11/18/2055
215407-105414	Raybestos The Best in Brakes - BPC25	TX 6-403-173	Registered	6/2/2101
215407-105412	Chassis Parts Catalog NC050VIN 1990 & Prior	TX 6-404-978	Registered	3/30/2101
215407-105553	Spicer the Choice in Chassis SC06-VIN	TX 6-404-998	Registered	6/30/2101
215407-105411	Brake Illustrated Parts Guide BPIPG-06	TX 6-405-658	Registered	6/5/2101
215407-105413	Chassis Parts Catalog NC06-LM 1991-2006	TX 6-405-685	Registered	6/5/2101
215407-105481	Spicer the Choice in Chassis SC06-LM	TX 6-409-075	Registered	6/19/2101
215407-106863	Carquest Brakes Passenger Cars/Light and Medium Duty Trucks 1990-2007	TX 6-420 766	Registered	6/30/2101
215407-106864	Raybestos The Best in Brakes Medium Duty Truck BPC-MD1	TX 6-421-102	Registered	7/31/2101
215407-106865	AMICO Brake Parts Catalog AM07	TX 6-421-103	Registered	6/30/2101
215407-106862	NAPA Chassis NCS06	TX 6-421-465	Registered	6/30/2101
215407-105649	McQuay-Norris CV Boot Catalog MNCV06	TX 6-421-642	Registered	6/1/2101
215407-105648	Spicer CV Boot Catalog SCV06	TX 6-421-643	Registered	6/1/2101
215407-106866	McQuay-Norris Coil Springs Catalog MNCS06	TX 6-421-677	Registered	7/31/2101
215407-106549	McQuay-Norris Chassis Parts Catalog MN06	TX 6-421-684	Registered	7/31/2101
215407-105869	Autotecl 2006 Brake Drums & Rotors	TX 6-423-891	Registered	6/30/2101
215407-107371	ACDelco 2006 Durastop Brake Parts Catalog 14A-100-06 Vol. 2	TX 6-425-936	Registered	8/1/2101
215407-106550	Mighty Auto Parts 2006 Chassis Parts CHASSIS-06	TX 6-428-269	Registered	8/23/2101
215407-106987	Spicer The Choice in Chassis Coil Springs Catalog SCS06	TX 6-428-347	Registered	8/1/2101
215407-107158	Carquest Brakes Illustration Guide CQIG 2	TX 6-428-382	Registered	8/24/2101
215407-106867	Carquest Brakes Passenger Cars/Light and Medium Duty Trucks 1975-1989 CQ2006B	TX 6-428-383	Registered	7/31/2101
215407-107007	ACDelco 2006 Chassis Parts Catalog Car and Light Duty Truck 45 A-100-06	TX 6-428-584	Registered	8/21/2101
215407-107189	McQuay-Norris CV Boot Catalog Import and Domestic Applications MNCV06R	TX 6-429-040	Registered	8/1/2101
215407-106986	Carquest Brakes Passenger Cars/Light and Medium Duty Trucks 1974 & Prior CQ2006A	TX 6-429-230	Registered	8/1/2101

HMSC Reference #	Title	Registration No.	Status	Exp. Date
215407-107005	ACDelco 2006 Chassis Parts Catalog Car and Light Duty Truck 45A-100-06-GMP	TX 6-431-744	Registered	8/1/2101
215407-107182	NAPA Brakes Interchange Listing NBIG07C	TX 6-432-621	Registered	8/1/2101
215407-107293	Carquest Brakes Interchange Guide Original Equipment & Aftermarket CQINT3	TX 6-432-992	Registered	8/1/2101
215407-107006	Raybestos The Best in Brakes Interchange Listing RIG06	TX 6-432-993	Registered	7/31/2101
215407-107294	AIMCO Interchange Listing Passenger Cars/ Light Trucks/ SUV’s AIG06	TX 6-436-357	Registered	8/1/2101
215407-107823	McQuay-Norris Buyer’s Guide/Numerical Listing MNBG06	TX 6-439-357	Registered	9/1/2101
215407-107372	Raybestos The Best in Brakes 1987-2007 Quick Reference Guide RQR06	TX 6-439-387	Registered	10/1/2101
215407-107513	Raybestos The Best in Brakes Medium Duty Truck Domestic & Import Hydraulic Brake Parts Model Years 1980-2006 BPC-MD1	TX 6-439-789	Registered	9/29/2101
215407-107826	ACDelco 2006 Durastop Brake Parts Catalog 14A-100-06-GMP Vol. 2	TX 6-445-392	Registered	9/1/2101
215407-107824	Spicer the Choice in Chassis Import and Domestic Buyer’s Guide/Numerical Listing SBG06	TX 6-445-858	Registered	9/1/2101
215407-107821	NAPA Chassis Alignment Products Catalog Weatherly Index 110 NA06	TX 6-446-847	Registered	9/1/2101
215407-107822	Raybestos The Best in Brakes Buyer’s Guide/Numerical Listing RBG06	TX 6-447-796	Registered	9/1/2101
215407-108017	Raybestos The Best in Brakes Master Reference Guide MRG-7	TX 6-449-337	Registered	10/1/2101
215407-108058	AIMCO Buyer’s Guide/Numerical Listing ABG06	TX 6-449-406	Registered	10/1/2101
215407-108259	McQuay-Norris Alignment Products Catalog MNA06	TX 6-453-330	Registered	8/1/2101
215407-107672	Carquest Brakes Interchange Guide Original Equipment & Aftermarket Catalog CQINT3	TX 6-453-412	Registered	9/1/2101
215407-107825	Spicer the Choice in Chassis Alignment Products Catalog Import and Domestic Weatherly Index 110 SA06	TX 6-454-881	Registered	9/1/2101
215407-108366	ACDelco 2006 Durastop Brake Friction Catalog 14A-200-06	TX 6-460-507	Registered	10/1/2101
215407-108388	ACDelco 2006 DuraStop Brake Friction Catalog 14A-200-06 GMP	TX 6-460-662	Registered	10/1/2101
215407-108502	ACDelco 2006 Durastop Brake Parts Competitive Cross Reference and Wholesale Buyer’s Guide 14A-38/139-06-GMP	TX 6-463-210	Registered	11/1/2101
215407-108501	ACDelco 2006 Durastop Brake Parts Competitive Cross Reference and Wholesale Buyer’s Guide 14A-138/139-06	TX 6-463-304	Registered	11/1/2101
215407-108503	ACDelco 2006 Chassis Parts Competitive Cross Reference and Wholesale Buyer’s Guide 45A-138/139-06	TX 6-466-463	Registered	11/1/2101
215407-108504	ACDelco 2006 Chassis Parts Competitive Cross Reference and Wholesale Buyer’s Guide 14A-138/139-06-GMP	TX 6-468-119	Registered	11/1/2101
215407-108577	NAPA Chassis Strut Precision Engineered Mounts NCSM06	TX 6-468-966	Registered	11/1/2101
215407-108717	ACDelco 2006 Chassis Parts Catalog Alignment Products 45A-120-06	TX 6-480-041	Registered	11/1/2101
215407-108720	McQuay-Norris Strut Mount Catalog MNSM07	TX 6-480-056	Registered	11/30/2101
215407-108718	ACDelco 2006 Chassis Parts Catalog Alignment Products 45A-120-06-GMP	TX 6-480-057	Registered	11/1/2101
215407-108719	Spicer The Choice in Chassis Strut Mount Catalog SSM07	TX 6-482-356	Registered	11/30/2101
215407-108879	NAPA Brakes Illustrated Parts Guide BPIPG-06C	TX 6-492-207	Registered	12/1/2101
215407-108966	Spicer The Choice in Chassis Heavy Duty Chassis Parts Catalog SHD-CH07	TX 6-492-516	Registered	12/1/2101
215407-108882	NAPA Heavy Duty Chassis Parts Catalog CH-MHD-06	TX 6-495-595	Registered	12/1/2101
215407-107122	Spicer The Choice in Chassis Interchange Listing SIG06	TX 6-501-143	Registered	8/1/2101
215407-109460	2007 WIX Filters Application Catalog Heavy Duty Trucks, Buses and Off-Highway Vehicles Weatherly Index 660	TX 6-501-518	Registered	1/1/2101
215407-109566	2007 NAPA Filters Applications Catalog Heavy Duty	TX 6-505-241	Registered	1/1/2102

HMSC Reference #	Title	Registration No.	Status	Exp. Date
215407-109458	WIX 2007 Interchange & Product Numeric Catalog Weatherly Index 660	TX 6-507-374	Registered	1/1/2102
215407-109658	2007 WIX Filters Application Catalog Heavy Duty Trucks, Buses and Off-Highway Vehicles WM-5	TX 6-512-603	Registered	1/1/2102
215407-109567	2007 CarQuest Heavy Duty Filter Catalog CQM-4	TX 6-512-815	Registered	1/1/2102
215407-109459	NAPA Filters 2007 Interchange & Product Numeric Catalog Reference Guide Weatherly Index 660	TX 6-518-498	Registered	1/1/2102
215407-109590	2007 NAPA Filters Applications Catalog Automotive and Light Truck	TX 6-520-488	Registered	2/2/2102
215407-109565	2007 CarQuest Heavy Duty Filter Catalog	TX 6-521-299	Registered	1/1/2102
215407-109591	2007 CarQuest Filter Interchange and Technical Information Catalog	TX 6-521-300	Registered	1/1/2102
215407-110106	CarQuest Light Duty Filter Catalog 140000C (Catalogue des Filtres aux poids Legers)	TX 6-525-951	Registered	2/26/2102
215407-110021	CarQuest 2007 Light Duty Filter Catalog	TX 6-536-449	Registered	2/1/2102
215407-110105	NAPA 2007 Interchange & Product Numeric Catalog Reference Guide	TX 6-536-456	Registered	2/1/2102
215407-109751	Wix 2007 Application Catalog Passenger Cars, Trucks, and Vans	TX 6-536-973	Registered	2/1/2102
215407-110103	NAPA 2007 Applications Catalog Automotive & Light Truck (Catalogue d’application 2007)	TX 6-537-221	Registered	2/1/2102
215407-110022	WIX 2007 Application Catalog Passenger Cars, Trucks and Vans	TX 6-537-687	Registered	2/1/2102
215407-110162	NAPA Brake System Catalog Passenter Cars/Light & Medium Duty Trucks BSP-LM-07	TX 6-540-249	Registered	2/1/2102
215407-110235	NAPA Brake Rotor Supplement BSP-ROTOR-07	TX 6-546-555	Registered	2/1/2102
215407-110876	NAPA Chassis Parts Catalog NC07-LM-C 1991-2007	TX 6-565-481	Registered	3/1/2102
215407-111298	NAPA Medium Duty Truck Hydraulic Brake Parts BSP-MD-07	TX 6-565-793	Registered	4/1/2102
215407-111112	Raybestos Special Friction Catalog APS07	TX 6-567-932	Registered
215407-110104	CarQuest 2007 Filter Interchange and Technical Information Catalog 16000C	TX 6-569-576	Registered	2/1/2102
215407-111419	Wix 2007 PCV Valve Application and Reference Guide Passenger Cars, Trucks and Vans	TX 6-570-330	Registered	5/1/2102
215407-110875	NAPA Chassis Parts Catalog NC07-LM 1991-2007	TX 6-572-749	Registered	3/1/2102
215407-111232	Parts Master Oil, Air, Cabin, Fuel, Breather & Transmission Filters #PTM2007	TX 6-577-773	Registered	4/1/2102
215407-111420	CarQuest PCV Valve Applications & Reference Guide 2007	TX 6-578-306	Registered	5/1/2102
215407-111802	Spicer Chassis Parts Catalog Coverage for Vehicles from 1991 Thru 2007 SC07-LM	TX 6-590-864	Registered	5/1/2102
215407-112130	McQuay-Norris Chassis Parts Catalog Passenger Cars/Light Trucks/SUV’s Coverage for Vehicles thru 1990 MN07-EM	TX 6-594-833	Registered	6/1/2102
215407-109893	WIX 2007 Interchange & Product Numeric Catalog Technical Service Bulletins	TX 6-595-983	Registered	2/1/2102
215407-112056	ACDelco 2007 Chassis Parts Catalog 45A-100-07-GMP - Volume 2 Years 2007-1991	TX 6-596-370	Registered	6/19/2102
215407-112055	ACDelco 2007 Chassis Parts Catalog 45A-100-07-GMP - Volume 2 Years 1990 and Earlier	TX 6-596-371	Registered	6/1/2102
215407-112128	Mighty Chassis Parts 1990 & Earlier Steering System Suspension System	TX 6-596-372	Registered	6/1/2102
215407-112129	Mighty Chassis Parts 2007-1991 Steering System Suspension System	TX 6-605-868	Registered	6/1/2102
215407-112131	McQuay-Norris Chassis Parts Catalog Passenger Cars/Light Trucks/SUV’s Coverage for Vehicles from 1991 thru 2007 MN07-LM	TX 6-605-869	Registered	6/1/2102
215407-112057	ACDelco 2007 Chassis Parts Catalog 45A-100-07 - Volume 1 Years 1990 & Earlier	TX 6-606-196	Registered	6/19/2102
215407-112054	ACDelco 2007 Chassis Parts Catalog 45A-100-07 - Volume 2 Years 2007-1991	TX 6-606-197	Registered	6/19/2102
215407-105743	RaybestosThe Best in Brakes BPC16A	TX 6-624-943	Registered	8/16/2102
215407-107373	McQuay-Norris Interchange Listing MIG06	TX 6-645-882	Registered	9/7/2101
215407-113343	ACDelco 2007 Chassis Parts Competitive Reference & Wholesale Buyers Guide 45A-138/139-07-GMP	TX 6-826-079	Registered	9/4/2102

HMSC Reference #	Title	Registration No.	Status	Exp. Date
215407-113344	ACDelco 2007 Chassis Parts Competitive Reference & Wholesale Buyers Guide 45A-138/139-07	TX 6-826-082	Registered	8/1/2102
215407-113482	McQuay-Norris U-Joint Catalog MNUJ07	TX 6-835-588	Registered	8/1/2102
215407-115905	Wix 2008 Interchange and Product Numeric Catalog	TX 6-840-787	Registered	1/1/2103
215407-116500	2008 NAPA Filters Interchange & Product Numeric Catalog Reference Guide 9797C	TX 6-843-906	Registered	1/1/2103
215407-112093	Instuctions for a Come-Back Free Installation	TX 6-844-296	Registered	6/1/2103
215407-115779	2008 NAPA Heavy Duty Filters Application Catalog	TX 6-846-274	Registered	1/1/2103
215407-115946	2008 Carquest Filters Catalog	TX 6-848-714	Registered	1/29/2103
215407-113919	NAPA Brakes - Brake Illustrated Parts Guide BPIPG-07	TX 6-850-195	Registered	9/1/2102
215407-118450	2008 Parts Master Filter Catalog	TX 6-862-893	Registered	6/1/2103
215407-115989	2008 NAPA Filters Applications Catalog Heavy Duty	TX 6-863-814	Registered	1/1/2103
215407-118669	2008 NAPA Brake Illustrated Parts Guide	TX 6-877-063	Registered	7/22/2103
215407-115778	2008 Carquest Heavy Duty Filter Catalog	TX 6-879-222	Registered	1/1/2103
215407-119300	2008 ACDelco Chassis Parts Catalog 45A-100-08-GMP	TX 6-879-432	Registered	8/29/2103
215407-118976	2008 Raybestos Domestic and Import Brake Parts BPC-LM-08	TX 6-879-815	Registered	8/13/2013
215407-119299	2008 ACDelco Chassis Parts Catalog 45A-100-08	TX 6-880-235	Registered	8/29/2103
215407-119384	2008 NAPA Alignment Products Catalog NA08	TX 6-883-356	Registered	9/4/2103
215407-119480	2008 NAPA Brake System Catalog 1991-2008 Coverage BSP-LM-08	TX 6-885-965	Registered	9/8/2103
215407-119533	2008 ACDelco DuraStop Medium Duty Brake Catalog 14A-300-08	TX 6-887-320	Registered	9/18/2103
215407-119644	2008 NAPA Brake Systems Catalogue 1991-2008 Coverage BSP-LM-08C	TX 6-887-905	Registered	9/16/2103
215407-119875	2008 ACDelco Chassis Parts Competitive Cross Reference & Wholesale Buyer’s Guide 45A-138/139-08	TX 6-889-783	Registered	10/31/2103
215407-119532	2008 NAPA Alignment Products Catalogue NA08C	TX 6-890-575	Registered	9/15/2103
215407-119534	2008 ACDelco DuraStop Medium Duty Brake Catalog 14A-300-08-GMP	TX 6-890-577	Registered	9/19/2103
215407-120939	2009 ACDelco Chassis Parts-Alignment Products Catalog 45A-120-09-GMP	TX 6-895-402	Registered
215407-120764	2008 NAPA Chassis Applications Catalog 1991-2008 Coverage NC08-LM	TX 6-897-617	Registered	10/17/2103
215407-114848	NAPA Alignment Products Catalog NA07	TX 6-903-205	Registered	11/13/2102
215407-114942	McQuay-Norris Coil Springs Catalog MNCS07	TX 6-908-199	Registered	11/19/2102
215407-114941	Spicer Coil Springs Catalog SCS07	TX 6-909-580	Registered	11/19/2102
215407-119876	2008 ACDelco Chassis Parts Competitive Cross Reference & Wholesale Buyer’s Guide 45A-138/139-08GMP	TX 6-912-672	Registered	10/6/2104
215407-119781	2008 NAPA Brake Illustrated Parts Guide BPIPG-08C	TX 6-912-678	Registered	10/6/2103
215407-120940	2009 ACDelco Chassis Parts-Alignment Products Catalog 45A-120-09	TX 6-912-777	Registered	11/12/2103
215407-115125	2007 Chassis Parts-Coil Springs 45A-110-07	TX 6-919-974	Registered	12/3/2104
215407-116648	2008 NAPA Filters Applications Catalog Automotive Voitures and Light Truck 9795C	TX 6-924-140	Registered	3/17/2103
215407-116607	2008 Wix Filters Application Catalog Passenger Cars, Trucks and Vans 99400C (Catalogue D’Application 2008)	TX 6-925-085	Registered	3/17/2103
215407-116647	2008 Carquest Light Duty Filter Catalog 14000C (Catalogue des Filtres aux poids Legers)	TX 6-925-100	Registered	3/17/2103
215407-115235	ACDelco 2008 DuraStop Brake Parts Competitive Cross Reference 2008 14A-138-08 GMP	TX 6-926-848	Registered	12/7/2103
215407-115220	Spicer Alignment Products Catalog SA07	TX 6-928-243	Registered	12/7/2103
215407-115222	ACDELCO 2008 Durastop Brake Parts Catalog 14A-100-08	TX 6-930-101	Registered	12/13/2102

HMSC Reference #	Title	Registration No.	Status	Exp. Date
215407-123225	Raybestos Chassis Parts Catalog 1991-2009 (RC09-LM)	TX 6-938-861	Registered
215407-115360	NAPA Heavy Duty Chassis Parts CH-MHD-07	TX 6-941-713	Registered
215407-115359	McQuay-Norris Alignment Products Catalog MNA07	TX 6-941-730	Registered
215407-124744	2009 Carquest Filter Interchange and Technical Information Catalog 16000C	TX 6-943-168	Registered
215407-115253	ACDelco 2008 Durastop Brake Parts Wholesale Buyers Guide 14A-139-08	TX 6-945-521	Registered
215407-124474	2009 Wix Interchange & Product Numeric Catalog 99600C	TX 6-945-679	Registered
215407-123880	2009 NAPA Filters Interchange and Product Numeric Catalog Reference Guide Domestic and International	TX 6-945-697	Registered
215407-96230	AIMCO-Application Guide, Buyer’s Guide interchanges (Catalog 1998-99)	TXu 877-559	Registered	10/5/2026
215407-96233	Aimco-Application Guide, Buyer’s Guide, Interchanges- 1997-98 Master Catalog	TXu 880-894	Registered	10/9/2026

Affinia Canada ULC - Active Canadian Patents & Patent Applications

Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106146	Floating Lip Seal With Reinforced Flexible Portion	598,941	5/8/1989	1,337,608	11/21/1995	11/21/2012	CANADA
215407-106855	Non-Oscillating Socket Joint	2,154,210	7/19/1995	2,154,210	7/5/2005	7/19/2015	CANADA
215407-106167	Compression Pre-Loaded Ball and Socket Joint Assembly	2,154,211	7/19/1995	2,154,211	3/14/2006	7/19/2015	CANADA
215407-106168	Threaded Conversion Kit for Replacement Ball Joints	2,380,337	4/3/2002	2,380,337	7/29/2008	4/3/2022	CANADA
215407-106169	Bearing Socket Liner for Ball Joint	2,391,193	6/20/2002	2,391,193	8/26/2008	6/20/2022	CANADA
215407-106575	Zero Radial Play Idler Arm Bracket Bearing	2,529,026	12/6/2005			12/6/2025	CANADA

Wix Filtration Corp LLC - Active Canadian Patents & Patent Applications
Reference #	Title	Serial #	Filed Date	Patent #	Issue Date	Exp. Date	Country Name
215407-106147	Seal For Spin-On Filter	2,101,703	7/30/1993	2,101,703	9/28/2004	7/30/2013	CANADA
215407-106148	Staggered Short Pleat Air Filter	2,115,294	2/9/1994	2,115,294	12/7/2004	2/9/2014	CANADA
215407-107325	Anti-Drainback/Pressure-Relieved Filter Cartridges for Lubricating Oil	2,143,160	2/22/1995	2,143,160	8/3/2004	2/22/2015	CANADA
215407-106150	Air Filter Assemblies and a Frustoconical Air Filter Element For Use With the Assemblies	2,166,365	12/29/1995	2,166,365	2/21/2006	12/29/2015	CANADA
215407-106151	Self-Venting Valve Arrangement	2,177,886	5/31/1996	2,177,886	2/13/2007	5/31/2016	CANADA
215407-106149	Improvements in Anti-Drain Back/Pressure Relieved Filter Cartridges	2,190,076	11/12/1996	2,190,076	8/23/2005	11/12/2016	CANADA
215407-106153	Flow Inverter for Filters	2,210,978	7/21/1997	2,210,978	9/19/2006	7/21/2017	CANADA
215407-106156	Filter Element for Oil Pans and Filter Element/Oil Pan Combination	2,244,272	7/28/1998	2,244,272	4/3/2007	7/28/2018	CANADA
215407-106157	Radial Air Filter	2,271,375	5/10/1999	2,271,375	4/3/2007	5/10/2019	CANADA
215407-106158	Air Filter Elements with Foam Pre-Cleaners	2,291,285	11/29/1999	2,291,285	2/6/2007	11/29/2019	CANADA
215407-106159	Oil Sump Arrangement with Integral Filter and Heat Exchanger	2,314,764	7/28/2000	2,314,764	11/20/2007	7/28/2020	CANADA
215407-106165	Combination Valve Support and Sealing Element for Filter Cartridges	2,393,032	7/10/2002	2,393,032	11/27/2007	7/10/2022	CANADA
215407-106160	Liquid Filter with Certrifugal Separator	2,317,891	9/8/2000			9/8/2020	CANADA
215407-106162	Dual Filter with Flow Mixer	2,329,819	12/28/2000			12/28/2020	CANADA
215407-106163	Oil Sump with Integral Filter	2,349,718	6/6/2001			6/6/2021	CANADA
215407-109861	A Body for Actuating a Standpipe of a Replaceable Filter Element	2,584,927	4/13/2007			4/13/2027	CANADA

Affinia Canada ULC - Active Canadian Trademarks & Trademark Applications

HMSC Ref.	Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date	Country	Status
215407-114760	CCM	1237873	11/19/2004			CANADA	PENDING
215407-95506	K & DESIGN	278232	10/9/1963	TMA135499	4/24/1964	CANADA	REGISTERED
215407-95505	K & DESIGN	322200	5/8/1969	TMA168079	3/6/1970	CANADA	REGISTERED
215407-95409	AUTO-TUNE	435259	2/1/1979	TMA254337	1/2/1981	CANADA	REGISTERED
215407-95569	MCQUAY-NORRIS AND AXLE DESIGN	451696	3/25/1980	TMA269985	6/11/1982	CANADA	REGISTERED
215407-95554	MCQUAY-NORRIS	451695	3 /25/1980	TMA271172	7/23/1982	CANADA	REGISTERED
215407-95498	CYCLOPS	552895	11/21/1985	TMA320583	11/14/1986	CANADA	REGISTERED
215407-95513	TRUCK TRAIN PRODUCTS AND DESIGN	552772	11/20/1985	TMA326809	4/24/1987	CANADA	REGISTERED
215407-95512	POWER TRAIN PRODUCTS AND DESIGN	552940	11/21/1985	TMA326810	4/24/1987	CANADA	REGISTERED
215407-95504	INSTALLER AND DESIGN	600426	2/9/1988	TMA363333	11/10/1989	CANADA	REGISTERED
215407-114753	TE & DESIGN	714066	10/2/1992	TMA426686	4/29/1994	CANADA	REGISTERED
215407-114754	INTEGRABLOK	720170	1/7/1993	TMA433401	9/16/1994	CANADA	REGISTERED
215407-114755	CM	714956	10/16/1992	TMA437586	12/30/1994	CANADA	REGISTERED
215407-114756	CM 18	714958	10/16/1992	TMA437587	12/30/1994	CANADA	REGISTERED
215407-95514	TRU-CROSS	748566	3 /1 /1994	TMA452447	12/29/1995	CANADA	REGISTERED
215407-95516	TRU-CROSS AND DESIGN	748591	3/1/1994	TMA452448	12/29/1995	CANADA	REGISTERED
215407-114757	CANADIAN METALLIC	1027556	9 /1 /1999	TMA590036	9/17/2003	CANADA	REGISTERED
215407-114758	BRAKEPRO	1187974	8/21/2003	TMA638492	4 /27/2005	CANADA	REGISTERED
215407-114759	BRAKEPRO & DESIGN	1187975	8/21/2003	TMA649111	9 /27/2005	CANADA	REGISTERED
215407-104625	ADVANCED TECHNOLOGY	1299843	5 /1 /2006	TMA694,701	8/24/2007	CANADA	REGISTERED
215407-104624	SERVICE GRADE	1299842	5/1/2006	TMA704,516	1 /11/2008	CANADA	REGISTERED
215407-95508	KRALINATOR	182965	8 /23/1943	UCA018393	8/23/1943	CANADA	REGISTERED
215407-95507	KRALIN	182964	8/23/1943	UCA18392	8/23/1943	CANADA	REGISTERED
215407-95553	MCQUAY-NORRIS	189631	2/1/1946	UCA23312	2/1 /1946	CANADA	REGISTERED
215407-95483	IPI & DESIGN	511720	11/3/1983	TMA292704	7/6/1984	CANADA	REGISTERED
215407-95541	SUPER STOP	513096	12/6 /1983	TMA294340	8/24/1984	CANADA	REGISTERED
215407-95542	SUPER STOP & DESIGN	578050	2/12/1987	TMA346512	10/14/1988	CANADA	REGISTERED
215407-95479	CONTROL PIECES DE CHASSIS AND DESIGN	1194587	10/24/2003	TMA645828	8/17/2005	CANADA	REGISTERED
215407-95478	CONTROL CHASSIS PARTS AND DESIGN	1194588	10/24/2003	TMA645893	8/17/2005	CANADA	REGISTERED

Brake Parts Inc. - Active Canadian Trademarks & Trademark Applications

HMSC Ref.	Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date	Country	Status
215407-95472	AIMCO	311575	3/7/1968	TMA166118	11/14/1969	CANADA	REGISTERED
215407-95480	D & Globe DESIGN	499540	3/1/1983	TMA288854	3/16/1984	CANADA	REGISTERED
215407-95485	MAGNUM BLOCK	504555	6/2/1983	TMA315698	6/27/1986	CANADA	REGISTERED
215407-114459	RAYBESTOS DESIGN	1238162	11/22/2004	TMA665099	5/29/2006	CANADA	REGISTERED
215407-95486	PG	215820	7/11/1952	UCA043315	7/11/1952	CANADA	REGISTERED
215407-116841	PRECISION ENGINEERED	1388538	3/25/2008			CANADA	PENDING
	RAYBESTOS	1405285	7/29/2008			CANADA	PENDING

Wix Filtration Corp LLC - Active Canadian Trademarks & Trademark Applications
HMSC Ref.	Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date	Country	Status
215407-95924	WIX	286613	1/5/1965	TMA181160	2/11/1972	CANADA	REGISTERED
215407-95415	AIR REFINER BRAND & DESIGN	372351	2/7/1974	TMA203003	11/8/1974	CANADA	REGISTERED
215407-115170	RIDE HEALTHIER	1375388	12/10/2007	TMA733508	1/29/2009	CANADA	REGISTERED
215407-115581	WIX COOL	1378009	1/4/2008	TMA737391	4/2/2009	CANADA	REGISTERED
215407-96002	WIX	187438	7/10/1945	UCA021676	7/10/1945	CANADA	REGISTERED
215407-95925	WIX FILTEREFIL & DESIGN	187439	7/10/1945	UCA021677	7/10/1945	CANADA	REGISTERED
215407-103212	POWER TRAP	1287808	1/30/2006			CANADA	PENDING
215407-115112	ENVIROSHIELD	1374428	12/3/2007			CANADA	PENDING
	WIX FILTERS GLOBAL COVERAGE & DESIGN	1443484	7/2/2009			CANADA	PENDING

Affinia Canada ULC- Trademark registrations owned in the United States

Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date
BRAKE-PRO	73/616,317	8/25/1986	1,464,501	11/10/1987
BRAKEPRO & DESIGN	78/562,492	2 /8 /2005	3,161,658	10/24/2006
CANADIAN METALLIC	78/447,269	7/7/2004	3,094,492	5/16/2006
CCM	78/435,658	6/15/2004	3,375,903	1/29/2008
CM	74/293,105	7/10/1992	1,809,026	12/7/1993
CM 18	74/293,106	7/10/1992	1,807,355	11/30/1993
INTEGRABLOK	74/285,618	6/17/1992	1,807,354	11/30/1993
IPI & DESIGN	73/837,136	11/9/1989	1,600,681	6/12/1990

Affinia Canada ULC - United States Patents

Title	Serial #	Filed Date	Patent #	Issue Date	Expiration Date
Brake Shoe Assembly With Fasteners	07/753,118	08/30/1991	5,255,762	10/26/1993	08/30/2011

Schedule 8.21

INSURANCE

Insurance Coverage	Insurer	Deductible	Limit	Policy #
MASTER PROGRAM

Casualty Primary

Workers’ Compensation	Old Republic Insurance Company	$500,000	Statutory	MWC11594300

General Liability (Prim)	Old Republic Insurance Company	$2,000,000	$2,000,000	MWZY58214
Automobile Liability	Old Republic Insurance Company	$500,000	$500,000	MWTB20614

Casualty Excess
Umbrella	National Union Fire Insurance Company of Pittsburgh, PA	$250,000	$25,000,000	3323779
Excess	Allianz Global Risks US Insurance Company	n/a	$25,000,000	ULA 2002577
Excess	Am Guarantee (Zurich)	n/a	$25,000,000	AEC 05341632-04
Excess	Federal Insurance Company	n/a	$25,000,000	9363-02-40

Foreign Liability
Foreign Liability (USA Purchased)	XL Insurance America, Inc.	$0	$2,000,000	US00008449L109A

Property
Global Property	Quota Share Program
	ACE American Insurance Company	$250,000	$50,000,000	GPA D3 7743859
	National Union Fire Insurance Company of Pittsburgh, PA	$250,000	$65,000,000	264 650 80
	Insurance Company of the State of Pennsylvania	$250,000	$65,000,000	IMB3752643
	Allianz Global Risks US Insurance Company	$250,000	$140,000,000	CLP3010379
	Westport Insurance Corporation	$250,000	$80,000,000	31-3-72529

Professional Liability
Directors & Officers	National Union Fire Insurance Company of Pittsburgh, PA	$250,000	$10,000,000	01-873-38-37
Excess	Axis Insurance Company	$250,000	$10,000,000	710658
Employment Practices	National Union Fire Insurance Company of Pittsburgh, PA	$250,000	$10,000,000	01-873-38-37
Crime	National Union Fire Insurance Company of Pittsburgh, PA	$250,000	$10,000,000	CF 01-873-35-22
Fiduciary	Federal Insurance Company	$250,000	$10,000,000	82101328
Special risk	Underwriters at Lloyd’s of London	$500,000	$10,000,000	AO9SC2571900

Cargo
Marine Cargo	National Union Fire Insurance Company of Pittsburgh, PA	$5,000	$10,000,000	88728

CANADIAN PROGRAM (all figures in CAD)

General Liability
General Liability (Primary)	Old Republic Insurance Company of Canada	$2,000,000	$2,000,000	CZY 58214

Automobile Liability
Automobile Liability	Old Republic Insurance Company of Canada	$500,000	$2,000,000	CTB 20614

Global Property
Global Property	American Home Assurance Company of Canada	$248,336	$111,906,160	580 3622

Cargo
Cargo	AIG Commercial Insurance Company of Canada	$5,000	$10,000,000	88545

Schedule 10.01

EXISTING LIENS

Debtor	Jurisdiction/File # (Description of Filing)	File Date	Secured Party	Description of Collateral
Affinia Group Inc.	DE/UCC 20043696152 (Financing Statement - Debtor Affinia Group, Inc.)	12/31/04	CCA Financial, LLC	All equipment and software subject to schedules listed in Addendum

	DE/UCC 20052489780 (Amendment - Debtor name change to “Affinia Group Inc.”)	08/11/05	CCA Financial Service, LLC	See Description in DE/UCC 20043696152

	DE/UCC 20052490036 (Amendment - Secured Party name change to “CCA Financial Service, LLC”)	08/11/05	SP name changed to “CCA Financial Service, LLC”	See Description in DE/UCC 20043696152

	DE/UCC 20052499698 (Financing Statement)	08/11/05	CCA Financial, LLC	All personal property wherever located and whenever acquired, identified in Equipment Schedule No. 6057 dated as of August 8, 2005

	DE/UCC 20070638634 (Financing Statement)	02/15/07	Donlen Fleet Leasing Ltd./ Location de Flottes Ltee.	All motor vehicles now or hereafter leased by SP to Debtor

	DE/UCC 20070906858 (Amendment - SP name changed to “Donlen Fleet Leasing Ltd./ Location de Flottes Donlen Ltd.”)	06/09/09	SP name changed to Donlen Fleet Leasing Ltd./ Location de Flottes Donlen Ltee.	See Description in DE/ UCC 20070638634

	DE/UCC 20081953858 (Financing Statement)	06/09/08	CCA Financial, LLC	All personal property identified in any lease schedule subject to Master Lease Agreement No. 6256 dated as of May 13, 2008

	DE/UCC 20082031746 (Amendment - Assignment)	06/13/08	CCA Financial, LLC assignment to Wachovia Bank	All equipment and software subject to Schedule No. 1 pursuant to Master Lease Agreement No. 6256 dated as of May 13, 2008

	DE/UCC 20082703716 (Amendment - Assignment)	08/07/08	CCA Financial, LLC assignment to Wachovia Bank	All equipment and software subject to Schedule Nos. 2 and 3 pursuant to Master Lease Agreement No. 6256 dated as of May 13, 2008

	DE/UCC 20083270236 (Amendment - Assignment)	09/26/08	CCA Financial, LLC assignment to Wachovia Bank	All equipment and software subject to Schedule No. 4 pursuant to Master Lease Agreement No. 6256 dated as of May 13, 2008

Debtor	Jurisdiction/File # (Description of Filing)	File Date	Secured Party	Description of Collateral
	DE/UCC 20082703716 (Amendment - Assignment)	10/01/08	CCA Financial, LLC assignment to Wachovia Bank	All equipment and software subject to Schedule Nos. 5 and 6 pursuant to Master Lease Agreement No. 6256 dated as of May 13, 2008

	DE/UCC 20083854575 (Amendment - Assignment)	11/18/08	CCA Financial, LLC assignment to Wachovia Bank	All equipment and software subject to Schedule Nos. 7 and 8 pursuant to Master Lease Agreement No. 6256 dated as of May 13, 2008

	DE/UCC 20082703716 (Amendment - Assignment)	07/09/09	CCA Financial, LLC assignment to Wells Fargo Commercial Banking	All equipment and software subject to Schedule Nos. 1, 2, 3, 4, 5, 6, 7 and 8 pursuant to Master Lease Agreement No. 6256 dated as of May 13, 2008

	DE/UCC 20090122215 (Financing Statement)	01/13/09	Xerox Corporation	Specified equipment

	DE/UCC 20091330023 (Financing Statement)	04/28/09	MB Financial Bank, N.A.	Specified equipment

	DE/UCC 20052573567 (Financing Statement)	08/18/05	MB Financial Bank, N.A.	Specified equipment

Brake Parts Inc.	DE/UCC 20020232730 (Financing Statement - Debtor name Brake Parts, Inc.)	12/31/01	Dana Commercial Credit Corporation	Equipment specified in Annex A to filing

	DE/UCC 20021457500 (Amendment - Assignment)	5/20/02	Dana Commercial Credit Corporation assignment to General Electric Capital Corporation	Collateral specified by DE/UCC 20020232730

	DE/UCC 20040722118 (Amendment - Collateral Change)	03/15/04	General Electric Capital Coporation, for itself and certain participants	Certain collateral specified in an Annex A to filing to be removed from collateral specified in Annex A to filing DE/UCC 20020232730

	DE/UCC 20040722134 (Amendment - Collateral Change)	03/15/04	General Electric Capital Coporation, for itself and certain participants	Certain collateral specified in an Annex A to filing to be added to collateral specified in Annex A to filing DE/UCC 20020232730

	DE/UCC 20064202529 (Continuation)	12/04/06	General Electric Capital Corporation, for itself and certain participants	Collateral specified in Annex A DE/UCC 20020232730, as amended by DE/UCC 20040722118 and DE/UCC 20040722134

	DE/UCC 20042791889 (Financing Statement - Debtor name Brake Parts, Inc.)	10/05/04	Forsythe Technology, Inc.	Equipment leased pursuant to Master Equipment Lease Agreement No. 38051 dated 06/22/1999

	DE/UCC 20053348761 (Amendment - Secured Party name change)	12/01/04	Forsythe Technology, Inc. name change to Forsythe/McArthur Associates, Inc.	Collateral specified by DE/UCC 20042791889

Debtor	Jurisdiction/File # (Description of Filing)	File Date	Secured Party	Description of Collateral
	DE/UCC 20043083559 (Financing Statement)	11/02/04	Crown Credit Company	Specified equipment

	DE/UCC 20043083625 (Financing Statement)	11/02/04	Crown Credit Company	Specified equipment

	DE/UCC 20043198530 (Financing Statement - Debtor name Brake Parts, Inc.)	11/09/04	Kimco Leasing	Specified equipment

	DE/UCC 20050357393 (Financing Statement)	02/02/05	Crown Credit Company	Specified equipment

	DE/UCC 20051338988 (Financing Statement)	05/02/05	Crown Credit Company	Specified equipment

	DE/UCC 20051602813 (Financing Statement)	05/16/05	Forsy the/McArthur Associates, Inc.	Computer, Data Processing, and related equipment described in Schedule AZ to Lease No. F38051

	DE/UCC 20051680348 (Amendment - Assignment)	06/01/05	Forsythe/McArthur Associates, Inc. assignment to De Lage Landen Financial Services, Inc.	Computer, Data Processing, and related equipment described in Schedule AZ to Lease No. F38051

	DE/UCC 20052314152 (Financing Statement)	07/27/05	Crown Credit Company	Specified equipment

	DE/UCC 20090010303 (Financing Statement)	01/05/09	Arthur Machinery, Inc.	Specified equipment

	DE/UCC 20091311221 (Financing Statement)	04/27/09	Crown Credit Company	Specified equipment

	DE/UCC 20091526497 (Financing Statement - Debtor name Brake Parts, Inc.)	05/14/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	DE/UCC 20091526687 (Financing Statement - Debtor name Brake Parts, Inc.)	05/14/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	DE/UCC 20091526919 (Financing Statement - Debtor name Brake Parts, Inc.)	05/14/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	DE/UCC 20091527255 (Financing Statement - Debtor name Brake Parts, Inc.)	05/14/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	DE/UCC 20091527412 (Financing Statement - Debtor name Brake Parts, Inc.)	05/14/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	DE/UCC 20091527511 (Financing Statement - Debtor name Brake Parts, Inc.)	05/14/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	DE/UCC 20091554796 (Financing Statement)	05/15/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

Debtor	Jurisdiction/File # (Description of Filing)	File Date	Secured Party	Description of Collateral
	DE/UCC 20091787883 (Financing Statement - Debtor name Brake Parts, Inc.)	06/05/09	Crown Credit Lift Trucks Schaumberg	Specified equipment

	Stanislaus County, CA/1999-0107305-00 (State tax lien)	11/12/99	State of California	$7,489.69 (interest calculated through 10/29/99)

Iroquois Tool Systems, Inc.	PA/UCC 2005092804222 (Financing Statement)	09/26/05	Ferguson Enterprises, Inc.	Inventory specified in Exhibits A and B to filing

Krizman International, Inc.	DE/UCC 20020232052 (Financing Statement)	12/31/01	Dana Commercial Credit Corporation	Equipment specified in Annex A attached to filing

	DE/UCC 20021458086 (Amendment -Assignment)	05/20/02	Dana Commercial Credit Corporation assignment to General Electric Capital Corporation	See collateral description for DE/UCC 200232052

	DE/UCC 20040722019 (Amendment - Collateral Change)	03/15/04	General Electric Capital Corporation	Original financing statement (DE/UCC 200232052) amended to delete collateral in Annex A, attached to this financing statement

	DE/UCC 20064201307 (Continuation)	12/04/06	General Electric Capital Corporation, for itself and certain participants	Original financing statement (DE/UCC 200232052), as amended by DE/UCC 20040722019

Wix Filtration Corp LLC	Mecklenberg County NC, District Court, Case No. 04-CVD-015956 /(Judgment lien)	12/22/04	Corporate Express	Judgment entered 12/22/04 for $4,526.15 ($7,116.35 with accrued interest as of 7/21/09)

Canadian Liens

1.	Personal Property Security Act (Alberta)

Registration #	Registration Date and Expiry	Registration Type	Named Debtors	Secured Party	Collateral/Description

98061823666	06/18/98	Security Agreement	Echlin Canada Inc.	PHH Vehicle Management Services Inc.	Specified vehicles

Brake Parts Canada Inc.

Distex Ind. Inc.

Beck Arnley- World Parts Corp.

Affinia Canada Corp.

2.	Personal Property Security Act (Ontario)

DEFINITIONS

A	Accounts	E	Equipment	O	Other

AS	Amount Secured	I	Inventory

BD	Book Debts	MVI	Motor Vehicle Included

CG	Consumer Goods	N/A	Information Not Available

DM	Date of Maturity	NFMD	No Fixed Maturity Date

File No.	Registration No. and	Named Debtor(s)	Secured Party	Collateral Description and Other Particulars
652001094**	20090311 1713 1462 2878	Affinia Canada Corp.	Xerox Canada Ltd.	E, O, NFMD

641390607**	20071213 1609 1901 0070	Affinia Canada Corp.	CCA Financial LLC.

E, O

General Collateral Description: All personal property, wherever located whenever acquired, identified in any lease schedule subject to the master lease agreement dated as of January 1, 1997 (no. 001) by and between CCA Financial, LLC (as assignee of DCC Canada Inc.) as Lessor, and Affinia Corp. (As Assignee of Dana Canada Inc.) as lessee, including but not limited to equipment and software. This is a “precautionary filing” that is made to provide notice of lessor’s ownership of the above described property.

639296568**	20070921 1532 1097 3013	Affinia Canada Corp.	G. N. Johnston Equipment Co. Ltd.	E, MVI, NFMD

627225966**	20060719 1639 1616 6205	Affinia Canada Corp. Corp. Affinia Canada Corp. Affinia Canada Affinia Canada Corp.	CIT Financial Ltd.	E, MVI

622290321**	20060126 1439 1616 9542	Affinia Canada Corp. Corp. Affinia Canada Corp. Affinia Canada Affinia Canada Corp.	Wajax Finance Ltd.	E, MVI

615879711**	20050608 1455 1530 1994	Affinia Canada Corp. Corp. Affinia Canada Corp. Affinia Canada Affinia Canada Corp.	Liftcapital Corporation / Corporation Liftcapital

E, O

General Collateral Description: Material handling equipment together with all the parts, attachements, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the good described herein with any proceeds thereof and therefrom).

including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the Personal Property Security Act
	20060516 1050 1529 1324			To update secured party address.
897421932**	20030819 1607 1616 2249	Brake Parts Canada Inc.	CIT Financial Ltd.	E, O General Collateral description: Photocopying equipment.

File No.	Registration No. and	Named Debtor(s)	Secured Party	Collateral Description and Other Particulars
	20050225 1435 1616 4763	Affinia Canada Corp.		To amend the debtor name on line 03 of registration no. 20030819 1607 1616 2249 due to amalgamation.

802454607**	19920924 2118 1513 2591	Echlin Canada Inc. Distex IND. Inc.	PHH Canada Inc.	E, O, MVI

	19960731 1929 1529 2750	Echlin Canada Inc.		Renewal 3 years

	19990806 1821 1531 7764	Echlin Canada Inc.		Renewal 5 years

	20010228 1433 1530 5130	Brake Parts Canada Inc.		Amendment to include additional debtors.

2002 0115 1450 1530 2561

Amendment to update collateral description - All present and future motor vehicles (Including, without limitation, passenger automobiles, trucks, truck tractors, truck trailers, truck chassis, or truck bodies), automotive equipment including, without limitation, trailers, boxes and refrigeration units, and materials-handling equipment leased from time to time by the secured party to the debtor, together with all present and future attachments, accessions, appurtenances, accessories and replacement parts, and all proceeds of or relating to any of the foregoing

	20020513 1610 1532 6520			Partial discharge

	20020513 1610 1532 6521			Amendment to collateral description

	20021127 1827 1531 0996			Partial discharge

	20021127 1827 1531 0997			Amendment to update serial number collateral description

	20030321 1448 1530 5761			Partial discharge

	20030321 1448 1530 5762			Amendment to update serial collateral number

	20030721 1055 1529 5449		PHH Vehicle Management Services Inc.	Amend secured party

	20040205 1050 1529 0540			Partial discharge

	20040322 1456 1530 3951			Partial discharge

	20040325 1052 1529 9900			Amendment to update Serial Number Collateral description

	20040506 1457 1530 7257			Partial discharge

	20040630 1448 1530 2827			Partial discharge

	20040811 1934 1531 1738			Renewal

	20050107 1950 1531 0544	Affinia Canada Corp.		Amendment to include additional debtors

File No.	Registration No. and	Named Debtor(s)	Secured Party	Collateral Description and Other Particulars
	20051026 1045 1529 7250			Amendment Adding General Collateral Description to Registration

	20051114 1947 1531 0247			Partial discharge

	20060424 1044 1529 6338	Echlin Canada Inc.		Amendment to delete a motor vehicle

	20060511 1452 1530 8124	Echlin Canada Inc.		Amendment to update serial number collateral description added

	20060823 1452 1530 8017	Echlin Canada Inc.		Amendment to update serial number collateral description added

	20070416 1952 1531 6884	Echlin Canada Inc.		Partial discharge

	20070830 1455 1530 6652	Echlin Canada Inc.		Partial discharge

	20071017 1452 1530 9543			Partial discharge

	20080107 1452 1530 0680			Partial discharge

	20080116 1950 1531 7655			Partial discharge

	20080827 1451 1530 6260			Partial discharge

	20080908 1947 1531 1677			Partial discharge

610061652**	20041025 1524 1097 1907	Brake Parts Canada Inc.	G.N. Johnston Equipment Co. Ltd.	E, MVI, NFMD 2004 Raymond Lift Truck 212-OPC22 212-04-02650 2004 Raymond Lift Truck 212-OPC22 212-04-02651

609813882**	20041014 1949 1531 0236	Brake Parts Canada Inc.	Liftcapital Corporation / Corporation Liftcapital

E, O

General Collateral Description: Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the Personal Property Security Act).

	20060516 1453 1530 3181			Amendment to update secured party address.

609430131**	20040930 1424 1097 1890	Brake Parts Canada Inc.	G.N. Johnston Equipment Co. Ltd.	E, MVI, NFMD

600483708**	20031024 1358 1192 0920	Brake Parts Canada Inc.	Relational Funding Canada Corp.	E, A, O

**	This registration is a Permitted Lien only to the extent that the Agent has received an estoppel letter in form and substance satisfactory to it from the secured creditor(s) mentioned therein and the Agent confirms that the estoppel letter received is in form and substance satisfactory to it.

Affinia MAT Braking Private Limited (together with its Subsidiaries, “MAT”) and

Longkou Haimeng Machinery Co., Ltd. (together with its Subsidiaries, “LHM”)

The Liens on the plant, property and equipment, inventory and accounts receivable securing the MAT Facility (as defined on Schedule 10.04) and the Liens on the real estate, plant, property and equipment, accounts receivable and cash securing the LHM Facilities (as defined on Schedule 10.04) are not currently restricted by the terms of the Credit Agreement since neither MAT nor LHM is a Subsidiary of Holdings as of the Effective Date. Should either MAT or LHM become a Subsidiary after the Effective Date, the Liens securing the MAT Facility or the LHM Facilities, as applicable, to the extent (i) in the case of LHM, such Liens were outstanding as of the Effective Date and, in the case of MAT, will be outstanding upon closing of the MAT Facility, (ii) such Liens secure only the Indebtedness constituting the LHM Facilities described on Schedule 10.04 in the case of LHM, or the Indebtedness constituting the MAT Facility described on Schedule 10.04 in the case of MAT, and (iii) both before and after becoming a Subsidiary, such Liens relate only to the assets of MAT or LHM, as applicable, described on this Schedule 10.01, and not to the assets of any other Subsidiary or Credit Party, then such Liens shall be deemed Permitted Liens under clause (c) of Section 10.01. Any other or additional Liens on the assets of MAT or LHM (other than renewals, replacements and extensions of the Liens securing the MAT Facility and the LHM Facilities meeting the conditions of the proviso to clause (c) of Section 10.01) would, at the time either such Person became a Subsidiary, otherwise need to satisfy the requirement of Section 10.01 to constitute Permitted Liens.

Schedule 10.04

PERMITTED EXISTING INDEBTEDNESS

•	MAT Facility & LHM Facilities

•	Longkou Haimeng Machinery Co., Ltd.

Lender		Amount	Maturity date
Yantai commercial bank		12,600,000.00	6/24/09
Yantai commercial bank		14,000,000.00	7/14/2009
Yantai commercial bank		15,000,000.00	8/16/2009
Longkou branch Merchant bank		10,000,000.00	10/17/2009
Longkou branch Merchant bank		13,000,000.00	11/15/2009
Longkou branch BOC		40,000,000.00	11/7/2009
Longkou branch Huaxi bank		16,000,000.00	9/11/2009
Longkou branch Merchant bank		23,461,144.00	7/13/09
Longkou branch Merchant bank		6,404,502.00	7/23/09
Longkou branch Merchant bank		20,451,000.00	9/29/09
Longkou branch Huaxi bank		10,000,000.00	3/11/2010
Longkou Haibo Machinery Co., Ltd		21,000,000.00	4/15/2009
Yantai Chengzhang Industrial & Trade Company		6,700,000.00	2/10/2010
Yantai Chengzhang Industrial & Trade Company		19,650,000.00	3/6/2010
Longkou rural cooperative bank		60,000,000.00	6/30/2012
Total debt		288,266,646.00
	@RMB/USD	6.835

	= USD	42,175,076.00

•	Affinia MAT Braking Private Limited

Local loans to be used for working capital purposes in an aggregate not to exceed 150,000,000 Indian Rupee.

The Indebtedness of MAT (as defined on Schedule 10.01) in an aggregate principal amount not to exceed 150,000,000 Indian Rupee (the “MAT Facility”) and the Indebtedness of LHM (as defined on Schedule 10.01) in the aggregate principal amount of 288,266,646.00 RMB (the “LHM Facilities”), in each case described above on this Schedule 10.04, is not currently restricted by the terms of the Credit Agreement since neither MAT nor LHM is a Subsidiary of Holdings as of the Effective Date. Should either MAT or LHM become a Subsidiary after the Effective Date, such Indebtedness, to the extent (i) constituting Indebtedness only of MAT or LHM, as applicable, and of no other Subsidiaries or Credit Party, (ii) it was outstanding on the Effective Date in the case of the LHM Facilities or will not exceed 150,000,000 Indian Rupee in the case of the MAT Facility, and (iii) it is secured only by Liens described on Schedule 10.01, and both before and after becoming a Subsidiary, such Liens shall relate solely to the assets of MAT or LHM, as applicable, and not to the assets of any other Subsidiary or Credit Party, then such Indebtedness shall be deemed Existing Indebtedness under clause (b) of Section 10.04 of the Credit Agreement. Any other or additional Indebtedness of MAT or LHM (other than extensions, renewals or refinancings of the MAT Facility or the LHM Facilities meeting the conditions in the proviso to clause (b) of Section 10.04) will otherwise need to satisfy the requirements of Section 10.04 to constitute Indebtedness permitted pursuant to Section 10.04 of the Credit Agreement.

•	$225,000,000 of Senior Secured Notes Due 2016

Affinia Group Inc. has issued 10.75% Senior Secured Notes pursuant to the Indenture, dated as of August 13, 2009, in the original principal amount of $225,000,000. The Senior Secured Notes are secured and guaranteed by the U.S. Subsidiary Guarantors.

•	$300,000,000 of Senior Subordinated Notes

Affinia Group Inc. has issued 9% Senior Subordinated Notes pursuant to the Indenture, dated as of November 30, 2004, in the original principal amount of $300,000,000.

Schedule 10.05

EXISTING INVESTMENTS

The Investments of Holdings and its Subsidiaries in:

Affinia Acquisition LLC

Affinia MAT Brake Company LLC

QH Talbros Limited

Farloc Argentina S.A.I.C.

Joint Tooling Company Limited

Schedule 10.09

CERTAIN RESTRICTIONS ON SUBSIDIARIES

None.

Schedule 10.12

DEPOSIT ACCOUNTS

Part A: Core Concentration Accounts

Account Holder	Country	Account #	Depository Bank	Type of Account
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Concentration
Affinia Canada ULC	Canada	[Account #]	JPMorgan Chase Bank, N.A.	Current
Part B: Collection Accounts
Account Holder	Country	Account #	Depository Bank	Type of Account
Affinia Products Corp LLC	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Customer Collections
Affinia Canada ULC	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Current
Part C: Disbursement Accounts
Account Holder	Country	Account #	Depository Bank	Type of Account
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Tax Payments
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	HO Disbursements
Brake Parts Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Payroll
Wix Filtration Corp LLC	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Payroll
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	AP Disbursements
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Payroll
Affinia Canada ULC	Canada	[Account #]	JPMorgan Chase Bank, N.A.	Payroll
Affinia Canada ULC	Canada	[Account #]	JPMorgan Chase Bank, N.A.	Current
Part D: Excluded Accounts
Account Holder	Country	Account #	Depository Bank	Type of Account
Affinia Group Inc.	U.S.	[Account #]	Fifth Third Bank	Savings
Affinia Group Inc.	U.K.	[Account #]	Deutsche Bank, London	Current
Affinia Group Inc.	U.K.	[Account #]	Deutsche Bank, London	Current
Affinia Group Inc.	China	[Account #]	JPMorgan Chase Bank, N.A., Hong Kong	Current
Affinia Group Inc.	China	[Account #]	Bank of China Shanghai	China Office
Affinia Canada ULC	Canada	[Account #]	Toronto-Dominion	Payroll Tax
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Healthcare Claims
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Healthcare
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Healthcare
Affinia Group Inc.	U.S.	[Account #]	JPMorgan Chase Bank, N.A.	Healthcare Claims

SCHEDULE 13.03

Lender Addresses

Lender	Address

Bank of America, N.A.	1 North Wacker Drive, 19th Floor
Chicago, Illinois 60606
Attention: Philip Debush
Telephone: (312) 992-6104
Telecopier No.: (312) 453-2186

Barclays Bank PLC	745 Seventh Avenue
New York, New York 10019
Attention: Diane F. Rolfe
Telephone: (212) 526-1109
Telecopier No.: (212) 526-5115

Wells Fargo Foothill LLC	2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attention: Dennis A. King
Telephone: (310) 453-7220
Telecopier No.: (866) 615-7803

Wells Fargo Foothill Canada ULC	800 Walnut Street
Des Moines, Iowa 50309

Deutsche Bank Trust Company Americas	60 Wall Street
New York, New York 10005
Attention: Enrique Landaeta
Telephone: (212) 250-6105
Telecopier No.: (212) 797-4655

JPMorgan Chase Bank, N.A.	270 Park Avenue
New York, New York 10017
Attention: Paul O’Neill
Telephone: (212) 270-7649
Telecopier No.: (212) 270-4989

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A.,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

Bank of America

Credit Services Rep III

20975 Swenson Drive Suite 200

Waukesha, Wisconsin 53186

Ladies and Gentlemen:

The undersigned, Affinia Group Inc.[, as agent for [Name of Borrower]1] (the “Borrower”) pursuant to Section 2.16 of the Credit Agreement referred to below, refers to the ABL Credit Agreement, dated as of August 13, 2009 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among Affinia Group Intermediate Holdings Inc. (“Holdings”), [Affinia Group Inc. (the “Company”),] the Borrower, each other Wholly-Owned Domestic Subsidiary of Holdings from time to time party thereto, Affinia Canada Holdings Corp., a Canada corporation, each Domestic Subsidiary and each Canadian Subsidiary that from time to time guarantees any of the Obligations thereunder, the lenders party thereto from time to time (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.03(a)][2.03(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)][2.03(b)(i)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                  , 20    .2

(ii) The aggregate principal amount of the Proposed Borrowing is [$            ] [CDN$            ].

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [U.S. Borrower Revolving Loans][Canadian Borrower Revolving Loans][Swingline Loans].

[1]	Insert the name of the applicable Borrower.
[2]

Shall be a Business Day at least one Business Day in the case of Base Rate Loans or Canadian Prime Rate Loans (or same day notice in the case of Swingline Loans) and at least three Business Days in the case of Interest Period Loans after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before (x) 11:00 A.M. (New York City time) on such day (in the case of Interest Period Loans, Base Rate Loans or Canadian Prime Rate Loans) and (y) 1:00 P.M. (New York City time) on such day (in the case of Swingline Loans).

(iv) The Loans [will] [will not] constitute Agent Advances.

(v) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans] [Canadian Prime Rate Loans] [Canadian BA Rate Loans].3

[(vi) The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months].4

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof; and

(C) the applicable conditions set forth in Section 7.03 of the Credit Agreement will be met on the date of the Proposed Borrowing and immediately after giving effect thereto.

Very truly yours,

AFFINIA GROUP INC.

By:
Name:
Title:

[3]	Swingline Loans may only be incurred and maintained as Base Rate Loans.
[4]	To be included for a Proposed Borrowing of Interest Period Loans.

2

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A.,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

Bank of America

Credit Services Rep III

20975 Swenson Drive Suite 200

Waukesha, Wisconsin 53186

Ladies and Gentlemen:

The undersigned, Affinia Group, Inc.[, as agent for the [Name of Borrower]] (the “Borrower”) pursuant to Section 2.16 of the Credit Agreement referred to below, refers to the ABL Credit Agreement, dated as of August 13, 2009 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among Affinia Intermediate Group Holdings Inc. (“Holdings”), [Affinia Group Inc. (the “Company”),] the Borrower, each other Wholly-Owned Domestic Subsidiary of Holdings from time to time party thereto, Affinia Canada Holdings Corp., a Canada corporation, each Domestic Subsidiary and each Canadian Subsidiary that from time to time guarantees any of the Obligations thereunder, the lenders party thereto from time to time (the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.06] [2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [U.S. Borrower Revolving Loans][Canadian Borrower Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06] [2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [U.S. Borrower Revolving Loans][Canadian Borrower Revolving Loans] originally made on                  , 20     (the “Outstanding Borrowing”) in the principal amount of [$            ] [CDN$            ] and currently maintained as a Borrowing of [Base Rate Loans] [Canadian Prime Rate Loans] [LIBOR Loans with an Interest Period ending on                  ,         ] [Canadian BA Rate Loans].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is                  ,         .1

[1]

In the case of a conversion into, or a continuation of, LIBOR Loans or Canadian BA Rate Loans, this date shall be a Business Day, at least three Business Days after the date hereof or in the case of a conversion into Base Rate Loans or Canadian Prime Rate Loans, this date shall be a Business Day, at least one Business Day after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of [LIBOR Loans with an Interest Period of [            ]] [Canadian BA Rate Loans][Base Rate Loans][Canadian Prime Rate Loans]][converted into a Borrowing of [Base Rate Loans][LIBOR Loans with an Interest Period of [            ]][Canadian Prime Rate Loans][Canadian BA Rate Loan].2

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation].

Very truly yours,

AFFINIA GROUP INC.

By:
Name:
Title:

[2]

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods or “terms”, the Borrower should make appropriate modifications to this clause to reflect same. The duration of Interest Periods is subject to Section 2.09 of the Credit Agreement. The Type of Loans into which an Outstanding Borrowing may be continued or converted, and the duration of any Interest Period selected, shall be subject to Sections 2.06 and 2.09 of the Credit Agreement, and otherwise in accordance with the terms of the Credit Agreement

2

EXHIBIT B-1

FORM OF U.S. BORROWER REVOLVING NOTE

U.S.$[            ]

New York, New York

[                       ,         ]

FOR VALUE RECEIVED, each of the undersigned (together with any entity that becomes a U.S. Borrower under the Credit Agreement referred to below, each a “U.S. Borrower” and, collectively, the “U.S. Borrowers”), hereby jointly and severally promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the applicable Payment Office initially located at Bank of America, Credit Services Rep III, 20975 Swenson Drive Suite 200, Waukesha, Wisconsin 53186, on the Final Maturity Date the principal sum of [            ] U.S. DOLLARS (U.S.$[            ]) or, if less, the unpaid principal amount of all U.S. Borrower Revolving Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

Each U.S. Borrower also jointly and severally promises to pay interest on the unpaid principal amount of each U.S. Borrower Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the U.S. Borrower Revolving Notes referred to in the ABL Credit Agreement, dated as of August 13, 2009 among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc., certain other Subsidiaries of Holdings from time to time party thereto, the lenders party thereto from time to time (including the Lender) and Bank of America, N.A., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement;” capitalized terms used herein but not defined have the meanings assigned to such terms in the Credit Agreement) and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured in accordance with each Security Document that is executed by a U.S. Credit Party and is entitled to the benefits of the Holdings Guaranty and the U.S. Subsidiaries Guaranty. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part, and U.S. Borrower Revolving Loans may be converted from one Type of U.S. Borrower Revolving Loan into another Type of U.S. Borrowing Revolving Loan to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The U.S. Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

*  *  *

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

AFFINIA GROUP INC.

By:
Name:
Title:

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:
Name:
Title:

AFFINIA CANADA GP CORP.

By:
Name:
Title:

AFFINIA PRODUCTS CORP LLC

By:
Name:
Title:

AUTOMOTIVE BRAKE COMPANY INC.

By:
Name:
Title:

BRAKE PARTS INC.

By:
Name:
Title:

WIX FILTRATION CORP LLC

By:
Name:
Title:

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:
Name:
Title:

[This Page Intentionally Left Blank]

EXHIBIT B-2

FORM OF CANADIAN BORROWER REVOLVING NOTE

U.S.$

New York, New York

[                       ,         ]

FOR VALUE RECEIVED, the undersigned (the “Canadian Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of Canada in immediately available funds, at the applicable Payment Office initially located at [            ], on the Final Maturity Date the principal sum of [            ] U.S. DOLLARS (U.S.$[            ]) or, if less, the unpaid principal amount of all Canadian Borrower Revolving Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder shall be made in Canadian Dollars, whether or not the U.S. Dollar Equivalent of such amounts would exceed the stated principal amount of this Note.

The Canadian Borrower also promises to pay interest on the unpaid principal amount of each Canadian Borrower Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Canadian Borrower Revolving Notes referred to in the ABL Credit Agreement, dated as of [            ], 2009, among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc., certain other Subsidiaries of Holdings from time to time party thereto, the lenders party thereto from time to time (including the Lender) and Bank of America, N.A., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement;” capitalized terms used herein but not defined have the meanings assigned such terms in the Credit Agreement) and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured in accordance with each applicable Security Document and is entitled to the benefits of each applicable Guaranty. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part, and Canadian Borrower Revolving Loans may be converted from one Type of Canadian Borrower Revolving Loan into another Type of Canadian Borrower Revolving Loan to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Canadian Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

*  *  *

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

AFFINIA CANADA HOLDINGS CORP.

By:
Name:
Title:

EXHIBIT B-3

FORM OF U.S. BORROWER SWINGLINE NOTE

U.S.$30,000,000

New York, New York

[                       ,         ]

FOR VALUE RECEIVED, each of the undersigned (together with any entity that becomes a U.S. Borrower under the Credit Agreement referred to below, each a “U.S. Borrower” and, collectively, the “U.S. Borrowers”), hereby jointly and severally promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the applicable Payment Office, initially located at 20975 Swenson Drive Suite 200, Waukesha, Wisconsin 53186, on the Swingline Expiry Date the principal sum of THIRTY MILLION U.S. DOLLARS (U.S.$30,000,000) or, if less, the unpaid principal amount of all U.S. Borrower Swingline Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

Each U.S. Borrower also jointly and severally promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is the U.S. Borrower Swingline Note referred to in the ABL Credit Agreement, dated as of August 13, 2009, among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc., certain other Subsidiaries of Holdings from time to time party thereto, the lenders party thereto from time to time (including the Lender) and Bank of America, N.A., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement;” capitalized terms used herein but not defined have the meanings assigned such terms in the Credit Agreement) and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured in accordance with each Security Document that is executed by a U.S. Credit Party and is entitled to the benefits of the Holdings Guaranty and the U.S. Subsidiaries Guaranty. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The U.S. Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

AFFINIA GROUP INC.

By:
Name:
Title:

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:
Name:
Title:

AFFINIA CANADA GP CORP.

By:
Name:
Title:

AFFINIA PRODUCTS CORP LLC

By:
Name:
Title:

AUTOMOTIVE BRAKE COMPANY INC.

By:
Name:
Title:

BRAKE PARTS INC.

By:
Name:
Title:

WIX FILTRATION CORP LLC

By:
Name:
Title:

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:
Name:
Title:

[This Page Intentionally Left Blank]

Exhibit C

FORM OF LETTER OF CREDIT REQUEST

Dated          1

Bank of America, N.A., as Administrative Agent, under the ABL Credit Agreement, dated as of August 13, 2009 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc., certain other wholly-owned direct or indirect subsidiaries of Holdings from time to time party thereto, the lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent.

Attention:

Bank of America

Credit Services Rep III

20975 Swenson Drive Suite 200

Waukesha, Wisconsin 53186

[[         2         ], as Issuing Lender

under the Credit Agreement

                                          ]

Attention: [                        ]

Ladies and Gentlemen:

Pursuant to Section 3.03(a) of the Credit Agreement, the undersigned hereby requests on behalf of the [name of applicable U.S. Borrower] that the Issuing Lender referred to above issue a [standby] [trade] Letter of Credit for the account of the undersigned on     3     (the “Date of Issuance”) in the aggregate Stated Amount of     4

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

[1]	Date of Letter of Credit Request.
[2]	Insert name and address of Issuing Lender.
[3]

Date of Issuance which shall be a Business Day that is at least five (5) Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case) and at least 30 days prior to the Final Maturity Date.

[4]	Aggregate initial Stated Amount of the Letter of Credit which should not be less than $100,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

The beneficiary of the requested Letter of Credit will be     5     and such Letter of Credit will be in support of     6     and will have a stated expiration date of     7     .

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur; and

(C)	the applicable conditions set forth in Section 7.03 of the Credit Agreement will be met on the Date of Issuance and immediately after giving effect thereto.

Copies of all documentation with respect to the supported transaction are attached hereto as shall be necessary to prepare such Letter of Credit.

AFFINIA GROUP INC.

By:
Name: Title:

[5]	Insert name and address of beneficiary.
[6]	Insert a description of the obligations to be supported by the Letter of Credit.
[7]

Insert the last date upon which drafts may be presented, which may not be later than the earlier of (i) twelve months after the Date of Issuance and (ii) five (5) Business Days prior to the Final Maturity Date.

Exhibit E-1

U.S. SUBSIDIARIES GUARANTY

dated as of

August 13, 2009

among

AFFINIA GROUP INC.,

CERTAIN OTHER SUBSIDIARIES OF

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

from time to time party hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent

- i -

U.S. SUBSIDIARIES GUARANTY, dated as of August 13, 2009 (this “Guaranty”), among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 3.12 hereof, collectively, the “Guarantors”) in favor of Bank of America, N.A., as administrative agent for the Lender Creditors (as defined below) (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”). Capitalized terms used in this Guaranty and not otherwise defined herein shall have the meanings set forth in the Credit Agreement (as defined below).

PRELIMINARY STATEMENT

WHEREAS, Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), certain other Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent have entered into an ABL Credit Agreement, dated as of August 13, 2009 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the U.S. Borrowers, all as contemplated therein (the Lenders, each Issuing Lender and the Administrative Agent are herein called the “Lender Creditors”);

WHEREAS, Holdings and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Qualified Secured Hedging Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Hedge Creditors”);

WHEREAS, Holdings and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Qualified Secured Cash Management Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Cash Management Creditors” and, together with the Lender Creditors and the Hedge Creditors, collectively, the “Secured Parties”);

WHEREAS, it is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entering into of Qualified Secured Hedging Agreements by the Hedging Creditors and the entering into of Qualified Secured Cash Management Agreements by the Cash Management Creditors from time to time that the Guarantors shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Documents, the Qualified Secured Hedging Agreements and the Qualified Secured Cash Management Agreements;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Guarantee

Section 1.01 Guarantee. (a) Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Collateral Agent, for the benefit of the Secured Parties, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations (the “Guaranteed Obligations”).

(b) As used herein, the term “Guaranteed Party” shall mean each Credit Party and/or each other Subsidiary of Holdings party to any Qualified Secured Cash Management Agreement or Qualified Secured Hedging Agreement. In addition, for purposes of this Guaranty, the term “Guarantor” as applied to any Borrower shall refer to such Borrower as a guarantor of indebtedness incurred by the other Guarantors as opposed to indebtedness directly incurred by it.

(c) Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to any Guaranteed Party of any Guaranteed Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 1.02 Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Guaranteed Party or any other Person.

Section 1.03 No Limitations, Etc.. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 3.11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise, (ii) any rescission, waiver, amendment, extension or other modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Guaranty, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity, in each case, other than the payment in full in cash of all the Guaranteed Obligations. Each Guarantor expressly authorizes the Collateral Agent to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion, to amend, extend, restate or otherwise modify the Credit Documents, or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Guaranteed Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party, other than the payment in full in cash or performance of all the Guaranteed Obligations. The Collateral Agent and the other Secured Parties may, at their election, in accordance with the terms of the Credit Agreement, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Guaranteed Party or exercise any other right or remedy available to them against any Guaranteed Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Guaranteed Party, as the case may be, or any security.

Section 1.04 Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of any Guaranteed Party or otherwise.

Section 1.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Guaranteed Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties, in cash, the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against any Guaranteed Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article II.

Section 1.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE II

Indemnity, Subrogation and Subordination

Section 2.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 2.03), each Guaranteed Party agrees that (a) in the event a payment shall be made by any Guarantor under this Guaranty, the Guaranteed Parties shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Guaranty or any Security Document to satisfy in whole or in part a claim of any Secured Party, the Guaranteed Parties shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 2.02 Contribution and Subrogation. This Guaranty shall be subject to the provisions of Section 14.08 of the Credit Agreement as it relates to limitations on the liability for, and contribution and indemnity from and to the other Guarantors of, the Guaranteed Obligations hereunder.

Section 2.03 Subordination. (a) Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 2.01 and 2.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Guaranteed Obligations. No failure on the part of any Guaranteed Party or any Guarantor to make the payments required by Sections 2.01 and 2.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) Each Guaranteed Party and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Guaranteed Party or any Subsidiary shall be fully subordinated to the payment in full in cash of the Guaranteed Obligations.

(c) Notwithstanding anything to the contrary contained in Section 2.01 or 2.02, no Guarantor shall exercise any right of indemnity, subrogation or contribution that it otherwise would have until the Guaranteed Obligations have been paid in full in cash.

ARTICLE III

Miscellaneous

Section 3.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.03 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company as provided in Section 13.03 of the Credit Agreement.

Section 3.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties (whether on their own behalf or on behalf of their Subsidiaries) in the Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty or any other Credit Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit and the entering into of the other Credit Documents, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that the Collateral Agent or any other Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the payment in full in cash of all Guaranteed Obligations.

Section 3.03 Binding Effect; Several Agreement. This Guaranty shall become effective as to any Guarantor when a counterpart hereof (including, for any Guarantor becoming party hereto following the date hereof, a Joinder Agreement) executed on behalf of such Guarantor shall have been delivered to the Collateral Agent and a counterpart hereof (including, for any Guarantor becoming party hereto following the date hereof, a Joinder Agreement) shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Guaranty or the Credit Documents. This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 3.04 Successors and Assigns. Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Guaranty shall bind and inure to the benefit of their respective successors and assigns.

Section 3.05 Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 13.01 of the Credit Agreement.

(b) The Guarantors hereby jointly and severally agree to indemnify and hold harmless the Collateral Agent and each other Secured Party and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”)

from and against (and reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Guaranty or any other transactions contemplated herein or the exercise of any rights or remedies provided herein (in all cases except as expressly otherwise provided herein, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except, in each case, to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which this indemnity applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Guarantor, any of its Subsidiaries, equity holders or creditors, a third party or an Indemnified Party and whether or not an Indemnified Party is otherwise a party thereto. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Guarantor or any of their Affiliates, equity holders or creditors arising out of or in connection with, or related to any aspect of, this Guaranty, except to the extent of direct damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. It is further agreed that the Indemnified Parties (i) shall only have liability to the Guarantors (as opposed to any other Person) and, in each case, shall be liable solely in respect of its own obligations or actions under or in connection with this Agreement on a several, and not joint, basis with any other Indemnified Party and (ii) shall not be liable for any special, indirect, consequential or punitive damages. Notwithstanding any other provision hereof, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

(c) Any such amounts payable by any Guarantor as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the U.S. Security Agreement. The provisions of this Section 3.05 shall remain operative and in full force and effect regardless of the termination of this Guaranty or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Guaranty or any other Credit Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 3.05 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, at the rate specified in Section 2.08(a) of the Credit Agreement with respect to U.S. Borrower Revolving Loans that are maintained as Base Rate Loans.

Section 3.06 Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any Issuing Lender, any Lender or any other Secured Party in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the

Issuing Lenders, the Lenders and the other Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Credit Party or any Subsidiary thereof therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 3.06, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent, any Lender, any Issuing Lender or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement.

Section 3.07 GOVERNING LAW; SUBMISSION TO JURISDICTION: VENUE: WAIVER OF JURY TRIAL: OTHER WAIVERS. (a) THIS GUARANTY, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH GUARANTOR HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE COUNTY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY CREDIT DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH CREDIT PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.03 OF THE CREDIT AGREEMENT. Nothing herein shall limit the right of Collateral Agent or any Lender to bring proceedings against any Guarantor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Guaranty shall be deemed to preclude enforcement by the Collateral Agent of any judgment or order obtained in any forum or jurisdiction.

(c) EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.08 Severability. In the event any one or more of the provisions contained in this Guaranty or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 3.09 Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 3.03. Delivery of an executed signature page to this Guaranty by facsimile transmission or other electronic delivery shall be as effective as delivery of a manually signed counterpart of this Guaranty.

Section 3.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

Section 3.11 Termination or Release. (a) This Guaranty and the guarantees made herein shall terminate upon (i) the termination of the Total Revolving Loan Commitment and payment in full in cash of all Guaranteed Obligations (other than (A) contingent indemnification obligations that by the terms of the Credit Documents expressly survive the termination of the respective Credit Document and (B) obligations and liabilities under Qualified Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Creditor or Hedge Creditor shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable Issuing Lender shall have been made).

(b) Subject to the provisions of Section 14.07(b) of the Credit Agreement, a Guarantor that is a Subsidiary of the Company shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by Section 10.02(g) or Section 10.05 the Credit Agreement as a result of which such Guarantor ceases to be Credit Party.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all such documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 3.11 shall be without recourse to or representation or warranty by the Collateral Agent or any other Secured Party.

Section 3.12 Additional Subsidiaries. Any Subsidiary of Holdings that is required to become a party hereto pursuant to Section 9.10 of the Credit Agreement shall enter into this Guaranty as a Guarantor upon becoming such a Subsidiary. Upon execution and delivery by the Collateral Agent, the Administrative Agent and such Subsidiary of a Joinder Agreement, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 3.13 Right of Setoff. (a) If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty and the other Credit Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty or any Credit Document. The rights of each Secured Party under this Section 3.13 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

Section 3.14 [Reserved]

Section 3.15 Judgment Currency. (a) The Guarantors’ obligations hereunder to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Collateral Agent, such Issuing Lender or such Lender under this Agreement. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Collateral Agent or if the Collateral Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Collateral Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Guarantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section 3.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 3.16 Payments. All payments made by each Guarantor pursuant to this Guaranty shall be made in the respective Available Currency in which the applicable Guaranteed Obligations are then due and payable and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04 of the Credit Agreement.

Section 3.17 Maximum Liability. It is the desire and intent of each Guarantor and the Secured Parties that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of each Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Guarantor’s obligations under this Guaranty shall be deemed to be reduced and such Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

Section 3.18 Intercreditor Agreement. Notwithstanding any other provision contained herein, this Agreement, and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty as of the day and year first above written.

AFFINIA GROUP INC.
WIX FILTRATION MEDIA SPECIALISTS, INC.
By:
By:			Name:
	Name:		Title:
Title:

AFFINIA CANADA GP CORP.
AFFINIA INTERNATIONAL HOLDINGS CORP.
By:
	Name:	By:
	Title:		Name:
Title:

BRAKE PARTS INC.		AFFINIA PRODUCTS CORP LLC

By:		By:
	Name:		Name:
	Title:		Title:

IROQUOIS TOOL SYSTEMS, INC.		AUTOMOTIVE BRAKE COMPANY INC.

By:		By:
	Name:		Name:
	Title:		Title:

KRIZMAN INTERNATIONAL, INC.		WIX FILTRATION CORP LLC

By:		By:
	Name:		Name:
	Title:		Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit E-2

GUARANTEE

TO:	BANK OF AMERICA, N.A., AS AGENT

for itself and as agent for (i) certain financial institutions from time to time party as lenders (the “Lenders”) to the Credit Agreement (as such term is hereinafter defined), (ii) such Lender and/or any affiliate thereof that may at any time and from time to time enter into one or more Qualified Secured Hedging Agreements with Affinia Canada Holdings Corp. (the “Borrower”) (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Hedge Creditors”) and (iii) such Lender and/or any affiliate thereof that may at any time and from time to time enter into one or more Qualified Secured Cash Management Agreements with the Borrower (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Cash Management Creditors” and, together with the Lender Creditors and the Hedge Creditors, collectively, the “Secured Parties”).

1.	For valuable consideration, each of the undersigned hereby irrevocably and unconditionally guarantees and promises to pay to BANK OF AMERICA, N.A., as collateral agent for the Secured Parties (the “Agent”), or order, on demand, any and all indebtedness of the Borrower to the Agent and the Secured Parties pursuant to the Credit Agreement dated as of August 13, 2009 by and among, inter alios, the Agent, the Lenders, the undersigned and the Borrower (as the same may be amended, supplemented, revised, restated or replaced from time to time, the “Credit Agreement”) and the other Credit Documents. The word “indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by the Agent and/or the Secured Parties by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

2.	The liability of each of the undersigned under this Guarantee shall be unlimited. Regardless of whether or not any proposed guarantor or any other person or persons which has or have executed or shall execute this Guarantee or a guarantee similar to this Guarantee or is or are or shall become in any other way responsible to the Agent and/or the Secured Parties for the indebtedness or any part thereof whether under this Guarantee or otherwise shall cease to be so liable, this shall be a continuing Guarantee relating to any indebtedness hereunder, including that arising under successive transactions which shall either continue such indebtedness or from time to time renew it after it has been satisfied and shall secure the ultimate repayment of all monies owing from the Borrower to the Agent and the Secured Parties and shall be binding as a continuing security on each of the undersigned. Any payment by the undersigned shall not reduce the maximum obligation of the undersigned hereunder.

3.	The obligations hereunder are independent of the obligations of the Borrower and a separate action or actions may be brought and prosecuted against each of the undersigned whether action is brought against the Borrower or whether the Borrower be joined in any such action or actions; and each of the undersigned waives the benefit of any statute of limitations affecting its liability.

4.	Each of the undersigned authorizes the Agent, without notice or demand and without affecting its liability hereunder, from time to time, either before or after revocation hereof, to:

(a)	renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon;

(b)	receive and hold security for the payment of this Guarantee or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

(c)	apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine; and

(d)	release or substitute any guarantors.

5.	Each of the undersigned waives any right to require the Agent or the Secured Parties to:

(a)	proceed against the Borrower;

(b)	proceed against or exhaust any security held from the Borrower or any other person; or

(c)	pursue any other remedy in the Agent or the Secured Parties’ power whatsoever.

To the full extent permitted by law, each of the undersigned waives any defense arising by reason of any disability or other defense of the Borrower, or the cessation from any cause whatsoever of the liability of the Borrower, or any claim that its obligations exceed or are more burdensome than those of the Borrower, and each of the undersigned waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), arising from the existence or performance of this Guarantee and each of the undersigned waives any right to enforce any remedy which the Agent and/or the Secured Parties now have or may hereafter have against the Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Agent or the Secured Parties. At any time during the occurrence of an Event of Default (as defined in the Credit Agreement), the Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, or realize any deed of trust or other security securing the indebtedness, and, even though the foreclosure or other realization may destroy or diminish an undersigned’s rights against the Borrower or may result in security being sold at an under value, each of the undersigned shall be liable to the Agent and the Secured Parties for any part of the indebtedness remaining unpaid after the foreclosure or other realization. To the full extent permitted by law, each of the undersigned waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonour, and notices of acceptance of this Guarantee and of the existence, creation, or incurring of new or additional indebtedness.

6.	Each of the undersigned acknowledges and agrees that it shall have the sole responsibility for obtaining from the Borrower such information concerning the Borrower’s financial conditions or business operations as it may require, and that neither the Agent nor the Secured Parties have any duty at any time to disclose to it any information relating to the business operations or financial conditions of the Borrower.

7.	Any obligations of the Borrower to any of the undersigned, now or hereafter existing, including but not limited to any obligations to such undersigned as subrogee of the Agent or the Secured Parties or resulting from such undersigned’s performance under this Guarantee, are hereby subordinated to the indebtedness and are, upon the occurrence and continuance of an Event of Default, postponed and assigned to the Agent. Any such obligations of the Borrower to any of the undersigned received by such undersigned after the occurrence and continuance of an Event of Default shall be received in trust for the Agent and the Secured Parties and the proceeds thereof shall forthwith be paid over to the Agent on account of the indebtedness of the Borrower to the Agent and the Secured Parties, but without reducing or affecting in any manner the liability of such undersigned under the provisions of this Guarantee. This assignment and postponement is independent of and severable from this Guarantee and shall remain in full force and effect whether or not any of the undersigned is liable for any amount under this Guarantee.

8.	This Guarantee may be revoked at any time by the undersigned in respect to future transactions, unless there is a continuing consideration as to such transactions which the undersigned does not renounce. Such revocation shall be effective upon the expiration of three (3) months after actual receipt by the Agent at its address specified in Section 13.03 of the Credit Agreement (or such address as the Agent may communicate to the undersigned) of written notice of revocation. Revocation shall not affect any of the undersigned’s obligations or the Agent’s rights with respect to transactions which precede the expiration of the three (3) month period following the Agent’s receipt of such notice, regardless of whether or not the indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of the Agent authorized hereunder. If this Guarantee is revoked, returned or cancelled, and subsequently any payment or transfer of any interest in property by the Borrower to the Agent or the Secured Parties are rescinded or must be returned by the Agent or the Secured Parties to the Borrower, this Guarantee shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

9.

If the Borrower becomes bankrupt or makes an assignment for the benefit of creditors or if any circumstances arise necessitating the Agent and/or the Secured Parties to file a claim against the Borrower and/or to value its securities, the Agent shall be entitled to place such valuation on its securities as the Agent may in its absolute discretion see fit and the filing of such claim and the valuing of securities shall not in any way prejudice or restrict the claim of the Agent and the Secured Parties against any of the undersigned and in no way discharges any of the undersigned from its liability hereunder to the Agent and the Secured Parties, either in whole or in part and until all indebtedness of the Borrower to the Agent and the Secured Parties has been fully paid, the Agent shall have the right to include in its claim the amount of all sums paid by any of the undersigned to the Agent under this Guarantee and to prove and rank for and receive dividends in respect of such claim, any and all rights to prove and rank for such sums paid for by any of the undersigned and receive the full amount of all dividends in respect thereto are hereby assigned and transferred to the Agent by each of the undersigned.

10.	Any account settled or stated by or between the Agent and/or the Secured Parties and the Borrower, or, if any such account has not been so settled or stated immediately before demand for payment under this Guarantee, any account stated by the Agent, shall be accepted by each of the undersigned as conclusive evidence of the amount which at the date of the account so settled or stated is due by the Borrower to the Agent or remains unpaid by the Borrower to the Agent and/or the Secured Parties.

11.	Each of the undersigned shall make payment to the Agent of the amount of its liability to the Agent forthwith after demand therefor is made in writing and such demand shall be deemed to have been effectually made in accordance with the provisions of the Credit Agreement.

12.	If any provision of this Guarantee is determined in any proceeding in a court of competent jurisdiction to be void or to be wholly or partly unenforceable, that provision shall for the purposes of such proceeding, be severed from this Guarantee at the Agent’s option and shall be treated as not forming a part hereof and all the remaining provisions of this Guarantee shall remain in full force and be unaffected thereby.

13.	Notwithstanding any contrary provision of this Guarantee, it is intended that neither this Guarantee nor any liens or security interests securing this Guarantee constitute a “Fraudulent Conveyance” (as defined below). Consequently, each of the undersigned agrees that if this Guarantee or any liens or security interests securing this Guarantee would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guarantee and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause this Guarantee or such lien or security interest to constitute a Fraudulent Conveyance, and this Guarantee shall automatically, if permitted under applicable law, be deemed to have been amended accordingly at all relevant times. For purposes hereof, a “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state or other governmental unit as in effect from time to time.

14.	This Guarantee shall not be subject to or affected by any promise or condition affecting or limiting the liability of any of the undersigned except as expressly set forth herein or in the Credit Agreement and no statement, representation, agreement or promise on the part of the Agent or any officer, employee or agent thereof, unless contained herein or in the Credit Agreement, forms any part of this contract or has induced the making thereof or shall be deemed in any way to affect the liability of any of the undersigned hereunder.

15.	There are no representations, collateral agreements or conditions with respect to this Guarantee and agreement affecting the liability of any of the undersigned hereunder other than contained herein or in the Credit Agreement.

16.	This Guarantee and agreement shall extend to and enure to the benefit of the Agent and the Secured Parties and its and their successors and assigns, and shall extend to and be binding upon each of the undersigned and its successors and permitted assigns.

17.	It is not necessary for the Agent or the Secured Parties to inquire into the powers of the Borrower or any of the undersigned or of the officers, directors, partners, or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

18.	The Agent may, without affecting any of the undersigned’s obligations hereunder, assign the indebtedness and this Guarantee, in whole or in part in accordance with the terms of the Credit Agreement. Each of the undersigned agrees that the Agent and the Secured Parties may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the indebtedness any and all information in the Agent or a Secured Party’s possession concerning such undersigned, this Guarantee, and any security for this Guarantee, subject to the terms of the Credit Agreement.

19.	If the any of the undersigned is a partnership, this Guarantee shall extend to the person, persons and corporations for the time being and from time to time carrying on the business now being carried on by such undersigned notwithstanding any change or changes in the name or membership of the partnership or the incorporation of a company for the purpose of acquiring the business of the partnership and where any of the undersigned is a corporation, this Guarantee shall extend to any amalgamated or new company formed to take over the business of such undersigned and any reorganization thereof, whether the new company is the same or different in its objects, character and constitution.

20.	None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written agreement executed by each of the undersigned and the Agent. Any waiver, amendment or consent is effective only in the specific instance and for the specific purpose for which it was given.

21.	Each of the undersigned agrees to pay all reasonable legal fees and all other costs and expenses which may be incurred by the Agent or the Secured Parties in the enforcement of this Guarantee, in accordance with the provisions of the Credit Agreement.

22.	Capitalized terms used in this Guarantee and not otherwise defined have the respective meanings given to them in the Credit Agreement.

23.	All words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require.

24.	In the event of any conflict between the terms, conditions and provisions of this Guarantee and the Credit Agreement, the terms, conditions and provisions of the Credit Agreement shall prevail.

25.	This Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

26.	This Guarantee may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Guarantee, a party may send a copy of its original signature on the execution page hereof to the other parties by facsimile or other means of recorded electronic transmission and such transmission with an acknowledgement of receipt shall constitute delivery of an executed copy of this Guarantee to the receiving party.

27.	Each of the undersigned acknowledges receipt of an executed copy of this Guarantee.

28.	(a)	This Guarantee and the guarantees made herein shall terminate upon (i) the termination of all Canadian Commitments and payment in full in cash of the obligations of the undersigned hereunder (other than (x) contingent indemnification obligations that by the terms of the Credit Documents expressly survive the termination of the respective Credit Document and (y) obligations and liabilities under Qualified Secured Cash Management Agreements and Qualified Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Creditor or Hedge Creditor shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made).

(b)	Subject to the provisions of Section 14.07(b) of the Credit Agreement, any of the undersigned that is a Subsidiary of Affinia Group Inc. shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by Section 10.02(g) or Section 10.05 the Credit Agreement as a result of which such undersigned ceases to be Credit Party (as such term is defined in the Credit Agreement).

(c)	In connection with any termination pursuant to paragraph 28(a), the Collateral Agent shall promptly execute and deliver to any of the undersigned, at such undersigned’s expense, all such documents that such undersigned shall reasonably request to evidence such termination. Any execution and delivery of documents pursuant to this Section 28 shall be without recourse to or representation or warranty by the Collateral Agent or any other Secured Party.

The parties acknowledge that they have required that this Guarantee and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

[remainder of page intentionally left blank]

Executed as of this      day of                     , 2009.

AFFINIA CANADA ULC

Per:
Name:
Title:

Per:
Name:
Title:

AFFINIA CANADA L.P., by its general partner Affinia Canada GP Corp.

Per:
Name:
Title:

Per:
Name:
Title:

[This Page Intentionally Left Blank]

Exhibit F

EXECUTION COPY

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

dated as of

August 13, 2009,

among

BANK OF AMERICA, N.A.,

as Collateral Agent,

WILMINGTON TRUST FSB,

as Trustee and Noteholder Collateral Agent,

AFFINIA GROUP INC.,

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

and

the Subsidiaries of Affinia Group Inc. listed on Schedule I hereto

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT dated as of August 13, 2009 among BANK OF AMERICA, N.A., as collateral agent for the Revolving Facility Secured Parties referred to herein, WILMINGTON TRUST FSB, as trustee under the Indenture referred to herein and as collateral agent for the Noteholder Secured Parties referred to herein, AFFINIA GROUP INC, AFFINIA GROUP INTERMEDIATE HOLDINGS INC and the subsidiaries of Affinia Group Inc. listed on Schedule I hereto (as well as each future Domestic Subsidiary of Affinia Group Inc. that becomes a party hereto pursuant to the terms hereof).

Reference is made to (a) the Credit Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), under which the Revolving Facility Lenders have extended and agreed to extend credit to the Borrowers, and (b) the Indenture governing the Notes. In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent (for itself and on behalf of the Revolving Facility Secured Parties), the Trustee (for itself and on behalf of the Noteholders), the Noteholder Collateral Agent (for itself and on behalf of the Noteholder Secured Parties), the Company, Affinia Group Intermediate Holdings Inc. (“Holdings”) and the subsidiaries of the Company party hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction: Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America, N.A., acting through one or more of its branches or affiliates, in its capacity as Administrative Agent under the Credit Agreement, and its successors in such capacity.

“Agent” means the Collateral Agent or the Noteholder Collateral Agent, as the context may require, and “Agents” means the Collateral Agent and the Noteholder Collateral Agent.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any Disposition of any Noteholder First Lien Collateral that are required to be held in such account or accounts pursuant to the terms of the Indenture as in effect on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not adverse to the Revolving Facility Secured Parties in any material respect).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrowers” means the Company and the subsidiaries of the Company that are borrowers under the Credit Agreement.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Collateral” means the Revolving Facility Collateral and the Noteholder Collateral.

“Collateral Access Agreement” shall have the collective meaning of such term set forth in the Security Documents.

“Collateral Agent” means Bank of America, N.A., in its capacity as Collateral Agent under the Revolving Facility Documents, and its successors in such capacity.

“Company” means Affinia Group Inc., a Delaware corporation.

“Computer Software” shall have the collective meaning of such term set forth in the Security Documents.

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“Copyrights” shall have the collective meaning of such term set forth in the Security Documents.

“Credit Agreement” means the ABL Credit Agreement dated as of August 13, 2009, among Holdings, the Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Revolving Facility Lenders and the Administrative Agent, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case with the same or different lenders and agents.

“Disposition” shall mean any sale, lease, sale and leaseback, assignment, conveyance, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Domestic Subsidiary” of any Person shall mean any subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Enforcement Action” means (a) the taking of any action to enforce or realize upon any Lien on the Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other Disposition pursuant to Article 8 or Article 9 of the New York UCC or other applicable law, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien on the Collateral under the Revolving Facility Documents, the Noteholder Documents, or applicable law, including the election to retain any Collateral in satisfaction of a Lien or credit bid, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the proceeds of Collateral, (d) the sale, lease, license, or other Disposition of all or any portion of the Collateral, at a private or public sale, other Disposition or any other means permissible under applicable law at any time that an event of default shall have occurred which is continuing, and (e) the exercise of any other right of liquidation against any Collateral (including the exercise of any right of recoupment or set-off or any rights against Collateral obtained pursuant to or by foreclosure of a judgment Lien obtained against any Grantor) whether under the Revolving Facility Documents, the Noteholder Documents, applicable law, in a proceeding or otherwise, it being acknowledged and agreed that the exercise of cash dominion over the Deposit Accounts of any Grantor and application of funds in connection therewith will not constitute an Enforcement Action for purposes of this Agreement.

“Event of Default” means an “Event of Default” under and as defined in the Credit Agreement or the Indenture, as the context may require.

“Grantor” means Holdings, the Company and each wholly-owned Domestic Subsidiary of the Company that shall have granted any Lien in favor of the Collateral Agent or the Noteholder Collateral Agent on any of its assets or properties to secure any of the Obligations.

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“Indenture” means the Indenture dated as of August 13, 2009, among the Company, the other Grantors named therein and the Trustee, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case with the same or different Trustee.

“Independent Qualified Party” shall have the meaning of such term set forth in the Indenture.

“Insolvency Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of any Grantor under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“IP Agreements” shall have the collective meaning of such term set forth in the Security Documents.

“Junior Documents” means (a) in respect of the Noteholder First Lien Collateral, the Revolving Facility Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Noteholder Documents.

“Junior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Noteholder Liens on such Collateral, and (b) in respect of the Noteholder First Lien Collateral, the Revolving Facility Liens on such Collateral.

“Junior Representative” means (a) with respect to the Noteholder First Lien Collateral, the Collateral Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Noteholder Collateral Agent.

“Junior Secured Obligations” means (a) with respect to the Noteholder Obligations (to the extent such Obligations are secured by the Noteholder First Lien Collateral), the Revolving Facility Obligations, and (b) with respect to Revolving Facility Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Noteholder Obligations.

“Junior Secured Obligations Collateral” means the Collateral in respect of which the Junior Representative (on behalf of itself and the Junior Secured Obligations Secured Parties) holds a Junior Lien.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Noteholder First Lien Collateral, the Revolving Facility Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Noteholder Secured Parties.

“Junior Secured Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Noteholder Security

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Documents, and (b) with respect to the Noteholder First Lien Collateral, the Revolving Facility Security Documents.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest therein and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction) with respect thereto; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Noteholder Collateral” means all assets and properties of the Grantors subject to Liens created by the Noteholder Security Documents to secure the Noteholder Obligations.

“Noteholder Collateral Agent” means Wilmington Trust FSB, in its capacity as noteholder collateral agent under the Noteholder Security Documents, and its successors in such capacity.

“Noteholder Documents” means the Indenture, the Notes and guarantees issued thereunder or pursuant thereto and the Noteholder Security Documents.

“Noteholder First Lien Collateral” means any and all Noteholder Collateral other than the Revolving Facility First Lien Collateral.

“Noteholder Liens” means Liens on the Noteholder Collateral created under the Noteholder Security Documents to secure the Noteholder Obligations.

“Noteholder Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents that convey or evidence a Lien in favor of the Trustee or the Noteholder Collateral Agent (in each case on behalf of the Noteholder Secured Parties) on fee or leasehold interests in real property of a Grantor to secure Noteholder Obligations, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Noteholder Obligations” means all obligations under the Noteholder Documents.

“Noteholder Secured Parties” means, at any time, the Trustee, the Noteholder Collateral Agent, each Noteholder, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Noteholder Document and each other holder of, or obligee in respect of, any Noteholder Obligations outstanding at such time.

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“Noteholder Security Agreement” means the Collateral Agreement dated as of August 13, 2009, among Holdings, the Company, the subsidiaries of the Company party thereto and the Noteholder Collateral Agent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Noteholder Security Documents” means the Noteholder Security Agreement, the Noteholder Mortgages, the Intellectual Property Security Agreements (as defined in the Noteholder Security Agreement) and any other documents now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties of any Grantor to secure any Noteholder Obligations.

“Noteholder UK Mortgage of Shares” means the mortgage of shares dated August 13, 2009, between Brake Parts Inc. and Wilmington Trust FSB.

“Noteholders” means the Holders under and as defined in the Indenture.

“Notes” means the 10.75% Senior Secured Notes due 2016 issued under the Indenture.

“Obligations” means the Noteholder Obligations and the Revolving Facility Obligations.

“Paid In Full” and “Payment In Full” shall mean, with respect to the Revolving Facility Obligations, payment in full in cash of all of the Revolving Facility Obligations (except for contingent indemnity obligations to the extent no claim therefor has been made) or, in each case, cash collateralization thereof (including through a satisfactory supporting letter of credit) on terms satisfactory to the holders thereof and termination of all commitments to extend credit under the Credit Agreement and, with respect to the Noteholder Obligations, payment in full in cash of all of the Noteholder Obligations (except for contingent indemnity obligations to the extent no claim therefor has been made).

“Patents” shall have the collective meaning of such term set forth in the Security Documents.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization, association, corporation, government or any agency or political subdivision thereof or any other entity.

“Representative” means (a) in the case of any Noteholder Obligations, the Noteholder Collateral Agent, and (b) in the case of any Revolving Facility Obligations, the Collateral Agent.

“Revolving Facility Collateral” means all assets and properties of the Grantors subject to Liens created by the Revolving Facility Security Documents to secure the Revolving Facility Obligations.

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“Revolving Facility Documents” means the “Credit Documents” as defined in the Credit Agreement, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time in connection with refinancing, refunding or replacement of the Credit Agreement, including with different lenders or agents.

“Revolving Facility First Lien Collateral” means any and all of the following Revolving Facility Collateral now owned or at any time hereafter acquired by the Company or any other Grantor or in which any such Person may have now or in the future any right, title or interest:

(a) all Accounts and all rights to receive payments, indebtedness and other obligations (whether constituting an Account, Chattel Paper (including Electronic Chattel Paper), Instrument, Document or General Intangible) which arise as a result of the sale or lease of Inventory, Goods or merchandise or provision of services, including the right to payment of any interest or finance charges,

(b) all Inventory;

(c) all Payment Intangibles (including corporate and other tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment;

(d) all collection accounts, Deposit Accounts, disbursement accounts, lock-boxes, Securities Accounts and Commodity Accounts (excluding the Asset Sales Proceeds Account) and any cash or other assets including all “Cash Equivalents” as defined in the Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the Noteholder Secured Parties) in, or credited to, any such accounts (other than (i) identifiable cash proceeds in respect of real estate, Fixtures or Equipment and (ii) the Asset Sale Proceeds Account and all cash, checks or other property properly held therein or properly credited thereto in accordance with the Indenture (as in effect on the date hereof) and any other identifiable cash proceeds in respect of Noteholder First Lien Collateral plus interest, dividends, earnings and other proceeds thereof, and minus withdrawals thereof that are applied as provided in the Indenture);

(e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses, all Documents, Letter-of-Credit Rights and Supporting Obligations;

(f) all Liens purporting to secure any of the foregoing;

(g) all books and records related to the foregoing;

(h) all collateral and guarantees given by any other Person with respect to any of the foregoing; and

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(i) all products, proceeds and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory and accounts of any Grantor and business interruption insurance; provided, however, that proceeds of Revolving First Lien Collateral described in clause (e) above shall not constitute Revolving First Lien Collateral unless such proceeds would otherwise constitute Revolving First Lien Collateral in any of the foregoing clauses (a)—(h).

All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Revolving Facility First Lien Collateral Transition Date” means the earlier of (a) the date on which all the Revolving Facility Obligations shall have been Paid in Full and (b) the date on which all Senior Liens on the Revolving Facility First Lien Collateral shall have been released from the Liens created under the Revolving Facility Documents in accordance with the terms of the Revolving Facility Documents.

“Revolving Facility Lenders” means the Lenders under and as defined in the Credit Agreement.

“Revolving Facility Liens” means Liens on the Revolving Facility Collateral created under Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents that convey or evidence a Lien in favor of the Collateral Agent or any trustee on its behalf (in either case, on behalf of the Revolving Facility Secured Parties) on fee or leasehold interests in real property of a Grantor to secure the Revolving Facility Obligations, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including with different lenders or agents.

“Revolving Facility Obligations” means, collectively, (i) all “Obligations” (as such term is defined in the Credit Agreement) under the Revolving Facility Documents and (ii) all amounts owing to each Revolving Facility Secured Party pursuant to the terms of any Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement (as such terms are defined in the Credit Agreement), including all amounts in respect of any principal, premium (if any), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the respective Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages or other liabilities and guarantees of the foregoing amounts.

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“Revolving Facility Secured Parties” means, at any time, the Collateral Agent, the Administrative Agent, each Revolving Facility Lender, each Issuing Lender (as defined in the Credit Agreement), each counterparty under any Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements (each as defined in the Credit Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Revolving Facility Document and each other holder of, or obligee in respect of, any Revolving Facility Obligations outstanding at such time.

“Revolving Facility Security Documents” means the Credit Agreement (insofar as the same grants a Lien on Collateral), the U.S. Security Agreement (as defined in the Credit Agreement), the Revolving Facility Mortgages, the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement) and any other documents now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties of any Grantor to secure any Revolving Facility Obligations, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including with different lenders or agents.

“Secured Parties” means the Noteholder Secured Parties and the Revolving Facility Secured Parties.

“Security Documents” means the Noteholder Security Documents and the Revolving Facility Security Documents.

“Senior Documents” means (a) in respect of the Noteholder First Lien Collateral, the Noteholder Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Documents.

“Senior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Liens on such Collateral, and (b) in respect of the Noteholder First Lien Collateral, the Noteholder Liens on such Collateral.

“Senior Representative” means (a) with respect to the Noteholder First Lien Collateral, the Noteholder Collateral Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Collateral Agent.

“Senior Secured Obligations” means (a) with respect to the Revolving Facility Obligations (to the extent such Obligations are secured by the Noteholder First Lien Collateral), the Noteholder Obligations, and (b) with respect to the Noteholder Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Revolving Facility Obligations.

“Senior Secured Obligations Collateral” means the Collateral in respect of which the Senior Representative (on behalf of itself and the applicable Senior Secured Obligations Secured Parties) holds a Senior Lien.

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“Senior Secured Obligations Secured Parties” means (a) with respect to the Noteholder First Lien Collateral, the Noteholder Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Secured Parties.

“Senior Secured Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Security Documents, and (b) with respect to the Noteholder First Lien Collateral, the Noteholder Security Documents.

“subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date hereof.

“Trademarks” shall have the collective meaning of such term set forth in the Security Documents.

“Trade Secrets” shall mean all confidential and proprietary information of any Grantor, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Trustee” means Wilmington Trust FSB, in its capacity as trustee under the Indenture, and its successors in such capacity.

ARTICLE II

Subordination of Junior Liens; Certain Agreements

SECTION 2.01. Subordination of Junior Liens. (a) Notwithstanding the date, manner or order of creation, attachment, or perfection of the security interests and Liens granted to the Collateral Agent and the Noteholder Collateral Agent, and notwithstanding any provisions of the Uniform Commercial Code, or any applicable law

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or decision or this Agreement, the Noteholder Documents, the Revolving Facility Documents or any other agreement or instrument to the contrary, or whether and irrespective of whether any Senior Secured Obligations Secured Party hold possession of all or any part of the Collateral or of the time or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing or of any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Senior Liens, all Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral. The following, as between the Collateral Agent, on the one hand, and the Noteholder Collateral Agent, on the other hand, shall be the relative priority of the security interests and Liens of the Collateral Agent, on the one hand, and the Noteholder Collateral Agent, on the other hand, in the Collateral:

(A) The Collateral Agent shall have a first priority Lien on the Revolving Facility First Lien Collateral and the Noteholder Collateral Agent shall have a second priority Lien on the Revolving Facility First Lien Collateral; and

(B) The Noteholder Collateral Agent shall have a first priority Lien on the Noteholder First Lien Collateral and the Collateral Agent shall have a second priority Lien on the Noteholder First Lien Collateral.

Notwithstanding anything to the foregoing, with respect to any security interest or Lien on the collateral pledged pursuant to the Noteholder UK Mortgage of Shares, the Collateral Agent shall not file or register its security interest or Lien in the United Kingdom until after the Noteholder Collateral Agent has filed or registered its security interest or Lien in the United Kingdom; provided, however, that upon the fifteenth calendar day after the date hereof, the Collateral Agent my file or register its security interest or Lien in the United Kingdom at any time.

(b) It is acknowledged that (i) the aggregate amount of the Senior Secured Obligations may, subject to the limitations set forth in the Credit Agreement and the Indenture, be increased from time to time, (ii) all or a portion of the Revolving Facility Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Secured Obligations may, subject to the limitations set forth in the Credit Agreement and the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Junior Liens hereunder or the provisions of this Agreement defining the relative rights of the Revolving Facility Secured Parties and the Noteholder Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for

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any Senior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

(c) The subordination of all Junior Liens to all Senior Liens as set forth in this Agreement is with respect to only the priority of the Liens held by or on behalf of the Senior Secured Obligations Secured Parties and shall not constitute a subordination of the Revolving Facility Obligations to the Noteholder Obligations or of the Noteholder Obligations to the Revolving Facility Obligations.

(d) The parties hereto agree that it is their intention that the Collateral held by each Agent is identical to the Collateral held by the other Agent. In furtherance of the foregoing and subject to the other provisions of this Agreement:

(1) upon request by either Agent, such parties shall cooperate in good faith (and direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral held by each Agent, the steps taken to perfect the Liens thereon and the identity of the Grantors; and

(2) that the Revolving Facility Security Documents and the Noteholder Security Documents shall be in all material respects the same forms of documents; and the guarantees issued with respect to the Revolving Facility Obligations and the guarantees issued with respect to the Noteholder Obligations, shall contain the same material provisions with respect to waivers of the guarantors’ rights, the discharge thereof, reinstatement thereof and the release of guarantors thereunder.

SECTION 2.02. New Liens. Until the Senior Secured Obligations shall have been Paid in Full, (i) each Agent agrees, on behalf of the applicable Secured Parties, that neither Agent, on behalf of the applicable Secured Parties, nor any other Secured Party, shall acquire or hold any Lien on any assets of any Grantor (or any Domestic Subsidiary thereof) which assets are not also subject to a Lien in favor of the other Agent on behalf of the applicable Secured Parties and (ii) each Grantor agrees not to grant any Lien on any of its assets, or permit any of its Domestic Subsidiaries to grant a Lien on any of its assets, in favor of any of either Agent, on behalf of the applicable Secured Parties unless it, or such Domestic Subsidiary, has granted a Lien on such assets in favor of the other Agent, on behalf of the applicable Secured Parties. If any Agent shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Domestic Subsidiaries to secure any Obligations, which assets are not also subject to a Lien in favor of the other Agent to secure the applicable Obligations, then the Agent acquiring such Lien shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Security Documents, either (x) release such Lien or (y) (1) also hold and be deemed to have held such Lien for the benefit of the other Agent and Secured Parties subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover hereunder and (2) in the case of the Junior Representative acquiring a Lien, assign such Lien to the Senior Representative to secure the Senior Secured Obligations (in which case

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the Junior Representative may retain a Junior Lien on such assets subject to the terms hereof). Notwithstanding the foregoing, the Collateral Agent may hold a Lien on assets of any Canadian Subsidiary of the Company, which interests or assets are not also subject to a Lien in favor of the Noteholder Collateral Agent.

SECTION 2.03. No Action With Respect to Junior Secured Obligations Collateral Subject to Senior Liens. (a) Except to the extent expressly permitted by Section 2.07, no Junior Representative or other Junior Secured Obligations Secured Party shall commence or instruct any Junior Representative to commence any Enforcement Action available to it in respect of any Junior Secured Obligations Collateral under any Junior Secured Obligations Security Document, applicable law or otherwise, at any time when such Junior Secured Obligations Collateral shall be subject to any Senior Lien and any Senior Secured Obligations secured by such Senior Lien shall remain outstanding or any commitment to extend credit that would constitute Senior Secured Obligations secured by such Senior Lien shall remain in effect, it being agreed that only the Senior Representative, acting in accordance with the applicable Senior Secured Obligations Security Documents, shall be entitled to take any Enforcement Actions. The Senior Representative shall provide written notice to the Junior Representative in the event that the Senior Representative takes any Enforcement Action; provided, however, that failure to give such notice shall not affect the lien subordination or other rights of the Senior Representative under this Agreement. Notwithstanding the foregoing, any Junior Representative may, subject to Section 2.06, take all such actions as it shall reasonably deem necessary to perfect or continue the perfection of (but not enforce) its Junior Liens.

(b) Notwithstanding anything contained herein to the contrary, each of the Agents retains the right to:

(A) file a proof of claim or statement of interest with respect to the Revolving Facility Obligations or Noteholder Obligations, as applicable,

(B) take any action in order to preserve or protect its Lien on its Junior Secured Obligations Collateral not adverse to the other Agent’s rights to exercise any Enforcement Action against its Senior Secured Obligations Collateral, except to the extent inconsistent with the provisions hereof,

(C) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of such Agent or any of the Secured Parties for whom it acts as Agent,

(D) in any Insolvency Proceeding, file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Holdings, the Company or any of its Domestic Subsidiaries, except to the extent inconsistent with the provisions hereof, and

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(E) in any Insolvency Proceeding, vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof.

SECTION 2.04. No Duties of Senior Representative. (a) Following Dispositions and Payment In Full. Each Junior Secured Obligations Secured Party acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duties or other obligations to such Junior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, other than to transfer to the Junior Representative (i) any proceeds of any such Collateral that constitutes Junior Secured Obligations Collateral remaining in its possession following any Disposition of such Collateral and the Payment in Full of the Senior Secured Obligations secured thereby (in each case, unless the Junior Liens on all such Junior Secured Obligations Collateral are terminated and released prior to or concurrently with such Disposition and Payment In Full) or (ii) if the Senior Representative shall be in possession of all or any part of such Collateral after such Payment in Full, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Senior Representative or any Senior Secured Obligations Secured Party.

(b) Prior to Payment In Full. In furtherance of the foregoing, each Junior Secured Obligations Secured Party acknowledges and agrees that until the Senior Secured Obligations secured by any Collateral in respect of which such Junior Secured Obligations Secured Party holds a Junior Lien shall have been Paid In Full, the Senior Representative shall be entitled, for the benefit of the holders of such Senior Secured Obligations, to Dispose of or deal with such Collateral as provided herein and in the Senior Secured Obligations Security Documents without regard to any Junior Lien or any rights to which the holders of the Junior Secured Obligations would otherwise be entitled as a result of such Junior Lien. Such permitted actions shall include the rights of an agent appointed by the Senior Representative and Senior Secured Obligations Secured Parties to Dispose of such Senior Secured Obligations Collateral upon foreclosure, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Code or the laws of any applicable jurisdiction. Without limiting the foregoing, each Junior Secured Obligations Secured Party agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to Dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such Disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such Disposition or liquidation.

(c) Waiver. Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter

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have against the Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of (i) any actions which the Senior Representative or the Senior Secured Obligations Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Secured Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (ii) any election by the Senior Representative or any Senior Secured Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.07, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Holdings, the Company or any of its Domestic Subsidiaries, as debtor-in-possession; provided, however, that the foregoing shall not serve as a waiver by any Secured Party of the breach by any other Secured Party of any provision of this Agreement.

SECTION 2.05. Application of Proceeds; No Interference; Payment Over; Reinstatement. (a) So long as the Senior Secured Obligations have not been Paid in Full, any Senior Secured Obligations Collateral or proceeds thereof received by the Senior Representative in connection with any Disposition of, or collection on, such Senior Secured Obligations Collateral upon the taking of any Enforcement Action (including any right of setoff and including as a result of any distribution of or in respect of any Senior Secured Obligations Collateral (whether or not expressly characterized as such) or in any Insolvency Proceeding) shall be applied by the Senior Representative to the Senior Secured Obligations in accordance with the Senior Documents. Upon the Payment in Full of the Senior Secured Obligations, the Senior Representative shall deliver to the Junior Representative any remaining Senior Secured Obligations Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Junior Representative to the Junior Secured Obligations in accordance with the Junior Documents.

(b) In the event that Revolving Facility First Lien Collateral and Noteholder First Lien Collateral are Disposed of in a single transaction or series of related transactions in which the aggregate sales price is not allocated between the Revolving Facility First Lien Collateral, on the one hand, and the Noteholder First Lien Collateral, on the other hand, being sold, including in connection with or as a result of the sale by a Grantor of the Capital Stock of the Company or a Domestic Subsidiary that owns assets constituting Noteholder First Lien Collateral or Revolving Facility First Lien Collateral, then, solely for purposes of this Agreement, the portion of the aggregate sales price deemed to be proceeds of the Revolving Facility First Lien Collateral, on the one hand, and the Noteholder First Lien Collateral, on the other hand, shall be allocated to the Noteholder First Lien Collateral or Revolving Facility First Lien Collateral in accordance with their respective fair market values, which shall be determined by the Board of

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Directors of the Company in good faith or, in the case of a disposition of assets involving an amount in excess of $25.0 million, an Independent Qualified Party.

(c) Until the Junior Representative has received written notice from the Senior Representative that the Senior Secured Obligations have been Paid In Full, each Junior Secured Obligations Secured Party agrees that (i) it will not take, cause to be taken, or support any other Person in taking any action the purpose or effect of which is, or could be, to make any Junior Lien pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Collateral subject to such Senior Lien and Junior Lien or any part thereof, (ii) it will not contest, challenge or otherwise oppose or support any other Person in contesting, challenging or otherwise opposing in any proceeding (including any Insolvency Proceeding) the validity, extent, perfection, priority or enforceability of any Senior Secured Obligations or Senior Secured Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken or support any other Person in taking any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Collateral subject to any Junior Lien by any Senior Secured Obligations Secured Parties secured by Senior Liens on such Collateral or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct any Senior Representative or any holder of Senior Secured Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Junior Lien or (B) consent to the exercise by any Senior Representative or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to the Collateral subject to any Junior Lien, (v) it will not institute or support any other Person in instituting any suit or assert or support any other Person in asserting in any suit, bankruptcy, insolvency or other proceeding any claim against any Senior Representative or other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Secured Obligations Secured Party with respect to any Collateral securing such Senior Secured Obligations that is subject to any Junior Lien, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral subject to any Junior Lien or any part thereof marshaled upon any foreclosure or other Disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, however, that the foregoing provisions shall not prevent any Secured Party from enforcing its rights or remedies under this Agreement.

(d) The Junior Representative and each other Junior Secured Obligations Secured Party hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Secured Obligations Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency

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Proceeding or through any other exercise of remedies, at any time when any Senior Secured Obligations secured or intended to be secured by such Collateral shall remain outstanding or any commitment to extend credit that would constitute Senior Secured Obligations secured or intended to be secured by such Senior Lien shall remain in effect, then it shall segregate and hold such Collateral, proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Secured Obligations Secured Parties that it has possession of such Senior Secured Obligations Collateral or proceeds or payments in respect thereof.

(e) Each Junior Secured Obligations Secured Party agrees that if, at any time, it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Obligations Secured Party shall promptly pay over to the Senior Representative any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Senior Lien securing such Senior Secured Obligations and shall promptly turn any Collateral subject to any such Senior Lien then held by it over to the Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Secured Obligations.

(f) Anything contained herein to the contrary notwithstanding, Sections 2.05(d) and (e) shall not apply to any proceeds of Senior Secured Obligations Collateral realized in a transaction not prohibited by the Senior Documents and as to which the possession or receipt thereof by the Junior Representative or other Junior Secured Obligations Secured Party is otherwise permitted by the Senior Documents.

SECTION 2.06. Automatic Release of Junior Liens. (a) The Junior Representative and each other Junior Secured Obligations Secured Party agree to the following with respect to releases of Liens: (1) in the event the Senior Secured Obligations Secured Parties release their Lien on any Senior Secured Obligations Collateral subject to any Junior Lien (other than a release (x) in connection with a Disposition of Senior Secured Obligations Collateral, which shall be governed by clause (a)(2) below, or (y) granted following the Payment in Full of the Senior Secured Obligations), such Junior Lien on such Collateral (but not on the proceeds thereof) shall terminate and be released automatically and without further action unless, at the time of such release by the Senior Secured Obligations Secured Parties, an Event of Default shall then have occurred and be continuing (or would result therefrom) under the Junior Documents (provided that any Junior Lien that would have otherwise been released and terminated pursuant to this clause (a)(1) in the absence of such an Event of Default under the Junior Documents shall terminate and be released automatically and without further action when such Event of Default (and all other Events of Default under the Junior Documents) cease to exist); and (2) in the event of a Disposition of Senior Secured Obligations Collateral subject to any Junior Lien (regardless of whether or not an Event of Default has occurred and is continuing under the Junior Documents at the time of such sale, transfer or other Disposition), such Junior Lien on such Collateral (but not on the

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proceeds thereof) shall terminate and be released automatically and without further action if the applicable Senior Liens on such Collateral are released; provided, however, that such automatic release shall not apply to any release granted (A) upon or after the Payment in Full of the Senior Secured Obligations or (B) if such Disposition is then prohibited by the Junior Documents and occurs other than in connection with any Enforcement Actions with respect to such Senior Secured Obligations Collateral; and provided further, that the Junior Secured Parties shall retain the right to assert any Event of Default arising under the Junior Documents caused by such Disposition.

In addition, for the avoidance of doubt, the Junior Representative and each Junior Secured Obligations Secured Party agree that, with respect to any property or assets that would otherwise constitute Senior Secured Obligations Collateral, the requirement that a Junior Lien attach to, or be perfected with respect to, such property or assets shall be waived automatically and without further action so long as the requirement that a Senior Lien attach to, or be perfected with respect to, such property or assets is waived by the Senior Secured Obligations Secured Parties (or the Senior Representative) in accordance with the Senior Documents and so long as no Event of Default under the Junior Documents shall have occurred, be continuing or would result therefrom at such time.

(b) The Junior Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the Senior Representative to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section.

SECTION 2.07. Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings, the Company or any of its Domestic Subsidiaries. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding.

(b) If Holdings, the Company or any of its subsidiaries shall become subject to a case under the U.S. Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral under Section 363 of the U.S. Bankruptcy Code, each Junior Secured Obligations Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Senior Secured Obligations Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Senior Secured Obligations Collateral, unless the Senior Secured Obligations Secured Parties, or a representative authorized by the Senior Secured Obligations Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Senior Liens, the Junior Representative will, for itself and on behalf of the other Junior Secured Obligations Secured Parties, subordinate the Junior Liens on the Senior Secured Obligations Collateral to the Senior Liens and the DIP Financing Liens),

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so long as the Junior Secured Obligations Secured Parties retain Liens on all the Junior Secured Obligations Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code.

(c) Each Junior Secured Obligations Secured Party agrees that it will not object to or oppose a Disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code if the Senior Secured Obligations Secured Parties shall have consented to such Disposition of such Senior Secured Obligations Collateral, so long as the Liens held by the Junior Representative on such Collateral attach to the proceeds thereof subject to the relative priorities set forth in this Agreement.

(d) Each Agent, on behalf of itself and the Secured Parties for whom it acts as agent, may seek adequate protection of its interest in its respective Senior Secured Obligations Collateral in the form of replacement Liens on post-petition collateral of the same type as the Senior Secured Obligations Collateral, and agrees that none of them shall contest or support any other Person contesting any request for such Liens. Each Agent, on behalf of itself and the Secured Parties for whom it acts as agent, may seek adequate protection of its junior interest in Junior Secured Obligations Collateral, subject to the provisions of this Agreement; provided, that if (A) the Senior Representative is granted adequate protection in the form of a replacement Lien on post-petition collateral of the same type as the Senior Secured Obligations Collateral, and (B) such adequate protection requested by the Junior Representative is in the form of a replacement Lien on such post-petition collateral of the same type as the Senior Secured Obligations Collateral, such Lien, if granted, will be subordinated to the adequate protection Liens granted in favor of the Senior Representative on such post-petition collateral, and, if applicable, the Liens securing any DIP Financing (and all obligations relating thereto) secured by such Senior Secured Obligations Collateral and provided by the Senior Representative or one or more Senior Secured Obligations Secured Parties on the same basis as the Liens of the Junior Representative on such Senior Secured Obligations Collateral are subordinated to the Liens of the Senior Representative on such Senior Secured Obligations Collateral under this Agreement. In the event that an Agent, on behalf of itself and the Secured Parties for whom it acts as agent, seeks or requests (or is otherwise granted) adequate protection of its junior interest in the Collateral in the form of a replacement Lien on post-petition assets of the same type as such junior Collateral, then such Agent, on behalf of itself and the Secured Parties for whom it acts as Agent, agrees that the Senior Representative for such type of Collateral shall also be granted a replacement Lien on such post-petition assets as adequate protection of its senior interest in such type of Collateral and that the Junior Representative’s replacement Lien shall be subordinated to the replacement Lien of the Senior Representative. If any Agent or Secured Party receives as adequate protection a Lien on post-petition assets of the same type as its pre-petition Senior Secured Obligations Collateral, then such post-petition assets shall also constitute Senior Secured Obligations Collateral of such Person to the extent of any allowed claim secured by such adequate protection Lien and shall be subject to the terms of this Agreement.

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(e) Each Agent, on behalf of itself and the Secured Parties for whom it acts as Agent, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any Collateral which does not constitute its Senior Secured Obligations Collateral, without the prior written consent of the Senior Representative, or (ii) oppose any request by the Senior Representative or any Senior Secured Obligations Secured Party to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of their respective Senior Secured Obligations Collateral.

SECTION 2.08. Reinstatement. In the event that any of the Senior Secured Obligations shall be Paid In Full and payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Secured Obligations shall again have been Paid In Full. If this Agreement shall have been terminated prior to such return or repayment, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Senior Secured Obligations Collateral or proceeds thereof received by the Junior Representative or any other Junior Secured Obligations Secured Party after the Payment in Full of the Senior Secured Obligations and prior to the reinstatement of such Obligations shall be delivered to the Senior Representative upon such reinstatement in accordance with the terms hereof.

SECTION 2.09. Entry Upon Premises by the Collateral Agent and the Revolving Facility Lenders.

(a) Rights to Enter Upon Premises. If (i) the Noteholder Collateral Agent acquires an ownership or possessory interest in any of the Noteholder First Lien Collateral pursuant to the exercise of its rights under the Noteholder Documents or under applicable law or (ii) the Noteholder Collateral Agent shall, through the exercise of remedies under the Noteholder Documents or otherwise, sell any of the Noteholder First Lien Collateral to any third party (a “Third Party Purchaser” and the earliest date on which any of the foregoing events occurs the “Entry Date”) as permitted by the terms of this Agreement, then, subject to the rights of any landlords under real estate leases and to the limitations and restrictions with respect to use of and entry upon the premises as set forth in the applicable Collateral Access Agreements, the Noteholder Secured Parties shall or, in the case of clause (ii) shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser shall: (w) use commercially reasonable efforts to notify the Collateral Agent of the Entry Date, (x) cooperate with the Collateral Agent, its employees, agents, advisers and representatives (at the sole cost and expense of the Grantors, or, failing payment thereof by the Grantors, the Collateral Agent, and subject to the condition that the Noteholder Secured Parties or Third Party Purchaser, as applicable, shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the Noteholder Secured Parties or Third Party Purchaser, as applicable) in its

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efforts to enforce its security interest in the Revolving Facility First Lien Collateral and to finish any work-in-process and assemble the Revolving Facility First Lien Collateral without any interference by the Noteholder, (y) not take any action designed or intended to hinder or restrict in any respect the Collateral Agent from enforcing its security interest in the Revolving Facility First Lien Collateral or from finishing any work-in-process or assembling the Revolving Facility First Lien Collateral, and (z) permit the Collateral Agent, its employees, agents, advisors and representatives, at the sole cost and expense of the Revolving Facility Secured Parties and upon reasonable advance notice, to enter upon and use the Noteholder First Lien Collateral (including (A) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (B) intellectual property) for a period not to exceed 180 days after the earlier to occur of (i) the date the Collateral Agent receives written notice from the Noteholder Collateral Agent that it has acquired an ownership or possessory interest in any of the Noteholder First Lien Collateral pursuant to the exercise of its rights under the Noteholder Documents or under applicable law or that the Noteholder Collateral Agent shall have, through the exercise of remedies under the Noteholder Documents or otherwise, sold any of the Noteholder First Lien Collateral to a Third Party Purchaser as permitted by the terms of this Agreement, and (ii) the date the Collateral Agent first enforces its security interests in the Revolving Facility First Lien Collateral located on the premises included in the Noteholder First Lien Collateral (such period, the “Disposition Period” and such premises, the “Premises”) for the purposes of:

(1) inspecting, removing or enforcing the Collateral Agent’s rights as a secured creditor in the Revolving Facility First Lien Collateral, including the examination and removal of Revolving Facility First Lien Collateral and the examination and duplication of any Collateral (to the extent not Revolving Facility First Lien Collateral) consisting of books and records of any Grantor (or such Person’s subsidiaries) related to the Revolving Facility First Lien Collateral,

(2) assembling and storing the Revolving Facility First Lien Collateral and completing the processing of and manufacturing or processing raw materials or work-in-process into finished inventory for the purpose of selling any or all of the Revolving Facility First Lien Collateral located on such Noteholder First Lien Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise,

(3) to use any of the Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Revolving Facility First Lien Collateral and use any Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of other equipment to handle or Dispose of any Revolving Facility First Lien Collateral pursuant to the Collateral Agent’s rights as a secured creditor in the Revolving Facility First Lien Collateral, or

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(4) taking reasonable actions to protect, secure and otherwise enforce the rights of the Revolving Facility Secured Parties in and to the Revolving Facility First Lien Collateral.

If any stay or other order prohibiting the exercise of remedies with respect to the Revolving Facility First Lien Collateral has been entered in connection with an Insolvency Proceeding or by a court of competent jurisdiction, such Disposition Period shall be tolled during the pendency of any such stay or other order. If the Collateral Agent conducts a public auction or private sale of the Revolving Facility First Lien Collateral at any of the real property included within the Noteholder First Lien Collateral, the Collateral Agent shall provide the Noteholder Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Noteholder Collateral Agent’s use of such real property. Nothing contained in this Agreement shall restrict the rights of the Noteholder Collateral Agent from selling, assigning or otherwise transferring any Noteholder First Lien Collateral prior to the expiration of the Disposition Period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section.

(b) Closing Date License. The Noteholder Collateral Agent shall, to the extent permitted by law and any applicable contractual obligations binding on the Noteholder First Lien Collateral, and to the extent the Noteholder Collateral Agent has an ownership interest therein or other assignable right of use thereto, permit the Collateral Agent and its agents or representatives (or shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree, to the extent permitted by law and any applicable contractual obligations binding on the Noteholder First Lien Collateral, to permit the Collateral Agent and its agents or representatives) at the Collateral Agent’s option to use on a nonexclusive basis any of the Noteholder First Lien Collateral consisting of Intellectual Property Collateral as is or may be necessary for the Collateral Agent to sell or otherwise liquidate the Revolving Facility First Lien Collateral. In furtherance of the foregoing, to the extent the Noteholder Collateral Agent has an ownership interest therein or other assignable right of use thereto, the Noteholder Collateral Agent hereby grants to the Collateral Agent a nonexclusive, irrevocable, royalty-free, worldwide license to use any and all copyrights, trademarks, customer lists, patents or other intellectual property rights included as part of the Noteholder First Lien Collateral as is or may be necessary to sell or otherwise liquidate the Revolving Facility First Lien Collateral. The Noteholder Collateral Agent (i) acknowledges and consents to the grant to the Collateral Agent by the Grantors upon and during the continuance of an Event of Default of a limited, non-exclusive royalty-free license in the form of Exhibit A hereto (the “Closing Date License”) and (ii) agrees that its Liens in the Noteholder First Lien Collateral shall be subject to the Closing Date License. Furthermore, the Noteholder Collateral Agent agrees that, in connection with any foreclosure sale conducted by the Noteholder Collateral Agent in respect of Noteholder First Lien Collateral of the type described in the Closing Date License, (x) any notice required to be given by the Noteholder Collateral Agent in connection with such foreclosure shall contain an acknowledgement that the Noteholder Collateral Agent’s Lien is subject to the Closing Date License and (y) the Noteholder Collateral Agent shall deliver a copy of the Closing Date License to any Third Party Purchaser at such foreclosure and provide

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written notice to such Third Party Purchaser that the Noteholder Collateral Agent’s Lien and the Third Party Purchaser’s rights in the such transferred Collateral are subject to the Closing Date License.

(c) Expenses and Repair. During the period of actual occupation, use and/or control by the Revolving Facility Secured Parties or their agents or representatives of any Noteholder First Lien Collateral, the Revolving Facility Secured Parties shall be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, in each case to the extent not paid for by Holdings, the Company or any of its Domestic Subsidiaries and be obligated to repair at their expense any physical damage to such Noteholder First Lien Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Noteholder First Lien Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.

(d) Indemnification by Revolving Facility Secured Parties. The Revolving Facility Secured Parties jointly and severally agree to pay, indemnify and hold the Trustee and the Noteholder Collateral Agent and their respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including reasonable legal fees and expenses resulting from the gross negligence or willful misconduct of the Collateral Agent or any of its agents, representatives or invitees in its or their occupation or use of the Noteholder First Lien Collateral. Notwithstanding the foregoing, in no event shall the Revolving Facility Secured Parties have any liability to the Noteholder Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Noteholder First Lien Collateral existing prior to the date of the exercise by the Revolving Facility Secured Parties of their rights under this Section and the Revolving Facility Secured Parties shall have no duty or liability to maintain the Noteholder First Lien Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Facility Secured Parties, or for any diminution in the value of the Noteholder First Lien Collateral that results solely from the removal of any of the Revolving Facility First Lien Collateral from any Premises or from the ordinary wear and tear resulting from the use of the Noteholder First Lien Collateral by the Revolving Facility Secured Parties, in each case, in the manner and for the time periods specified under this Section. Without limiting the rights granted in this paragraph, the Collateral Agent, to the extent that rights have been exercised under this Section by the Collateral Agent, shall cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Noteholder First Lien Collateral. It is further agreed that the Revolving Facility Secured Parties shall not be liable for any special, indirect, consequential or punitive damages, except to the extent any Noteholder Secured Party is liable therefor.

SECTION 2.10. Insurance. Unless and until written notice by the Collateral Agent to the Trustee that the Revolving Facility Obligations have been Paid In Full, as between the Collateral Agent, on the one hand, and the Trustee and the

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Noteholder Collateral Agent, as the case may be, on the other hand, only the Collateral Agent will have the right (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) to adjust or settle any insurance policy or claim covering or constituting Revolving Facility First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Revolving Facility First Lien Collateral. Unless and until written notice by the Trustee to the Collateral Agent that the Noteholder Obligations have been Paid In Full, as between the Collateral Agent, on the one hand, and the Trustee and the Noteholder Collateral Agent, as the case may be, on the other hand, only the Noteholder Collateral Agent will have the right (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) to adjust or settle any insurance policy covering or constituting Noteholder First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Noteholder First Lien Collateral. To the extent that an insured loss covers or constitutes both Revolving Facility First Lien Collateral and Noteholder First Lien Collateral, then the Collateral Agent and the Noteholder Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) under the relevant insurance policy.

SECTION 2.11. Refinancings. The Revolving Facility Obligations and the Noteholder Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Revolving Facility Document or any Noteholder Document) of any Revolving Facility Secured Party or any Noteholder Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Collateral Agent or the Noteholder Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Collateral Agent or the Noteholder Collateral Agent, as the case may be. In connection with any refinancing or replacement contemplated by this Section, this Agreement may be amended at the request and sole expense of the Company, and without the consent of either Representative, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Noteholder First Lien Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Noteholder First Lien Collateral securing the indebtedness being refinanced or replaced, and (c) to establish that the Liens on any Revolving Facility First Lien Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Revolving Facility First Lien Collateral securing the indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

SECTION 2.12. Amendments to Documents. (a) Without the prior written consent of the Senior Representative, no Junior Secured Obligations Security

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Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Secured Obligations Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In the event that the Senior Secured Obligations Secured Parties or the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Secured Obligations Security Documents for the purpose of making additions to the Senior Secured Obligations Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Junior Secured Obligations Security Document as it relates to the Junior Secured Obligations Collateral without the consent of the Junior Representative or any Junior Secured Obligations Secured Party and without any action by the Junior Representative, the Company or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to the Junior Representative.

SECTION 2.13. Legends. The Collateral Agent acknowledges with respect to the Credit Agreement and the Revolving Facility Security Documents, and the Trustee and the Noteholder Collateral Agent acknowledge with respect to the Indenture and the Noteholder Security Documents, that the Credit Agreement, the Indenture and each Security Document will contain the appropriate legend set forth on Annex I.

ARTICLE III

Gratuitous Bailment for Perfection of Certain Security Interests; Rights Under Permits and Licenses

SECTION 3.01. General. The Senior Representative agrees that if it shall at any time hold a Senior Lien on any Junior Secured Obligations Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Representative, the Senior Representative will serve as gratuitous bailee for the Junior Representative for the sole purpose of perfecting the Junior Lien of the Junior Representative on such Collateral. It is agreed that the obligations of the Senior Representative and the rights of the Junior Representative and the other Junior Secured Obligations Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the Senior Representative will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Junior Representative or other Junior Secured Obligations Secured Party or any other person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Secured Obligations Secured Parties to obtain a perfected Junior Lien on such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such account by the Senior Representative. Subject to Section 2.08, at such time as the Senior Secured

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Obligations secured by the Senior Lien of the Senior Representative shall have been Paid in Full, the Senior Representative shall take all such actions in its power as shall reasonably be requested by the Junior Representative (at the sole cost and expense of the Grantors) to transfer possession or control of such Collateral or any such account (in each case to the extent the Junior Representative has a Lien on such Collateral or account after giving effect to any prior or concurrent releases of Liens) to the Junior Representative.

SECTION 3.02. Deposit Accounts. The Company and its Domestic Subsidiaries, to the extent required by the Credit Agreement, may from time to time have deposit accounts (the “Deposit Accounts”) with certain depositary banks in which collections from Inventory and Accounts may be deposited. To the extent that any such Deposit Account is under the control of the Collateral Agent at any time, the Collateral Agent will act as gratuitous bailee for the Trustee and the Noteholder Collateral Agent for the purpose of perfecting the Liens of the Noteholder Secured Parties in such Deposit Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Noteholder Secured Parties (including any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section). Unless the Junior Liens on such Revolving Facility First Lien Collateral shall have been or concurrently are released, after the occurrence of the Revolving Facility First Lien Collateral Transition Date, the Collateral Agent shall (a) to the extent that the same are then under the sole dominion and control of the Collateral Agent and that such action is otherwise within the power and authority of the Collateral Agent pursuant to the Revolving Facility Documents, at the request of the Trustee, transfer control over all cash and other assets in any such Deposit Account maintained with the Collateral Agent to the Noteholder Collateral Agent (and each Grantor hereby authorizes and consents to any such transfer) and (b) at the request of the Noteholder Collateral Agent, cooperate with the Company and the Noteholder Collateral Agent (at the expense of the Company) in permitting control of any other Deposit Accounts to be transferred to the Noteholder Collateral Agent (or for other arrangements with respect to each such Deposit Accounts satisfactory to the Noteholder Collateral Agent to be made).

SECTION 3.03. Rights under Permits and Licenses. In addition to the Closing Date License granted hereunder, the Trustee agrees that if the Collateral Agent shall require rights available under any permit or license controlled by the Trustee (as certified to the Trustee by the Collateral Agent, upon which the Trustee may rely) in order to realize on any Revolving Facility First Lien Collateral, the Trustee shall (subject to the terms of the Indenture, including the Trustee’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and contractual obligations and reasonably requested by the Collateral Agent in writing, to make such rights available to the Collateral Agent, subject to the Noteholder Liens. The Collateral Agent agrees that if the Trustee shall require rights available under any permit or license controlled by the Collateral Agent (as certified to the Collateral Agent by the Trustee, upon which the Collateral Agent may rely) in order to realize on any Noteholder First Lien Collateral, the Collateral Agent shall (subject to the terms of the Credit Agreement, including the Collateral Agent’s rights to indemnification thereunder) take all such actions as shall be

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available to it (at the sole expense of the Grantors), consistent with applicable law and contractual obligations and reasonably requested by the Trustee in writing, to make such rights available to the Trustee, subject to the Revolving Facility Liens.

ARTICLE IV

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to Holdings, the Company or any of its subsidiaries, any Secured Party or any other person as a result of such determination.

ARTICLE V

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VI

Representations and Warranties

SECTION 6.01. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

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(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority of which the failure to obtain could reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations under this Agreement, (ii) will not violate any applicable law or regulation or any order of any governmental authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations under this Agreement and (iii) will not violate the charter, by-laws or other organizational documents of such party.

SECTION 6.02. Representations and Warranties of Each Representative. Each of the Trustee, the Noteholder Collateral Agent and the Collateral Agent represents and warrants to the other parties hereto that it is authorized under the Indenture and the Credit Agreement, respectively, to enter into this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Collateral Agent, to it at Bank of America, N.A., Bank of America Business Capital, 2600 West Big Beaver Road, Troy, Michigan 48084;

(b) if to the Trustee or the Noteholder Collateral Agent, to it at Wilmington Trust FSB, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis MN 55402, Attention: Jane Y. Schweiger;

(c) if to Holdings or the Company, to it at 1101 Technology Drive, Suite 200, Ann Arbor, Michigan 48108; and

(d) if to any other Grantor, to it in care of the Company as provided in clause (c) above.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01. As agreed to in writing among the Company, the Trustee, the Noteholder Collateral

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Agent and the Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative, Holdings and the Company; provided, however, that this Agreement may be amended from time to time (x) as provided in Section 2.11 and (y) at the sole request and expense of the Company, and without the consent of either Representative, (i) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations (as defined in the Indenture) that are incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Noteholder First Lien Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Noteholder First Lien Collateral securing the Noteholder Obligations and senior to the Liens on such Noteholder First Lien Collateral securing any Revolving Facility Obligations, all on the terms provided for herein immediately prior to such amendment and (C) to establish that the Liens on any Revolving Facility First Lien Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Revolving Facility First Lien Collateral securing the Noteholder Obligations and junior and subordinated to the Liens on such Revolving Facility First Lien Collateral securing any Revolving Facility Obligations, all on the terms provided for herein immediately prior to such amendment, and (ii) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Lenders Debt (as defined in the Indenture) that is incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Revolving Facility First Lien Collateral securing such Lenders Debt shall be pari passu hereunder with the Liens on such Revolving Facility First Lien Collateral securing the Revolving Facility Obligations and senior to the Liens on such Revolving Facility First Lien Collateral securing any Noteholder Obligations, all on the terms provided for herein immediately prior to such amendment and (C) to establish that the Liens on any Noteholder First Lien Collateral securing such Lenders Debt shall be pari passu hereunder with the Liens on such Noteholder First Lien Collateral securing the Revolving Facility Obligations and junior and subordinated to the Liens on such Noteholder First Lien Collateral securing

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any Noteholder Obligations, all on the terms provided for herein immediately prior to such amendment. Any such additional party and each party hereto shall be entitled to rely upon a certificate delivered by an officer of the Company certifying that such Other Pari Passu Lien Obligations or Lenders Debt, as the case may be, were issued or borrowed in compliance with the Revolving Facility Documents and the Noteholder Documents. Any amendment of this Agreement that is proposed to be effected without the consent of a Representative as permitted by the proviso to the preceding sentence shall be submitted to such Representative for its review at least 5 Business Days prior to the proposed effectiveness of such amendment.

SECTION 7.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Noteholder Secured Parties and Revolving Facility Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 7.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 7.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally

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agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.10. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Revolving Facility Documents and/or Noteholder Documents, the provisions of this Agreement shall control; provided, however, that if any of the provisions of the Noteholder Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

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SECTION 7.11. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Facility Secured Parties, on the one hand, and the Noteholder Secured Parties, on the other hand. None of Holdings, the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.05, 2.06, 2.10, 2.11 or Article VII to the extent expressly provided therein) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or the Indenture), and neither the Company nor any other Grantor may rely on the terms hereof (other than Sections 2.05, 2.06, 2.10, 2.11, Article VI and Article VII). Nothing in this Agreement is intended to or shall impair the obligations of Holdings, the Company or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Noteholder Documents and the Revolving Facility Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein, in any Noteholder Document or any Revolving Facility Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any Noteholder Document with respect to any Revolving Facility First Lien Collateral in any manner that would cause a default under any Revolving Facility Document, or (b) pursuant to this Agreement or any Revolving Facility Document with respect to any Noteholder First Lien Collateral in any manner that would cause a default under any Noteholder Document.

SECTION 7.12. Certain Terms Concerning Trustee and Noteholder Collateral Agent. Each of the Trustee and Noteholder Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to direction set forth in the Indenture; and in so doing, neither the Trustee nor the Noteholder Collateral Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. Neither the Trustee nor the Noteholder Collateral Agent shall have any duties or obligations under or pursuant to this Agreement other than such duties as may be expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to the Agreement, each of the Trustee and the Noteholder Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Indenture (including Sections 7.01, 7.02, 7.07, 10.10 and 10.12 thereof) and, in the case of the Noteholder Collateral Agent, the Noteholder Security Agreement.

SECTION 7.13. Certain Terms Concerning Collateral Agent and Noteholder Collateral Agent. Neither the Collateral Agent nor the Noteholder Collateral Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the Collateral Agent nor the Noteholder Collateral Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or the Company) any amounts in violation of the terms of this Agreement, so long as the Collateral Agent or Noteholder Collateral Agent, as the case may be, is acting in good faith.

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SECTION 7.14. Additional Subsidiaries. Any Domestic Subsidiary of Holdings that is required to become a party hereto pursuant to Section 9.10 of the Credit Agreement and Section 4.11 of the Indenture shall enter into this Agreement as a Grantor upon becoming such a Domestic Subsidiary. Upon execution and delivery by (i) the Collateral Agent and such Domestic Subsidiary of a Joinder Agreement (as defined in the Credit Agreement) and (ii) the Trustee and such Domestic Subsidiary of each of the documents required under Section 4.16(a) of the Indenture, such Domestic Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instruments shall not require the consent of any other Grantor or any other Secured Party. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Collateral Agent,

by
Name: Philip Debush
Title: Vice President

WILMINGTON TRUST FSB, as Trustee and Noteholder Collateral Agent,

by
Name:
Title:

Signature page to the Lien Subordination and Intercreditor Agreement

AFFINIA GROUP INC.

By:
Name:
Title:

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:
Name:
Title:

AFFINIA PRODUCTS CORP LLC

By:
Name:
Title:

AFFINIA CANADA GP CORP.

By:
Name:
Title:

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:
Name:
Title:

AUTOMOTIVE BRAKE COMPANY INC.

By:
Name:
Title:

BRAKE PARTS INC.

By:
Name:
Title:

IROQUOIS TOOL SYSTEMS, INC.

By:
Name:
Title:

KRIZMAN INTERNATIONAL, INC.

By:
Name:
Title:

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:
Name:
Title:

AFFINIA CANADA HOLDINGS CORP.

By:
Name:
Title:

Schedule I to the

Lien Subordination and

Intercreditor Agreement

Schedule I to Lien Subordination and Intercreditor Agreement

Affinia Products Corp LLC

Affinia Canada GP Corp.

Affinia International Holdings Corp.

Automotive Brake Company Inc.

Brake Parts Inc.

Iroquois Tool Systems, Inc.

Krizman International, Inc.

Wix Filtration Corp LLC

Wix Filtration Media Specialists, Inc.

EXHIBIT A

Closing Date License

LICENSE TO USE INTELLECTUAL PROPERTY RIGHTS

For the purpose of enabling Bank of America, as Collateral Agent (in such capacity, the “Agent”) under the ABL Credit Agreement, dated as of August 13, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), the other subsidiaries of Holdings from time to time party thereto, the various lenders from time to time party thereto (the “Lender”), and the Collateral Agent, to enforce any Lien held by the Agent upon any of the Revolving Facility First Lien Collateral (as such term is defined in the Intercreditor Agreement, dated as of even date herewith, by and among the Agent, Wilmington Trust FSB, as Trustee and Noteholder Collateral Agent under the Indenture (as defined therein) (in such capacity and together with any successor, the “Noteholder Collateral Agent”), Holdings, the Company, and certain subsidiaries of Holdings party thereto; capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Intercreditor Agreement), to the extent appropriate, in the good faith opinion of the Agent, to process, ship, produce, store, complete, supply, lease, sell, or otherwise dispose of any of the Revolving Facility First Lien Collateral or to collect or otherwise realize upon any Accounts comprising Revolving Facility First Lien Collateral, at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, the Grantors shall grant to the Agent, for the benefit of the Lenders, and only to the extent set forth above, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license, or sublicense any intellectual property rights now owned or hereafter acquired by the Grantors (except to the extent the terms of any of the agreements granting the foregoing rights prohibit such grant to the Agent and except to the extent such grant is prohibited by any rule of law, statute or regulation), and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that such license to be granted hereunder with respect to Trademarks (as defined in the U.S. Security Agreement) shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The Grantors agree and acknowledge that no further performance is required of the Agent under the terms of the license granted pursuant hereto and that this license shall not constitute an executory contract.

THIS LICENSE TO USE INTELLECTUAL PROPERTY RIGHTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Dated:                     , 2009

ANNEX I

Provision for the Credit Agreement and the Indenture

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of August 13, 2009, among Bank of America, N.A., as collateral agent for the Revolving Facility Secured Parties referred to therein; Wilmington Trust FSB, as Trustee and as Noteholder Collateral Agent; Affinia Group Inc.; Affinia Group Intermediate Holdings Inc.; and the other subsidiaries of Affinia Group Inc. from time to time party thereto (the “Intercreditor Agreement”). Each [Lender hereunder] [Holder, by its acceptance of a Note,] (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the [Collateral Agent] [Trustee] to enter into the Intercreditor Agreement as [Collateral Agent] [Trustee] and on behalf of such [Lender] [Holder]. The foregoing provisions are intended as an inducement to the [lenders under the Credit Agreement] [Holders] to [extend credit] [to acquire the Notes of the Company] and such [lenders] [Holders] are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement

Provision for Revolving Facility Security Documents and Noteholder Security Documents

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of August 13, 2009, among Bank of America, N.A., as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wilmington Trust FSB, as Trustee and as Noteholder Collateral Agent; Affinia Group Inc.; Affinia Group Intermediate Holdings Inc.; and the other subsidiaries of Affinia Group Inc. from time to time party thereto (the “Intercreditor Agreement”). Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Exhibit G-1

U.S. SECURITY AGREEMENT

dated as of

August 13, 2009

among

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

AFFINIA GROUP INC.,

CERTAIN OTHER SUBSIDIARIES OF

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Collateral Agent

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of August 13, 2009, among Bank of America, N.A., as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wilmington Trust FSB, as Trustee and as Noteholder Collateral Agent; Affinia Group Inc.; Affinia Group Intermediate Holdings Inc.; and the subsidiaries of Affinia Group Inc. named therein (the “Intercreditor Agreement”). Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

- i -

U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT, dated as of August 13, 2009, among AFFINIA GROUP INTERMEDIATE HOLDINGS INC., a Delaware corporation (“Holdings”), AFFINIA GROUP INC., a Delaware corporation (the “Company”), each Domestic Subsidiary of Holdings set forth on the signature pages hereto as a Grantor (together with Holdings, the Company and each other Domestic Subsidiary that becomes a party hereto pursuant to Section 19(b) hereof, collectively, the “Grantors”), and BANK OF AMERICA, N.A. (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “Bank of America”), as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

(1) Holdings, the Company, the Domestic and Canadian Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”), have entered into an ABL Credit Agreement, dated as the date hereof (as amended, restated, modified, supplemented, refinanced or replaced from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the U.S. Borrowers and the Canadian Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent are herein collectively called the “Lender Creditors”).

(2) Holdings and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Qualified Secured Hedging Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Hedge Creditors”).

(3) Holdings and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Qualified Secured Cash Management Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Cash Management Creditors” and, together with the Lender Creditors and the Hedge Creditors, collectively, the “Secured Parties”).

(4) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined) to secure the Obligations (as hereinafter defined), including (x) in the case of Holdings, its Obligations under the Holdings Guaranty, and (y) in the case of each U.S. Borrower and each U.S. Subsidiary Guarantor, its Obligations under the U.S. Subsidiaries Guaranty.

(5) The Intercreditor Agreement governs the relative rights and priorities of the Secured Parties and the Noteholder Secured Parties in respect of all Collateral.

(6) It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entry into Qualified Secured Hedging Agreements by the Hedge Creditors and the entry into Qualified Secured Cash Management Agreements by the Cash Management Creditors from time to time that the Grantors shall have granted the security interests and made the pledges and assignments contemplated by this Agreement.

(7) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Documents, the Qualified Secured Hedging Agreements and the Qualified Secured Cash Management Agreements.

(8) Unless otherwise defined in this Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 (including Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Securities Accounts, Securities Intermediary, Security, Security Entitlements, Supporting Obligations and Tangible Chattel Paper). Additionally, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning specified in Section 19(b).

“Administrative Agent” shall have the meaning specified in the recitals of this Agreement.

“After-Acquired Intellectual Property” shall have the meaning specified in Section 10(g).

“Agreement” shall mean this U.S. Security Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Account Debtor” shall have the meaning specified in the Credit Agreement.

“Agreement Collateral” shall have the meaning specified in Section 1(a)(xvi).

“Assigned Agreements” shall have the meaning specified in Section 1(a)(xvi).

“Business Day” shall have the meaning specified in the Credit Agreement.

“Canadian Borrower Obligations” shall mean all Obligations of the Canadian Borrower and any guarantees thereof (including by the U.S. Credit Parties) pursuant to any Guaranty or pursuant to any other Credit Document.

“Cash Collateral” shall have the meaning specified in the Credit Agreement.

“Cash Equivalents” shall have the meaning specified in the Credit Agreement.

“Cash Management Creditors” shall have the meaning specified in the recitals of this Agreement.

“Cash Management Obligations” shall mean all Obligations owing by any Grantor under the Qualified Secured Cash Management Agreements.

“Class” shall mean each class of Secured Parties with outstanding Obligations secured hereby at such time, i.e., (x) the Lender Creditors as holders of the Credit Document Obligations, (y) the Hedge Creditors as holders of the Hedge Obligations or (z) the Cash Management Creditors as holders of the Cash Management Obligations.

“Collateral” shall have the meaning specified in Section 1(a).

“Collateral Agent” shall have the meaning specified in the first paragraph of this Agreement.

“Commodity Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Commodity Account.

“Company” shall have the meaning specified in the first paragraph of this Agreement.

“Computer Software” shall mean all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Copyrights” shall mean all copyright rights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished all registrations thereof, and all applications in connection therewith, including all registrations and applications in the United States Copyright Office, and the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning specified in the recitals of this Agreement.

“Credit Documents” shall have the meaning specified in the Credit Agreement.

“Credit Document Obligations” shall mean all Obligations owing by any Grantor under the Credit Documents.

“Deposit Account Control Agreement” shall mean a “Cash Management Control Agreement” as defined in the Credit Agreement.

“Domestic Subsidiary” shall have the meaning specified in the Credit Agreement.

“Effective Date” shall have the meaning specified in the Credit Agreement.

“Equity Interests” shall mean “Capital Stock” as defined in the Intercreditor Agreement.

“Event of Default” shall have the meaning specified in the Credit Agreement.

“Excluded Account” shall have the meaning specified in the Credit Agreement.

“Excluded Assets” shall mean the collective reference to (a) any motor vehicle or other asset covered by a certificate of title or ownership to the extent that a security interest in such asset cannot be perfected by the filing of a financing statement under the UCC, (b) any asset of a Grantor (including Equity Interests and any lease, license, contract, property right or agreement to which a Grantor is a party, and any of its rights or interest thereunder) owned on the Effective Date to the extent that, and for so long as, such grant of a security interest in such asset would violate any applicable law, rule or regulation, or would violate, breach, terminate, constitute a default under or require any consent not obtained under or give rise to any right of acceleration, modification or cancellation under, the organizational documents of any non-Wholly-Owned Subsidiary (as defined in the Credit Agreement) or any contractual obligation (including Liens, leases and licenses permitted under the Credit Agreement) binding on such Grantor or on such asset and in effect on the Effective Date (in each case, only to the extent that such contractual obligations are effective under applicable law), (c) any asset of a Grantor (including Equity Interests and any lease, license, contract, property right or agreement to which a Grantor is a party, and any of its rights or interest thereunder) acquired by a Grantor after the Effective Date, to the extent that, and for so long as, (A) the grant of a security interest in such assets would violate any applicable law, rules or regulation, or would violate, breach, terminate, constitute a default under or require any consent not obtained (following commercially reasonable efforts by the applicable Grantor) under or give rise to any right of acceleration, modification or cancellation under, the organizational documents of any non-Wholly Owned Subsidiary (as defined in the Credit Agreement) or any contractual obligation (including Liens, leases and licenses permitted under the Credit Agreement) binding on such Grantor or on such asset and (B) such law, regulation, organizational document or contractual obligation existed at the time of the acquisition thereof and was not (except in the case of customary restrictions and conditions contained in agreements and other documents (including organization documents) governing any Permitted Joint Venture (as defined in the Credit Agreement)) created or made binding upon such asset in contemplation of or in connection with the acquisition of such asset, (d) any of the outstanding Voting Equity Interests of a Foreign Subsidiary in excess of 65% of the Voting Equity Interests of such Foreign Subsidiary, (e) any and all leasehold interests in Real Property (as defined in the Credit Agreement), (f) any Letter of Credit Rights to the extent a Grantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (g) any trademark application filed on an “intent-to-use” basis prior to the filing under Section 1(c) or Section 1(d) of the Lanham Act of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, to the extent that, and for so long as, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark application under applicable federal law, or (h) Commercial Tort Claims with a value of less than $500,000; provided, however, that Excluded Assets will not include any asset of a Grantor which secures any Noteholder Obligation.

“First Priority” shall have the meaning specified in the Credit Agreement.

“Grantors” shall have the meaning specified in the first paragraph of this Agreement.

“Hedge Creditors” shall have the meaning specified in the recitals of this Agreement.

“Hedge Obligations” shall mean all Obligations that are owing by any Grantor under the Qualified Secured Hedging Agreements.

“Holdings” shall have the meaning specified in the first paragraph of this Agreement.

“Intellectual Property Collateral” shall have the meaning specified in Section 1(a)(xvii).

“Indemnified Party” shall have the meaning specified in Section 18.

“Intellectual Property” shall mean the property described in Section 1(a)(xvii).

“Intellectual Property Security Agreement” shall have the meaning specified in Section 10(f).

“Intercreditor Agreement” shall have the meaning specified on the cover page hereof.

“IP Agreements” shall mean all written agreements, permits, consents and orders relating to the license, development, use or disclosure of any Intellectual Property Collateral to which such Grantor, now or hereafter, is a party or with respect to which such Grantor has any rights.

“IP Security Agreement Supplement” shall have the meaning specified in Section 10(g).

“Lender Creditors” shall have the meaning specified in the recitals of this Agreement.

“Lenders” shall have the meaning specified in the recitals of this Agreement.

“Lien” shall have the meaning specified in the Intercreditor Agreement.

“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

“Noteholder Collateral Agent” shall have the meaning specified in the Intercreditor Agreement.

“Noteholder First Lien Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Noteholder Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Noteholder Secured Parties” shall have the meaning specified in the Intercreditor Agreement.

“Obligations” shall have the meaning specified in the Credit Agreement.

“Payment in Full” shall have the meaning specified in the Intercreditor Agreement.

“Payment Item” shall mean each check, draft or other item of payment payable to a Credit Party, including those constituting proceeds of any Collateral.

“Patents” shall mean (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and (c) all rights to obtain all renewals, reissues, and reexaminations thereof.

“Perfection Certificate” shall have the meaning specified in the Credit Agreement.

“Person” shall have the meaning specified in the Intercreditor Agreement.

“Pledged Account Bank” shall have the meaning specified in Section 5(a).

“Pledged Debt” shall have the meaning specified in Section 1(a)(xv)(A).

“Pledged Deposit Account” shall have the meaning specified in Section 5(a).

“Pledged Equity” shall have the meaning specified in Section l(a)(xv)(B).

“Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s U.S. Borrower Obligations, or Canadian Borrower Obligations, as the case may be, and the denominator of which is the then outstanding amount of all U.S. Borrower Obligations or Canadian Borrower Obligations, as the case may be.

“Qualified Secured Cash Management Agreement” shall have the meaning specified in the Credit Agreement.

“Qualified Secured Hedging Agreements” shall have the meaning specified in the Credit Agreement.

“Receivables” shall have the meaning specified in Section 1(a)(xiv).

“Revolving Facility First Lien Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Related Contracts” shall have the meaning specified in Section 1(a)(xiv).

“Release Date” shall have the meaning specified in Section 21.

“Representative” shall have the meaning specified in Section 17(e).

“Requisite Secured Parties” of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders), (y) with respect to the Hedge Obligations, the holders of at least a majority of all Hedge Obligations outstanding from time to time under the Qualified Secured Hedging Agreements or (z) with respect to the Cash Management Obligations, the holders of at least a majority of all Cash Management Obligations outstanding from time to time under the Qualified Secured Cash Management Agreements.

“Second Priority” shall have the meaning specified in the Credit Agreement.

“Secured Debt Documents” shall mean and include each Credit Document, each Qualified Secured Hedging Agreement and each Qualified Secured Cash Management Agreement.

“Secured Parties” shall have the meaning specified in the recitals of this Agreement.

“Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control with respect to a specified Securities Account.

“Security Collateral” shall have the meaning specified in Section 1(a)(xv).

“Senior Secured Notes Obligations Termination Date” shall mean that date upon which the Noteholder Obligations shall have been Paid In Full.

“Subagent” shall have the meaning specified in Section 15(b).

“Taxes” shall have the meaning specified in the Credit Agreement.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, the Grantors’ names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (b) the right to obtain all renewals thereof.

“Trade Secrets” shall mean all confidential and proprietary information of any Grantor, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“U.S. Borrower Obligations” shall mean all Obligations of the U.S. Borrowers and any guarantees of such Obligations of the U.S. Borrowers pursuant to any Guaranty or pursuant to any other Credit Document.

“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Creditors to enter into Qualified Secured Hedging Agreements and to induce the Cash Management Creditors to enter into Qualified Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security, etc.

(a) Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(i) all Accounts;

(ii) all cash, Cash Equivalents and all Cash Collateral, whether such Cash Collateral is held in a Deposit Account or elsewhere;

(iii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iv) all Commercial Tort Claims (including, without limitation, the Commercial Tort Claims set forth on Schedule 14 to the Perfection Certificate);

(v) all Deposit Accounts, Securities Accounts, Commodities Accounts and all assets on deposit therein;

(vi) all Documents;

(vii) all Equipment;

(viii) all Farm Products;

(ix) all Fixtures;

(x) all General Intangibles;

(xi) all Goods;

(xii) all Instruments;

(xiii) all Inventory;

(xiv) all Letter-of-Credit Rights, whether or not the respective letter of credit is evidenced by a writing (together with all Accounts, Chattel Paper, Instruments, Deposit Accounts, General Intangibles and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, the “Receivables”; and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the Receivables, being the “Related Contracts”);

(xv) the following (the “Security Collateral”):

(A)	all indebtedness from time to time owed to such Grantor, including without limitation, all promissory notes or instruments, if any, evidencing such indebtedness, all indebtedness owed to such Grantor pursuant to each Intercompany Note and the instruments set forth on Schedule 8 to the Perfection Certificate (the “Pledged Debt”), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(B)	subject to the proviso below in this Section 1(a), all Equity Interests from time to time acquired, owned or held by such Grantor in any manner, including, without limitation, the Equity Interests owned by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule 7A to the Perfection Certificate, and the certificates, if any, representing such shares or units or other Equity Interests (collectively, the “Pledged Equity”), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

(C)	without limiting the foregoing, all Investment Property and all Financial Assets (including, without limitation, all securities, security entitlements and securities accounts), the certificates or instruments, if any, representing or evidencing such Investment Property or Financial Assets and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all subscription warrants, rights or options issued thereon or with respect thereto;

(xvi) all contracts and agreements between any Grantor and one or more additional parties, including, without limitation, any Interest Rate Protection Agreements (as defined in the Credit Agreement), any Other Hedging Agreements (as defined in the Credit Agreement), licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements, the Related Contracts and the IP Agreements, in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”):

(xvii) the following (collectively, the “Intellectual Property Collateral”):

(A)	all Patents, Trademarks, Copyrights and Computer Software;

(B)	all Trade Secrets and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(C)	all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto; and

(D)	any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(xviii) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(xix) and all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC;

(xx) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(xxi) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (i) through (xx) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 1 or elsewhere in this Agreement, each Grantor and the Collateral Agent (on behalf of the Secured Parties) acknowledges and agrees that:

(i) the security interest granted pursuant to this Agreement (including pursuant to this Section 1) to the Collateral Agent for the benefit of the Secured Parties (i) in the Revolving Facility First Lien Collateral, shall be a First Priority Lien (as defined in the Credit Agreement) and (ii) in the Noteholder First Lien Collateral, shall be a Second Priority Lien (as defined in the Credit Agreement) subordinated and subject to the security interest granted to the Noteholder Collateral Agent for the benefit of the Noteholder Secured Parties in the Noteholder First Lien Collateral on the terms and conditions set forth in the Noteholder Documents (as defined in the Intercreditor Agreement); and

(ii) the Noteholder Secured Parties’ security interests in the Collateral constitute security interests separate and apart (and of a different class and claim) from the Secured Parties’ security interests in the Collateral.

Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of each Grantor now or hereafter existing.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder, all in accordance with the terms of any such contracts or agreements, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured

Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Debt Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) (i) All certificates representing or evidencing the Pledged Equity and (ii) all instruments representing or evidencing the Pledged Debt (excluding, unless an Event of Default has occurred and is continuing, Pledged Debt in an aggregate principal amount not in excess of $1,000,000), shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (unless the Noteholder Collateral Agent is granted a prior security interest in such certificates or instruments and the same are required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, and after the Senior Secured Notes Obligations Termination Date with respect to all Noteholder First Lien Collateral, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Security Collateral consisting of financial assets credited to any Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any Securities Account.

(b) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof (unless the Noteholder Collateral Agent is granted a prior security interest in such certificated interest and the same are required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement).

(c) With respect to any Security Collateral that constitutes an uncertificated security that has an individual par value equal to or exceeding $1,000,000 in which any Grantor has any right, title or interest, such Grantor will promptly notify the Collateral Agent thereof. During the continuation of an Event of Default, with respect to any Security Collateral in which any Grantor has any right, title or interest, such Grantor will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

(d) Except for checks payable to a Grantor constituting an Instrument and deposited in accordance with the terms of the Credit Agreement and as otherwise set forth herein, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, certificated security or Chattel Paper (other than Electronic Chattel Paper), such Instrument, certificated security or Chattel Paper shall be promptly delivered to the Collateral Agent (unless the Noteholder Collateral Agent is granted a prior security interest in such Collateral and the same are required to be delivered to the Noteholder Collateral Agent for the benefit of the Secured Parties pursuant to the Intercreditor Agreement), duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement, provided that, unless an Event of Default has occurred and is continuing, the Grantors shall not be required to deliver the same pursuant to this clause (d) to the extent that the aggregate value of the Collateral referred to in this clause (d) not so delivered does not exceed $1,000,000.

Section 5. Deposit Accounts, Maintaining Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims.

(a) To further secure the prompt payment and performance of all Obligations, each Grantor hereby grants to Collateral Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Grantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Except as otherwise provided in Section 5.03 of the Credit Agreement, each Grantor will maintain Deposit Accounts only with a bank (which may include the Collateral Agent) (a “Pledged Account Bank”) that has entered into a Deposit Account Control Agreement (each such Deposit Account, a “Pledged Deposit Account”); provided, however, that no Excluded Account shall be required to be subject to a Deposit Account Control Agreement. Each Grantor shall be the sole account holder of each Pledged Deposit Account and shall not allow any other Person (other than any Person having a Lien on such Pledged Deposit Account that is permitted pursuant to Section 10.01(d) or (q) of the Credit Agreement) to have Control over a Pledged Deposit Account or any property deposited therein. Such Pledged Deposit Accounts shall be maintained pursuant to lockbox or other arrangements reasonably acceptable to Collateral Agent. Collateral Agent may, during any Dominion Period, require immediate transfer of all funds in such Pledged Deposit Account to the U.S. Dominion Account maintained with Bank of America. Collateral Agent and Lenders assume no responsibility to Grantors for any lockbox arrangement, U.S. Collection Accounts, the Core U.S. Concentration Account or the U.S. Dominion Account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank. The Collateral Agent hereby agrees that it will not deliver a notice indicating that the Collateral Agent will take Control over a Deposit Account or a Securities Account under any Control Agreement unless an Event of Default has occurred and is continuing or a Dominion Period has commenced and is continuing.

(b) Grantors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Pledged Deposit Account (or a lockbox relating to a Pledged Deposit Account). If any Grantor or Subsidiary receives cash or payment items with respect to any Collateral, it shall hold same in trust for Collateral Agent and promptly (not later than the next Business Day) deposit same into a Pledged Deposit Account.

(c) The Collateral Agent may, at any time and without notice to, or consent from, any Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy such Grantor’s obligations under the Credit Documents if an Event of Default shall have occurred and be continuing or a Dominion Period has commenced and is continuing.

(d) Upon any termination by a Grantor of any Pledged Deposit Account, such Grantor will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all Account Debtors and any other obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

(e) Any Cash Collateral may be invested, at Collateral Agent’s discretion, in Cash Equivalents, but Collateral Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Grantor, and shall have no responsibility for any investment or loss. Collateral Agent may apply Cash Collateral to the payment of any Obligations, in such order as Collateral Agent may elect, as they become due and payable. Each Deposit Account in which Cash Collateral is held and all Cash Collateral shall be under the sole dominion and Control of Collateral Agent. No Grantor or other Person claiming through or on behalf of any Grantor shall have any right to any Cash Collateral, until Payment in Full of all Obligations.

(f) Upon the occurrence of and during the continuation of an Event of Default, each Grantor will maintain (i) all Electronic Chattel Paper so that the Collateral Agent has control of the Electronic Chattel Paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record.

(g) Each Grantor, by granting a security interest in its Receivables consisting of Letter-of-Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee (except to the extent that the applicable Grantor is required by applicable law to apply such proceeds to a specified purpose). If any Grantor is at any time a beneficiary under a letter of credit that is not a Supporting Obligation with respect to any Collateral and that is now or hereafter issued in favor of such Grantor, and (i) the face amount of such letter of credit is in excess of $2,000,000 individually or (ii) the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favor of any Grantor in which the Collateral Agent does not have a perfected security interest exceeds $5,000,000 in the aggregate, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall use commercially reasonable efforts to either (A) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (B) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as provided in the Credit Agreement.

(h) Upon the occurrence of an Event of Default, each Grantor shall (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

(i) Each Grantor will give prompt notice in writing (which notice shall reference this Section 5(i)) to the Collateral Agent of any Commercial Tort Claim individually valued in excess of $500,000 that may arise in the future and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such Commercial Tort Claim to the first priority security interest created under this Agreement.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) All Pledged Equity consisting of certificated securities and all Pledged Debt has been delivered to the Collateral Agent (unless the Noteholder Collateral Agent is granted a prior security interest therein and the same is required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement), in accordance herewith. If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, subject to Liens permitted under Section 10.01 of the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent, the Noteholder Collateral Agent or as otherwise permitted under the Credit Agreement.

(c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Section 2 to the Perfection Certificate or at another location as to which such Grantor has complied with the requirements of Sections 8 and 9(b). Such Grantor has obtained and maintains insurance with respect to its Equipment and Inventory in compliance with Section 8(k).

(d) The Pledged Equity issued by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt issued by such Grantor has been duly authorized, authenticated or issued and delivered and is the legal, valid and binding obligation of the issuers thereof and such Pledged Debt is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent unless required to be delivered to the Noteholder Collateral Agent pursuant to the terms of the Intercreditor Agreement, in which case, such promissory notes have been delivered to the Noteholder Collateral Agent) and the issuers thereof are not in default in any material respect under such Pledged Debt.

(e) As of the Effective Date, the Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule 7 to the Perfection Certificate. As of the Effective Date, no Grantor has any Investment Property or Financial Assets other than the Investment Property and Financial Assets listed on Schedules 7, 8 and 9 to the Perfection Certificate.

(f) Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

(g) The Perfection Certificate has been duly prepared, completed and executed by Holdings and the Company and the information set forth therein, including the exact legal name of each Grantor, its jurisdiction of organization and its organizational number, is true, accurate and complete as of the Effective Date and, solely with respect to information required to be updated pursuant to Section 9.01(n) of the Credit Agreement, as of the date of each subsequent delivery of such information required pursuant to Section 9.01(n) of the Credit Agreement.

(h) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Obligations; and (i) when effective UCC-1 financing statements are filed or recorded with the appropriate governmental authority referred to therein with respect to the Collateral described therein in which a security interest may be perfected by filing or recordation and (ii) upon the taking of possession or Control by the Senior Representative (as defined in the Intercreditor Agreement) pursuant to Article III of the Intercreditor Agreement of the Collateral described in Schedules 7, 8 and 9 of the Perfection Certificate with respect to which a security interest may be perfected only by possession or Control, all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and such security interest is, in the case of Revolving Facility First Lien Collateral, First Priority and, in the case of all Collateral other than Revolving Facility First Lien Collateral, Second Priority.

(i) None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 10.01 of the Credit Agreement.

(j) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act, except such non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in excess of $1,000,000 which has not been delivered to the Collateral Agent to the extent otherwise required to be delivered hereunder (other than purchase orders, supply agreements and invoices).

(l) As to itself and its Intellectual Property Collateral:

(i) To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted and the use of its Intellectual Property Collateral in connection therewith do not materially infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property Collateral owned by such Grantor and material to the operations of such Grantor and is entitled to use all such Intellectual Property Collateral subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule 13 to the Perfection Certificate constitutes all Intellectual Property Collateral registered or applied for by such Grantor in the United States.

(iv) Such Grantor has not received notice that any Intellectual Property Collateral of such Grantor has been adjudged invalid or unenforceable in whole or part.

Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor:

(i) [Reserved.]

(ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder;

(iii) execute and deliver to the Collateral Agent, prior to the opening of any Deposit Account (other than any Excluded Account) after the Effective Date, an executed Deposit Account Control Agreement with respect to each such Deposit Account;

(iv) if any Grantor shall, following the Effective Date, establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary, such Grantor shall, prior to opening such Securities Account or Commodity Account, notify the Collateral Agent thereof and deliver to the Collateral Agent an executed Securities Account Control Agreement with respect to such Securities Account or Commodity Account Control Agreement with respect to such Commodity Account, as the case may be; provided, however that no Grantor shall be required to deliver any Securities Account Control Agreement or Commodity Account Control Agreement with respect to any Securities Account or Commodity Account unless the value thereof, when aggregated with the value of all other Securities Accounts and Commodities Accounts not subject to a Securities Account Control Agreement or Commodity Account Control Agreement, exceeds $500,000; and

(v) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement have been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Collateral Agent from time to time such other reports in connection with such Collateral as the Collateral Agent may reasonably request.

(d) Each Grantor shall at all times defend its title to Collateral and the Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except for Liens permitted under Section 10.01 of the Credit Agreement.

Section 8. As to Accounts, Equipment and Inventory and Insurance.

(a) Records and Schedules of Accounts. Each Grantor shall keep accurate and complete records of its Accounts, including all payments and collections thereon. If Accounts in an aggregate face amount of (i) $5,000,000 or (ii) during a Trigger Period,

$1,500,000, or more cease to be Eligible Accounts, Grantors shall notify Collateral Agent of such occurrence promptly (and in any event within one Business Day) after any Grantor has knowledge thereof.

(b) Taxes. If an Account of any Grantor includes a charge for any Taxes, Collateral Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Grantor and to charge Grantors therefor; provided, however, that neither Collateral Agent nor Lenders shall be liable for any Taxes that may be due from Grantors or with respect to any Collateral.

(c) Account Verification. Collateral Agent shall have the right at any time, in connection with any appraisal, inspection or field examination conducted pursuant to Section 9.02(a) of the Credit Agreement, to verify the validity, amount or any other matter relating to any Eligible Accounts, subject to the restrictions set forth in Section 9.02(a). Grantors shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

(d) Maintenance. Grantors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage of any material portion of the Inventory of such Grantor.

(e) Records and Schedules of Equipment. Each Grantor shall keep accurate and complete records with respect to Inventory and Equipment owned by it, including kind, quality, quantity, costs, acquisitions and dispositions thereof.

(f) Dispositions of Equipment. No Grantor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Collateral Agent, other than as permitted by the Credit Agreement.

(g) Condition of Equipment. The Equipment material to the operation of each Grantor’s business is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Grantor shall ensure that the Equipment material to the operation of such Grantor’s business is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Grantor shall permit any Equipment to become affixed to Real Property unless any landlord or mortgagee delivers a Collateral Access Agreement.

(h) Locations of Equipment and Inventory. Each Grantor will keep its Equipment and Inventory (other than Inventory sold in the ordinary course of business or Equipment or Inventory sold, leased or disposed of in accordance with the Credit Agreement) at the places therefor specified in Section 2 to the Perfection Certificate or at such other locations as such Grantor may determine from time to time, provided that such Grantor shall give written notice to the Collateral Agent specifying any such other location within 30 days after the first date on which any Equipment or Inventory is moved to such location.

(i) Property Insurance. Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as required under Section 9.03 of the Credit Agreement. All proceeds under each policy shall be payable to the Collateral Agent or deposited directly to the Core U.S. Concentration Account (unless such proceeds are required to be paid to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement). From time to time upon request, the Grantors shall deliver to the Collateral Agent certified copies of its insurance policies (or, if requested by the Collateral Agent, originals of its insurance policies) and updated flood plain searches. Unless the Collateral Agent shall agree otherwise, each policy of property insurance shall include satisfactory endorsements as required by Section 9.03(b) of the Credit Agreement. If any Grantor fails to provide and pay for any insurance or if Holdings or any of its Subsidiaries fails to endorse and deposit all policies or certificates as required hereby, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Grantors jointly and severally agree to reimburse the Collateral Agent for all costs and expenses of procuring such insurance. Each Grantor agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein. So long as no Event of Default has occurred and is continuing, the Grantors may settle, adjust or compromise any insurance claim in an aggregate amount less than $10,000,000 relating to the ABL Priority Collateral (as defined in the Credit Agreement), as long as the proceeds are delivered to the Collateral Agent or deposited to the Core U.S. Concentration Account as provided above (unless such proceeds are required to be paid to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement). If an Event of Default has occurred and is continuing and with respect to claims in an aggregate amount equal to or greater than $2,500,000 only the Collateral Agent (or the Noteholder Collateral Agent, if required pursuant to the Intercreditor Agreement) shall be authorized to settle, adjust and compromise such claims. Further, each Grantor will duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Credit Documents and cause the insurers to acknowledge notice of such assignment.

(j) Insurance Proceeds. Any insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral shall be paid to Collateral Agent subject to the terms of the Intercreditor Agreement. Any such proceeds or awards shall be released to the Grantors unless an Event of Default shall have occurred and be continuing and no Dominion Period otherwise shall have commenced and be continuing. Following the occurrence and during the continuance of an Event of Default, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral received by the Collateral Agent shall be applied as set forth in Section 17 hereof. Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance.

Section 9. Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts; Assigned Agreements. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location of its chief executive office from those set forth in Section 1 to the Perfection Certificate without giving not less than 15 days prior written notice thereof to the Collateral Agent (or such lesser period of time as the Collateral Agent may agree) and thereafter taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts.

(b) If any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent (including as set forth on Section 2(g) to the Perfection Certificate) or is located at leased premises or mortgaged property, such Grantor will (i) notify any such warehouseman, bailee, agent or landlord of the security interest created hereunder, (ii) instruct any such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions, and (iii) with respect to Material Leaseholds (as defined in the Credit Agreement), use commercially reasonable efforts to obtain a Collateral Access Agreement from such warehouseman, bailee or agent or the applicable landlord or mortgagee.

(c) Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables, Assigned Agreements and Related Contracts. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or, during the continuation of an Event of Default, the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify the obligors under any Receivables, Assigned Agreements and Related Contracts of the assignment of such Receivables, Assigned Agreements and Related Contracts to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, Assigned Contracts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, and to otherwise exercise all rights with respect to such Receivables, Assigned Agreements and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. Upon the occurrence and during the continuation of an Event of Default, or upon the commencement and during the continuation of a Dominion Period, all amounts and proceeds (including, without limitation, Instruments) received by such Grantor in respect of the Receivables, Assigned Agreements and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be transferred to the U.S. Dominion Account as set forth in Section 5.02(c) of the Credit Agreement for application to the Obligations as provided therein (in the case of a Dominion Period pursuant to clause (i)(y) of the definition thereof) or Section 17 of this Agreement (in the case of an Event of Default). Upon the occurrence and during the continuation of an Event of Default, (i) without the prior written consent of the Collateral Agent, no Grantor will grant any extension with respect to the time of payment of any Receivable or any amount due on any Assigned Agreement or Related Contract, adjust, settle or compromise the amount or payment of any Receivable or any amount due on any Assigned Agreement or Related Contract for less than the full amount thereof, release wholly or partly any Account Debtor or obligor thereof, allow any credit or discount thereon (except, in each case, in the ordinary course of business consistent with past practice unless the Collateral Agent shall have notified such Grantor that its right to do so has been terminated) or make any amendment, supplement or modification thereto, and (ii) the applicable Grantor shall deliver to the Collateral Agent a copy of each demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than $1,000,000 of the aggregate amount of its then outstanding Accounts. Except as permitted by the Credit Agreement, no Grantor will permit or consent to the subordination of its right to payment under any of the Receivables, Assigned Agreements or Related Contracts to any other indebtedness or obligations of the Account Debtor or obligor thereof.

(d) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables, Assigned Agreements and Related Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable, Assigned Agreement or Related Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, nor any Secured Party, be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable, Assigned Agreement or Related Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(e) Each Grantor will at its expense: (i) maintain the Assigned Agreements to which it is a party and which are material to the conduct of such Grantor’s business in full force and effect and enforce such Assigned Agreements in accordance with the terms thereof and (ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to any Assigned Agreements to which it is a party and which are material to the conduct of such Grantor’s business, and from time to time (A) furnish to the Collateral Agent such written information and reports regarding such Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) make to each other party to any such Assigned Agreement such demands and requests for written information and reports or for action as such Grantor is entitled to make thereunder and which are consistent with the reasonable business judgment of such Grantor.

(f) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder. Each Grantor agrees, and will promptly instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

Section 10. As to Intellectual Property Collateral. (a) With respect to Intellectual Property Collateral material to the conduct of its business, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and

Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other governmental authority located in the United States or Canada, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) if consistent with the reasonable business judgment of such Grantor, pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application material to the conduct of its business, now or hereafter included in such Intellectual Property Collateral owned by such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its Intellectual Property Collateral, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware that any item of Intellectual Property Collateral material to the conduct of its business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same.

(c) In the event that any Grantor becomes aware that any item of its Intellectual Property Collateral material to the conduct of its business is being materially infringed or misappropriated by a third party in any way, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent (solely during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) No Grantor shall do or permit any act or knowingly omit to do any act whereby any Intellectual Property Collateral material to the conduct of its business may prematurely lapse or become invalid or unenforceable or placed in the public domain.

(e) Each Grantor shall take all commercially reasonable steps which it or the Collateral Agent (solely during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to preserve and protect each item of the Intellectual Property Collateral material to the conduct of its business, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps reasonably necessary to ensure that all licensed users of any such Trademarks use such consistent standards of quality.

(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in form and substance reasonably satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(a)(xvii) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, if such Grantor has obtained After-Acquired Intellectual Property not subject to an existing Intellectual Property Security Agreement (as defined above), concurrently with the delivery of financial statements under Sections 9.01(a) and (b) of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an Intellectual Property Security Agreement covering such After-Acquired Intellectual Property subject to registration and application, which Intellectual Property Security Agreement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h) Nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such action is desirable in the conduct of its business.

Section 11. Voting Rights: Dividends: Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose consistent with this Agreement, the Credit Agreement and the other Secured Debt Documents; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action (i) is inconsistent with the terms of the Credit Documents, or (ii) could adversely affect in any material respect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Secured Debt Document or the ability of the Secured Parties to exercise the same.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Secured Debt Documents; provided, however, that any and all:

(A)	dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B)	dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral, shall be, and shall be forthwith delivered to the Collateral Agent (unless required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) to hold as Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent (unless required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease, and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent (or the Noteholder Collateral Agent, if required pursuant to the Intercreditor Agreement), which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent (unless required to be delivered to the Noteholder Collateral Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

(c) Upon the occurrence and during the continuation of an Event of Default or otherwise upon the commencement and during the continuation of a Dominion Period, the Collateral Agent shall be authorized to exercise exclusive Control over all Deposit Accounts, Securities Accounts and Commodity Accounts.

Section 12. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor that is an Affiliate of such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor or another Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities (subject to the provisions of clause (y) of the proviso to Section 1(a)).

Section 13. Collateral Agent Appointed Attorney in Fact. Upon the occurrence and during the continuation of an Event of Default, each Grantor hereby irrevocably appoints the Collateral Agent (and all Persons designated by Collateral Agent) as such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (but at the cost and expense of the Grantors). Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon and the occurrence and during the continuance of an Event of Default (subject to the provisions of the Intercreditor Agreement):

(a) to endorse a Grantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or control;

(b) to obtain and adjust insurance required to be paid to the Collateral Agent;

(c) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(d) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper;

(e) to (i) notify any Account Debtors of the assignment of any Grantor’s Accounts, demand and enforce payment of any Grantor’s Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to any Grantor’s Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other

Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Grantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Grantor is a beneficiary; (xi) make and adjust claims under insurance policies; (xii) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Grantor is a beneficiary; and (xiii) take all other actions as Collateral Agent deems appropriate to fulfill any Grantor’s obligations hereunder.

(f) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral or any other action as the Collateral Agent deems appropriate to fulfill any Grantor’s obligations under the Secured Debt Documents.

Section 14. Collateral Agent May Perform. Collateral Agent may, in its discretion at any time and from time to time after giving notice to the Grantors, at Grantors’ expense, do any act required of a Grantor hereunder or otherwise lawfully requested by Collateral Agent (and not performed by a Grantor) to (a) enforce this Agreement; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided, however, that the Collateral Agent’s failure to provide any such notice shall not be deemed to be a breach of Collateral Agent’s obligations under this Agreement. All payments, costs and expenses of Collateral Agent under this Section shall be reimbursed to Collateral Agent by Grantors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate. Any payment made or action taken by Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Credit Documents.

Section 15. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the Grantors. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Grantors’ sole risk.

Section 16. Remedies. If any Event of Default shall have occurred and be continuing (but subject to the terms of the Intercreditor Agreement):

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) take possession of any Collateral;

(ii) require the Grantors to, at Grantor’s expense, and each Grantor hereby agrees that it will, at its expense, forthwith assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent;

(iii) without notice except as specified below, sell, lease or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere (including on any Grantor’s premises), without charge, for cash, on credit, for future delivery or any combination thereof, without assumption of any credit risk and upon such other terms as the Collateral Agent may deem commercially reasonable;

(iv) enter and occupy any premises owned or, to the extent lawful and permitted, leased, by any of the Grantors where the Collateral or any part thereof is assembled or located in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation;

(v) without notice and at its option, transfer or register the Pledged Equity or any part thereof into the name of the Collateral Agent or the Collateral Agent’s nominee(s), with or without any indication that such Pledged Equity is subject to the security interest hereunder; and

(vi) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of a Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, Assigned Agreements, Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal of, all funds and all other property held in or credited to any Deposit Account, Securities Account or Commodity Account and (C) exercise all other rights and remedies with respect to the Receivables, Assigned Agreements, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.

Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute commercially reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 16(a) without accountability to any Grantor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Company as hereinabove specified, the Collateral Agent need give the Company only such notice of disposition as shall be required by such applicable law. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid [and]

binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at Grantors’ expense.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Obligations, as set forth in Section 17. Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Obligations against any funds held with respect to any Deposit Account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, such Intellectual Property Collateral shall be subject to the Closing Date License (as defined in the Intercreditor Agreement) and shall be made in accordance with Section 10.12 of the Credit Agreement.

(f) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 16, each Grantor agrees that, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 16, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

(h) For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 16 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent effective upon the occurrence and during the continuation of an Event of Default, and to the extent assignable, an irrevocable, nonexclusive license or other right to use, license or sublicense (without payment of royalty or other compensation to any Person) any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property Collateral and (b) is not prohibited by any rule of law, statute or regulation; provided, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

(i) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Security Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, so long as such private sale is made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Security Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

Section 17. Application of Proceeds. (a) (I) Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Credit Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject to the terms of the Intercreditor Agreement):

(i) first, to the payment of all amounts owing the Collateral Agent or the Administrative Agent of (i) any and all sums advanced by the Administrative Agent and/or the Collateral Agent in order to preserve the Collateral or preserve the security interest in the Collateral hereunder, (ii) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs and (iii) all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement pursuant to Section 18 hereof;

(ii) second, to all amounts owing to the Administrative Agent on Swingline Loans to be applied to interest thereon and then to principal thereof;

(iii) third, to all amounts owing to the Issuing Lenders on Letter of Credit Obligations;

(iv) fourth, to all U.S. Borrower Obligations constituting Fees (excluding amounts owing to the Cash Management Creditors and Hedge Creditors);

(v) fifth, to all U.S. Borrower Obligations constituting interest (excluding amounts owing to the Cash Management Creditors and Hedge Creditors);

(vi) sixth, to all other U.S. Borrower Obligations (other than Cash Management Obligations and Hedge Obligations);

(vii) seventh, to Cash Collateralize all outstanding Letters of Credit;

(viii) eighth, to Qualified Secured Cash Management Obligations and Qualified Secured Hedging Obligations (other than Canadian Borrower Obligations);

(ix) ninth, to the Canadian Borrower Obligations in accordance with Section 10.12 of the Canadian Security Agreement;

(x) tenth, if the Senior Secured Notes Obligations Termination Date has not theretofore occurred, amounts equal to the Noteholder Obligations shall be paid to the Noteholder Collateral Agent for application to the Noteholder Obligations in accordance with the Senior Secured Notes Indenture and the Intercreditor Agreement;

(xi) eleventh, following the termination of this Agreement pursuant to Section 22 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

Amounts shall be applied to each category of Obligations set forth above until Payment In Full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.

(II) Subject to the terms of the Intercreditor Agreement, all proceeds from any sale or other disposition of the Noteholder First Lien Collateral shall be applied as follows:

(i) first, in accordance with the Intercreditor Agreement, to the Noteholder Collateral Agent for application to the Noteholder Obligations until same have been repaid in full; and

(ii) second, to the extent proceeds remain after the application pursuant to preceding clause (i), as otherwise provided in Section 17(a)(I).

(b) [RESERVED]

(c) If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the Obligations, of the other Secured Parties, with each Secured Party whose Obligations have not been Paid In Full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(d) Each of the Secured Parties, by their acceptance of the benefits hereof and of the other Security Documents executed by a Grantor, agrees and acknowledges that if the Secured Parties receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all Unpaid Drawings have been Paid In Full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Secured Parties, as cash security for the repayment of Obligations owing to the Secured Parties as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 17(a) hereof.

(e) Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (w) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, (x) if to the Hedge Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedge Creditors or, in the absence of such a Representative, directly to the Hedge Creditors, (y) if to the Cash Management Creditors, directly to the Cash Management Creditors, and (z) if to the Noteholder Secured Parties, to the Noteholder Collateral Agent for the account of the Noteholder Secured Parties.

(f) For purposes of applying payments received in accordance with this Section 17, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Hedge Creditors and (iii) the Cash Management Creditors for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Parties. Unless it has written notice from a Hedge Creditor or a Cash Management Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreements are in existence.

(g) [Reserved]

(h) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(i) It is understood and agreed by each Grantor and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 17 (including, without limitation, as to whether given Collateral constitutes Noteholder First Lien Collateral or Revolving Facility First Lien Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor and each

Secured Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 18. Indemnity and Expenses. (a) The Grantors hereby jointly and severally agree to indemnify and hold harmless the Collateral Agent and each other Secured Party and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement or any other transactions contemplated herein or the exercise of any rights or remedies provided herein (in all cases except as expressly otherwise provided herein, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except, in each case, to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which this indemnity applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Grantor, any of its Subsidiaries, equity holders or creditors, a third party or an Indemnified Party and whether or not an Indemnified Party is otherwise a party thereto. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Grantor or any of their Affiliates, equity holders or creditors arising out of or in connection with, or related to any aspect of, this Agreement, except to the extent of direct damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. It is further agreed that the Indemnified Parties (i) shall only have liability to the Grantors (as opposed to any other Person) and, in each case, shall be liable solely in respect of its own obligations or actions under or in connection with this Agreement on a several, and not joint, basis with any other Indemnified Party and (ii) shall not be liable for any special, indirect, consequential or punitive damages. Notwithstanding any other provision hereof, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by Grantors. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Grantors’ sole risk.

Section 19. Amendments; Waivers; Additional Grantors: Etc. (a) Subject to Section 13.12 of the Credit Agreement and Section 2.12 of the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Company, (ii) each other Grantor to which such amendment or waiver is to apply, and (iii) the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Parties (and not all Secured Parties in a like or similar manner) shall require the written consent of the Requisite Secured Parties of such Class. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person of a Joinder Agreement, such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Credit Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Credit Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor. Concurrently with the delivery or authentication by such Additional Grantor of a Joinder Agreement, such Additional Grantor shall deliver a supplement to the Perfection Certificate setting forth the information required pursuant to the Perfection Certificate solely with respect to such Additional Grantor (other than any information that, by the terms of the Perfection Certificate, is required to be disclosed only as of the Effective Date) and each reference in this Agreement and in the other Credit Documents to the Perfection Certificate shall mean and be a reference to the Perfection Certificate as supplemented thereby.

Section 20. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Company at the Company’s address specified in Section 13.03 of the Credit Agreement and if to the Collateral Agent, at the Administrative Agent’s address specified in Section 13.03 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 13.03 of the Credit Agreement.

Section 21. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date (such date being the “Release Date”) of (i) the termination of the Total Revolving Loan Commitment and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no demand for payment has been made and (B) obligations and liabilities under Qualified Secured Cash Management Agreements and Qualified Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Creditors or Hedge Creditors shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable Issuing Lender shall have been made), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 13.04 of the Credit Agreement.

Section 22. Release; Termination. (a) Upon (x) any sale, lease, transfer or other disposition of any item of Collateral permitted by, and in accordance with, the terms of the Credit Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.12 of the Credit Agreement, (y) the release of any Grantor from its obligations under the applicable Guaranty, if any, in accordance with the terms of the Credit Documents or (z) the release of a Lien in any Collateral required by Section 2.06 of the Intercreditor Agreement, the Collateral Agent will (without recourse and without representation and warranty), at Grantors’ expense, execute and deliver to the Company such documents as Company shall reasonably request to evidence the release of such item of Collateral or such Grantor, as the case may be, from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing, (ii) Company shall have delivered to the Collateral Agent, at least ten (10) Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing the item of Collateral or Grantor and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of an Authorized Officer the Company to the effect that the transaction is in compliance with the Credit Documents and as to such other matters as the Collateral Agent may reasonably request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the applicable clause of Section 5.02 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under the applicable clause of Section 5.02 of the Credit Agreement and (iv) it is hereby acknowledged and agreed that, notwithstanding anything contained herein or in any other Credit Document to the contrary, the sale of Equity Interests in a Credit Party will not be deemed a sale or transfer of the ABL Priority Collateral (as defined in the Credit Agreement), if any, owned by such Credit Party and the Collateral Agent’s Lien will continue therein unless and until released in accordance with the terms hereof and of the other Credit Documents.

(b) Upon the occurrence of the Release Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will (without recourse and without representation and warranty), at the Grantors’ expense, execute and deliver to the Company such documents as Company shall reasonably request to evidence such termination.

Section 23. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Collateral Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page hereto or to any amendment or waiver of any provision of this Agreement or to any Joinder Agreement by telecopy or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart.

Section 24. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 25. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRANTORS: AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:
Name:
Title:

AFFINIA GROUP INC.

By:
Name:
Title:

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:
Name:
Title:

AFFINIA CANADA GP CORP.

By:
Name:
Title:

AFFINIA PRODUCTS CORP. LLC

By:
Name:
Title:

AUTOMOTIVE BRAKE COMPANY INC.

By:
Name:
Title:

BRAKE PARTS INC.

By:
Name:
Title:

IROQUOIS TOOL SYSTEMS, INC.

By:
Name:
Title:

KRIZMAN INTERNATIONAL, INC.

By:
Name:
Title:

WIX FILTRATION CORP LLC

By:
Name:
Title:

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:
Name:
Title:

COLLATERAL AGENT:

BANK OF AMERICA, N.A., AS COLLATERAL AGENT,

By:
Name:
Title:

By:
Name:
Title:

Exhibit G-2

AFFINIA CANADA ULC,

AFFINIA CANADA HOLDINGS CORP.,

AFFINIA CANADA L.P.,

as Grantors

and

BANK OF AMERICA, N.A.

as Collateral Agent

GENERAL SECURITY AGREEMENT

August 13, 2009

SECURITY AGREEMENT

Security agreement dated as of August 13, 2009 made by Affinia Canada Holdings Corp. (the “Obligor”), Affinia Canada ULC (“Canada ULC”) and Affinia Canada LP, by its general partner Affinia Canada GP Corp. (“Canada LP”) and by each other person that becomes a party hereto pursuant to a Joinder Agreement (as defined below) (each such person, an “Additional Grantor”) to and in favour of Bank of America, N.A., as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

RECITALS:

(a)	The Lender Creditors (as hereinafter defined) have agreed to make certain credit facilities available to the Obligor, as Canadian Borrower, on the terms and conditions contained in a credit agreement, dated as of the date hereof, among, inter alios, the Obligor, Canada ULC, Canada LP, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) and the Collateral Agent (as amended, restated, modified, supplemented, refinanced or replaced from time to time, the “Credit Agreement”);

(b)	The Obligor may at any time and from time to time enter into one or more Qualified Secured Hedging Agreements with one or more with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Hedge Creditors”);

(c)	The Obligor may at any time and from time to time enter into one or more Qualified Secured Cash Management Agreements with one or more Lenders and/or any affiliate thereof (each such Lender and/or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or such affiliate’s successors and assigns, if any, collectively, the “Cash Management Creditors” and, together with the Lender Creditors and the Hedge Creditors, collectively, the “Secured Parties”).

(d)	Canada ULC and Canada LP (collectively, the “Canadian Guarantors”, and each a “Canadian Guarantor”) have agreed to guarantee the Obligations of the Obligor pursuant to the terms of a guarantee dated the date hereof granted by each of the Canadian Guarantors to and in favour of the Collateral Agent pursuant to which they guarantee the Obligations (as hereinafter defined) of the Obligor under the Credit Agreement and the other Credit Documents (the “Canadian Guarantee Agreement”).

Signature Page to Canadian General Security Agreement

(e)	It is a condition precedent to (i) the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement; (ii) the entry into Qualified Secured Hedging Agreements by the Hedge Creditors; (iii) the entry into Qualified Secured Cash Management Agreements by the Cash Management Creditors; in each case, from time to time, that the Obligor and the Canadian Guarantors shall have granted the assignment and security interest contemplated by this Agreement; and

(f)	The Obligor and the Canadian Guarantors (each a “Grantor” and collectively, the “Grantors”) will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Documents, the Secured Hedging Agreements and the Secured Cash Management Agreements;

In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, each of the Grantors agrees as follows.

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Account Debtor” has the meaning specified in the Credit Agreement.

“Additional Grantor” has the meaning specified in the recitals of this Agreement.

“Administrative Agent” means Bank of America, N.A. acting as administrative agent for the Lenders under the Credit Agreement and the other Credit Documents and any successor administrative agent appointed under the Credit Agreement, and its successors and permitted assigns.

“After-Acquired Intellectual Property has the meaning specified in Section 8.5(2).

“Agreement” means this security agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Collateral” means, collectively, all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements (as defined in the Credit Agreement), any Other Hedging Agreements (as defined in the Credit Agreement), licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements) the Related Contracts and the IP Agreements, in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

“Assigned Agreements” has the meaning specified in the definition of “Agreement Collateral”.

“Business Day” has the meaning specified in the Credit Agreement.

“Canadian Guarantee Agreement” has the meaning specified in the recitals of this Agreement.

“Canadian Guarantors” has the meaning specified in the recitals of the Agreement.

“Cash Collateral” has the meaning specified in the Credit Agreement.

“Cash Equivalents” has the meaning specified in the Credit Agreement.

“Cash Management Creditors” has the meaning specified in the recitals of the Agreement.

“Cash Management Obligations” means all Obligations owing by any Grantor under the Qualified Secured Cash Management Agreements.

“Class” shall mean each class of Secured Parties with outstanding Obligations secured hereby at such time, i.e. (x) the Lender Creditors as holders of the Credit Document Obligations, (y) the Hedge Creditors as holders of the Hedge Obligations or (z) the Cash Management Creditors as holders of the Cash Management Obligations.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Agent” has the meaning specified in the first paragraph of the Agreement.

“Company” means Affinia Group Inc., a Delaware corporation, and its successors and permitted assigns.

“Computer Software” has the meaning specified in paragraph (d) of the definition of “Intellectual Property”.

“Control” means (i) in the case of each certificated security, uncertificated security or security entitlement, “control”, as such term is defined in the STA, and (ii) in the case of a futures contract, “control” as such term is defined in the PPSA.

“Control Agreements” means, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Futures Account Control Agreements, and “Control Agreement” means any of the foregoing.

“Copyrights” has the meaning specified in paragraph (c) of the definition of “Intellectual Property”.

“Credit Agreement” has the meaning specified in the recitals of the Agreement and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Administrative Agent or Lenders.

“Credit Documents” means the Credit Agreement, this Agreement and each other Credit Document (as such term is defined in the Credit Agreement).

“Credit Document Obligations” means all Obligations owing by any Grantor under the Credit Documents.

“Deposit Account” has the meaning specified in the Credit Agreement.

“Deposit Account Control Agreement” means a “Cash Management Control Agreement”, as such term is defined in the Credit Agreement.

“Effective Date” has the meaning specified in the Credit Agreement.

“Equity Interests” shall mean “Capital Stock” as defined in the Intercreditor Agreement (as defined in the Credit Agreement).

“Event of Default” shall have the meaning specified in the Credit Agreement.

“Excluded Account” shall have the meaning specified in the Credit Agreement.

“Excluded Assets” means, collectively, the following:

(a)	any motor vehicle or other asset covered by a certificate of title or ownership to the extent that a security interest in such asset cannot be perfected by the filing of a financing statement under the PPSA;

(b)	any securities or equity interests held by a Grantor in any entity that is not an entity incorporated, created or formed under the laws of Canada or the United States;

(c)	any asset of a Grantor (including Equity Interests and any lease, license, contract, property right or agreement to which a Grantor is a party, and any of its rights or interest thereunder) owned on the Effective Date to the extent that, and for so long as, such grant of a security interest in such asset would violate any applicable law, rule or regulation, or would violate, breach, terminate, constitute a default under or require any consent not obtained under or give rise to any right of acceleration, modification or cancellation under, the organizational documents of any non-Wholly-Owned Subsidiary (as defined in the Credit Agreement) or any contractual obligation (including Liens, leases and licenses permitted under the Credit Agreement) binding on such Grantor or on such asset and in effect on the Effective Date (in each case, only to the extent that such contractual obligations are effective under applicable law);

(d)	any asset of a Grantor (including Equity Interests and any lease, license, contract, property right or agreement to which a Grantor is a party, and any of its rights or interest thereunder) acquired by a Grantor after the Effective Date, to the extent that, and for so long as, (A) the grant of a security interest in such assets would violate any applicable law, rules or regulation, or would violate, breach, terminate, constitute a default under or require any consent not obtained (following commercially reasonable efforts by the applicable Grantor) under or give rise to any right of acceleration, modification or cancellation under, the organizational documents of any non-Wholly Owned Subsidiary (as defined in the Credit Agreement) or any contractual obligation (including Liens, leases and licenses permitted under the Credit Agreement) binding on such Grantor or on such asset and (B) such law, regulation, organizational document or contractual obligation existed at the time of the acquisition thereof and was not (except in the case of customary restrictions and conditions contained in agreements and other documents (including organization documents) governing any Permitted Joint Venture (as defined in the Credit Agreement)) created or made binding upon such asset in contemplation of or in connection with the acquisition of such asset;

(e)	any and all leasehold interests in Real Property (as defined in the Credit Agreement); and

(f)	any Letter of Credit Rights to the extent a Grantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose.

“Expenses” has the meaning specified in Section 2.2(b).

“Futures Account Control Agreement” means an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over all futures contracts in a specified futures account.

“Grantors” has the meaning specified in the recitals of this Agreement.

“Hedge Creditors” has the meaning specified in the recitals of this Agreement.

“Hedge Obligations” means all Obligations that are owing by any Grantor under the Qualified Secured Hedging Agreements.

“Holdings” means Affinia Group Intermediate Holdings Inc., a Delaware corporation, and its successors and permitted assigns.

“Indemnified Party” has the meaning specified in Section 9.1(1).

“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument, but excludes investment property.

“Intellectual Property” means, collectively, the following, whether domestic or foreign:

(a)	(i) all patents, patent applications, utility models and statutory invention registrations arising under the laws of Canada, the United States, any other country or any political subdivision thereof, all inventions claimed or disclosed therein, all improvements thereto and all renewal, reissues, reexaminations and extensions thereof, all rights to obtain any renewals, reissues or extensions thereof, all divisions, continuations and continuations-in-part of the foregoing and all goodwill associated therewith (“Patents”);

(b)	all trademarks, service marks, domain names, website names, world wide web addresses, trade dress, logos, designs, slogans, trade names, the Grantors’ names, business names, fictitious business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby, all registrations and recordings thereof, and all applications in connection therewith, whether in the Canadian Intellectual Property Office, the United States Patent and Trademark Office or in any similar office or agency of Canada, the United States, or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and the right to obtain all renewals thereof (“Trademarks”);

(c)	all copyrights arising under the laws of Canada, the United States, any other country or any political subdivision thereof, including copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered, published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Intellectual Property Office, the United States Copyright Office, or in any similar office or agency of any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and the right to obtain all renewals thereof (“Copyrights”);

(d)

all computer software, programs and databases (including source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights, indemnification rights and any other proprietary rights in Computer Software and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(e)	all non-public, confidential and proprietary information of any Grantor, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, invention disclosures, improvements, discoveries, confidential information, methods, technology, designs, research and development information, databases and data, including, without limitation, technical data, schematics, formulae, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and documentation relating to any of the foregoing (collectively, “Trade Secrets”)

(f)	mask works, mask work registrations and applications for mask work registrations;

(g)	designs, design registrations, design registration applications and integrated circuit topographies;

(h)	any other intellectual, industrial and intangible property of any type;

(i)	all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(j)	any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages.

“Intellectual Property Security Agreement” has the meaning specified in Section 8.5(1) hereof.

“IP Agreements” means, collectively, all written agreements, permits, consents and orders relating to the licence, development, use or disclosure of any Intellectual Property to which any Grantor, is a party or with respect to which such Grantor has any rights.

“Joinder Agreement” has the meaning specified in the Credit Agreement.

“Lender Creditors” means the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent.

“Lenders” has the meaning specified in the recitals of this Agreement.

“Letter of Credit Rights” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.

“Lien” means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, encumbrance, lien (statutory or otherwise), hire purchase agreement, conditional sale agreement, deposit arrangement, title retention agreement or arrangement, or any other assignment, arrangement or condition that in substance secures payment or performance of an obligation, (ii) any trust arrangement, (iii) any arrangement which creates a right of set-off out of the ordinary course of business, (iv) any agreement to grant any such rights or interests; (v) any financing or similar statement or notice filed under the UCC, PPSA or any other similar recording or notice statute, and (vi) any lease having substantially the same effect as any of the foregoing.

“Obligations” has the meaning specified in the Credit Agreement.

“Obligor” has the meaning specified in the first paragraph of this Agreement.

“Patents” has the meaning specified in paragraph (a) of the definition of “Intellectual Property”.

“Payment in Full” has the meaning defined in the Intercreditor Agreement (as defined in the Credit Agreement).

“Payment Item” means each cheque, draft or other item of payment payable to a Credit Party, including those constituting proceeds of any Collateral.

“Perfection Certificate” has the meaning specified in the Credit Agreement.

“Permitted Liens” has the meaning specified in the Credit Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any agency or political subdivision thereof or any other entity.

“Pledged Account Bank” has the meaning specified in Section 5.1(a).

“Pledged Debt” means, in respect of any Grantor, all indebtedness from time to time owed to such Grantor, including all promissory notes or Instruments, if any, evidencing such indebtedness, all indebtedness owed to such Grantor pursuant to each Intercompany Note and the Instruments set forth on Schedule 1 hereto.

“Pledged Deposit Account” has the meaning specified in Section 5.1(a).

“Pledged Equity” means, in respect of any Grantor, all Equity Interests from time to time acquired, owned or held by such Grantor in any manner, including the Equity Interests owned by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule 2 hereto, and the certificates, if any, representing such shares or units or other Equity Interests.

“PPSA” means the Personal Property Security Act (Ontario) or other personal property security legislation of the applicable Canadian province or provinces in respect of any Grantor (including the Civil Code of the Province of Quebec and the Regulation respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Pro Rata Share” means, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Canadian Borrower Obligations and the denominator of which is the then outstanding amount of all Canadian Borrower Obligations.

“Qualified Secured Cash Management Agreement” has the meaning specified in the Credit Agreement.

“Qualified Secured Hedging Agreements” has the meaning specified in the Credit Agreement.

“Receivables” means, collectively, all accounts, chattel paper, Instruments, Deposit Accounts, intangibles and all Letter of Credit Rights, whether or not the respective letter of credit is evidenced by a writing (together with other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance).

“Registrable Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are capable of registration, recording or notation with any Governmental Authority pursuant to applicable laws.

“Related Contracts” means, collectively, all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the Receivables.

“Release Date” has the meaning specified in Section 10.7.

“Representative” has the meaning specified in Section 10.12(3).

“Requisite Secured Parties” of any Class means each of (x) with respect to the Credit Document Obligations, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders), (y) with respect to the Hedge Obligations, the holders of at least a majority of all Hedge Obligations outstanding from time to time under the Qualified Secured Hedging Agreements or (z) with respect to the Cash Management Obligations, the holders of at least a majority of all Cash Management Obligations outstanding from time to time under the Qualified Secured Cash Management Agreements.

“Secured Debt Documents” means and includes each Credit Document, each Qualified Secured Hedging Agreement and each Qualified Secured Cash Management Agreement.

“Secured Parties” has the meaning specified in the recitals to the Agreement.

“Secured Obligations” has the meaning specified in Section 2.2(b).

“Security” has the meaning given to the term “security” in the STA, but excludes any ULC Shares.

“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control with respect to a specified securities account.

“Security Collateral” means, collectively, the following:

(a)	all Pledged Debt and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(b)	all Pledged Equity and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

(c)	all investment property and all financial assets (including all Securities, security entitlements and securities accounts), the certificates or instruments, if any, representing or evidencing such investment property or financial assets and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all subscription warrants, rights or options issued thereon or with respect thereto.

“Security Interest” has the meaning specified in Section 2.2.

“STA” means the Securities Transfer Act, 2006 (Ontario) and the regulations promulgated thereunder as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Subagent” has the meaning specified in Section 3.7(3).

“Taxes” has the meaning specified in the Credit Agreement.

“Trademarks” has the meaning specified in paragraph (b) of the definition of “Intellectual Property”.

“Trade Secrets” has the meaning specified in paragraph (e) of the definition of “Intellectual Property”.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant US jurisdiction.

“ULC Shares” means shares in any unlimited company or unlimited liability corporation at any time owned or otherwise held by a Grantor, except the shares held by the Obligor in Canada ULC.

“US Security Agreement” means the US Security Agreement dated as of the date hereof among, inter alios, Holdings, the Company and certain other U.S. Subsidiaries of Holdings as grantors, and the Collateral Agent for the benefit of the Secured Parties.

“US$” or “$” means the lawful currency of the United States of America.

Section 1.2 Interpretation.

(1)	Terms defined in the PPSA or the STA, in each case, as in effect on the date hereof and used but not otherwise defined in this Agreement have the same meanings. For greater certainty, the terms “account”, “chattel paper”, “document of title”, “equipment”, “futures account”, “futures contract”, “futures intermediary”, “goods”, “intangible”, “inventory”, “investment property”, “money”, “personal property” and “proceeds” have the meanings given to them in the PPSA; and the terms “certificated security”, “deliver”, “entitlement holder”, “financial asset”, “securities account”, “securities intermediary”, “security”, “security entitlement” and “uncertificated security” have the meanings given to them in the STA.

(2)	Capitalized terms used in this Agreement but not otherwise defined have the meanings given to them in the Credit Agreement.

(3)	Any reference in any Credit Document to Liens permitted by the Credit Agreement and any right of any Grantor to create or suffer to exist Liens permitted by the Credit Agreement are not intended to and do not and will not subordinate the Security Interest to any such Lien or give priority to any Person over the Secured Parties.

(4)	In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(5)	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(6)	The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(7)	Any reference to this Agreement, any Secured Debt Document or any Security Document refers to this Agreement or such Secured Debt Document or such Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules attached to it. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

ARTICLE 2

SECURITY

Section 2.1 Grant of Security.

Subject to Section 2.4, each Grantor grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Collateral Agent, for the benefit of the Secured Parties, all such Grantor’s right title and interest in and to all of such Grantor’s personal property and undertaking now owned or hereafter acquired, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”) including, without limitation all of such Grantor’s:

(a)	present and after-acquired personal property;

(b)	inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the business of such Grantor;

(c)	equipment, machinery, furniture, fixtures, plant, vehicles and other goods of every kind and description and all licences and other rights and all related records, files, charts, plans, drawings, specifications, manuals and documents;

(d)	accounts due or accruing to such Grantor and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating thereto;

(e)	money, Cash Equivalents, Cash Collateral (whether such Cash Collateral is held in a Deposit Account or elsewhere), documents of title, chattel paper, financial assets and investment property;

(f)	Deposit Accounts, securities accounts and all of the credit balances, securities entitlements, other financial assets and items or property (or their value) standing to the credit of such Grantor from time to time in such securities accounts;

(g)	Instruments and Securities, including all Security Collateral and the Instruments and Securities held by such Grantor;

(h)	intangibles of such Grantor, including all security interests, goodwill, choses in action, Letter of Credit Rights, contracts, futures contracts, Agreement Collateral, contract rights, licenses, other contractual benefits and any other Receivables and Related Contracts;

(i)	Intellectual Property including the Registrable Intellectual Property listed in Schedule 3 hereto;

(j)	all authorizations, permits, approvals, grants, licenses, consents, rights, franchises, privileges, orders, awards or the like issued or granted by law or by rule or regulation of any public body or Governmental Authority now or hereafter issued or granted to such Grantor;

(k)	all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(1)	all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the property described in Sections 2.1(a) through Section 2.1 (k) inclusive, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(m)	all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable in any form, whether derived directly or indirectly, with respect to and relating to, any and all of the property described in Sections 2.1(a) through Section 2.1(1) inclusive, including, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and the proceeds of such proceeds;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

Section 2.2 Secured Obligations.

The security interest, assignment, mortgage, charge, hypothecation and pledge granted by this Agreement (collectively, the “Security Interest”) secures the payment and performance of:

(a)	the Obligations of each Grantor now or hereafter existing; and

(b)

subject to the terms of the Credit Agreement, all reasonable expenses, costs and charges incurred by or on behalf of the Collateral Agent or any of the other Secured Parties in connection with this Agreement, the Security Interest or the Collateral, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Collateral, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Collateral Agent’s or any of the other Secured Parties’ interest in any Collateral, whether or not directly relating to the enforcement of this Agreement or any other Secured Debt Document (collectively, the “Expenses” and, together with the Obligations, the “Secured Obligations”).

Section 2.3 Attachment.

(1)	Each Grantor acknowledges that (i) value has been given, (ii) it has rights (or, in the case of after-acquired Collateral, will have rights) in the Collateral or the power to transfer rights in the Collateral to the Collateral Agent, (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a copy of this Agreement.

(2)	Each Grantor hereby delivers to and deposits with the Collateral Agent any and all certificates, notes and other instruments evidencing the Pledged Equity listed as owned by such Grantor in Schedule 2 hereto, together with, in each case, a stock power duly endorsed in blank for transfer or other undated instruments of transfer satisfactory to the Collateral Agent and duly executed in blank and such other instruments of transfer and documents as the Collateral Agent may reasonably request. Each Grantor also hereby delivers to and deposits with the Collateral Agent any Instruments held by it together with, in each case, undated instruments of transfer satisfactory to the Collateral Agent and duly executed in blank and such other instruments of endorsement or assignment as the Collateral Agent may reasonably request.

(3)	Each Grantor will promptly inform the Collateral Agent in writing of the acquisition by such Grantor of any ULC Shares.

(4)	At the request of the Collateral Agent, each Grantor will take all action that the Collateral Agent deems advisable to cause the Collateral Agent to have Control over any Instruments, Securities or other investment property that are now or at any time become Collateral, including (i) causing the Collateral to be delivered or following an Event of Default that is continuing, transferred to or registered in the name of the Collateral Agent or its nominee or otherwise as the Collateral Agent may direct, (ii) endorsing any certificated Securities to the Collateral Agent or in blank by an effective endorsement, (iii) delivering the Collateral to the Collateral Agent or someone on its behalf as the Collateral Agent may direct, (iv) delivering to the Collateral Agent any and all consents or other documents or agreements which may be necessary to cause the Collateral Agent to have Control over any Collateral or to effect the transfer of any Collateral to the Collateral Agent or any third party, and (v) entering into Control Agreements with the Collateral Agent and the applicable securities intermediary, futures intermediary or issuer in respect of any Collateral in form and substance satisfactory to the Collateral Agent.

(5)	Each Grantor will promptly notify the Collateral Agent in writing of the acquisition by such Grantor of any Collateral consisting of an interest in a partnership or limited liability company, and such Grantor shall take all steps necessary in the opinion of the Collateral Agent, to ensure that such property is and remains a security for the purposes of the STA.

(6)	No Grantor shall cause or permit any Person other than the Collateral Agent to have Control of any investment property constituting part of the Collateral, other than Control in favour of a depositary bank or securities intermediary which has subordinated its Lien to the Lien of the Collateral Agent pursuant to documentation in form and substance satisfactory to the Collateral Agent.

(7)	Each Grantor will promptly notify the Collateral Agent in writing of the creation or acquisition by such Grantor of any Registrable Intellectual Property. Such Grantor will provide the Collateral Agent with a revised Schedule 3 hereto recording the acquisition and particulars of such additional Intellectual Property.

(8)	All certificates representing or evidencing the Pledged Equity and (ii) all Instruments representing or evidencing the Pledged Debt (excluding, unless an Event of Default has occurred and is continuing, Pledged Debt in an aggregate principal amount not in excess of $1,000,000), shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in this Agreement, (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Security Collateral consisting of financial assets credited to any securities account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any securities account.

(9)

Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of the STA, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of the STA, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of the STA, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(10)	With respect to any Security Collateral that constitutes an uncertificated security that has an individual par value equal to or exceeding $1,000,000 in which any Grantor has any right, title or interest, such Grantor will promptly notify the Collateral Agent thereof. During the continuation of an Event of Default, with respect to any Security Collateral in which such Grantor has any right, title or interest, such Grantor will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

(11)	Except for checks payable to a Grantor constituting an Instrument and deposited in accordance with the terms of the Credit Agreement and as otherwise set forth herein, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, certificated security or chattel paper, such Instrument, certificated security or chattel paper shall be promptly delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and provided that, unless an Event of Default has occurred and is continuing, no Grantor shall be required to deliver the same pursuant to this Section 2.3(11) to the extent that the aggregate value of the Collateral referred to in this Section 2.3(11) not so delivered does not exceed $1,000,000.

Section 2.4 Scope of Security Interest.

(1)	The Security Interest with respect to Trademarks constitutes a security interest in, and a charge, hypothecation and pledge of, such Collateral in favour of the Collateral Agent for the benefit of the Secured Parties, but does not constitute an assignment or mortgage of such Collateral to the Collateral Agent or any Secured Party.

(2)	Until the Security Interest is enforceable, the grant of the Security Interest in the Intellectual Property does not affect in any way any Grantor’s rights to commercially exploit the Intellectual Property, defend it, enforce such Grantor’s rights in it or with respect to it against third parties in any court or claim and be entitled to receive any damages with respect to any infringement of it.

(3)	The Security Interest does not extend to consumer goods or ULC Shares.

(4)	The Security Interest does not extend or apply to the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by any Grantor, but such Grantor will stand possessed of any such last day upon trust to assign and dispose of it as the Collateral Agent may reasonably direct.

(5)	Each Grantor shall, subject to Section 2.4(6) below, hold its interest in its Excluded Assets in trust for the Collateral Agent, provided that, until the Security Interest created hereby has become enforceable, such Grantor shall be entitled to all proceeds arising under or in connection with the Excluded Assets.

(6)	To the extent that the creation of the trust in Section 2.4(5) above would constitute a breach or permit the acceleration or termination of any Excluded Asset, the Security Interest created hereunder shall not attach to the Excluded Asset, but the Security Interest created hereby will constitute a trust created in favour of the Collateral Agent pursuant to which such Grantor shall hold as trustee its interest in all proceeds arising under or in connection with such Excluded Asset in trust for the Collateral Agent, provided that until the Security Interest created hereby has become enforceable, such Grantor shall be entitled to receive all such proceeds

Section 2.5 Grant of Licence to Use Intellectual Property.

At such time as the Collateral Agent is lawfully entitled to exercise its rights and remedies hereunder, each Grantor grants to the Collateral Agent an irrevocable, nonexclusive licence (exercisable without payment of royalty or other compensation to such Grantor) to use, assign or sublicense any Intellectual Property in which such Grantor has rights wherever the same may be located, including in such licence access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out. The license granted under this Section 2.5 is to enable the Collateral Agent to exercise its rights and remedies under Article 3 and for no other purpose. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property and (b) is not prohibited by any rule of law, statute or regulation; provided, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

Section 2.6 Care and Custody of Collateral.

(1)	Neither the Collateral Agent nor any other Secured Party has any obligation to keep Collateral in its possession identifiable.

(2)	The Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, (i) notify any Person obligated on an Instrument, Security or account to make payments to the Collateral Agent, whether or not any Grantor was previously making collections on such accounts, chattel paper, Instruments, and (ii) assume control of any proceeds arising from the Collateral.

(3)	The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with, any Collateral. The Collateral Agent has no obligation to protect or preserve any Collateral from depreciating in value or becoming worthless and is released from all responsibility for any loss of value, whether such Collateral is in the possession of, is a security entitlement of, or is subject to the control of, the Collateral Agent, a securities intermediary, any Grantor or any other Person, subject to gross negligence or wilful misconduct. In the physical keeping of any Securities or Instruments, the Collateral Agent is only obliged to exercise the same degree of care as it would exercise with respect to its own Securities or Instruments kept at the same place.

(4)	The Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, sell, transfer, use or otherwise deal with any investment property included in the Collateral over which the Collateral Agent has control, on such conditions and in such manner as the Collateral Agent in its sole discretion may determine.

Section 2.7 Expenses.

Each Grantor is liable for and will pay on demand by the Collateral Agent any and all Expenses, subject to the terms of the Credit Agreement.

ARTICLE 3

ENFORCEMENT

Section 3.1 Enforcement.

The Security Interest becomes and is enforceable against each Grantor upon the occurrence and during the continuance of an Event of Default.

Section 3.2 Remedies.

Whenever the Security Interest is or becomes enforceable, the Collateral Agent may at any time in its sole discretion realize upon the Collateral and enforce the rights of the Collateral Agent and the Secured Parties by:

(a)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)	holding, storing and keeping idle or operating all or any part of the Collateral;

(e)	exercising and enforcing all rights and remedies of a holder of the Collateral as if the Collateral Agent were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Collateral Agent or its nominee if not already done);

(f)	collection of any proceeds arising in respect of the Collateral;

(g)	collection, realization or sale of, or other dealing with, accounts;

(h)

license or sublicense, whether on an exclusive or nonexclusive basis, of any Intellectual Property for such term and on such conditions and in such manner as the Collateral Agent in its sole judgment determines (taking into account such provisions as may be necessary to protect and preserve such Intellectual Property);

(i)	instruction or order to any issuer, securities intermediary or futures intermediary pursuant to any Control the Collateral Agent has over any Collateral including instructions or orders to transfer all moneys, Security Collateral, Securities, Instruments, financial assets or futures contracts, as the case may be, to an account maintained with, by or on behalf of the Collateral Agent;

(j)	application of any moneys constituting Collateral or proceeds thereof in accordance with Section 10.12;

(k)	appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(1)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(m)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(n)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to any Grantor; and

(o)	any other remedy or proceeding authorized or permitted under the PPSA or otherwise by law or equity.

Section 3.3 Additional Rights.

In addition to the remedies set forth in Section 3.2 and elsewhere in this Agreement, the Collateral Agent may, either directly or through its agents or nominees, whenever the Security Interest is enforceable:

(a)	require any Grantor, at such Grantor’s expense, to assemble the Collateral at a place or places designated by notice in writing and such Grantor agrees to so assemble the Collateral immediately upon receipt of such notice;

(b)	require any Grantor, by notice in writing, to disclose to the Collateral Agent the location or locations of the Collateral and such Grantor agrees to promptly make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of any Grantor or otherwise;

(d)	redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the applicable Grantor);

(e)	pay any liability secured by any Lien against any Collateral (the applicable Grantor will immediately on demand reimburse the Collateral Agent for all such payments);

(f)	carry on all or any part of the business of any Grantor and, to the exclusion of all others including such Grantor, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by such Grantor for such time as the Collateral Agent sees fit, free of charge, and the Collateral Agent and the Secured Parties are not liable to such Grantor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(g)	borrow for the purpose of carrying on the business of any Grantor or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment;

(h)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to any Grantor; and

(i)	at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to any Grantor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Collateral Agent, the Collateral Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Secured Obligations then due and payable to it as a credit against the purchase price.

Section 3.4 Exercise of Remedies.

(1)	The remedies under Section 3.2 and Section 3.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent and the other Secured Parties however arising or created. The Collateral Agent and the other Secured Parties are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Collateral Agent and the other Secured Parties in respect of the Secured Obligations including the right to claim for any deficiency.

(2)	In the event of any sale or other disposition of any of the Intellectual Property of any Grantor, such Intellectual Property shall be subject to the Closing Date License (as defined in the Intercreditor Agreement) and shall be made in accordance with Section 10.12 of the Credit Agreement.

(3)	If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Article 3, each Grantor agrees that, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law. The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Article 3, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

Section 3.5 Receiver’s Powers.

(1)	Any receiver appointed by the Collateral Agent is vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of any Grantor or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Collateral Agent.

(2)	Any receiver appointed by the Collateral Agent will act as agent for the Collateral Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for any Grantor. The receiver may sell, lease, or otherwise dispose of Collateral as agent for any Grantor or as agent for the Collateral Agent as the Collateral Agent may determine in its discretion. Each Grantor agrees to ratify and confirm all actions of the receiver acting as agent for such Grantor, and to release and indemnify the receiver in respect of all such actions.

(3)	The Collateral Agent, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, any Grantor or otherwise and is not responsible for any misconduct or negligence of such receiver.

Section 3.6 Appointment of Attorney.

(1)

Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent (and any officer of the Collateral Agent) as such Grantor’s true and lawful attorney. As the attorney of each Grantor, the Collateral Agent has the power upon the occurrence of an Event of Default that is continuing to exercise for and in the name of such Grantor with full power of substitution, any of such Grantor’s right (including the right of disposal), title and interest in and to the Collateral and all such further acts, documents, matters and things which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement including the execution, endorsement, delivery and transfer of the Collateral to the Collateral Agent, its nominees or transferees, and the Collateral Agent and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as such Grantor might do. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default:

(a)	to endorse a Grantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or Control;

(b)	to obtain and adjust insurance required to be paid to the Collateral Agent;

(c)	to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(d)	to receive, endorse and collect any drafts or other Instruments, documents and chattel paper;

(e)	to (i) notify any account debtors of the assignment of any Grantor’s accounts, demand and enforce payment of any Grantor’s accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to any Grantor’s accounts; (ii) settle, adjust, modify, compromise, discharge or release any accounts or other Collateral, or any legal proceedings brought to collect accounts or Collateral; (iii) sell or assign any accounts and other Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of an account debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) endorse any chattel paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any accounts, Inventory or other Collateral; (viii) use a Grantor’s stationery and sign its name to verifications of accounts and notices to account debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Grantor is a beneficiary; (xi) make and adjust claims under insurance policies; (xii) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Grantor is a beneficiary; or (xiii) take all other actions as Collateral Agent deems appropriate to fulfill any Grantor’s obligations hereunder; and

(f)	to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral or any other action as the Collateral Agent deems appropriate to fulfill any Grantor’s obligations under the Secured Debt Documents.

(2)	This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of any of the Grantors. All acts of the attorney are hereby ratified and approved, and the attorney shall not be liable for any act, failure to act or any other matter or thing, except to the extent caused by its own gross negligence or wilful misconduct. This power of attorney extends to and is binding upon each Grantor’s successors and permitted assigns. Each Grantor authorizes the Collateral Agent to delegate in writing to another Person any power and authority of the Collateral Agent under this power of attorney as may be necessary or desirable in the opinion of the Collateral Agent, and to revoke or suspend such delegation.

Section 3.7 Collateral Agent’s Duties

(1)	Collateral Agent may, in its discretion at any time and from time to time after giving notice to the applicable Grantor, at such Grantor’s expense, do any act required of such Grantor hereunder or otherwise lawfully requested by Collateral Agent (and not performed by such Grantor) to (a) enforce this Agreement; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided, however, that the Collateral Agent’s failure to provide any such notice shall not be deemed to be a breach of Collateral Agent’s obligations under this Agreement. All payments, costs and expenses of Collateral Agent under this Section shall be reimbursed to Collateral Agent by Grantors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate. Any payment made or action taken by Collateral Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Credit Documents.

(2)

The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(3)	Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(4)	All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the applicable Grantor and shall form part of the Secured Obligations. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the applicable Grantor’s sole risk.

Section 3.8 Dealing with the Collateral.

(1)	The Collateral Agent and the other Secured Parties are not obliged to exhaust their recourse against any Grantor or any other Person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Collateral Agent may consider desirable.

(2)	The Collateral Agent and the other Secured Parties may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with any Grantor and with other Persons, sureties or securities as they may see fit without prejudice to the Secured Obligations, the liability of such Grantor or the rights of the Collateral Agent and the other Secured Parties in respect of the Collateral.

(3)	Except as otherwise provided by law or this Agreement, the Collateral Agent and the other Secured Parties are not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any Persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.

Section 3.9 Standards of Sale.

Without prejudice to the ability of the Collateral Agent to dispose of the Collateral in any manner which is commercially reasonable, each Grantor acknowledges that:

(a)	the Collateral may be disposed of in whole or in part;

(b)	the Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Collateral Agent, another Secured Party or a customer of any such Person;

(d)	any sale conducted by the Collateral Agent will be at such time and place, on such notice and in accordance with such procedures as the Collateral Agent, in its sole discretion, may deem advantageous;

(e)	the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of the Collateral may be on such terms and conditions as to credit or otherwise as the Collateral Agent, in its sole discretion, may deem advantageous;

(g)	the Collateral Agent may establish an upset or reserve bid or price in respect of the Collateral; and

(h)	The Collateral Agent may establish such terms as to credit or otherwise as the Collateral Agent may determine.

Section 3.10 Dealings by Third Parties.

(1)	No Person dealing with the Collateral Agent, any of the other Secured Parties or an agent or receiver is required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such Person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Collateral Agent or the other Secured Parties by any Grantor, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Collateral Agent or any other Secured Party with the Collateral, or (vi) how any money paid to the Collateral Agent or the other Secured Parties has been applied.

(2)	Any bona fide purchaser of all or any part of the Collateral from the Collateral Agent or any receiver or agent will hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of any Grantor. Each Grantor specifically waives (to the fullest extent permitted by law) as against any such purchaser, all rights of redemption, stay or appraisal which such Grantor has or may have under any rule of law or statute now existing or hereafter adopted.

ARTICLE 4

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1 General Representations, Warranties and Covenants.

Each Grantor represents and warrants and covenants and agrees, acknowledging and confirming that the Collateral Agent and each other Secured Party is relying on such representations, warranties, covenants and agreements, that:

(a)	No Liens. Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by such Grantor free and clear of any Lien, claim, option or right of others, except for the Security Interest created under this Agreement, subject to Liens permitted under Section 10.01 of the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor is on file in any recording office, except such as may have been filed in favour of the Collateral Agent or as otherwise permitted under the Credit Agreement.

(b)	Title to Collateral. Such Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

(c)	Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed by the Canadian Credit Parties collectively with the U.S. Credit Parties and the information set forth therein, including the exact legal name of such Grantor and its jurisdiction of organization, is true, accurate and complete as of the Effective Date and, solely with respect to information required to be updated pursuant to Section 9.01(n) of the Credit Agreement, as of the date of each subsequent delivery of such information required pursuant to Section 9.01(n) of the Credit Agreement.

(d)	Necessary Filings. This Agreement constitutes a legal, valid and binding agreement of such Grantor enforceable in accordance with its terms. This Agreement creates in favour of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Secured Obligations; and (i) when the effective PPSA financing statements are filed or recorded with the appropriate governmental authority referred to therein with respect to the Collateral described therein in which a security interest may be perfected by filing or recordation and (ii) upon the taking of possession or Control by the Collateral Agent of the Collateral described in Schedule 1 and 2 hereto with respect to which a security interest may be perfected only by possession or Control, all filings and other actions necessary to perfect the Security Interest in the Collateral granted by such Grantor have been duly made or taken for purposes of the PPSA and are in full force and effect; and such Security Interest ranks in priority to all other secured interests of any other party in respect of such Collateral, subject to Permitted Liens.

(e)	Other Filings. No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the PPSA, UCC or any other applicable laws covering any Collateral, (ii) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 10.01 of the Credit Agreement.

(f)	Account Debtors. No amount payable to such Grantor under or in connection with any Receivables is evidenced by any Instrument or chattel paper in excess of $1,000,000 which has not been delivered to the Collateral Agent to the extent otherwise required to be delivered hereunder (other than purchase orders, supply agreements and invoices).

(g)	No Transfers or Other Liens. Such Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(h)	Additional Shares. Such Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor that is an Affiliate of such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other Securities (other than Excluded Assets).

(i)	No Changes. No Grantor will change its name, type of organization, jurisdiction of organization or location of its chief executive office and of its books and records from those set forth in Section 1 to the Perfection Certificate without giving not less than 15 days prior written notice thereof to the Collateral Agent (or such lesser period of time as the Collateral Agent may agree) and thereafter taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the Security Interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts.

(j)

Additional Security Perfection and Protection of Security Interest. Such Grantor will grant to the Collateral Agent, for the benefit of the Secured Parties, security interests, assignments, mortgages, charges, hypothecations and pledges in such property and undertaking of the Obligor that is not subject to a valid and perfected first ranking security interest (subject only to Permitted Liens) constituted by the Security Documents, in each relevant jurisdiction as determined by the Collateral Agent other than Excluded Assets. Such Grantor will perform all acts, execute and deliver all agreements, documents and instruments and take such other steps as are requested by the Collateral Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security Interest including: (i) executing, recording and filing of financing or other statements, and paying all taxes, fees and other charges payable, (ii) placing notations on its books of account to disclose the Security Interest, (iii) delivering acknowledgements, confirmations and subordinations that may be necessary to ensure that the Security Documents constitute a valid and perfected first ranking security interest (subject only to Permitted Liens), (iv) executing and delivering any certificates, endorsements, instructions, agreements, documents and instruments that may be required under the STA and (v) delivering opinions of counsel in respect of matters contemplated by this paragraph. The documents and opinions contemplated by this paragraph must be in form and substance satisfactory to the Collateral Agent.

Section 4.2 Representations, Warranties and Covenants Concerning Investment Property

Each Grantor represents and warrants and covenants and agrees, acknowledging and confirming that the Collateral Agent and each other Secured Party is relying on such representations, warranties, covenants and agreements, that:

(a)	Pledged Securities. All Pledged Equity consisting of certificated securities and all Pledged Debt has been delivered to the Collateral Agent in accordance herewith. If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the Security Interest granted hereunder and prior to and in connection with this Agreement becoming enforceable such Grantor has authorized (i) the granting of a Security Interest in its Securities by the registered owner of such Securities, (ii) the Control of the Collateral Agent over such Securities and (iii) upon the Security Interest created hereby becoming enforceable, the transfer and/or disposition by the Collateral Agent of Collateral consisting of such Securities pursuant to the terms hereunder.

(b)	Authorized Pledged Equity and Pledged Debt. The Pledged Equity issued by such Grantor or any of its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. The Pledged Debt issued by such Grantor or any of its Subsidiaries and pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered and is the legal, valid and binding obligation of the issuers thereof and such Pledged Debt is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and the issuers thereof are not in default in any material respect under such Pledged Debt.

(c)	Investment Property and Instruments. As of the Effective Date, the Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule 2 hereto. As of the Effective Date, no Grantor has any investment property or financial assets other than the investment property and financial assets listed on Schedules 1 and 2 hereto and Schedules 1 and 2 hereto correctly set out (i) the issuer, the certificate number and the number and class of the Security Collateral as at the date hereof owned by such Grantor at the date hereof, and (ii) the entitlement holder, securities intermediary and securities accounts particulars with respect to each securities account of such Grantor as at the date hereof and such securities accounts are the only securities accounts of such Grantor as at the date hereof.

(d)	Percentage Pledged. As of the Effective Date, the Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding

Equity Interests of the issuers thereof indicated on Schedule 2 hereto. As of the Effective Date, no Grantor has any investment property or financial assets other than the investment property and financial assets listed on Schedules 1 and 2 hereto.

(e)	Transfer and Voting Restrictions. No transfer restrictions apply to the Security Collateral and Instruments listed in Schedules 1 and 2 hereto other than restrictions in respect of which the required waiver or consent has been obtained and there are no restrictions on the voting rights associated with any of the Security Collateral of such Grantor. Such Grantor has delivered to the Collateral Agent copies of all shareholder, partnership or trust agreements applicable to each issuer of such Securities and Instruments which are in such Grantor’s possession.

(f)	Security Interest. The pledge, assignment, delivery to and Control by the Collateral Agent of the Collateral consisting of investment property pursuant to this Agreement creates a valid and perfected first ranking security interest (subject to Permitted Liens) in such Collateral and the proceeds of it. Such Collateral and the proceeds from it are not subject to any prior Lien (other than Permitted Liens) or any agreement purporting to grant to any third party, including a securities intermediary, a Lien on or Control of the property or assets of such Grantor which would include the Collateral. The Collateral Agent is entitled to all of the rights, priorities and benefits afforded by the PPSA or other relevant personal property securities legislation as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral.

(g)	Claims. Such Grantor does not know of any claim to or interest (including, any option, warrant, call, commitment, conversion, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement to acquire any right or interest in the Collateral) in any Collateral consisting of investment property, including any adverse claims. If such Grantor should become aware of any Person asserting any Lien, encumbrance or adverse claim against any investment property that form part of the Collateral, such Grantor will promptly notify the Collateral Agent.

(h)	Control of Collateral. The Obligor has not consented to, will not consent to, and has no knowledge of any Control by any person with respect to any Collateral other than the Collateral Agent.

(i)	Change in Issuer’s Jurisdiction. Such Grantor will notify the Collateral Agent immediately upon becoming aware of any change in an “issuer’s jurisdiction” in respect of any uncertificated Securities that are Collateral or any change in a “securities intermediary’s jurisdiction” in respect of any security entitlements, financial assets or securities accounts that are Collateral.

(j)	Securities Accounts. Such Grantor will not, after the date of this Agreement, establish and maintain any securities accounts with any securities intermediary unless (1) it gives the Collateral Agent 30 days’ prior written notice of its intention to establish such new securities account, (2) such securities intermediary is reasonably acceptable to the Collateral Agent, and (3) the securities intermediary and such Grantor (i) execute and deliver a Control Agreement with respect to such securities account that is in form and substance, satisfactory to the Collateral Agent, or (ii) transfer the financial assets in such securities account into a securities account in the name of the Collateral Agent.

(k)	Futures Accounts. Such Grantor will not, after the date of this Agreement, establish and maintain any futures accounts with any intermediary unless (1) it gives the Collateral Agent 30 days’ prior written notice of its intention to establish such new futures account, (2) such intermediary is a futures intermediary, and (3) the futures intermediary and such Grantor (i) execute and deliver a Control Agreement with respect to such futures account that is in form and substance, satisfactory to the Collateral Agent, or (ii) transfer the futures contracts in such futures account into a futures account in the name of the Collateral Agent.

Section 4.3 Representations, Warranties and Covenants Concerning Accounts, Equipment and Inventory and Insurance.

(1)	Each Grantor shall keep accurate and complete records of its accounts, including all payments and collections thereon. If accounts in an aggregate face amount of (i) $5,000,000 or (ii) during a Trigger Period, $1,500,000, or more cease to be Eligible Accounts, the applicable Grantor or Grantors shall notify Collateral Agent of such occurrence promptly (and in any event within one Business Day) after any Grantor has knowledge thereof.

(2)	If an Account of any Grantor includes a charge for any Taxes, the Collateral Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Grantor and to charge such Grantor therefor; provided, however, that neither the Collateral Agent nor Lenders shall be liable for any Taxes that may be due from any Grantor or with respect to any Collateral.

(3)	The Collateral Agent or any designee of the Collateral Agent shall have the right at any time, in the name of any Grantor (or, if an Event of Default exists, the Collateral Agent or any designee thereof), to verify the validity, amount or any other matter relating to any Accounts of such Grantor by mail, telephone or otherwise. Each Grantor shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

(4)

The Collateral Agent shall have the right at any time, in connection with any appraisal, inspection or field examination conducted pursuant to Section 9.02(a) of the Credit Agreement, to verify the validity, amount or any other matter relating to any Eligible Accounts, subject to the restrictions set forth in Section 9.02(a). Each

Grantor shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

(5)	Each Grantor shall use, store and maintain all its inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any of its Collateral is located. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage of any material portion of the inventory of such Grantor.

(6)	Each Grantor shall keep accurate and complete records with respect to inventory and equipment owned by it, including kind, quality, quantity, costs, acquisitions and dispositions thereof.

(7)	No Grantor shall sell, lease or otherwise dispose of any equipment without the prior written consent of the Collateral Agent, other than as permitted by the Credit Agreement.

(8)	Each Grantor represents and warrants to and in favour of the Collateral Agent that the equipment material to the operation of its business is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of its equipment is preserved at all times, reasonable wear and tear excepted. Each Grantor shall ensure that the equipment material to the operation of its business is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Grantor shall permit any equipment to become affixed to Real Property unless any landlord or mortgagee delivers a Collateral Access Agreement.

(9)	All of the equipment and inventory of such Grantor are located at the places specified therefor in Section 2 to the Perfection Certificate or at another location as to which such Grantor has complied with the requirements of Article 4 and Article 7 hereof. Such Grantor has obtained and maintains insurance with respect to its equipment and inventory in compliance with Section 4.3(13). Each Grantor will keep its equipment and inventory (other than inventory sold in the ordinary course of business or equipment or inventory sold, leased or disposed of in accordance with the Credit Agreement) at the places therefor specified in Section 2 to the Perfection Certificate or at such other locations as such Grantor may determine from time to time, provided that such Grantor shall (i) give written notice to the Collateral Agent specifying any such other location within 30 days after the first date on which any equipment or inventory is moved to such location, and (ii) shall comply with the requirements of Section 7.1 hereof.

(10)

Each Grantor has obtained and will, at its own expense, maintain insurance with respect to its equipment and inventory in such amounts, against such risks, in such form and with such insurers, as required under Section 9.03 of the Credit Agreement. All proceeds under each policy shall be payable to the Collateral Agent or deposited directly to the Core Canadian Concentration Account. From time to time upon request, each Grantor shall deliver to the Collateral Agent certified copies of its insurance policies (or, if requested by the Collateral Agent, originals of its insurance policies) and updated flood plain searches.

(11)	Unless the Collateral Agent shall agree otherwise, each policy of property insurance shall include satisfactory endorsements as required by Section 9.03(b) of the Credit Agreement. If any Grantor fails to provide and pay for any insurance or if Holdings or any of its other Subsidiaries fails to endorse and deposit all policies or certificates as required hereby, Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance in respect of such Grantor (as described in the preceding part of this Section 4.3(11)) and each Grantor agrees to reimburse the Collateral Agent for all costs and expenses of procuring such insurance. Each Grantor agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein. So long as no Event of Default has occurred and is continuing, each Grantor may settle, adjust or compromise any insurance claim in an aggregate amount less than $10,000,000 relating to the ABL Priority Collateral (as defined in the Credit Agreement), as long as the proceeds are delivered to the Collateral Agent or deposited to the Core Canadian Concentration Account as provided above. If an Event of Default has occurred and is continuing and with respect to claims in an aggregate amount equal to or greater than $2,500,000, only the Collateral Agent shall be authorized to settle, adjust and compromise such claims. Further, each Grantor will duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Credit Documents and cause the insurers to acknowledge notice of such assignment.

(12)	The Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge the Obligor therefore. The Obligor agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein. So long as no Event of Default has occurred and is continuing, the Obligor may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Collateral Agent or deposited to the Core Canadian Concentration Account as provided above. If an Event of Default has occurred and is continuing, only the Collateral Agent shall be authorized to settle, adjust and compromise such claims. Further, the Obligor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Credit Documents and cause the insurers to acknowledge notice of such assignment.

(13)

Any insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral shall be paid to Collateral Agent. Any such proceeds or awards shall be released to the applicable Grantor unless an Event of Default shall have occurred and be continuing and no Dominion Period otherwise shall have commenced and be continuing. Following the occurrence and during the continuance of an Event of Default, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral received by the Collateral Agent shall be applied as set forth in Section 10.12 hereof. Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 4.3 may be paid directly to the Person who shall have incurred liability covered by such insurance.

ARTICLE 5

PROVISIONS CONCERNING TRANSFERABLE RECORDS

AND LETTER OF CREDIT RIGHTS

Section 5.1 Maintaining Transferable Records and Letter of Credit Rights.

Unless the Release Date shall have occurred:

(a)	To further secure the prompt payment and performance of all its Obligations, each Grantor hereby grants to Collateral Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Grantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Except as otherwise provided in Section 5.03 of the Credit Agreement, each Grantor will maintain Deposit Accounts (other than Excluded Accounts) only with a bank (which may include the Collateral Agent) (a “Pledged Account Bank”) that has entered into a Deposit Account Control Agreement (each such Deposit Account, a “Pledged Deposit Account”); provided, however, that no Excluded Account shall be required to be subject to a Deposit Account Control Agreement. Each Grantor shall be the sole account holder of each Pledged Deposit Account and shall not allow any other Person (other than any Person having a Lien on such Pledged Deposit Account that is permitted pursuant to Section 10.01(d) or (q) of the Credit Agreement) to have control over a Pledged Deposit Account or any property deposited therein. Such Pledged Deposit Accounts shall be maintained pursuant to lockbox or other arrangements reasonably acceptable to Collateral Agent. Collateral Agent may, during any Dominion Period, as such term is defined in the Credit Agreement require immediate transfer of all funds in such Pledged Deposit Account to the Canadian Dominion Account maintained with Bank of America. Collateral Agent and Lenders assume no responsibility to any Grantor for any lockbox arrangement, Canadian Collection Accounts, the Core Canadian Concentration Account or the Canadian Dominion Account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank. The Collateral Agent hereby agrees that it will not deliver a notice indicating that the Collateral Agent will take Control over a Deposit Account or a securities account under any Control Agreement unless an Event of Default has occurred and is continuing or a Dominion Period has commenced and is continuing.

(b)

Each Grantor shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Pledged Deposit Account (or a lockbox relating to a Pledged Deposit Account). If any Grantor or Subsidiary thereof receives cash or payment items with respect to any Collateral, it shall hold same in trust for Collateral Agent and promptly (not later than the next Business Day) deposit same into a Pledged Deposit Account.

(c)	The Collateral Agent may, at any time and without notice to, or consent from, any Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy such Grantor’s obligations under the Credit Documents if an Event of Default shall have occurred and be continuing or a Dominion Period has commenced and is continuing.

(d)	Upon any termination by a Grantor of any Pledged Deposit Account, such Grantor will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all Account Debtors and any other obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in Deposit Account, funds and property.

(e)	Any Cash Collateral may be invested, at Collateral Agent’s discretion, in Cash Equivalents, but Collateral Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Grantor, and shall have no responsibility for any investment or loss. Collateral Agent may apply Cash Collateral to the payment of any Secured Obligations, in such order as Collateral Agent may elect, as they become due and payable. Each Deposit Account in which Cash Collateral is held and all Cash Collateral contained therein shall be under the sole dominion and Control of Collateral Agent. No Grantor or other Person claiming through or on behalf of any Grantor shall have any right to any Cash Collateral, until Payment in Full of all Secured Obligations.

(f)

Each Grantor, by granting a security interest in its Receivables consisting of Letter of Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee (except to the extent that the applicable Grantor is required by applicable law to apply such proceeds to a specified purpose). If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favour of such Grantor, and (i) the face amount of such letter of credit is in excess of $2,000,000 individually or (ii) the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favour of any Grantor in which the Collateral Agent does not have a perfected security interest exceeds $5,000,000 in the aggregate, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall use commercially reasonable efforts to either (A) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (B) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as provided in the Credit Agreement.

(g)	Upon the occurrence of an Event of Default, each Grantor shall, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

(h)	Each Grantor will give prompt notice in writing (which notice shall reference this Section 5.1(h)) to the Collateral Agent of any investigation, litigation, arbitration or other proceeding against such Grantor individually valued in excess of $500,000 (each, a “Claim”) that may arise in the future.

ARTICLE 6

PROVISIONS CONCERNING VOTING RIGHTS; DIVIDENDS, ETC.

Section 6.1 Voting Rights.

So long as no Event of Default shall have occurred and be continuing:

(a)	Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose consistent with this Agreement, the Credit Agreement and the other Secured Debt Documents; provided however, that such Grantor agrees it will not exercise or refrain from exercising any such rights if such action (i) is inconsistent with the terms of the Credit Documents, or (ii) could adversely affect in any material respect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Secured Debt Document or the ability of the Secured Parties to exercise the same.

(b)	Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Secured Debt Documents; provided, however, that any and all

(i)	dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(ii)	dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral, shall be, and shall be forthwith delivered to the Collateral Agent to hold as Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

(c)	The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph 6.1(b)(i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph 6.1(b)(ii) above.

Section 6.2 Dividends.

Upon the occurrence and during the continuance of an Event of Default,

(a)	All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6.1(b) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 6.1(b) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(b)	All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of Section 6.2(a) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

Section 6.3 Deposit Accounts, Securities Accounts and Futures Accounts.

Upon the occurrence and during the continuation of an Event of Default or otherwise upon the commencement and during the continuation of a Dominion Period, the Collateral

Agent shall be authorized to exercise exclusive control over all Deposit Accounts, securities accounts and futures accounts.

ARTICLE 7

PROVISIONS CONCERNING POST-CLOSING CHANGES; BAILEES;

COLLECTIONS ON ASSIGNED AGREEMENT AND ACCOUNTS; AND

ASSIGNED AGREEMENTS

Section 7.1 Bailees.

If any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent (including as set forth on Section 2(g) to the Perfection Certificate) or is located at leased premises or mortgaged property, such Grantor will (i) notify any such warehouseman, bailee, agent or landlord of the security interest created hereunder, (ii) instruct any such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions, and (iii) with respect to Material Leaseholds (as defined in the Credit Agreement), use commercially reasonable efforts to obtain a Collateral Access Agreement from such warehouseman, bailee or agent or the applicable landlord or mortgagee.

Section 7.2 Receivables.

(1)	Except as otherwise provided in this Section 7.2, each Grantor will continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Receivables, Assigned Agreements and Related Contracts. In connection with such collections, the Obligor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or, during the continuation of an Event of Default, the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify the obligors under any Receivables, Assigned Agreements and Related Contracts, of the assignment of such Receivables, Assigned Agreements and Related Contracts, to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, Assigned Agreements and Related Contracts, to adjust, settle or compromise the amount or payment thereof, and to otherwise exercise all rights with respect to such Receivables, Assigned Agreements and Related Contracts.

(2)

Upon the occurrence and during the continuation of an Event of Default, or upon the commencement and during the continuation of a Dominion Period, all amounts and proceeds (including Instruments) received by any Grantor in respect of the Receivables, Assigned Agreements and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be transferred to the Canadian Dominion Account as set forth in Section 5.02(c) of the Credit Agreement for application to the Obligations as provided therein (in the case of a Dominion Period pursuant to clause

(i)(y) of the definition thereof) or Section 10.12 of this Agreement (in the case of an Event of Default).

(3)	Upon the occurrence and during the continuation of an Event of Default, (i) without the prior written consent of the Collateral Agent, no Grantor will grant any extension with respect to the time of payment of any amount due on any Receivables, Assigned Agreements or Related Contracts, adjust, settle or compromise the amount or payment of any amount due on any Receivables, Assigned Agreements or Related Contracts for less than the full amount thereof, release wholly or partly any account debtor or obligor thereof, allow any credit or discount thereon (except, in each case, in the ordinary course of business consistent with past practice unless the Collateral Agent shall have notified such Grantor that its right to do so has been terminated) or make any amendment, supplement or modification thereto, and (ii) the applicable Grantor shall deliver to the Collateral Agent a copy of each demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than $1,000,000 of the aggregate amount of its then outstanding Accounts. Except as permitted by the Credit Agreement, no Grantor will permit or consent to the subordination of its right to payment under any of the Receivables, Assigned Agreements and Related Contracts to any other indebtedness or obligations of the account debtor or obligor thereof.

(4)	Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables, Assigned Agreements and Related Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable, Assigned Agreement or Related Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, nor any Secured Party, be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable, Assigned Agreement or Related Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 7.3 Assigned Agreements.

(1)

Each Grantor will at its expense: (i) maintain the Assigned Agreements to which it is a party and which are material to the conduct of such Grantor’s business in full force and effect and enforce such Assigned Agreements in accordance with the terms thereof, and (ii) furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Grantor under or pursuant to any Assigned Agreements to which it is a party and which are material to the conduct of such Grantor’s business, and from time to time (A) furnish to the Collateral Agent such information and reports regarding such Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request and (B) make to each other party to any such Assigned Agreement such demands and requests for written information and reports or for action as such Grantor is entitled to make thereunder and which are consistent with the reasonable business judgment of such Grantor.

(2)	Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder. Each Grantor agrees, and will promptly instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

ARTICLE 8

SPECIAL PROVISIONS CONCERNING INTELLECTUAL PROPERTY

Section 8.1 IP Representations and Warranties.

Each Grantor represents and warrants as follows with respect to its Intellectual Property:

(a)	To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted and the use of its Intellectual Property in connection therewith do not materially infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(b)	Such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property owned by such Grantor and material to the operations of such Grantor and each of its Subsidiaries and is entitled to use all such “Intellectual Property” subject only to the terms of the IP Agreements, in each case and used in or necessary to its operations.

(c)	The Intellectual Property set forth on Schedule 3 hereto constitutes all Intellectual Property registered or applied for by such Grantor in Canada or the United States.

(d)	Such Grantor has not received notice that any of its Intellectual Property has been adjudged invalid or unenforceable in whole or part.

Section 8.2 Intellectual Property Registrations.

With respect to Intellectual Property material to the conduct of its business, such Grantor agrees to take, at its expense, all commercially reasonable steps, including in any proceeding before the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office and any other governmental authority located in the United States or Canada, to (i) maintain the validity and enforceability of such Intellectual Property and maintain such Intellectual Property in full force and effect, and (ii) if consistent with the reasonable business judgment of such Grantor, pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application material to the conduct of its business, now or hereafter included in such Intellectual Property owned by such Grantor, including the payment of required fees and taxes, the filing of responses to office actions issued by the Canadian Intellectual Property Office, U.S. Patent and Trademark Office, the U.S. Copyright Office, or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its Intellectual Property, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business.

Section 8.3 IP Notices.

(1)	Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware that any item of Intellectual Property material to the conduct of its business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of such Intellectual Property or its right to register the same or to keep and maintain and enforce the same.

(2)	In the event that any Grantor becomes aware that any material item of its Intellectual Property material to the conduct of its business is being materially infringed or misappropriated by a third party in any way, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent (solely during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to protect or enforce such Intellectual Property, including, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

Section 8.4 Maintenance of Intellectual Property.

(1)	No Grantor shall do or permit any act or knowingly omit to do any act whereby any Intellectual Property material to the conduct of its business may prematurely lapse or become invalid or unenforceable or placed in the public domain.

(2)	Each Grantor shall take all commercially reasonable steps which it or the Collateral Agent (solely during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to preserve and protect each item of the Intellectual Property material to the conduct of its business, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps reasonably necessary to ensure that all licensed users of any such Trademarks use such consistent standards of quality.

Section 8.5 Intellectual Property Security.

(1)	With respect to its Intellectual Property, each Grantor agrees to execute or otherwise authenticate an agreement, in form and substance reasonably satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property with, the Canadian Intellectual Property Office, the U.S. Patent and Trademark Office, the U.S. Copyright Office, and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property.

(2)	Each Grantor agrees that should it obtain an ownership interest in any Intellectual Property that is not on the date hereof a part of Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, if such Grantor has obtained After-Acquired Intellectual Property not subject to an existing Intellectual Property Security Agreement (as defined above), concurrently with the delivery of financial statements under Sections 9.01(a) and (b) of the Credit Agreement:

(a)	execute and deliver to the Collateral Agent, or otherwise authenticate, a Intellectual Property Security Agreement covering such After-Acquired Intellectual Property subject to registration and application, which Intellectual Property Security Agreement shall be recorded with the Canadian Intellectual Property Office, the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property; and

(b)	deliver to the Collateral Agent a copy of the certificate of registration of, or application for, such After-Acquired Intellectual Property.

(3)	Immediately upon the request of the Collateral Agent, each Grantor will furnish the Collateral Agent in writing the description of all Registrable Intellectual Property or applications for Registrable Intellectual Property of such Grantor.

Section 8.6 Discontinuance.

Nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such action is desirable in the conduct of its business.

ARTICLE 9

INDEMNITY

Section 9.1 Indemnity.

(1)	Each Grantor hereby agrees to indemnify, defend and save and hold harmless the Collateral Agent and each other Secured Party and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defence in connection therewith) this Agreement or any other transactions contemplated herein or the exercise of any rights or remedies provided herein (in all cases except as expressly otherwise provided herein, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except, in each case, to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which this indemnity applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Grantor, any of its Subsidiaries, equity holders or creditors, a third party or an Indemnified Party and whether or not an Indemnified Party is otherwise a party thereto. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Grantor or any of their Affiliates, equity holders or creditors arising out of or in connection with, or related to any aspect of, this Agreement, except to the extent of direct damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. It is further agreed that the Indemnified Parties (i) shall only have liability to each of the Grantors (as opposed to any other Person) and, in each case, shall be liable solely in respect of its own obligations or actions under or in connection with this Agreement on a several, and not joint, basis with any other Indemnified Party and (ii) shall not be liable for any special, indirect, consequential or punitive damages. Notwithstanding any other provision hereof, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

(2)

Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

(3)	All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the applicable Grantor. The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at such Grantor’s sole risk.

ARTICLE 10

GENERAL

Section 10.1 Notices.

All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to and Grantor, addressed to it in care of the Obligor at the Obligor’s address specified in Section 13.03 of the Credit Agreement and if to the Collateral Agent, at the Administrative Agent’s address specified in Section 13.03 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 13.03 of the Credit Agreement;

Section 10.2 Discharge.

The Security Interest will not be discharged except by a written release or discharge signed by the Collateral Agent. Each Grantor will be entitled to require a discharge by notice to the Collateral Agent upon, but only upon the Release Date. Upon discharge of the Security Interest and at the request and expense of such Grantor, the Collateral Agent will execute and deliver to such Grantor such financing statements and other documents or instruments as the Obligor may reasonably require and the Collateral Agent will redeliver to such Grantor, or as such Grantor may otherwise direct the Collateral Agent, any Collateral in its possession.

Section 10.3 No Merger, Survival of Representations and Warranties.

This Agreement does not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Collateral Agent or any of the Secured Parties will operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or hereafter held by the Collateral Agent and the Secured Parties in respect of the Secured Obligations. The representations, warranties and covenants of each Grantor in this Agreement survive the execution and delivery of this Agreement and any advances under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Parties these covenants, representations and warranties continue in full force and effect.

Section 10.4 Further Assurances.

(1)	Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, such Grantor will promptly with respect to Collateral of such Grantor:

(a)	[Reserved.]

(b)	execute or authenticate and file or record such financing statements, continuation statements, notices, instruments, documents, agreements, consents, or other papers or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect, preserve, maintain perfection of or validate the Security Interest granted hereby by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such Security Interest;

(c)	execute and deliver to the Collateral Agent, prior to the opening of any Deposit Account (other than any Excluded Account) after the Effective Date, an executed Deposit Account Control Agreement with respect to each such Deposit Account;

(d)	if any Grantor shall, following the Effective Date, establish and maintain any securities account or futures account with any securities intermediary or futures intermediary, such Grantor shall, prior to opening such securities account or futures account, notify the Collateral Agent thereof and deliver to the Collateral Agent an executed Securities Account Control Agreement with respect to such securities account or a Futures Account Control Agreement with respect to such futures account, as the case may be; provided, however that no Grantor shall be required to deliver any Securities Account Control Agreement or Futures Account Control Agreement with respect to any securities account or futures account unless the value thereof, when aggregated with the value of all other securities accounts and futures accounts not subject to a Securities Account Control Agreement or Futures Account Control Agreement, exceeds $500,000; and

(e)	deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement have been taken.

(2)	Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Such Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(3)	Each Grantor will furnish to the Collateral Agent from time to time such other reports in connection with such Collateral as the Collateral Agent may reasonably request.

(4)	Such Grantor shall at all times defend its title to Collateral and the Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except for Liens permitted under Section 10.01 of the Credit Agreement.

Section 10.5 Supplemental Security.

This Agreement is in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Collateral Agent or the other Secured Parties.

Section 10.6 Waiver of Delivery.

To the extent permitted by applicable law, each Grantor waives its right to receive a copy of any financing statement or financing change statement registered by or on behalf of the Collateral Agent, or any verification statement with respect to any financing or financing change statement registered by or on behalf of the Collateral Agent.

Section 10.7 Release Date; Successors and Assigns.

This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date (such date being the “Release Date”) of the termination of (i) the termination of the Canadian Commitment and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations for which no demand for payment has been made and (B) obligations and liabilities under Qualified Secured Cash Management Agreements and Qualified Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Creditors or Hedge Creditors shall have been made) and (ii) the expiration or termination of all Letters of Credit issued to the Obligor (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable Issuing Lender shall have been made), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Canadian Commitment, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 13.04 of the Credit Agreement.

Section 10.8 Obligor Remains Liable.

Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder, all in accordance with the terms of any such contracts or agreements, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Debt Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Obligor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 10.9 Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 10.10 Amendment, Waivers, etc.

(1)	Subject to Section 13.12 of the Credit Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Obligor and (ii) the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Parties (and not all Secured Parties in a like or similar manner) shall require the written consent of the Requisite Secured Parties of such Class. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(2)

Upon the execution and delivery, or authentication, by an Additional Grantor of a Joinder Agreement, such Additional Grantor and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Credit Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Credit Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor. Concurrently with the delivery or authentication by such Additional Grantor of a Joinder

Agreement, such Additional Grantor shall deliver a supplement to the Perfection Certificate setting forth the information required pursuant to the Perfection Certificate solely with respect to such Additional Grantor (other than any information that, by the terms of the Perfection Certificate, is required to be disclosed only as of the Effective Date) and each reference in this Agreement and in the other Credit Documents to the Perfection Certificate shall mean and be a reference to the Perfection Certificate as supplemented thereby.

Section 10.11 Release; Termination.

(1)	Upon (x) any sale, lease, transfer or other disposition of any item of Collateral permitted by, and in accordance with, the terms of the Credit Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.12 of the Credit Agreement, or (y) the release of any Grantor from its obligations under the Canadian Guarantee Agreement, if any, in accordance with the terms of the Credit Documents, the Collateral Agent will at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral or such Grantor, as the case may be from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing, (ii) the Obligor shall have delivered to the Collateral Agent, at least ten Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing (A) the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, or (B) the applicable Grantor, together with a form of release for execution by the Collateral Agent and a certificate of and Authorized Officer of the Obligor to the effect that the transaction is in compliance with the Credit Documents and as to such other matters as the Collateral Agent may reasonably request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the applicable clause of Section 5.02 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under the applicable clause of Section 5.02 of the Credit Agreement and (iv) it is hereby acknowledged and agreed that, notwithstanding anything contained herein or in any other Credit Document to the contrary, the sale of Equity Interests in a Credit Party will not be deemed a sale or transfer of the ABL Priority Collateral (as defined in the Credit Agreement), if any, owned by such Credit Party and the Collateral Agent’s Lien will continue therein unless and until released in accordance with the terms hereof and of the other Credit Documents.

(2)	Upon the occurrence of the Release Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will at such Grantor’s expense, execute and deliver to the Obligor such documents as the Obligor shall reasonably request to evidence such termination.

Section 10.12 Application of Proceeds of Security.

(1)	Subject to the terms of the Credit Agreement, and notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Credit Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)	first, to the payment of all amounts owing the Collateral Agent or the Administrative Agent of (i) any and all sums advanced by the Administrative Agent and/or the Collateral Agent in order to preserve the Collateral or preserve the security interest in the Collateral hereunder, (ii) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs and (iii) all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement pursuant to Article 9 hereof;

(b)	second, to all Canadian Borrower Obligations constituting Fees (excluding amounts owing to the Cash Management Creditors and Hedge Creditors);

(c)	third, to all Canadian Borrower Obligations constituting interest (excluding amounts owing to the Cash Management Creditors and Hedge Creditors);

(d)	fourth, to all other Canadian Borrower Obligations (other than Cash Management Obligations and Hedge Obligations);

(e)	fifth, to Qualified Secured Cash Management Obligations and Qualified Secured Hedge Obligations of the Obligor;

(f)	sixth, following the termination of this Agreement pursuant to Section 10.11 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

Amounts shall be applied to each category of Secured Obligations set forth above until Payment In Full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category.

(2)	If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed first in respect of the Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution and to the extent that all Obligations of all Secured Parties are paid in full, the amount of such overpayment shall be returned to the applicable Grantor.

(3)	All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, (y) if to the Hedge Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedge Creditors or, in the absence of such a Representative, directly to the Hedge Creditors, and (z) if to the Cash Management Creditors, directly to the Cash Management Creditors.

(4)	For purposes of applying payments received in accordance with this Section 10.12, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Hedge Creditors and (iii) the Cash Management Creditors for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Parties. Unless it has written notice from a Hedge Creditor or a Cash Management Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreements are in existence.

(5)	It is understood that each Grantor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(6)	It is understood and agreed by each Grantor and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 10.12, in each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor and each Secured Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 10.13 Amalgamation.

Each Grantor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Security Interest (i) subject to Section 2.4, extends to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by each of the amalgamating corporations and the amalgamated corporation to the Secured Parties in any currency, however or wherever incurred, and whether incurred alone or jointly with another or others and whether as principal, guarantor or surety and whether incurred prior to, at the time of or subsequent to the amalgamation. The Security Interest attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired. Upon any such amalgamation, the defined term “Grantor” in respect of such Grantor means, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” means all of the property and undertaking and interests described in (i) above, and the defined term “Secured Obligations” means the obligations described in (ii) above.

Section 10.14 Mortgages.

In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 10.15 Paramountcy.

In the event of any conflict between the provisions of this Agreement and the provisions of the Credit Agreement which cannot be resolved by both provisions being complied with, the provisions contained in the Credit Agreement will prevail to the extent of such conflict.

Section 10.16 Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement, or of any amendment or waiver of any provision of this Agreement by telecopier or in “pdf” or similar format by electronic mail, shall be effective as delivery of an original executed counterpart thereof.

Section 10.17 Governing Law.

(1)	This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)	Each Grantor irrevocably attorns and submits to the non-exclusive jurisdiction of any court of competent jurisdiction of the Province of Ontario sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Agreement and the other Secured Debt Documents to which it is a party. Each Grantor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section limits the right of the Collateral Agent to bring proceedings against any Grantor in the courts of any other jurisdiction.

IN WITNESS WHEREOF each of the Grantors and the Collateral Agent has executed this Agreement.

AFFINIA CANADA HOLDINGS CORP.

Per:
Name:
Title:

AFFINIA CANADA L.P., by its general partner, AFFINIA CANADA GP CORP.

Per:
Name:
Title:

AFFINIA CANADA ULC

Per:
Name:
Title:

Signature Page to Canadian General Security Agreement

BANK OF AMERICA, N.A., as Collateral Agent

Per:
Name:
Title:

Signature Page to Canadian General Security Agreement

SCHEDULE 1

PLEDGED DEBT

Canadian Master Intercompany Note, dated as of August 13, 2009, by and among the Obligors and Payees listed below

OBLIGORS:

Affinia Group Intermediate Holdings Inc. Affinia Group Inc.

Affinia International Holdings Corp.

Affinia Canada GP Corp.

Affinia Products Corp LLC

Wix Filtration Corp LLC

Wix Filtration Media Specialists, Inc.

Automotive Brake Company Inc.

Brake Parts Inc.

Iroquois Tool Systems Inc.

Krizman International, Inc.

Affinia Canada ULC

Affinia Canada L.P.

Affinia Canada Holdings Corp.

PAYEES:

Affinia Canada ULC

Affinia Canada L.P.

Affinia Canada Holdings Corp.

SCHEDULE 2

PLEDGED EQUITY

INSTRUMENTS AND SECURITIES

AFFINIA CANADA HOLDINGS CORP.

SECURITIES

Issuer	Class of Securities	Number of Securities	% of issued Securities	Certificated or Uncertificated	Certificate Number (where applicable)
Affinia Canada ULC	Common	57,719,000	100%	Certificated	NC-2
Affinia Canada Finance LLC	Membership Interest	1	100%	Certificated	1

INSTRUMENTS

Nil

OTHER INVESTMENT PROPERTY

Nil

AFFINIA CANADA L.P.

SECURITIES

Nil

INSTRUMENTS

Nil

OTHER INVESTMENT PROPERTY

Nil

AFFINIA CANADA ULC

SECURITIES

Issuer	Class of Securities	Number of Securities	% of issued Securities	Certificated or Uncertificated	Certificate Number (where applicable)
Affinia Southern Holdings LLC	Membership Interest	1	100%	Certificated	3

INSTRUMENTS

Nil

OTHER INVESTMENT PROPERTY

Nil

SCHEDULE 3

INTELLECTUAL PROPERTY

AFFINIA CANADA HOLDINGS CORP.

Nil

AFFINIA CANADA L.P.

Nil

AFFINIA CANADA ULC

Canadian Patents

Title	Serial #	Filed Date	Patent #	Issue Date	Expiration Date
Floating Lip Seal With Reinforced Flexible Portion	598,941	05/08/1989	1,337,608	11/21/1995	11/21/2012
Compression Pre-Loaded Ball and Socket Joint Assembly	2,154,211	07/19/1995	2,154,211	03/14/2006	07/19/2015
Non-Oscillating Socket Joint	2,154,210	07/19/1995	2,154,210	07/05/2005	07/19/2015
Bearing Socket Liner for Ball Joint	2,391,193	06/20/2002	2,391,193	08/26/2008	06/20/2022
Threaded Conversion Kit for Replacement Ball Joints	2,380,337	04/03/2002	2,380,337	07/29/2008	04/03/2022
Zero Radial Play Idler Arm Bracket Bearing	2,529,026	12/06/2005			12/06/2025

United States Patents

Title	Serial #	Filed Date	Patent #	Issue Date	Expiration Date
Brake Shoe Assembly With Fasteners	07/753,118	08/30/1991	5,255,762	10/26/1993	08/30/2011

Canadian Trade-marks

Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date
CCM	1237873	11/19/2004
ADVANCED TECHNOLOGY	1299843	5/1/2006	TMA694,701	8/24/2007
AUTO-TUNE	435259	2/1/1979	TMA254,337	1/2/1981
BRAKEPRO	1187974	8/21/2003	TMA638,492	4/27/2005

Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date
BRAKEPRO & DESIGN	1187975	8/21/2003	TMA649,111	9/27/2005
CANADIAN METALLIC	1027556	9/1/1999	TMA590,036	9/17/2003
CM	714956	10/16/1992	TMA437,586	12/30/1994
CM 18	714958	10/16/1992	TMA437,587	12/30/1994
CYCLOPS	552895	11/21/1985	TMA320,583	11/14/1986
INSTALLER AND DESIGN	600426	2/9/1988	TMA363,333	11/10/1989
INTEGRABLOK	720170	1/7/1993	TMA433,401	9/16/1994
K & DESIGN	278232	10/9/1963	TMA135,499	4/24/1964
K & DESIGN	322200	5/8/1969	TMA168,079	3/6/1970
KRALIN	182964	8/23/1943	UCA018,392	8/23/1943
KRALINATOR	182965	8/23/1943	UCA018,393	8/23/1943
MCQUAY-NORRIS	451695	3/25/1980	TMA271,172	7/23/1982
MCQUAY-NORRIS	189631	2/1/1946	UCA023,312	2/1/1946
MCQUAY-NORRIS AND AXLE DESIGN	451696	3/25/1980	TMA269,985	6/11/1982
POWER TRAIN PRODUCTS AND DESIGN	552940	11/21/1985	TMA326,810	4/24/1987
SERVICE GRADE	1299842	5/1/2006	TMA704,516	1/11/2008
TE & DESIGN	714066	10/2/1992	TMA426,686	4/29/1994
TRUCK TRAIN PRODUCTS AND DESIGN	552772	11/20/1985	TMA326,809	4/24/1987
TRU-CROSS	748566	3/1/1994	TMA452,447	12/29/1995
TRU-CROSS AND DESIGN	748591	3/1/1994	TMA452,448	12/29/1995
IPI & DESIGN	511720	11/3/1983	TMA292,704	7/6/1984
SUPER STOP	513096	12/6/1983	TMA294,340	8/24/1984
CONTROL CHASSIS PARTS AND DESIGN	1194588	10/24/2003	TMA645,893	8/17/2005
CONTROL PIÈCES DE CHÂSSIS AND DESIGN	1194587	10/24/2003	TMA645,828	8/17/2005
SUPER STOP & DESIGN	578050	2/12/1987	TMA346,512	10/14/1988

United States Trade-marks

Trademark	Appl. No.	Appl. Date	Reg. No.	Reg. Date
BRAKE-PRO	73/616,317	8/25/1986	1,464,501	11/10/1987
BRAKEPRO & DESIGN	78/562,492	2/8/2005	3,161,658	10/24/2006
CANADIAN METALLIC	78/447,269	7/7/2004	3,094,492	5/16/2006
CCM	78/435,658	6/15/2004	3,375,903	1/29/2008
CM	74/293,105	7/10/1992	1,809,026	12/7/1993
CM 18	74/293,106	7/10/1992	1,807,355	11/30/1993
INTEGRABLOK	74/285,618	6/17/1992	1,807,354	11/30/1993
IPI & DESIGN	73/837,136	11/9/1989	1,600,681	6/12/1990

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

                    , 2009

To the Administrative Agent and each of the Initial Lenders party to the Credit Agreement referred to below:

This Certificate is furnished to the Administrative Agent and the Initial Lenders pursuant to Section 6.14(a) of the ABL Credit Agreement, dated as of August 13, 2009, among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc., certain other Subsidiaries of Holdings from time to time party thereto, the lenders party thereto from time to time (each a “Lender”, and, collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned, the Chief Financial Officer of Holdings, in that capacity only and not in my individual capacity, do hereby certify that:

1. On and as of the date hereof and after giving effect to the consummation of the Transaction to occur on the date hereof, it is my opinion that (i) the value of the assets of the Credit Parties (taken as a whole) exceed their liabilities taken as a whole; (ii) the Credit Parties (taken as a whole) do not have unreasonably small capital; (iii) the Credit Parties (taken as a whole) intend to and will be able to pay their liabilities as they mature or otherwise become payable; and (iv) the fair market value and present fair salable value of the assets of the Credit Parties (taken as a whole) exceed their stated and identified contingent liabilities.

2. None of the Credit Parties is contemplating filing a petition in bankruptcy, nor, to the knowledge of any of any of the Credit Parties is there any threatened bankruptcy or insolvency proceeding against an of the Credit Parties.

3. None of the Credit Parties intend to delay, hinder, or defraud either present or future creditors in consummating the Transaction.

4. Attached hereto as Exhibit A is a pro forma balance sheet for the Credit Parties, taken as a whole, date as at June 30, 2009, adjusted to take into account the Transaction as if the Transaction had occurred on such date.

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first written above.

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer

Exhibit A

Attached.

[This Page Intentionally Left Blank]

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE1

This Compliance Certificate is delivered to you pursuant to Section 9.01(f) of the ABL Credit Agreement, dated as of [                    ], 2009 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc., the wholly-owned subsidiaries of Holdings from time to time party thereto as borrowers or as guarantors, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting [                    ] of Holdings [insert title of the Authorized Officer],

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Holdings. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. ANNEX 1 attached hereto sets forth the Consolidated Fixed Charge Coverage Ratio at the end of the period specified in ANNEX 1 and accompanied by the calculations, in reasonable detail, necessary to determine such Consolidated Fixed Charge Coverage Ratio.

4. As of the date of this Compliance Certificate, no condition or event exists which constitutes a Default or an Event of Default[, except for                     ].]

[5. ANNEX 2 attached hereto sets forth the (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of the quarterly accounting period ending                      and the related consolidated statements of income and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, and sets forth comparative figures for all such financial information for the corresponding quarterly and Fiscal Year to date accounting period in the prior Fiscal Year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the attached financial statements fairly present in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.]2

[5. ANNEX 2 attached hereto sets forth the Internal Management Reports for the calendar month ended                      [and, for each of the two preceding calendar months

[1]

Unless otherwise indicated, all certifications herein shall be included with each Compliance Certificate to be delivered pursuant to Section 9.01(f) of the Credit Agreement which is required to accompany each delivery of annual, quarterly and monthly financial statements pursuant to Sections 9.01(a), (b) and (c) of the Credit Agreement.

[2]	To be included with delivery of Quarterly Financial Statements pursuant to Section 9.01(a)

ended                      and                      ]3. All such Internal Management Reports have been prepared on a consistent basis with Holdings accounting and bookkeeping practices.]4

[5. ANNEX 2 attached hereto is (i) a copy of the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year ended                      and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year audited and certified (without qualification) by [Deloitte & Touche LLP], (ii) a letter of such accounting firm stating (with limitations required by accounting rules or guidelines) that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (iii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.]5

[6. ANNEX 3 attached hereto sets forth the calculation of the Aggregate Average Availability for the Fiscal Quarter ended                      ]6.

[3]	To be included with the delivery of Internal Management Reports for the last month of each Fiscal Quarter pursuant to Section 9.01(a) of the Credit Agreement.
[4]	To be included with delivery of Internal Management Reports pursuant to Section 9.01(c) of the Credit Agreement.
[5]	To be included with delivery annual financial statements for each Fiscal Year end pursuant to Section 9.01(b) of the Credit Agreement.
[6]	To be included with delivery of quarterly financial statements pursuant to Section 9.01(a) of the Credit Agreement.

7. Advances, Investments and Loans; Debt Redemptions7.

Investment	Beginning Outstanding Tier I Permitted Investment Amount as of the last day of the [Fiscal Quarter] [calendar month] prior to [Fiscal Quarter] [calendar month ending	Returns on Tier I Permitted Investment Amounts during current [Fiscal Quarter] [calendar month] ending	Tier I Permitted Investment Amount invested during [Fiscal Quarter] [calendar month] ended	Outstanding Tier I Permitted Investment Amount as of last day of [Fiscal Quarter] [calendar month] ended

Section 10.05(h) (Credit Party to non-Credit Party or Credit Party to Canadian Credit Party Intercompany Loans)

Section 10.05(i) (Credit Party to non-Credit Party or Credit Party to Canadian Credit Party Capital Contributions

Section 10.05(1) (Permitted Acquisitions)

[7]	To be included with the delivery of quarterly financial statements pursuant to Section 9.01(a) of the Credit Agreement and for each calendar month during a Monthly Reporting Period.

Section 10.05(q) (Other Investments)

Totals

Investment	Beginning Outstanding Tier II Permitted Investment Amount as of the last day of the [Fiscal Quarter] [calendar month] prior to [Fiscal Quarter] [calendar month ending	Returns on Tier II Permitted Investment Amounts during current [Fiscal Quarter] [calendar month] ending	Tier II Permitted Investment Amount invested during [Fiscal Quarter] [calendar month] ended	Outstanding Tier II Permitted Investment Amount as of last day of [Fiscal Quarter] [calendar month] ended

Section 10.05(h) (Credit Party to non-Credit Party or Credit Party to Canadian Credit Party Intercompany Loans)

Section 10.05(i) (Credit Party to non-Credit Party or Credit Party to Canadian Credit Party Capital Contributions

Section 10.05(1) (Permitted Acquisitions)

Section 10.05(q) (Other Investments)

Totals

Aggregate Subordinated Indebtedness Redemptions Pursuant to Section 10.03(b) of the Credit Agreement for the Fiscal Year to date period ending under Tier I Payment Condition (but not Tier II Payment Condition) [Not to exceed $35,000,000]	Aggregate Subordinated Indebtedness Redemptions Pursuant to Section 10.03(b) of the Credit Agreement for the Effective Date to date period ending under Tier I Payment Condition (but not Tier II Payment Condition) [Not to exceed $75,000,000]

IN WITNESS WHEREOF, I have executed this Compliance Certificate this              day of             .

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:
Name:
Title:

ANNEX 1

ANNEX 2

ANNEX 3

[This Page Intentionally Left Blank]

EXHIBIT J

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below (including Revolving Loans, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:	2]

2.	Assignee:	]

[1][3].	Credit Agreement:	ABL Credit Agreement, dated as of August 13, 2009, among Affinia Group Intermediate Holdings Inc. (“Holdings”), Affinia Group Inc. (the “Company”), certain other Subsidiaries of Holdings from time to time party thereto, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent.

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[2.	Assigned Interest:[3]

Assignor	Assignee	Aggregate Amount of [U.S.][Canadian] Commitments for all Lenders	Amount of [U.S.][Canadian] Commitment Assigned

[Name of Assignor]	[Name of Assignee]

[Name of Assignor]	[Name of Assignee]

(continued…)

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4.	Assigned Interest:[4]

Aggregate Amount of [U.S.][Canadian] Commitments of all Lenders	Amount of [U.S.][Canadian] Commitments Assigned

[$]	[$]

Effective Date                     ,         ,         .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][5]

By:	By:
Name:	Name:
Title:	Title:

[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.
[5]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

3

[Consented to and][6] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[AFFINIA GROUP INC.

By:
Name:
Title:][7]

[6]

Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[7]

Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement. Consent of the Company shall not be unreasonably withheld or delayed.

4

ANNEX I

TO

EXHIBIT J

AFFINIA GROUP INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*        *        *

Exhibit K

MASTER INTERCOMPANY NOTE

New York, New York

August 13, 2009

Each of the parties identified on Schedule 1 hereto as obligors and each other party that becomes a party hereto as an obligor pursuant to the joinder provisions set forth below (together with their respective successors and assigns, collectively, “Obligors” and, individually, “Obligor”) hereby unconditionally jointly and severally promises to pay, on demand, to the order of each applicable Payee (as defined below), in lawful money of the United States of America, at such location in the United States of America as the applicable Payee shall from time to time designate, all amounts as may be owing from time to time by each such Obligor to each party identified on Schedule 1 hereto as a payee and each other party that becomes a party hereto as a payee pursuant to the joinder provisions set forth below (together with their respective successors and assigns, collectively, “Payees” and, individually, “Payee”), whether owing in consideration of loans, advances and other extensions of credit, together with interest thereon at such rate as may be agreed upon from time to time.

Each Obligor shall pay all amounts owing under this Master Intercompany Note (this “Note”) to any Payee on demand of such Payee. Each Payee may make demand for all or any subset of the amounts owing under this Note, by all Obligors or any Obligor, without the consent or permission of any other Payee or any Obligor.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to any Obligor, all amounts owed by such Obligor to each Payee shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

All payments under this Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by any Obligor to any Payee shall not be reduced in any way by any outstanding obligations of the Payee to such Obligor, whether such obligations are monetary or otherwise.

Each Payee is hereby authorized to record all amounts owing by the Obligors to such Payee, all of which shall be evidenced by this Note, and all repayments thereof, in its books and records in accordance with its usual practice, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided, however, that the failure of any Payee to record such information shall not affect any Obligor’s obligations.

Each Obligor hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of any Payee in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against any Payee or Obligor unless the same shall be in writing and signed and delivered by such party. This Note shall be construed as a separate agreement with respect to each Payee and Obligor and may be amended, modified, supplemented, waived or released with respect to any Payee or Obligor without the approval of any other party and without affecting the obligations of any other party hereunder.

Upon execution and delivery after the date hereof by . any subsidiary of Affinia Group Intermediate Holdings Inc., a Delaware corporation (together with its successors and assigns, “Parent”) that is required to pledge this Note pursuant to the Noteholder Security Documents (as hereinafter defined) and the Revolving Facility Security Documents (as hereinafter defined), of a joinder agreement in substantially the form attached hereto as Exhibit A, together with an updated Schedule 1 hereto, such subsidiary shall become a Payee or Obligor, or both, as applicable hereunder with the same force and effect as if originally named as such hereunder. The rights and obligations of each Payee and Obligor hereunder shall remain in full force and effect notwithstanding the addition of any new party as a party to this Note.

This Note shall be pledged and delivered by the Payees to the Noteholder Collateral Agent (as hereinafter defined) and the Credit Agreement Agent (as hereinafter defined), for the benefit of the secured parties under the Noteholder Security Documents (as defined in the Subordination Agreement referred to below) and the Revolving Facility Security Documents (as defined in the Subordination Agreement referred to below) and subject to the terms and conditions set forth in the Lien Subordination and Intercreditor Agreement, dated as of the date hereof (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Subordination Agreement”), among Bank of America, N.A. (the “Credit Agreement Agent”), Wilmington Trust FSB (the “Noteholder Collateral Agent”), Parent, Affinia Group Inc., and each of the subsidiaries of Affinia Group Inc. party thereto. Each Payee hereby acknowledges and agrees that the Noteholder Collateral Agent, pursuant to the Subordination Agreement, may exercise all rights provided therein with respect to this Note for so long as the Subordination Agreement remains in effect.

NOTWITHSTANDING ANY PROVISION OF THIS NOTE TO THE CONTRARY, THE INDEBTEDNESS EVIDENCED BY THIS NOTE THAT IS OWED BY ANY CREDIT PARTY (AS DEFINED IN THE CREDIT AGREEMENT) SHALL BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE REVOLVING FACILITY OBLIGATIONS AND THE NOTEHOLDER OBLIGATIONS (EACH AS DEFINED IN THE SUBORDINATION AGREEMENT), AND ANY RENEWAL OR EXTENSION THEREOF, INCLUDING WITHOUT LIMITATION PRINCIPAL AND INTEREST PAYMENTS HEREUNDER (INCLUDING ANY INTEREST ACCRUING SUBSEQUENT TO THE COMMENCEMENT OF BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY PAYOR, WHETHER OR NOT ALLOWED IN SUCH PROCEEDINGS) MAY ONLY BE MADE TO THE EXTENT NOT PROHIBITED BY THE NOTEHOLDER DOCUMENTS OR THE REVOLVING FACILITY DOCUMENTS (EACH AS DEFINED IN THE SUBORDINATION AGREEMENT). AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT UNDER THE INDENTURE OR THE CREDIT AGREEMENT, NO OBLIGOR THAT IS A CREDIT PARTY SHALL MAKE ANY PAYMENT TO ANY PAYEE OF ANY NATURE WHATSOEVER ON OR IN RESPECT OF THIS NOTE UNTIL ALL OF THE REVOLVING FACILITY OBLIGATIONS AND ALL OF THE NOTEHOLDER OBLIGATIONS, AS APPLICABLE, OF ALL OBLIGORS SHALL HAVE BEEN SATISFIED IN FULL IN CASH (OTHER THAN (A) CONTINGENT INDEMNIFICATION OBLIGATIONS FOR WHICH NO DEMAND FOR PAYMENT HAS BEEN MADE THAT BY THE TERMS OF THE CREDIT DOCUMENTS EXPRESSLY SURVIVE THE TERMINATION OF THE DOCUMENTS (AS DEFINED IN THE SUBORDINATION AGREEMENT) AND (B) OBLIGATIONS AND LIABILITIES UNDER QUALIFIED SECURED CASH MANAGEMENT AGREEMENTS AND QUALIFIED SECURED HEDGING AGREEMENTS (EACH AS DEFINED IN THE CREDIT AGREEMENT) AS TO WHICH ARRANGEMENTS SATISFACTORY TO THE APPLICABLE PARTY TO SUCH AGREEMENTS SHALL HAVE BEEN MADE) AND NO PAYEE WILL ACCEPT OR ENFORCE ANY PAYMENT DUE HEREUNDER (INCLUDING BY WAY OF SETOFF) NOR COMMENCE ANY ACTION TO TAKE POSSESSION OF, SELL OR OTHERWISE REALIZE (JUDICIALLY OR NON-JUDICIALLY) UPON ANY COLLATERAL THEREFORE, IF ANY.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Obligor has caused this Note to be executed as of the date first written above.

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:

Name:

Title:

AFFINIA GROUP INC.

By:

Name:

Title:

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:

Name:

Title:

AFFINIA CANADA GP CORP.

By:

Name:

Title:

AFFINIA PRODUCTS CORP LLC

By:

Name:

Title:

IROQUOIS TOOL SYSTEMS, INC.

By:

Name:

Title:

S-1

WIX FILTRATION CORP LLC

By:

Name:

Title:

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:

Name:

Title:

KRIZMAN INTERNATIONAL, INC.

By:

Name:

Title:

AUTOMOTIVE BRAKE COMPANY INC.

By:

Name:

Title:

BRAKE PARTS INC.

By:

Name:

Title:

SCHEDULE 1

OBLIGORS:

Affinia Group Intermediate Holdings Inc.

Affinia Group Inc.

Affinia International Holdings Corp.

Affinia Canada GP Corp.

Affinia Products Corp LLC

Iroquois Tool Systems, Inc.

Wix Filtration Corp LLC

Wix Filtration Media Specialists, Inc.

Krizman International, Inc.

Automotive Brake Company Inc.

Brake Parts Inc.

Auto - Electricos de Mexico S.A. de C.V.

Frenos Lusac, S. de R.L. de C.V.

Itapsa S.A. de C.V.

Affinia Venezuela C.A.

PAYEES:

Affinia Group Intermediate Holdings Inc.

Affinia Group Inc.

Affinia International Holdings Corp.

Affinia Canada GP Corp.

Affinia Products Corp LLC

Iroquois Tool Systems, Inc.

Wix Filtration Corp LLC

Wix Filtration Media Specialists, Inc.

Krizman International, Inc.

Automotive Brake Company Inc.

Brake Parts Inc.

Sch. 1

Exhibit A

FORM OF

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                         ,          (this “Joinder”), is delivered pursuant to that certain Master Intercompany Note, dated as of August 13, 2009 by and among the Obligors, as defined therein, and the Payees, as defined therein (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Note”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Note.

1. Joinder in the Note. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Payee”] under and as defined in the Note, and hereby agrees to perform all of the obligations of [an Obligor [and] [a Payee] thereunder and agrees that it shall comply with and be fully bound by the terms of the Note as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and ] [a Payee] under the Note.

3. Incorporation by Reference. All terms and conditions of the Note are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[	]

By:
Name:
Title:

NOTE POWER

For value received, each of the parties listed below (each, a “Note Party”), transfers and assigns unto                                         , all of its right, title and interest in that certain Master Intercompany Note dated August 13, 2009 (the “Note”), and does hereby irrevocably constitute and appoint                              attorney to transfer the Note with full power of substitution in the premises.

Dated

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:

Name:

Title:

AFFINIA GROUP INC.

By:

Name:

Title:

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:

Name:

Title:

AFFINIA CANADA GP CORP.

By:

Name:

Title:

AFFINIA PRODUCTS CORP LLC

By:

Name:

Title:

IROQUOIS TOOL SYSTEMS, INC.

By:

Name:

Title:

WIX FILTRATION CORP LLC

By:

Name:

Title:

WIX FILTRATION MEDIA SPECIALISTS, INC.

By:

Name:

Title:

KRIZMAN INTERNATIONAL, INC.

By:

Name:

Title:

AUTOMOTIVE BRAKE COMPANY INC.

By:

Name:

Title:

BRAKE PARTS INC.

By:

Name:

Title:

[This Page Intentionally Left Blank]

Exhibit L

LANDLORD’S WAIVER AND CONSENT

THIS LANDLORD’S WAIVER AND CONSENT (“Waiver and Consent”) is made and entered into as of this          day of                     , 2009 by and between                      (“Landlord”), and Bank of America, N.A. as agent (“Agent”) under the Credit Agreement described below.

A. Landlord is the owner of the real property commonly known as [                                ] (the “Premises”).

B. Landlord has entered into that certain Lease Agreement dated                      (together with all amendments and modifications thereto and waivers thereof, the “Lease”) with [                    ], a [Delaware] [corporation] (“Company”), with respect to the Premises.

C. Agent has previously entered or is about to enter into a Credit Agreement (the “Credit Agreement”) with Company and certain of its affiliates, and to secure the obligations arising under the Credit Agreement, Company has granted to Agent, a security interest in and lien upon substantially all of the assets of Company (collectively, the “Collateral”).

NOW, THEREFORE, in consideration of any financial accommodations extended by Agent to Company at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Landlord acknowledges that (a) the Lease is in full force and effect and (b) Landlord is not aware of any existing default under the Lease.

2. Landlord will use its best efforts to provide Agent with written notice of any default by Company under the Lease resulting in termination of the Lease (a “Default Notice”). Agent shall have at least 15 days following receipt of such Default Notice to cure such default, but Agent shall not be under any obligation to cure any default by Company under the Lease. No action by Agent pursuant to this Waiver and Consent shall be deemed to be an assumption by Agent of any obligation under the Lease, and, except as provided in paragraphs 6 and 8 below, Agent shall not have any obligation to Landlord.

3. Landlord acknowledges the validity of Agent’s lien on the Collateral and, until such time as the obligations of Company to Agent are indefeasibly paid in full, Landlord waives any interest in the Collateral and agrees not to distrain or levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason.

4. Landlord agrees that the Collateral consisting of trade fixtures such as equipment bolted to the floor shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property.

5. Subject to and in accordance with, the terms and provisions of the Credit Agreement, prior to a termination of the Lease, Agent or its representatives or invitees may enter upon the Premises at any time without any interference by Landlord to inspect or remove any or all of the Collateral, including, without limitation, by public auction or private sale pursuant to the provisions of paragraph 7 below.

6. Upon a termination of the Lease, Landlord will permit Agent and its representatives and invitees to occupy and remain on the Premises; provided, that (a) such period of occupation (the “Disposition Period”) shall not exceed 150 days following receipt by Agent of a Default Notice or, if the Lease has expired by its own terms (absent a default thereunder), up to 30 days following Agent’s receipt of written notice of such expiration, (b) for the actual period of occupancy by Agent, Agent will pay to Landlord the basic rent due under the Lease pro-rated on a per diem basis determined on a 30-day month, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Lease, and (c) such amounts paid by Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Company remains liable under the Lease for default, holdover status or other similar charges. If any injunction or stay is issued that prohibits Agent from removing the Collateral, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed.

7. During any Disposition Period, (a) Agent and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, and Agent may advertise and conduct public auctions or private sales of the Collateral at the Premises, in each case without interference by Landlord or liability of Agent to Landlord, and (b) Agent shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises. If Agent conducts a public auction or private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner which would not unduly disrupt Landlord’s or any other tenant’s use of the Premises.

8. Agent shall promptly repair, at Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the conduct of such auction or sale and any removal of Collateral by or through Agent (ordinary wear and tear excluded). Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and Agent shall not have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.

9. All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by telecopy, to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.

10. This Waiver and Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of New York, and shall inure to the benefit of Agent and its successors and assigns (including, without limitation, any assignee of Agent which is a lender, agent or trustee for lenders or noteholders holding a lien on the Collateral subject to an intercreditor agreement between Agent and such other lender, agent or trustee) and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises). Landlord agrees and consents to the assignment by Agent, upon payment in full of all obligations owed to Agent by Company and its affiliates, of the Agent’s rights and obligations hereunder to Wilmington Trust Company (or its successors or assigns) as “Agent” (the “Other Agent”) under the Lien Subordination and Intercreditor Agreement, by and among, inter alia, Agent and the Other Agent (the “Intercreditor Agreement”).

2

11. Landlord and Agent acknowledge and agree that Landlord may enter into a Landlord’s Waiver and Consent, dated as of the date hereof, whereby Landlord will agree with the Other Agent to terms substantially similar to the terms contained herein. Landlord and Agent further acknowledge that the Company has granted a first lien security interest in certain of its assets to Agent and a second lien security interest in certain other of its assets to the Other Agent, and that the priority and enforcement of such security interests will be governed by the Intercreditor Agreement.

3

IN WITNESS WHEREOF, this Landlord’s Waiver and Consent is entered into as of the date first set forth above.

“LANDLORD”

[NAME]	[ ]
[ADDRESS
By:
Attention:
Telephone:
Facsimile:
“AGENT”

BANK OF AMERICA, N.A. in its capacity as Agent 135 South LaSalle Street, Suite 425 Chicago, Illinois 60603	BANK OF AMERICA, N.A.
Attention: [ ]	By:
Telephone: [ ]	Title:
Facsimile: [ ]	Its:	Duly Authorized Signatory

EXHIBIT M

FORM OF JOINDER AGREEMENT

THIS JOINDER IN CREDIT AGREEMENT, [U.S.][CANADIAN] SUBSIDIARIES GUARANTY, [U.S.][CANADIAN] SECURITY AGREEMENT AND INTERCREDITOR AGREEMENT (this “Joinder”) is executed as of [         ,         ] by [NAME OF NEW SUBSIDIARY], a                      [corporation] [limited liability company] [partnership] (the “Joining Party”), and delivered to Bank of America, N.A., as Administrative Agent and as Collateral Agent, for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), certain other Subsidiaries of Holdings from time to time party thereto, the various lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent and Collateral Agent, have entered into an ABL Credit Agreement, dated as of August 13, 2009 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the accounts of, the Borrowers as contemplated therein;

WHEREAS, the Joining Party is a direct or indirect [U.S.][Canadian] Subsidiary of the Company and desires, or is required pursuant to the provisions of the Credit Agreement, to become a [Borrower][Guarantor] under the Credit Agreement, a Subsidiary Guarantor under the [U.S.][Canadian] Subsidiaries Guaranty, and a Grantor under the [U.S.][Canadian] Security Agreement[s] [and a Grantor under the Intercreditor Agreement]; and

WHEREAS, the Joining Party will obtain benefits from (i) the incurrence of Loans by the Borrowers, and the issuance of, and participation in, Letters of Credit for the accounts of the U.S. Borrowers, in each case pursuant to the Credit Agreement, and (ii) the entering into of Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements, and, accordingly, desires to execute this Joinder in order to (x) satisfy the requirements described in the preceding paragraph, (y) induce the Lenders to make Loans to the Borrowers and issue, and/or participate in, Letters of Credit for the accounts of the U.S. Borrowers and (z) induce the respective Secured Parties to enter into Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Secured Parties and hereby covenants and agrees with each Secured Party as follows:

1. By this Joinder, the Joining Party becomes (i) a [Borrower][Guarantor] for all purposes under the Credit Agreement, pursuant to Section 9.10 thereof, (ii) a Subsidiary Guarantor for all purposes under the [U.S.][Canadian] Subsidiaries Guaranty, pursuant to Section [3.14] thereof, [and] (iii) a Grantor for all purposes under the [U.S.][Canadian] Security

Agreement, [pursuant to Section 19 thereof] [and (iii) a Grantor for all purposes under the Intercreditor Agreement, pursuant to Section 7.14 thereof].

2. The Joining Party agrees that, upon its execution hereof, it will become a [Borrower][Guarantor] under the Credit Agreement, and will be bound by all terms, conditions and duties applicable to a [Borrower][Guarantor] under the Credit Agreement and the other Credit Documents (including each Note, whether or not such Joining Party actually signs a counterpart thereof). Without limitation of the foregoing, and in furtherance thereof, the Joining Party agrees, on a joint and several basis with the other [U.S.][Canadian] Borrowers, to irrevocably and unconditionally pay in full all of the [U.S.][Canadian] Borrower Obligations of the [U.S.][Canadian] Borrowers in accordance with the terms of the Credit Agreement and the other Credit Documents.

3. The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the [U.S.][Canadian] Subsidiaries Guaranty with respect to all Obligations (as defined in the [U.S.][Canadian] Subsidiaries Guaranty), and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the [U.S.][Canadian] Subsidiaries Guaranty and the other Credit Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party absolutely, unconditionally and irrevocably, and jointly and severally, guarantees the due and punctual payment and performance when due of all Obligations (on the same basis as the other Subsidiary Guarantors under the [U.S.][Canadian] Subsidiaries Guaranty).]

4. The Joining Party agrees that, upon its execution hereof, it will become a Grantor under, and as defined in, [the][each] [U.S.][Canadian] Security Agreement, and will be bound by all terms, conditions and duties applicable to a Grantor under [the][each] [U.S.][Canadian] Security Agreement. Without limitation of the foregoing and in furtherance thereof, as security for the due and punctual payment when due of the Obligations (as defined in [the][each] [U.S.][Canadian] Security Agreement), the Joining Party hereby pledges and assigns to the Collateral Agent for the benefit of the Secured Parties and grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all its right, title and interest in, to and under the Collateral, if any, now owned or hereafter acquired by it, in each case to the extent provided in [the][each] [U.S.][Canadian] Security Agreement. The Joining Party hereby authorizes the Administrative Agent to file (i) UCC financing statements naming the Joining Party as debtor and the Administrative Agent as secured party and describing the collateral as all of the assets of the Joining Party and (ii) such other documentation as the Administrative Agent may reasonably require to evidence and perfect the liens created under the Credit Documents, as modified hereby.

5. The Joining Party agrees that, upon its execution hereof, it will become a Grantor under, and as defined in, the Intercreditor Agreement and will be bound by all terms, conditions and duties applicable to a Grantor under the Intercreditor Agreement.

6. The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as (i) each [Borrower][Guarantor] under the Credit Agreement, each Subsidiary Guarantor under the [U.S.][Canadian] Subsidiaries Guaranty, and (ii) each Grantor under the [U.S.][Canadian] Security Agreement, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of [Borrower][Guarantor] pursuant to the Credit Agreement, a Subsidiary Guarantor pursuant to the [U.S.][Canadian] Subsidiary Guaranty, and a Grantor pursuant to the [U.S.][Canadian] Security Agreement, respectively, and all other Credit Documents to which it is or becomes a party.

7. Schedules [     ]1 of the Credit Agreement are hereby amended solely to add the information relating to the Joining Party as set out on Schedules [    ] hereto, respectively. Schedules [    ] of the Perfection Certificate are hereby amended solely to add the information relating to the Joining Party as set out on Schedule [    ] hereto, respectively.

8. The Joining Party hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under the Credit Agreement and each other Credit Document, and the Company hereby accepts such appointment. The Joining Party’s address for notices under the Credit Agreement and the other Credit Documents shall be the address of the Company set forth in the Credit Agreement, and the Joining Party hereby appoints the Company as its agent to receive notices under the Credit Agreement and each other Credit Document.

9. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders or as otherwise permitted by the Credit Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

10. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

8 No event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default.

11. The effective date of this Joinder is [                    ], 20[    ].

*    *    *

[1]	All schedules requiring disclosures related to Joining Party must be amended.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

Waiver of Appraisal Rights. The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

THE UNDERSIGNED ACKNOWLEDGES AND AFFIRMS THAT IT RECEIVED WRITTEN NOTIFICATION BEFORE THE TRANSACTION THAT A WAIVER OF APPRAISAL RIGHTS WAS REQUIRED IN ACCORDANCE WITH THE PROVISIONS OF S.C. CODE ANN. SECTION 29-3-680.

[NAME OF NEW CREDIT PARTY]

By:
Name:
Title:

Accepted and Acknowledged by:

BANK OF AMERICA, N.A.,
as Administrative Agent and as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[This Page Intentionally Left Blank]

Exhibit N

BANK OF AMERICA BUSINESS CAPITAL

Borrowing Certificate	Customer Name:
Assignment #: 1
All S Amounts shown are in thousands	Report Date:

ACCOUNTS RECEIVABLE Dates Covered:	Loan #	INVENTORY Dates Covered:	Loan #
Collateral		Collateral
1. Beginning Balance	0	1. Beginning Balance	0
2. Sales (+)	0	2. Adjustments (+)	0
3. Credit Memos (-)	0	3. Adjustments (-)	0
4. Adjustments (+)	0	4. Current Balance	30,644
5. Adjustments (-)	0	5. Ineligibles	4,812
6. Net Collections - Includes Non A/R Cash (-)	0	6. Eligible Collateral (4-5)	25,832
7. Discounts (-)	0	7. Eligible Inventory @ Blended Rate	18,214
8. Non A/R Cash (+)	0	8. Less Reserve	0
9. Unapplied Cash (-)	0	9. Qualified Inventory	18,214
10. Current Balance	39,801
11. Ineligible	25,994	10. Eligible Collateral (from line 6)	25,832
12. Eligible Collateral (10-11)	13,807	11. Eligible Inventory @ 65%	16,791
13. Eligible A/R @ 85%	11,736	12. Less Reserve	0
14. Less Reserve	0	13. Qualified Inventory	16,791
15. Qualified Collateral	11,736
16. Availability = Lesser of #15 or $20MM	11,736	14. 60% of the total Borrowing Base	17,116

Loan		15. Availability (Lesser of 9, 13, & 14)	16,791
17. Beginning Balance
18. Cash (Checks/ACH) (-)	0
19. Cash (Wire) (-)	0
20. Adjustments (-/+) (circle one)	0
21. Advance (+)	0
22. Current Revolving Loan Balance @	0	Eligible Domestic Inter-company in-transit Inventory does not exceed 5% of Inventory	x
Total Availability (#16 + #15)	28,527

Total Credit Line	20,000
Less: Borrowing Base Reserves	1,427

Qualified Availability	18,573
Less Total Revolving Loan Balance	0
Less Letters of Credit	0
Remaining Availability	18,573

Explanation:

The foregoing information is delivered to Bank of America Business Capital in accordance with a Loan and Security agreement between BANK OF AMERICA, N.A. and

Dated:

I hereby certify that the information contained herein is true and correct as of the dates shown herein. Nothing contained herein shall constitute a waiver, modification, or limitation of any of the terms or conditions set forth in the referenced Loan and Security Agreement.

Brackets are not necessary for negative numbers

Unless what you want is different than what field indicates.

Prepared by:

Title:	Date:

Approved by:

Title:	Date:

[This Page Intentionally Left Blank]

Exhibit P

PERFECTION CERTIFICATE

August 13, 2009

Reference is made to (i) the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 13, 2009, among, Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), certain other Subsidiaries of Holdings from time to time party thereto (together with the Company and Holdings, the “Grantors,” it being understood that for purposes of the Indenture (as defined below) and the Collateral Agreement (as defined in the Indenture) the term “Grantors” shall exclude each of Affinia Canada L.P., Affinia Canada Holdings Corp. and Affinia Canada ULC), and Bank of America, N.A., as administrative agent and as collateral agent (in such capacity, the “Collateral Agent”) and (ii) the Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”) dated as of August 13, 2009, among the Company as “Issuer”, Holdings, certain Subsidiaries of Holdings from time to time party thereto, and Wilmington Trust FSB, as trustee (the “Trustee”) and noteholder collateral agent (“Noteholder Collateral Agent”). Capitalized terms used but not defined herein have the meanings set forth in either the Credit Agreement, the U.S. Security Agreement (as defined in the Credit Agreement), the Indenture or the Collateral Agreement, as applicable.

The undersigned Authorized Officers of Holdings and the Company hereby certify to the Collateral Agent and each other Secured Party (as defined in the Credit Agreement), and to the Trustee as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is set forth on Schedule 1(a).

(b) Set forth on Schedule 1(b) is (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units at any time during the past five years.

(c) Except as set forth on Schedule 1(c), no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of a Person, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include (to the extent not already included) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) Set forth on Schedule 1(d) is (i) the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization and (ii) the federal taxpayer identification number of each Grantor.

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth opposite its name on Schedule 2(a).

(b) Set forth on Schedule 2(b) opposite the name of each Grantor are all locations where such Grantor maintains any corporate or shareholder books, ledgers or records or financial records related to accounts receivables or otherwise necessary for preparing the financial statements and reports required to be delivered pursuant to the Credit Agreement (with each location at which chattel paper, if any, is kept being indicated by an “*”).

(c) Set forth on Schedule 2(c) opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not identified in Schedule 2(b).

(d) Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in Schedules 2(a), (b), (c).

(e) Set forth on Schedule 2(e) are (i) a list of all real property owned by each Grantor and all leaseholds held by each Grantor, the name of the Grantor that owns or leases said property, the insured building value apportioned to each site, and, with respect to Material Leaseholds, the address of the lessor, and (ii) a list of the addresses of all other lessors (including lessors of leaseholds that are not Material Leaseholds) as of the Effective Date not disclosed pursuant to clause (i) above.

(f) Set forth on Schedule 2(f) opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor with a value in excess of $100,000.

3. Unusual Transactions. Except for Inventory acquired pursuant to mergers, consolidations or acquisitions listed in Section 1(c) hereof, all Accounts have been originated by the Grantors and all Inventory with a value in excess of $100,000 has been acquired by the Grantors in the ordinary course of business.

4. [Reserved.]

5. [Reserved.]

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, to the best knowledge of the Company, a brief description of filings made in connection with the existing credit facility and the existing receivables purchase facility of the Grantors and the filing office in which such filing has been made.

7. Stock Ownership and other Equity Interests. (a) Attached hereto as Schedule 7A is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held directly by each Grantor, all or a percentage of which (as the case may be) is to be pledged to the Noteholder Collateral Agent pursuant to the Collateral Agreement and/or to the Collateral Agent pursuant to the U.S. Security Agreement or the Canadian Security Agreement and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests.

(b) Attached hereto as Schedule 7B is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held directly by each Grantor (regardless of whether pledged to the Noteholder Collateral Agent or the Collateral Agent) and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests. Also set forth on Schedule 7B is each equity investment held directly by each Grantor that represents 50% or less of the Equity Interests of the entity in which such investment was made.

(c) Attached hereto as Schedule 7C is a true and correct list of all the certificated issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests held directly by each Grantor, all or a percentage of which (as the case may be) is to be pledged to the Noteholder Collateral Agent pursuant to the Collateral Agreement and/or to the Collateral Agent pursuant to the U.S. Security Agreement or the Canadian Security Agreement and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests.

8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes, intercompany notes, and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) held by Holdings, the Company and each Grantor that are required to be delivered to the Noteholder Collateral Agent or, in the case of evidences of indebtedness in favor of the Canadian Credit Parties, the Collateral Agent, pursuant to the Collateral Agreement or the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

9. Deposit Accounts. Attached hereto as Schedule 9 are (i) a true and correct list of deposit accounts, brokerage accounts or securities investment accounts maintained by any Grantor (other than Excluded Accounts), including the name and address of the depositary institution, the type of account, and the account number and (ii) a true and correct list, as of the Effective Date, of all other deposit accounts, brokerage accounts or securities investment accounts maintained by any Grantor (including any Excluded Accounts) not disclosed pursuant to clause (i) above, including the name and address of the depositary institution, the type of account, and the account number.

10. Assignment of Claims Act. Attached hereto as Schedule 10 is a true and correct list of all written contracts between Holdings or any Subsidiary and the United States government or any department or agency thereof that have a remaining value of at least $5,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date and end date, agency with which the contract was entered into, and a description of the contract type.

11. Advances. Attached hereto as Schedule 11 is (a) a true and correct list of all advances made as of the date hereof by any Credit Party to any other Credit Party (other than those identified on Schedule 8 or made in the ordinary course of business), which advances will be on and after the date hereof evidenced by one or more intercompany notes delivered to the Noteholder Collateral Agent or, in the case advances made by Canadian Credit Parties, the Collateral Agent, pursuant to the Collateral Agreement or the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

12. Mortgage Filings. Attached hereto as Schedule 12 is a schedule setting forth, with respect to each mortgaged property, (a) the exact name of the person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to obtain a perfected security interest therein.

13. Intellectual Property. Attached hereto as Schedule 13A in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents, Trademarks and IP Agreements that are, in each case, registered with such office, including the name of the registered owner and the registration number of each Patent, Trademark and IP Agreement owned by any Grantor. Attached hereto as Schedule 13B in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights and IP Agreements that are, in each case, registered with such office, including the name of the registered owner and the registration number of each Copyright or IP Agreement owned by any Grantor.

14. Commercial Tort Claims. Attached hereto as Schedule 14 is a true and correct list of commercial tort claims in excess of $500,000 held by any Grantor, including a brief description thereof.

15. Insurance Policies. Attached hereto as Schedule 15 are (i) a true and correct list of all liability and third party policies, business interruption policies and property and casualty policies for all locations of real and personal property, and (ii) a true and correct list of all other insurance policies, as of the Effective Date, not disclosed pursuant to clause (i) above, covering the property or operations of each Grantor (including business interruption policies).

16. Titled Collateral. Attached hereto as Schedule 16 is a true and correct list as of the Effective Date, of all equipment and other goods (other than motor vehicles) of each Grantor which have, in each instance, a fair market value greater than $100,000 and are subject to any certificate of title or other registration statute of the United States, any state or any other jurisdiction (including a description of covered goods and the registration system and jurisdiction).

17. Inapplicability of Update Requirements. Notwithstanding anything in this or any other Document to the contrary, the requirements of Section 9.01(1) of the Credit Agreement, Section 4.17(b) of the Indenture or any other provision of any Document pertaining to requirements to update the contents of this Certificate shall not apply with respect to paragraph 16 in its entirety and clause (ii) of each of the following paragraphs: 2(f), 9 and 15.

* * *

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first written above.

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:
Name:
Title:

AFFINIA GROUP INC.

By:
Name:
Title: